                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM U-5S/A

                                  ANNUAL REPORT

                      For the year ended December 31, 2002

        Filed pursuant to the Public Utility Holding Company Act of 1935

                                XCEL ENERGY, INC.
                                800 NICOLLET MALL
                                   SUITE 3000
                              MINNEAPOLIS, MN 55402

                                TABLE OF CONTENTS

Item 1 - System Companies and Investments Therein as of December 31, 2002

Item 2 - Acquisitions or Sales of Utility Assets

Item 3 - Issue, Sale, Pledge, Guarantee or Assumption of System Securities

Item 4 - Acquisition, Redemption or Retirement of System Securities

Item 5 - Investments in Securities of Nonsystem Companies

Item 6 - Officers and Directors

Item 7 - Contributions and Public Relations

Item 8 - Service, Sales and Construction Contracts

Item 9 - Wholesale Generators and Foreign Utility Companies

Item 10 - Financial Statements and Exhibits

Signature

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2002

                                                               NUMBER OF
                                                                COMMON
                                                                SHARES                                ISSUER'S
        NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)           OWNED     PERCENT OF VOTING POWER   BOOK VALUE
-----------------------------------------------------------------------------------------------------------------
XCEL ENERGY INC. (XCEL ENERGY)
-----------------------------------------------------------------------------------------------------------------
Black Mountain Gas Co.                                               100   100% by Xcel Energy         13,481,614
-----------------------------------------------------------------------------------------------------------------
     Black Mountain Gas Co. had $3,097,021 in short-term debt
      outstanding to Xcel Energy at an average cost of 2.99%
      at 12/31/02
-----------------------------------------------------------------------------------------------------------------
Cheyenne Light, Fuel and Power Co. (Cheyenne)                        100   100% by Xcel Energy         31,608,230
-----------------------------------------------------------------------------------------------------------------
     Cheyenne had $18,425,000 in short-term debt outstanding
      to Xcel Energy at an average cost of 2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------
     Cheyenne had a Standby Bond Purchase Agreement with
      Wells Fargo Bank, NA related to Cheyenne's $10,000,000
      Adjustable Rate Industrial Development Revenue Bonds at
      12/31/02; expiration date 03/2004
-----------------------------------------------------------------------------------------------------------------
Northern States Power Co., a Minnesota Corp. (NSP-Minnesota)   1,000,000   100% by Xcel Energy      1,801,028,494
-----------------------------------------------------------------------------------------------------------------
     NSP-Minnesota had $1,250,000 in short-term borrowings
      due from its subsidiary First Midwest Auto Park at an
      average rate of 4.40% at 12/31/02
-----------------------------------------------------------------------------------------------------------------
     NSP-Minnesota had $1,304,000 in short-term borrowings
      outstanding from its subsidiary UP&L at an average rate
      of 4.40% at 12/31/02
-----------------------------------------------------------------------------------------------------------------
     NSP Financing I (Statutory Business Trust)                   n/a      100% by NSP-Minnesota        6,190,000
-----------------------------------------------------------------------------------------------------------------
        NSP Financing I owns $206,190,000 of NSP-Minnesota's
         Junior Subordinated Debentures; maturity date
         1/31/2037; interest rate 7.875%
-----------------------------------------------------------------------------------------------------------------
     NSP Financing II (Statutory Business Trust)*              inactive    100% by NSP-Minnesota      inactive
-----------------------------------------------------------------------------------------------------------------
     NSP Nuclear Corp.                                                40   100% by NSP-Minnesota        3,346,771
-----------------------------------------------------------------------------------------------------------------
        Nuclear Management Co. LLC (NMC)                          n/a      20% by NSP Nuclear Corp.    15,812,675
-----------------------------------------------------------------------------------------------------------------
            NMC renewed its Credit Facility for $25,000,000
             with LaSalle Bank in Chicago during 2002;
             expiration date 11/2003
-----------------------------------------------------------------------------------------------------------------
     Private Fuel Storage LLC (5)                                 n/a      15.6% by NSP-Minnesota              (2)
-----------------------------------------------------------------------------------------------------------------
     United Power and Land Co. (UP&L)                             40,200   100% by NSP-Minnesota        8,647,833
-----------------------------------------------------------------------------------------------------------------
        UP&L had $1,304,000 in short-term borrowings due from
         Xcel Energy at an average rate of 4.40% at 12/31/02
-----------------------------------------------------------------------------------------------------------------
Northern States Power Co., a Wisconsin Corp. (NSP-Wisconsin)     933,000   100% by Xcel Energy        418,738,309
-----------------------------------------------------------------------------------------------------------------
     NSP-Wisconsin had $6,880,000 in short-term debt
      outstanding to Xcel Energy at an average rate of 4.40%
      at 12/31/02
-----------------------------------------------------------------------------------------------------------------
     Chippewa and Flambeau Improvement Co.                        11,000   75.86% by NSP-Wisconsin      1,033,218
-----------------------------------------------------------------------------------------------------------------
     Clearwater Investments, Inc. (Clearwater Inv) (5)               100   100% by NSP-Wisconsin        2,402,214
-----------------------------------------------------------------------------------------------------------------
        CMS LLC (5)                                               n/a      33.3% by Clearwater Inv        101,179
-----------------------------------------------------------------------------------------------------------------
        Plover LLC (5)                                            n/a      10% by Clearwater Inv               (2)
-----------------------------------------------------------------------------------------------------------------
        Shoe Factory Holdings LLC                                 n/a      100% by Clearwater Inv         980,621
-----------------------------------------------------------------------------------------------------------------
        Woodsedge Eau Claire LP (5)                               n/a      98% by Clearwater Inv        1,181,178
-----------------------------------------------------------------------------------------------------------------
     NSP Lands Inc.                                                  100   100% by NSP-Wisconsin          447,875
-----------------------------------------------------------------------------------------------------------------
NSP Energy Marketing Inc.*                                     inactive    100% by Xcel Energy        inactive
-----------------------------------------------------------------------------------------------------------------
Public Service Co. of Colorado (PSCo)                                100   100% by Xcel Energy      1,978,461,590
-----------------------------------------------------------------------------------------------------------------
     PSCo had $88,074,240 in short-term debt outstanding to
      Xcel Energy at an average rate of 2.66% at 12/31/02
-----------------------------------------------------------------------------------------------------------------
     PSCo had $21,288,000 in short-term borrowings
      outstanding from its subsidiary PSR Investments at an
      average rate of 2.83% at 12/31/02
-----------------------------------------------------------------------------------------------------------------
     1480 Welton Inc.                                              6,500   100% by PSCo                 9,403,389
-----------------------------------------------------------------------------------------------------------------
     Baugh Lateral Ditch Co.                                          (1)  29.08% by PSCo                      (1)
-----------------------------------------------------------------------------------------------------------------
     Beeman Ditch Co.                                                 (1)  46.25% by PSCo                      (1)
-----------------------------------------------------------------------------------------------------------------
     Clough Private Ditch                                             (1)  48.3% by PSCo                       (1)
-----------------------------------------------------------------------------------------------------------------
     Clough and True Private Ditch                                    (1)  48.3% by PSCo                       (1)
-----------------------------------------------------------------------------------------------------------------
     Consolidated Extension Canal Co.                                 30   53.55% by PSCo                  36,420
-----------------------------------------------------------------------------------------------------------------
     East Boulder Ditch Co.                                    10.600258   88.67% by PSCo                      (1)
-----------------------------------------------------------------------------------------------------------------

                                                                  OWNER'S                         BRIEF
        NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)           BOOK VALUE                    DESCRIPTION
---------------------------------------------------------------------------------------------------------------------------
XCEL ENERGY INC. (XCEL ENERGY)                                                 Holding Company
---------------------------------------------------------------------------------------------------------------------------
Black Mountain Gas Co.                                            13,481,614   Distributes natural gas
---------------------------------------------------------------------------------------------------------------------------
     Black Mountain Gas Co. had $3,097,021 in short-term debt
      outstanding to Xcel Energy at an average cost of 2.99%
      at 12/31/02
---------------------------------------------------------------------------------------------------------------------------
Cheyenne Light, Fuel and Power Co. (Cheyenne)                     31,608,230   Public utility (gas & electric)
---------------------------------------------------------------------------------------------------------------------------
     Cheyenne had $18,425,000 in short-term debt outstanding
      to Xcel Energy at an average cost of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------------
     Cheyenne had a Standby Bond Purchase Agreement with
      Wells Fargo Bank, NA related to Cheyenne's $10,000,000
      Adjustable Rate Industrial Development Revenue Bonds at
      12/31/02; expiration date 03/2004
---------------------------------------------------------------------------------------------------------------------------
Northern States Power Co., a Minnesota Corp. (NSP-Minnesota)   1,801,028,494   Public utility (gas & electric)
---------------------------------------------------------------------------------------------------------------------------
     NSP-Minnesota had $1,250,000 in short-term borrowings
      due from its subsidiary First Midwest Auto Park at an
      average rate of 4.40% at 12/31/02
---------------------------------------------------------------------------------------------------------------------------
     NSP-Minnesota had $1,304,000 in short-term borrowings
      outstanding from its subsidiary UP&L at an average rate
      of 4.40% at 12/31/02
---------------------------------------------------------------------------------------------------------------------------
     NSP Financing I (Statutory Business Trust)                    6,190,000   Special purpose business trust
---------------------------------------------------------------------------------------------------------------------------
        NSP Financing I owns $206,190,000 of NSP-Minnesota's
         Junior Subordinated Debentures; maturity date
         1/31/2037; interest rate 7.875%
---------------------------------------------------------------------------------------------------------------------------
     NSP Financing II (Statutory Business Trust)*                inactive      Inactive
---------------------------------------------------------------------------------------------------------------------------
     NSP Nuclear Corp.                                             3,346,771   Holds NSP-MN's interest in NMC
---------------------------------------------------------------------------------------------------------------------------
        Nuclear Management Co. LLC (NMC)                           3,162,535   Operates Monticello and Prairie Island
                                                                               nuclear generating plants
---------------------------------------------------------------------------------------------------------------------------
            NMC renewed its Credit Facility for $25,000,000
             with LaSalle Bank in Chicago during 2002;
             expiration date 11/2003
---------------------------------------------------------------------------------------------------------------------------
     Private Fuel Storage LLC (5)                                         (2)  Develop private temporary spent nuclear fuel
                                                                               storage facility
---------------------------------------------------------------------------------------------------------------------------
     United Power and Land Co. (UP&L)                              8,647,833   Holds non-utility real estate
---------------------------------------------------------------------------------------------------------------------------
        UP&L had $1,304,000 in short-term borrowings due from
         Xcel Energy at an average rate of 4.40% at 12/31/02
---------------------------------------------------------------------------------------------------------------------------
Northern States Power Co., a Wisconsin Corp. (NSP-Wisconsin)     418,738,309   Public utility (gas & electric)
---------------------------------------------------------------------------------------------------------------------------
     NSP-Wisconsin had $6,880,000 in short-term debt
      outstanding to Xcel Energy at an average rate of 4.40%
      at 12/31/02
---------------------------------------------------------------------------------------------------------------------------
     Chippewa and Flambeau Improvement Co.                           783,799   Operates hydro reservoirs in Wisconsin
---------------------------------------------------------------------------------------------------------------------------
     Clearwater Investments, Inc. (Clearwater Inv) (5)             2,402,214   Owns interest in affordable housing projects
                                                                               in Wisconsin
---------------------------------------------------------------------------------------------------------------------------
        CMS LLC (5)                                                   67,986   Buidling development partnership
---------------------------------------------------------------------------------------------------------------------------
        Plover LLC (5)                                                95,491   Owns interest in affordable housing projects
---------------------------------------------------------------------------------------------------------------------------
        Shoe Factory Holdings LLC                                    980,621   Owns interest in affordable housing projects
---------------------------------------------------------------------------------------------------------------------------
        Woodsedge Eau Claire LP (5)                                1,230,079   Owns interest in affordable housing projects
---------------------------------------------------------------------------------------------------------------------------
     NSP Lands Inc.                                                  447,875   Holds non-utility real estate in Wisconsin
---------------------------------------------------------------------------------------------------------------------------
NSP Energy Marketing Inc.*                                        inactive     Inactive
---------------------------------------------------------------------------------------------------------------------------
Public Service Co. of Colorado (PSCo)                          1,978,461,590   Public utility (gas, electric & thermal)
---------------------------------------------------------------------------------------------------------------------------
     PSCo had $88,074,240 in short-term debt outstanding to
      Xcel Energy at an average rate of 2.66% at 12/31/02
---------------------------------------------------------------------------------------------------------------------------
     PSCo had $21,288,000 in short-term borrowings
      outstanding from its subsidiary PSR Investments at an
      average rate of 2.83% at 12/31/02
---------------------------------------------------------------------------------------------------------------------------
     1480 Welton Inc.                                              9,403,389   Holds real estate
---------------------------------------------------------------------------------------------------------------------------
     Baugh Lateral Ditch Co.                                              (1)  Cooling water for generating facilities
---------------------------------------------------------------------------------------------------------------------------
     Beeman Ditch Co.                                                     (1)  Cooling water for generating facilities
---------------------------------------------------------------------------------------------------------------------------
     Clough Private Ditch                                                 (1)  Cooling water for generating facilities
---------------------------------------------------------------------------------------------------------------------------
     Clough and True Private Ditch                                        (1)  Cooling water for generating facilities
---------------------------------------------------------------------------------------------------------------------------
     Consolidated Extension Canal Co.                                     (1)  Cooling water for generating facilities
---------------------------------------------------------------------------------------------------------------------------
     East Boulder Ditch Co.                                               (1)  Cooling water for generating facilities
---------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
     Eliott Ditch and Reservoir                                       (1)  60% by PSCo                         (1)
-----------------------------------------------------------------------------------------------------------------
     Eliott Lateral and Reservoir                                     (1)  100% by PSCo                        (1)
-----------------------------------------------------------------------------------------------------------------
     Enterprise Irrigating Ditch Co.                               11.95   27.16% by PSCo                      (1)
-----------------------------------------------------------------------------------------------------------------
     Fisher Ditch Co.                                                 (1)  22.02% by PSCo                  25,695
-----------------------------------------------------------------------------------------------------------------
     Goosequill Ditch                                                 (1)  100% by PSCo                        (1)
-----------------------------------------------------------------------------------------------------------------
     Green and Clear Lakes Co.                                     2,500   100% by PSCo                    25,000
-----------------------------------------------------------------------------------------------------------------
     Hillcrest Ditch and Reservoir Co.                               140   77.78% by PSCo                      (1)
-----------------------------------------------------------------------------------------------------------------
     Jay Thomas Ditch                                                 (1)  100% by PSCo                        (1)
-----------------------------------------------------------------------------------------------------------------
     Jones and Donnelly Ditch Co.                                     (1)  43.11% by PSCo                      (1)
-----------------------------------------------------------------------------------------------------------------
     Las Animas Consolidated Canal Co.                           430.329   76.57% by PSCo                  26,577
-----------------------------------------------------------------------------------------------------------------
     Montgomery Private Ditch                                         (1)  83.3% by PSCo                       (1)
-----------------------------------------------------------------------------------------------------------------
     PSCo Capital Trust I                                         n/a      100% by PSCo                 6,000,000
-----------------------------------------------------------------------------------------------------------------
        PSCo Capital Trust I owns $200,000,000 of PSCO's
         Junior Subordinated Debentures; maturity date
         6/30/2038; interest rate 7.600%
-----------------------------------------------------------------------------------------------------------------
     PSR Investments Inc.                                        363,190   100% by PSCo                36,287,903
-----------------------------------------------------------------------------------------------------------------
        PSR Investments had $21,288,000 in short-term
         borrowings due from PSCo at an average rate of 2.83%
         at 12/31/02
-----------------------------------------------------------------------------------------------------------------
     Smead Ditch                                                      (1)  50% by PSCo                         (1)
-----------------------------------------------------------------------------------------------------------------
     United Water Co.                                            979.375   84.19% by PSCo                  23,947
-----------------------------------------------------------------------------------------------------------------
Southwestern Public Service Co. (SPS)                                100   100% by Xcel Energy        828,709,364
-----------------------------------------------------------------------------------------------------------------
     SPS had a Standby Bond Purchase Agreement with the Bank
      of New York related to SPS's $25,000,000 Adjustable
      Rate Tender Securities at 12/31/02
-----------------------------------------------------------------------------------------------------------------
     SPS Capital Trust I                                          n/a      100% by SPS                  3,092,783
-----------------------------------------------------------------------------------------------------------------
        SPS Capital Trust I owns $103,092,775 of SPS's Junior
         Subordinated Debentures; maturity date 9/1/2036;
         interest rate 7.850%
-----------------------------------------------------------------------------------------------------------------
WestGas InterState Inc.                                           60,000   100% by Xcel Energy            444,877
-----------------------------------------------------------------------------------------------------------------
Xcel Energy Communications Group Inc. (Xcel Comm)                    100   100% by Xcel Energy        264,098,739
-----------------------------------------------------------------------------------------------------------------
     Xcel Comm had $875,700 in intercompany short-term debt
      outstanding to NCE Comm at an average rate of 2.99% at
      12/31/02
-----------------------------------------------------------------------------------------------------------------
     NCE Communications Inc. (NCE Comm)                              100   100% by Xcel Comm            9,354,550
-----------------------------------------------------------------------------------------------------------------
        NCE Comm had $875,700 in intercompany short-term debt
         outstanding from Xcel Comm at an average rate of
         2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------
        Northern Colorado Telecommunications LLC                  n/a      53.75% by NCE Comm          13,508,943
-----------------------------------------------------------------------------------------------------------------
     Seren Innovations Inc.                                          760   100% by Xcel Comm          254,955,448
-----------------------------------------------------------------------------------------------------------------
Xcel Energy International Inc. (Xcel Intl)                           100   100% by Xcel Energy         23,936,043
-----------------------------------------------------------------------------------------------------------------
     Xcel Intl had $38,770,000 in intercompany short-term
      debt outstanding to Xcel Energy at an average rate of
      2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------
     Xcel Intl had $32,427,194 in intercompany short-term
      debt outstanding from Xcel Argentina at an average rate
      of 2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------
     Xcel Energy Argentina Inc. (Xcel Argentina)                     100   100% by Xcel Intl           10,527,469
-----------------------------------------------------------------------------------------------------------------
        Xcel Argentina had $32,427,194 in intercompany
         short-term debt outstanding to Xcel Intl at an
         average rate of 2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------
        Ekibastus Power Development Ltd.                              (2)  100% by Xcel Argentina       2,500,000
-----------------------------------------------------------------------------------------------------------------
        IPC Operations Ltd.                                           (2)  100% by Xcel Argentina      (1,551,158)
-----------------------------------------------------------------------------------------------------------------
        Corporacion Independiente de Energia SA (CIESA)               (2)  100% by Xcel Argentina      30,953,796
-----------------------------------------------------------------------------------------------------------------
            Central Piedra Buena SA                                   (2)  100% by CIESA               29,001,695
-----------------------------------------------------------------------------------------------------------------
            Hidroelectrica del Sur SA (Hidroelectrica del)            (2)  60% by CIESA                 5,068,426
-----------------------------------------------------------------------------------------------------------------
                Hidroelectrica Ameghino SA                            (2)  59% by Hidroelectrica del           (2)
-----------------------------------------------------------------------------------------------------------------
            Electrica del Sur SA (Electrica del)                      (2)  100% by CIESA               (2,743,900)
-----------------------------------------------------------------------------------------------------------------
                Energia del Sur SA                                    (2)  100% by Electrica del               (2)
-----------------------------------------------------------------------------------------------------------------
     Independent Power Americas Inc.*                           inactive   100% by Xcel Intl             inactive
-----------------------------------------------------------------------------------------------------------------
     Independent Power International Ltd. (Indep Power Intl)          (2)  100% by Xcel Intl                    -
-----------------------------------------------------------------------------------------------------------------
        Independent Power UK Ltd.                                     (2)  100% by Indep Power Intl             -
-----------------------------------------------------------------------------------------------------------------
Xcel Energy Markets Holdings Inc. (Xcel Energy Mkts)                 100   100% by Xcel Energy         71,416,709
-----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
     Eliott Ditch and Reservoir                                         (1)  Cooling water for generating facilities
---------------------------------------------------------------------------------------------------------------------------
     Eliott Lateral and Reservoir                                       (1)  Cooling water for generating facilities
--------------------------------------------------------------------------------------------------------------------------------
     Enterprise Irrigating Ditch Co.                                    (1)  Cooling water for generating facilities
--------------------------------------------------------------------------------------------------------------------------------
     Fisher Ditch Co.                                                   (1)  Cooling water for generating facilities
--------------------------------------------------------------------------------------------------------------------------------
     Goosequill Ditch                                                   (1)  Cooling water for generating facilities
--------------------------------------------------------------------------------------------------------------------------------
     Green and Clear Lakes Co.                                      25,000   Water storage for Cabin Creek Hydroelectric
                                                                             facility
--------------------------------------------------------------------------------------------------------------------------------
     Hillcrest Ditch and Reservoir Co.                                  (1)  Cooling water for generating facilities
--------------------------------------------------------------------------------------------------------------------------------
     Jay Thomas Ditch                                                   (1)  Cooling water for generating facilities
--------------------------------------------------------------------------------------------------------------------------------
     Jones and Donnelly Ditch Co.                                       (1)  Cooling water for generating facilities
--------------------------------------------------------------------------------------------------------------------------------
     Las Animas Consolidated Canal Co.                                  (1)  Cooling water for generating facilities
--------------------------------------------------------------------------------------------------------------------------------
     Montgomery Private Ditch                                           (1)  Cooling water for generating facilities
--------------------------------------------------------------------------------------------------------------------------------
     PSCo Capital Trust I                                        6,000,000   Issue trust preferred securities
--------------------------------------------------------------------------------------------------------------------------------
        PSCo Capital Trust I owns $200,000,000 of PSCO's
         Junior Subordinated Debentures; maturity date
         6/30/2038; interest rate 7.600%
--------------------------------------------------------------------------------------------------------------------------------
     PSR Investments Inc.                                       36,287,903   Owns certain life insurance policies acquired prior
                                                                             to 1986
--------------------------------------------------------------------------------------------------------------------------------
        PSR Investments had $21,288,000 in short-term
         borrowings due from PSCo at an average rate of 2.83%
         at 12/31/02
--------------------------------------------------------------------------------------------------------------------------------
     Smead Ditch                                                        (1)  Cooling water for generating facilities
--------------------------------------------------------------------------------------------------------------------------------
     United Water Co.                                                   (1)  Cooling water for generating facilities
--------------------------------------------------------------------------------------------------------------------------------
Southwestern Public Service Co. (SPS)                          828,709,364   Public utility (electric)
--------------------------------------------------------------------------------------------------------------------------------
     SPS had a Standby Bond Purchase Agreement with the Bank
      of New York related to SPS's $25,000,000 Adjustable
      Rate Tender Securities at 12/31/02
--------------------------------------------------------------------------------------------------------------------------------
     SPS Capital Trust I                                         3,092,783   Issue trust preferred securities
--------------------------------------------------------------------------------------------------------------------------------
        SPS Capital Trust I owns $103,092,775 of SPS's Junior
         Subordinated Debentures; maturity date 9/1/2036;
         interest rate 7.850%
--------------------------------------------------------------------------------------------------------------------------------
WestGas InterState Inc.                                            444,877   Natural gas transmission company
--------------------------------------------------------------------------------------------------------------------------------
Xcel Energy Communications Group Inc. (Xcel Comm)              264,098,739   Intermediate holding co for subs providing
                                                                             broadband telecomm
--------------------------------------------------------------------------------------------------------------------------------
     Xcel Comm had $875,700 in intercompany short-term debt
      outstanding to NCE Comm at an average rate of 2.99% at
      12/31/02
--------------------------------------------------------------------------------------------------------------------------------
     NCE Communications Inc. (NCE Comm)                          9,354,550   Formed in 1998; no operations
--------------------------------------------------------------------------------------------------------------------------------
        NCE Comm had $875,700 in intercompany short-term debt
         outstanding from Xcel Comm at an average rate of
         2.99% at 12/31/02
--------------------------------------------------------------------------------------------------------------------------------
        Northern Colorado Telecommunications LLC                 7,261,057   Telecommunications
--------------------------------------------------------------------------------------------------------------------------------
     Seren Innovations Inc.                                    254,955,448   Provides cable, telephone and high speed internet
                                                                             access system
--------------------------------------------------------------------------------------------------------------------------------
Xcel Energy International Inc. (Xcel Intl)                      23,936,043   Intermediate holding company for international
                                                                             subsidiaries
--------------------------------------------------------------------------------------------------------------------------------
     Xcel Intl had $38,770,000 in intercompany short-term
      debt outstanding to Xcel Energy at an average rate of
      2.99% at 12/31/02
--------------------------------------------------------------------------------------------------------------------------------
     Xcel Intl had $32,427,194 in intercompany short-term
      debt outstanding from Xcel Argentina at an average rate
      of 2.99% at 12/31/02
--------------------------------------------------------------------------------------------------------------------------------
     Xcel Energy Argentina Inc. (Xcel Argentina)                 5,901,471   Holds CIESA assets in Argentina
--------------------------------------------------------------------------------------------------------------------------------
        Xcel Argentina had $32,427,194 in intercompany
         short-term debt outstanding to Xcel Intl at an
         average rate of 2.99% at 12/31/02
--------------------------------------------------------------------------------------------------------------------------------
        Ekibastus Power Development Ltd.                         2,500,000   Shell company
--------------------------------------------------------------------------------------------------------------------------------
        IPC Operations Ltd.                                     (1,551,158)  Performs management functions for the Argentina assets
--------------------------------------------------------------------------------------------------------------------------------
        Corporacion Independiente de Energia SA (CIESA)         26,327,796   Holding company for Argentina assets
--------------------------------------------------------------------------------------------------------------------------------
            Central Piedra Buena SA                             29,001,695   Owns and operates a 620 MW power plant in Argentina
--------------------------------------------------------------------------------------------------------------------------------
            Hidroelectrica del Sur SA (Hidroelectrica del)       1,003,433   Holding company
--------------------------------------------------------------------------------------------------------------------------------
                Hidroelectrica Ameghino SA                              (2)  Operates a 48 MW hydroelectric plant
--------------------------------------------------------------------------------------------------------------------------------
            Electrica del Sur SA (Electrica del)                (2,743,900)  Holding company
--------------------------------------------------------------------------------------------------------------------------------
                Energia del Sur SA                                      (2)  Operates a 76 MW power plant; currently shutdown
                                                                             for maint
--------------------------------------------------------------------------------------------------------------------------------
     Independent Power Americas Inc.*                             inactive   Managed power plant development activities -
                                                                             inactive
--------------------------------------------------------------------------------------------------------------------------------
     Independent Power International Ltd. (Indep Power Intl)             -   Holding company for Independent Power UK Limited
--------------------------------------------------------------------------------------------------------------------------------
        Independent Power UK Ltd.                                        -   Holds a deposit on a power gen facility in UK
--------------------------------------------------------------------------------------------------------------------------------
Xcel Energy Markets Holdings Inc. (Xcel Energy Mkts)            71,416,709   Intermediate holding company for subs providing
                                                                             energy mktg svcs
--------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
     Xcel Energy Mkts had $9,366,469 in intercompany
      short-term debt outstanding from Viking at an average
      rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
     Xcel Energy Mkts had $17,170,000 in intercompany
      short-term debt outstanding from e prime at an average
      rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
     Xcel Energy Mkts had $25,996,000 in intercompany
      short-term debt outstanding to Xcel Energy at an
      average rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
     e prime Inc. (e prime)                                     3,807,719   100% by Xcel Energy Mkts       13,101,878
---------------------------------------------------------------------------------------------------------------------
        e prime had $17,170,000 in intercompany short-term
         debt outstanding to Xcel Energy Mkts at an average
         rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
        Johnstown Cogeneration LLC                                n/a       50% by e prime                    149,711
---------------------------------------------------------------------------------------------------------------------
        Young Gas Storage Co. (Young Gas)                           1,000   100% by e prime                 3,332,055
---------------------------------------------------------------------------------------------------------------------
            Young Gas Storage Co. Ltd.                            n/a       47.5% by Young Gas             11,725,624
---------------------------------------------------------------------------------------------------------------------
     Viking Gas Transmission Co. (Viking)                             206   100% by Xcel Energy Mkts       57,610,903
---------------------------------------------------------------------------------------------------------------------
        Viking had $9,366,469 in intercompany short-term debt
         outstanding to Xcel Energy Mkts at an average rate
         of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
        Guardian Pipeline LLC                                     n/a       33.33% by Viking                       (2)
---------------------------------------------------------------------------------------------------------------------
     XECC Group Inc.*                                               1,000   100% by Xcel Energy Mkts        inactive
---------------------------------------------------------------------------------------------------------------------
     XEM Inc.*                                                      1,000   100% by Xcel Energy Mkts        inactive
---------------------------------------------------------------------------------------------------------------------
        XEPS LLC*                                                 n/a       100% by XEM Inc.                inactive
---------------------------------------------------------------------------------------------------------------------
Xcel Energy O&M Services Inc.*                                  inactive    100% by Xcel Energy             inactive
---------------------------------------------------------------------------------------------------------------------
Xcel Energy Retail Holdings Inc. (Xcel Retail)                        100   100% by Xcel Energy            18,545,748
---------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $1,412,000 in intercompany short-term
      debt outstanding to e prime Energy Marketing Inc at
      an average rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $7,744,000 in intercompany short-term
      debt outstanding to Xcel Energy at an average rate of
      2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $1,642,000 in intercompany short-term
      debt outstanding to XERS Inc at an average rate of
      2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $240,000 in intercompany short-term debt
      outstanding to Xcel Energy-Centrus Inc at an average
      rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $900,000 in intercompany short-term debt
      outstanding to Reddy Kilowatt Corp at an average rate
      of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $4,781,000 in intercompany short-term
      debt outstanding to Xcel Energy Prod and Svcs at an
      average rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $923,000 in intercompany short-term debt
      outstanding from Xcel Energy-Centrus Inc at an average
      rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
     Natural Station Equipment LLC                                n/a       100% by Xcel Retail               (18,805)
---------------------------------------------------------------------------------------------------------------------
     Xcel Energy Products and Services Inc. (XEPS)                236.227   100% by Xcel Retail             3,503,025
---------------------------------------------------------------------------------------------------------------------
        Xcel Prod and Svcs had $4,781,000 in intercompany
         short-term debt outstanding from Xcel Retail at an
         average rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
        Xcel Energy Wholesale Propane Inc.                            100   100% by XEPS                           (2)
---------------------------------------------------------------------------------------------------------------------
     Planergy International Inc. (Planergy Intl)                    1,000   100% by Xcel Retail            10,020,182
---------------------------------------------------------------------------------------------------------------------
        Planergy Services Inc. (Planergy Svcs)                      1,000   100% by Planergy Intl           7,057,223
---------------------------------------------------------------------------------------------------------------------
            Planergy Services of California Inc.                   15,000   100% by Planergy Svcs             790,712
---------------------------------------------------------------------------------------------------------------------
            Planergy Capital Associates Inc.                    1,500,000   100% by Planergy Svcs             129,708
---------------------------------------------------------------------------------------------------------------------
            Planergy Energy Services Corp.                             25   100% by Planergy Svcs             729,897
---------------------------------------------------------------------------------------------------------------------
            Planergy Services of Houston Inc.                         500   100% by Planergy Svcs             678,016
---------------------------------------------------------------------------------------------------------------------
            Planergy Services USA Inc.                              3,000   100% by Planergy Svcs              24,724
---------------------------------------------------------------------------------------------------------------------
            Planergy Services of Texas Inc.                           500   100% by Planergy Svcs             151,661
---------------------------------------------------------------------------------------------------------------------
        Planergy Inc. (Planergy)                                      875   100% by Planergy Intl          (1,346,345)
---------------------------------------------------------------------------------------------------------------------
            Planergy Limited                                          100   100% by Planergy                  152,989
---------------------------------------------------------------------------------------------------------------------
            USA-Planergy LLC*                                   inactive    49% by Planergy                 inactive
---------------------------------------------------------------------------------------------------------------------
        Energy Masters International Inc.                      16,600,000   100% by Planergy Intl          (3,047,576)
---------------------------------------------------------------------------------------------------------------------
        Planergy Housing Inc.                                       1,000   100% by Planergy Intl               1,000
---------------------------------------------------------------------------------------------------------------------
     Reddy Kilowatt Corp.                                          13,435   100% by Xcel Retail             4,046,151
---------------------------------------------------------------------------------------------------------------------
        Reddy Kilowatt Corp had $900,000 in intercompany
         short-term debt outstanding from Xcel Retail at an
         average rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
     Xcel Energy-Cadence Inc.                                       1,000   100% by Xcel Retail               313,299
---------------------------------------------------------------------------------------------------------------------
        Xcel Energy-Cadence Inc had $923,000 in intercompany
         short-term debt outstanding to Xcel Retail at an
         average rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------
        Cadence Network LLC                                            (2)  22.22% by Xcel Energy-Cadence     844,805
---------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
     Xcel Energy Mkts had $9,366,469 in intercompany
      short-term debt outstanding from Viking at an average
      rate of 2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
     Xcel Energy Mkts had $17,170,000 in intercompany
      short-term debt outstanding from e prime at an average
      rate of 2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
     Xcel Energy Mkts had $25,996,000 in intercompany
      short-term debt outstanding to Xcel Energy at an
      average rate of 2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
     e prime Inc. (e prime)                                    13,101,878   Unregulated commodity marketing affiliate
----------------------------------------------------------------------------------------------------------------------------------
        e prime had $17,170,000 in intercompany short-term
         debt outstanding to Xcel Energy Mkts at an average
         rate of 2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
        Johnstown Cogeneration LLC                                      -   Operates a 3 MW natural gas-fired turbine generator
----------------------------------------------------------------------------------------------------------------------------------
        Young Gas Storage Co. (Young Gas)                       3,332,055   Owns 47.5% interest in Young Gas Storage Company, Ltd.
----------------------------------------------------------------------------------------------------------------------------------
            Young Gas Storage Co. Ltd.                          6,386,758   Owns and operates an underground gas storage facility
----------------------------------------------------------------------------------------------------------------------------------
     Viking Gas Transmission Co. (Viking)                      57,610,903   Natural gas transmission
----------------------------------------------------------------------------------------------------------------------------------
        Viking had $9,366,469 in intercompany short-term debt
         outstanding to Xcel Energy Mkts at an average rate
         of 2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
        Guardian Pipeline LLC                                          (2)  Constructs, own and operate interstate gas transmission pipeline
----------------------------------------------------------------------------------------------------------------------------------
     XECC Group Inc.*                                           inactive    Inactive
----------------------------------------------------------------------------------------------------------------------------------
     XEM Inc.*                                                  inactive    Inactive
----------------------------------------------------------------------------------------------------------------------------------
        XEPS LLC*                                               inactive    Inactive
----------------------------------------------------------------------------------------------------------------------------------
Xcel Energy O&M Services Inc.*                                  inactive    Inactive
----------------------------------------------------------------------------------------------------------------------------------
Xcel Energy Retail Holdings Inc. (Xcel Retail)                 18,545,748   Intermediate holding company for subs providing svcs
                                                                            to retail customers
----------------------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $1,412,000 in intercompany short-term
      debt outstanding to e prime Energy Marketing Inc at
      an average rate of 2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $7,744,000 in intercompany short-term
      debt outstanding to Xcel Energy at an average rate of
      2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $1,642,000 in intercompany short-term
      debt outstanding to XERS Inc at an average rate of
      2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $240,000 in intercompany short-term debt
      outstanding to Xcel Energy-Centrus Inc at an average
      rate of 2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $900,000 in intercompany short-term debt
      outstanding to Reddy Kilowatt Corp at an average rate
      of 2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $4,781,000 in intercompany short-term
      debt outstanding to Xcel Energy Prod and Svcs at an
      average rate of 2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
     Xcel Retail had $923,000 in intercompany short-term debt
      outstanding from Xcel Energy-Centrus Inc at an average
      rate of 2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
     Natural Station Equipment LLC                                (18,805)  Sales to gas industry
----------------------------------------------------------------------------------------------------------------------------------
     Xcel Energy Products and Services Inc. (XEPS)              3,503,025   Energy related products and services
----------------------------------------------------------------------------------------------------------------------------------
        Xcel Prod and Svcs had $4,781,000 in intercompany
         short-term debt outstanding from Xcel Retail at an
         average rate of 2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
        Xcel Energy Wholesale Propane Inc.                             (2)  Wholesale propane supplier
----------------------------------------------------------------------------------------------------------------------------------
     Planergy International Inc. (Planergy Intl)               10,020,182   Intermediate holding company
----------------------------------------------------------------------------------------------------------------------------------
        Planergy Services Inc. (Planergy Svcs)                  7,057,223   Energy services
----------------------------------------------------------------------------------------------------------------------------------
            Planergy Services of California Inc.                  790,712   Limit liability associated with borrowing agreements
----------------------------------------------------------------------------------------------------------------------------------
            Planergy Capital Associates Inc.                      129,708   Limit liability associated with borrowing agreements
----------------------------------------------------------------------------------------------------------------------------------
            Planergy Energy Services Corp.                        729,897   Limit liability associated with borrowing agreements
----------------------------------------------------------------------------------------------------------------------------------
            Planergy Services of Houston Inc.                     678,016   Limit liability associated with borrowing agreements
----------------------------------------------------------------------------------------------------------------------------------
            Planergy Services USA Inc.                             24,724   Limit liability associated with borrowing agreements
----------------------------------------------------------------------------------------------------------------------------------
            Planergy Services of Texas Inc.                       151,661   Limit liability associated with borrowing agreements
----------------------------------------------------------------------------------------------------------------------------------
        Planergy Inc. (Planergy)                               (1,346,345)  Energy services
----------------------------------------------------------------------------------------------------------------------------------
            Planergy Limited                                      152,989   Limited liability associated with borrowing
                                                                            agreements, Canadian
----------------------------------------------------------------------------------------------------------------------------------
            USA-Planergy LLC*                                   inactive    Inactive
----------------------------------------------------------------------------------------------------------------------------------
        Energy Masters International Inc.                      (3,047,576)  Energy services
----------------------------------------------------------------------------------------------------------------------------------
        Planergy Housing Inc.                                       1,000   Holds public housing contracts
----------------------------------------------------------------------------------------------------------------------------------
     Reddy Kilowatt Corp.                                       4,046,151   Energy sales and marketing services
----------------------------------------------------------------------------------------------------------------------------------
        Reddy Kilowatt Corp had $900,000 in intercompany
         short-term debt outstanding from Xcel Retail at an
         average rate of 2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
     Xcel Energy-Cadence Inc.                                     313,299   Partner in Cadence Network
----------------------------------------------------------------------------------------------------------------------------------
        Xcel Energy-Cadence Inc had $923,000 in intercompany
         short-term debt outstanding to Xcel Retail at an
         average rate of 2.99% at 12/31/02
----------------------------------------------------------------------------------------------------------------------------------
        Cadence Network LLC                                            (2)  Business process outsourcer
----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
     Xcel Energy-Centrus Inc.                                  1,000  100% by Xcel Retail       304,676
-------------------------------------------------------------------------------------------------------
        Xcel Energy-Centrus Inc had $240,000 in intercompany
         short-term debt outstanding from Xcel Retail at an
         average rate of 2.99% at 12/31/02
-------------------------------------------------------------------------------------------------------
     XERS Inc.                                                 1,000  100% by Xcel Retail     9,814,864
-------------------------------------------------------------------------------------------------------
        XERS Inc had $1,642,000 in intercompany short-term
         debt outstanding from Xcel Retail at an average rate
         of 2.99% at 12/31/02
-------------------------------------------------------------------------------------------------------
     e prime Florida Inc.                                        100  100% by Xcel Retail     3,235,783
-------------------------------------------------------------------------------------------------------
     e prime Georgia Inc.*                                       100  100% by Xcel Retail       217,900
-------------------------------------------------------------------------------------------------------
     e prime Energy Marketing Inc.                               100  100% by Xcel Retail     6,696,334
-------------------------------------------------------------------------------------------------------
        e prime Energy Marketing Inc had $1,412,000 in
         intercompany short-term debt outstanding from Xcel
         Retail at an average rate of 2.99% at 12/31/02
-------------------------------------------------------------------------------------------------------
Xcel Energy Foundation                                           n/a  100% by Xcel Energy           n/a
-------------------------------------------------------------------------------------------------------
Xcel Energy Services Inc. (Xcel Svcs)                          1,000  100% by Xcel Energy       (82,745)
-------------------------------------------------------------------------------------------------------
     Xcel Svcs had $65,909,000 in intercompany short-term
      debt outstanding to Xcel Energy at an average rate of
      2.99% at 12/31/02
-------------------------------------------------------------------------------------------------------
Xcel Energy Ventures Inc. (Xcel Ventures)                        100  100% by Xcel Energy    54,751,401

-------------------------------------------------------------------------------------------------------
     Xcel Ventures had $112,000 in intercompany short-term
      debt outstanding to Texas-Ohio Pipeline Inc at an
      average rate of 2.99% at 12/31/02
-------------------------------------------------------------------------------------------------------
     Xcel Ventures had $1,443,000 in intercompany short-term
      debt outstanding to Xcel Energy at an average rate of
      2.99% at 12/31/02
-------------------------------------------------------------------------------------------------------
     Eloigne Co. (Eloigne)                                       820  100% by Xcel Ventures  49,863,811
-------------------------------------------------------------------------------------------------------
        Albany Countryside LP (5)                                n/a           n/a              421,792
-------------------------------------------------------------------------------------------------------
        Bemidji Townhouse LP (5)                                 n/a           n/a              880,157
-------------------------------------------------------------------------------------------------------
        Blaine North Pointe LP (5)                               n/a           n/a                   (2)
-------------------------------------------------------------------------------------------------------
        Bloomington Southview LP (5)                             n/a           n/a                   (2)
-------------------------------------------------------------------------------------------------------
        Brooklyn Center Leased Housing Associates LP (5)         n/a           n/a              452,561
-------------------------------------------------------------------------------------------------------
        Central Towers LP (5)                                    n/a           n/a            4,504,944
-------------------------------------------------------------------------------------------------------
        Chaska Brickstone LP (5)                                 n/a           n/a            1,684,394
-------------------------------------------------------------------------------------------------------
        Civic Center Apartments LLLP (5)                         n/a           n/a                   (2)
-------------------------------------------------------------------------------------------------------
        Colfax Prairie Homes LP (5)                              n/a           n/a              486,884
-------------------------------------------------------------------------------------------------------
        Cottage Court LP (5)                                     n/a           n/a              610,033
-------------------------------------------------------------------------------------------------------
        Cottage Homesteads of Hillcrest LP (5)                   n/a           n/a                   (2)
-------------------------------------------------------------------------------------------------------
        Cottage Homesteads of Willow Ponds LP (5)                n/a           n/a                   (2)
-------------------------------------------------------------------------------------------------------
        Cottages of Spring Lake Park LP (5)                      n/a           n/a               96,777
-------------------------------------------------------------------------------------------------------
        Cottages of Vadnais Heights LP (5)                       n/a           n/a              840,732
-------------------------------------------------------------------------------------------------------
        Crown Ridge Apartments LP (5)                            n/a           n/a              766,118
-------------------------------------------------------------------------------------------------------
        Dakotah Pioneer LP (5)                                   n/a           n/a            1,584,283
-------------------------------------------------------------------------------------------------------
        Driftwood Partners LP (5)                                n/a           n/a            1,690,837
-------------------------------------------------------------------------------------------------------
        East Creek LP (5)                                        n/a           n/a            1,504,899
-------------------------------------------------------------------------------------------------------
        Edenvale Family Housing LP (5)                           n/a           n/a            1,599,718
-------------------------------------------------------------------------------------------------------
        Fairview Ridge LP (5)                                    n/a           n/a            1,795,543
-------------------------------------------------------------------------------------------------------
        Farmington Family Housing LP (5)                         n/a           n/a            1,741,831
-------------------------------------------------------------------------------------------------------
        Farmington Townhomes LP (5)                              n/a           n/a              858,828
-------------------------------------------------------------------------------------------------------
        Granite Hill LP (5)                                      n/a           n/a              342,397
-------------------------------------------------------------------------------------------------------
        Groveland Terrace Townhomes LP (5)                       n/a           n/a                   (2)
-------------------------------------------------------------------------------------------------------
        Hearthstone Village LP (5)                               n/a           n/a              244,516
-------------------------------------------------------------------------------------------------------
        J & D 14-93 LP (5)                                       n/a           n/a            1,117,539
-------------------------------------------------------------------------------------------------------
        Jefferson Heights of Zumbrota LP (5)                     n/a           n/a              596,320
-------------------------------------------------------------------------------------------------------
        Lakeville Court LP (5)                                   n/a           n/a            1,505,338
-------------------------------------------------------------------------------------------------------
        Lauring Green LP (5)                                     n/a           n/a              324,013
-------------------------------------------------------------------------------------------------------
        Links Lane a LP (5)                                      n/a           n/a            1,354,430
-------------------------------------------------------------------------------------------------------
        Lyndale Avenue Townhomes LP (5)                          n/a           n/a                   (2)
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
     Xcel Energy-Centrus Inc.                                     304,676   Set up to hold 1/3 interest in Centrus LLP
-------------------------------------------------------------------------------------------------------------------------
        Xcel Energy-Centrus Inc had $240,000 in intercompany
         short-term debt outstanding from Xcel Retail at an
         average rate of 2.99% at 12/31/02
-------------------------------------------------------------------------------------------------------------------------
     XERS Inc.                                                  9,814,864   Unregulated electric retail marketer
-------------------------------------------------------------------------------------------------------------------------
        XERS Inc had $1,642,000 in intercompany short-term
         debt outstanding from Xcel Retail at an average rate
         of 2.99% at 12/31/02
-------------------------------------------------------------------------------------------------------------------------
     e prime Florida Inc.                                       3,235,783   Unregulated retail natural gas marketer
-------------------------------------------------------------------------------------------------------------------------
     e prime Georgia Inc.*                                        217,900   Unregulated retail natural gas marketer
                                                                            (inactive)
-------------------------------------------------------------------------------------------------------------------------
     e prime Energy Marketing Inc.                              6,696,334   Unregulated retail natural gas marketer
-------------------------------------------------------------------------------------------------------------------------
        e prime Energy Marketing Inc had $1,412,000 in
         intercompany short-term debt outstanding from Xcel
         Retail at an average rate of 2.99% at 12/31/02
-------------------------------------------------------------------------------------------------------------------------
Xcel Energy Foundation                                                n/a   Charitable activities
-------------------------------------------------------------------------------------------------------------------------
Xcel Energy Services Inc. (Xcel Svcs)                             (82,745)  Service company for Xcel system
-------------------------------------------------------------------------------------------------------------------------
     Xcel Svcs had $65,909,000 in intercompany short-term
      debt outstanding to Xcel Energy at an average rate of
      2.99% at 12/31/02
-------------------------------------------------------------------------------------------------------------------------
Xcel Energy Ventures Inc. (Xcel Ventures)                      54,751,401   Intermediate holding company for subs to
                                                                            develop/manage new ventures
-------------------------------------------------------------------------------------------------------------------------
     Xcel Ventures had $112,000 in intercompany short-term
      debt outstanding to Texas-Ohio Pipeline Inc at an
      average rate of 2.99% at 12/31/02
-------------------------------------------------------------------------------------------------------------------------
     Xcel Ventures had $1,443,000 in intercompany short-term
      debt outstanding to Xcel Energy at an average rate of
      2.99% at 12/31/02
-------------------------------------------------------------------------------------------------------------------------
     Eloigne Co. (Eloigne)                                     49,863,811   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Albany Countryside LP (5)                                 284,989   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Bemidji Townhouse LP (5)                                  920,797   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Blaine North Pointe LP (5)                                     (2)  Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Bloomington Southview LP (5)                                   (2)  Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Brooklyn Center Leased Housing Associates LP (5)        1,126,440   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Central Towers LP (5)                                   2,998,418   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Chaska Brickstone LP (5)                                1,662,493   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Civic Center Apartments LLLP (5)                               (2)  Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Colfax Prairie Homes LP (5)                               477,411   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Cottage Court LP (5)                                      603,933   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Cottage Homesteads of Hillcrest LP (5)                         (2)  Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Cottage Homesteads of Willow Ponds LP (5)                      (2)  Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Cottages of Spring Lake Park LP (5)                       359,404   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Cottages of Vadnais Heights LP (5)                        723,871   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Crown Ridge Apartments LP (5)                             755,421   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Dakotah Pioneer LP (5)                                  1,072,891   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Driftwood Partners LP (5)                                 655,477   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        East Creek LP (5)                                       1,488,923   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Edenvale Family Housing LP (5)                          1,669,138   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Fairview Ridge LP (5)                                   1,811,284   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Farmington Family Housing LP (5)                        1,741,837   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Farmington Townhomes LP (5)                               850,240   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Granite Hill LP (5)                                            (2)  Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Groveland Terrace Townhomes LP (5)                             (2)  Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Hearthstone Village LP (5)                                182,668   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        J & D 14-93 LP (5)                                      1,106,364   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Jefferson Heights of Zumbrota LP (5)                      550,086   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Lakeville Court LP (5)                                  1,254,724   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Lauring Green LP (5)                                      428,106   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Links Lane a LP (5)                                     1,340,886   Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------
        Lyndale Avenue Townhomes LP (5)                                (2)  Owns interests in affordable housing projects
-------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
        Mahtomedi Woodland LP (5)                                    n/a            n/a              1,746,077
--------------------------------------------------------------------------------------------------------------
        Majestic View LP (5)                                         n/a            n/a                376,504
--------------------------------------------------------------------------------------------------------------
        Mankato Townhomes I LP (5)                                   n/a            n/a                     (2)
--------------------------------------------------------------------------------------------------------------
        Marsh Run of Brainerd LP (5)                                 n/a            n/a                     (2)
--------------------------------------------------------------------------------------------------------------
        Marvin Garden LP (5)                                         n/a            n/a                339,237
--------------------------------------------------------------------------------------------------------------
        MDI LP #44 (5)                                               n/a            n/a                358,428
--------------------------------------------------------------------------------------------------------------
        Moorhead Townhomes LP (5)                                    n/a            n/a                     (2)
--------------------------------------------------------------------------------------------------------------
        Oakdale Leased Housing Associates LP (5)                     n/a            n/a              1,445,054
--------------------------------------------------------------------------------------------------------------
        Park Rapids Townhomes LP (5)                                 n/a            n/a                794,606
--------------------------------------------------------------------------------------------------------------
        Plover LLC (5)                                               n/a            n/a                     (2)
--------------------------------------------------------------------------------------------------------------
        Polynesian Village 1994 LP (5)                               n/a            n/a                804,262
--------------------------------------------------------------------------------------------------------------
        R & W LP (5)                                                 n/a            n/a                 54,278
--------------------------------------------------------------------------------------------------------------
        Rochester Townhomes LP (5)                                   n/a            n/a              1,308,019
--------------------------------------------------------------------------------------------------------------
        Rushford Housing LP (5)                                      n/a            n/a              1,098,846
--------------------------------------------------------------------------------------------------------------
        RWIC Credit Fund LP (5)                                      n/a            n/a                     (2)
--------------------------------------------------------------------------------------------------------------
        Shade Tree Apartments LP (5)                                 n/a            n/a                     (2)
--------------------------------------------------------------------------------------------------------------
        Shakopee Boulder Ridge LP (5)                                n/a            n/a              1,858,851
--------------------------------------------------------------------------------------------------------------
        Shenandoah Woods LP (5)                                      n/a            n/a              1,524,088
--------------------------------------------------------------------------------------------------------------
        Sioux Falls Housing Equity Fund I LP (4)(5)                  n/a            n/a                     (2)
--------------------------------------------------------------------------------------------------------------
        Sioux Falls Partners LP (5)                                  n/a            n/a                413,697
--------------------------------------------------------------------------------------------------------------
        Sioux River LP (5)                                           n/a            n/a                446,050
--------------------------------------------------------------------------------------------------------------
        St Cloud Housing LP (5)                                      n/a            n/a              2,185,111
--------------------------------------------------------------------------------------------------------------
        Stratford Flats LP (5)                                       n/a            n/a                633,456
--------------------------------------------------------------------------------------------------------------
        Tower Terrace LP (5)                                         n/a            n/a              1,025,584
--------------------------------------------------------------------------------------------------------------
        Woodland Village LP (5)                                      n/a            n/a                694,866
--------------------------------------------------------------------------------------------------------------
        Wyoming LP (5)                                               n/a            n/a                962,347
--------------------------------------------------------------------------------------------------------------
        Wyoming LP II (5)                                            n/a            n/a              1,336,202
--------------------------------------------------------------------------------------------------------------
     Texas-Ohio Pipeline Inc.*                                   200,000  100% by Xcel Ventures      4,606,095
--------------------------------------------------------------------------------------------------------------
        Texas-Ohio Pipeline Inc has $112,000 in intercompany
         short-term debt outstanding from Xcel Ventures at an
         average rate of 2.99% at 12/31/02
--------------------------------------------------------------------------------------------------------------
     Ultra Power Technologies Inc.*                                  211  100% by Xcel Ventures        270,370
--------------------------------------------------------------------------------------------------------------
     Xcel Energy Transco Inc. (Xcel Transco)                         100  100% by Xcel Ventures            n/a
--------------------------------------------------------------------------------------------------------------
        TRANSLink Development Company LLC                            n/a  100% by Xcel Transco             n/a
--------------------------------------------------------------------------------------------------------------
Xcel Energy Wholesale Group Inc. (Xcel Wholesale)              1,000,000  100% by Xcel Energy       81,427,433
--------------------------------------------------------------------------------------------------------------
     Xcel Wholesale had $72,800,000 in intercompany
      short-term debt outstanding to UE at an average rate of
      2.99% at 12/31/02
--------------------------------------------------------------------------------------------------------------
     Xcel Wholesale had $80,380,000 in intercompany
      short-term debt outstanding to Xcel Energy at an
      average rate of 2.99% at 12/31/02
--------------------------------------------------------------------------------------------------------------
     NRG Acquisition Co. LLC                                         n/a  100% by Xcel Wholesale           n/a
--------------------------------------------------------------------------------------------------------------
     NRG Energy Inc.                                                 n/a  100% by Xcel Wholesale  (666,307,777)
--------------------------------------------------------------------------------------------------------------
     Utility Engineering Corp. (UE)                               72,000  100% by Xcel Wholesale   133,055,382
--------------------------------------------------------------------------------------------------------------
        UE had $72,800,000 in intercompany short-term debt
         outstanding from Xcel Wholesale at an average rate
         of 2.99% at 12/31/02
--------------------------------------------------------------------------------------------------------------
        UE had $47,360,000 in intercompany short-term debt
         outstanding to Quixx at an average rate of 2.99% at
         12/31/02
--------------------------------------------------------------------------------------------------------------
        UE had $412,500 in intercompany short-term debt
         outstanding from Applied Power Associates Inc at an
         average rate of 2.99% at 12/31/02
--------------------------------------------------------------------------------------------------------------
        UE had $2,150,000 in intercompany short-term debt
         outstanding from Proto-Power Corp at an average rate
         of 2.99% at 12/31/02
--------------------------------------------------------------------------------------------------------------
        UE had $1,500,000 in intercompany short-term debt
         outstanding from Universal Utility Services LLC at
         an average rate of 2.99% at 12/31/02
--------------------------------------------------------------------------------------------------------------
        UE had $675,000 in intercompany short-term debt
         outstanding from Precision Resource Co at an average
         rate of 2.99% at 12/31/02
--------------------------------------------------------------------------------------------------------------
        Applied Power Associates Inc.                            150,450  100% by UE                  (320,328)
--------------------------------------------------------------------------------------------------------------
            Applied Power Associates Inc had $412,500 in
             intercompany short-term debt outstanding to UE
             at an average rate of 2.99% at 12/31/02
--------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
        Mahtomedi Woodland LP (5)                                 1,688,905   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Majestic View LP (5)                                        372,506   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Mankato Townhomes I LP (5)                                       (2)  Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Marsh Run of Brainerd LP (5)                                     (2)  Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Marvin Garden LP (5)                                        369,178   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        MDI LP #44 (5)                                              345,235   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Moorhead Townhomes LP (5)                                        (2)  Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Oakdale Leased Housing Associates LP (5)                    788,463   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Park Rapids Townhomes LP (5)                                790,576   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Plover LLC (5)                                               95,491   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Polynesian Village 1994 LP (5)                              834,770   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        R & W LP (5)                                                 44,695   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Rochester Townhomes LP (5)                                1,309,301   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Rushford Housing LP (5)                                   1,068,372   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        RWIC Credit Fund LP (5)                                          (2)  Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Shade Tree Apartments LP (5)                                     (2)  Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Shakopee Boulder Ridge LP (5)                             1,912,355   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Shenandoah Woods LP (5)                                   1,592,140   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Sioux Falls Housing Equity Fund I LP (4)(5)                      (2)  Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Sioux Falls Partners LP (5)                                 409,560   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Sioux River LP (5)                                          451,419   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        St Cloud Housing LP (5)                                   2,132,139   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Stratford Flats LP (5)                                      620,439   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Tower Terrace LP (5)                                        767,294   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Woodland Village LP (5)                                     305,970   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Wyoming LP (5)                                              962,347   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
        Wyoming LP II (5)                                         1,236,206   Owns interests in affordable housing projects
-----------------------------------------------------------------------------------------------------------------------------
     Texas-Ohio Pipeline Inc.*                                    4,606,095   Inactive
-----------------------------------------------------------------------------------------------------------------------------
        Texas-Ohio Pipeline Inc has $112,000 in intercompany
         short-term debt outstanding from Xcel Ventures at an
         average rate of 2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------------------
     Ultra Power Technologies Inc.*                                 270,370   Inactive
-----------------------------------------------------------------------------------------------------------------------------
     Xcel Energy Transco Inc. (Xcel Transco)                            n/a   Owns TRANSLink Development Company LLC
-----------------------------------------------------------------------------------------------------------------------------
        TRANSLink Development Company LLC                               n/a
-----------------------------------------------------------------------------------------------------------------------------
Xcel Energy Wholesale Group Inc. (Xcel Wholesale)                81,427,433   Intermediate holding company for subs providing
                                                                              wholesale energy
-----------------------------------------------------------------------------------------------------------------------------
     Xcel Wholesale had $72,800,000 in intercompany
      short-term debt outstanding to UE at an average rate of
      2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------------------
     Xcel Wholesale had $80,380,000 in intercompany
      short-term debt outstanding to Xcel Energy at an
      average rate of 2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------------------
     NRG Acquisition Co. LLC                                            n/a   For acquisition of NRG Energy Inc.
-----------------------------------------------------------------------------------------------------------------------------
     NRG Energy Inc.                                           (696,147,604)  Nonregulated energy products and services
-----------------------------------------------------------------------------------------------------------------------------
     Utility Engineering Corp. (UE)                             133,055,382   Engineering, construction management and
                                                                              related services
-----------------------------------------------------------------------------------------------------------------------------
        UE had $72,800,000 in intercompany short-term debt
         outstanding from Xcel Wholesale at an average rate
         of 2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------------------
        UE had $47,360,000 in intercompany short-term debt
         outstanding to Quixx at an average rate of 2.99% at
         12/31/02
-----------------------------------------------------------------------------------------------------------------------------
        UE had $412,500 in intercompany short-term debt
         outstanding from Applied Power Associates Inc at an
         average rate of 2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------------------
        UE had $2,150,000 in intercompany short-term debt
         outstanding from Proto-Power Corp at an average rate
         of 2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------------------
        UE had $1,500,000 in intercompany short-term debt
         outstanding from Universal Utility Services LLC at
         an average rate of 2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------------------
        UE had $675,000 in intercompany short-term debt
         outstanding from Precision Resource Co at an average
         rate of 2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------------------
        Applied Power Associates Inc.                              (320,328)  Civil engineering
-----------------------------------------------------------------------------------------------------------------------------
            Applied Power Associates Inc had $412,500 in
             intercompany short-term debt outstanding to UE
             at an average rate of 2.99% at 12/31/02
-----------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
        Proto-Power Corp.                                           100   100% by UE                  8,531,845
---------------------------------------------------------------------------------------------------------------
            Proto-Power Corp had $2,150,000 in intercompany
             short-term debt outstanding to UE at an average
             rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------
        Precision Resource Co.                                    1,000   100% by UE                    574,865
---------------------------------------------------------------------------------------------------------------
            Precision Resource Co had $675,000 in
             intercompany short-term debt outstanding to UE
             at an average rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------
        Universal Utility Services LLC                              n/a   100% by UE                  3,287,951
---------------------------------------------------------------------------------------------------------------
            Universal Utility Services LLC had $1,500,000 in
             intercompany short-term debt outstanding to UE
             at an average rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------
        Quixx Corp. (Quixx)                                      51,000   100% by UE                 75,390,252
---------------------------------------------------------------------------------------------------------------
            Quixx had $47,360,000 in intercompany short-term
             debt outstanding from UE at an average rate of
             2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------
            Dragon Energy Corp. (Dragon)*                      inactive   100% by Quixx                inactive
---------------------------------------------------------------------------------------------------------------
                CPC Ltd. Partnership* (CPC Ltd)                inactive   49.5% by Dragon              inactive
---------------------------------------------------------------------------------------------------------------
                      Cambodia Power Co.*                           500   50% by CPC Ltd               inactive
---------------------------------------------------------------------------------------------------------------
                Bear Energy Corp. (Bear)*                      inactive   50% by Dragon                inactive
---------------------------------------------------------------------------------------------------------------
                      CPC Ltd. Partnership* (CPC Ltd)          inactive   1% by Bear                   inactive
---------------------------------------------------------------------------------------------------------------
                         Cambodia Power Co.*                        500   50% by CPC Ltd               inactive
---------------------------------------------------------------------------------------------------------------
            Quixx Mountain Holdings LLC (Quixx Mountain)            n/a   100% by Quixx                      (2)
---------------------------------------------------------------------------------------------------------------
                Front Range Energy Associates LLC                   n/a   50% by Quixx Mountain              (2)
---------------------------------------------------------------------------------------------------------------
            Quixx Power Services Inc. (Quixx Power)               1,000   100% by Quixx               1,701,672
---------------------------------------------------------------------------------------------------------------
                ESOCO Crockett Inc. (ESOCO)                          (2)  100% by Quixx Power           329,892
---------------------------------------------------------------------------------------------------------------
                      QPS Woodland LLC*                        inactive   100% by ESOCO                inactive
---------------------------------------------------------------------------------------------------------------
            Quixx Resources Inc. (Quixx Resources)               10,000   100% by Quixx              14,522,539
---------------------------------------------------------------------------------------------------------------
                Borger Energy Associates LP (Borger)                n/a   44.55% by Quixx Resources          (2)
---------------------------------------------------------------------------------------------------------------
                      Borger Funding Corp.                          100   100% by Borger                     (2)
---------------------------------------------------------------------------------------------------------------
                Denver City Energy Associates LP                    n/a   49.5% by Quixx Resources    1,056,962
---------------------------------------------------------------------------------------------------------------
                Quixx WRR, LP                                       n/a   99% by Quixx Resources      3,986,881
---------------------------------------------------------------------------------------------------------------
            Windpower Partners 1994 LP                              n/a   24.67% by Quixx                    (2)
---------------------------------------------------------------------------------------------------------------
            Quixx Jamaica Inc. (Quixx Jamaica)                   10,000   100% by Quixx                 120,016
---------------------------------------------------------------------------------------------------------------
                KES Jamaica LP                                      n/a   99% by Quixx Jamaica          (13,216)
---------------------------------------------------------------------------------------------------------------
            Quixx Mustang Station Inc. (Quixx Mustang)           10,000   100% by Quixx                  61,374
---------------------------------------------------------------------------------------------------------------
            Quixxlin Corp. (Quixxlin)                            10,000   100% by Quixx                  25,242
---------------------------------------------------------------------------------------------------------------
            Quixx Borger Cogen Inc. (Quixx Borger)               10,000   100% by Quixx                  56,024
---------------------------------------------------------------------------------------------------------------
            Quixx Carolina Inc. (Quixx Carolina)                 10,000   100% by Quixx                   1,525
---------------------------------------------------------------------------------------------------------------
            Quixx WPP94 Inc. (Quixx WPP94)                       10,000   100% by Quixx                  31,346
---------------------------------------------------------------------------------------------------------------
            BCH Energy LP                                           n/a   42.2% by Quixx                     (2)
---------------------------------------------------------------------------------------------------------------
            Carolina Energy LP                                      n/a   32% by Quixx                       (2)
---------------------------------------------------------------------------------------------------------------
            Quixx Linden LP                                         n/a   49.5% by Quixx                     (2)
---------------------------------------------------------------------------------------------------------------
            Quixx Louisville LLC                                    n/a   100% by Quixx               4,547,213
---------------------------------------------------------------------------------------------------------------
            KES Montego Inc. (KES Montego)                          100   100% by Quixx                      (2)
---------------------------------------------------------------------------------------------------------------
Xcel Energy WYCO Inc. (Xcel WYCO)                                   100   100% by Xcel Energy        20,307,000
---------------------------------------------------------------------------------------------------------------
     Xcel WYCO had $3,153,500 in intercompany short-term debt
      outstanding to Xcel Energy at an average rate of 2.99%
      at 12/31/02
---------------------------------------------------------------------------------------------------------------
     WYCO Development LLC                                           n/a  50% by Xcel WYCO                    (2)
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
        Proto-Power Corp.                                       8,531,845   Professional engineering
---------------------------------------------------------------------------------------------------------------------------------
            Proto-Power Corp had $2,150,000 in intercompany
             short-term debt outstanding to UE at an average
             rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------------------
        Precision Resource Co.                                    574,865   Contract professional and technical resources
---------------------------------------------------------------------------------------------------------------------------------
            Precision Resource Co had $675,000 in
             intercompany short-term debt outstanding to UE
             at an average rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------------------
        Universal Utility Services LLC                          3,287,951   Cooling tower maintenance and repair
---------------------------------------------------------------------------------------------------------------------------------
            Universal Utility Services LLC had $1,500,000 in
             intercompany short-term debt outstanding to UE
             at an average rate of 2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------------------
        Quixx Corp. (Quixx)                                    75,390,252   Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            Quixx had $47,360,000 in intercompany short-term
             debt outstanding from UE at an average rate of
             2.99% at 12/31/02
---------------------------------------------------------------------------------------------------------------------------------
            Dragon Energy Corp. (Dragon)*                        inactive   Inactive
---------------------------------------------------------------------------------------------------------------------------------
                CPC Ltd. Partnership* (CPC Ltd)                  inactive   Inactive
---------------------------------------------------------------------------------------------------------------------------------
                      Cambodia Power Co.*                        inactive   Inactive
---------------------------------------------------------------------------------------------------------------------------------
                Bear Energy Corp. (Bear)*                        inactive   Inactive
---------------------------------------------------------------------------------------------------------------------------------
                      CPC Ltd. Partnership* (CPC Ltd)            inactive   Inactive
---------------------------------------------------------------------------------------------------------------------------------
                         Cambodia Power Co.*                     inactive   Inactive
---------------------------------------------------------------------------------------------------------------------------------
            Quixx Mountain Holdings LLC (Quixx Mountain)               (2)  Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
                Front Range Energy Associates LLC                      (2)  Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            Quixx Power Services Inc. (Quixx Power)             1,701,672   Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
                ESOCO Crockett Inc. (ESOCO)                            (2)  Operator of Crockett Cogeneration Partnership
---------------------------------------------------------------------------------------------------------------------------------
                      QPS Woodland LLC*                          inactive   Inactive
---------------------------------------------------------------------------------------------------------------------------------
            Quixx Resources Inc. (Quixx Resources)             14,522,539   Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
                Borger Energy Associates LP (Borger)                   (2)  Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
                      Borger Funding Corp.                             (2)  Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
                Denver City Energy Associates LP                       (2)  Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
                Quixx WRR, LP                                          (2)  Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            Windpower Partners 1994 LP                                 (2)  Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            Quixx Jamaica Inc. (Quixx Jamaica)                    120,016   Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
                KES Jamaica LP                                    (13,216)  Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            Quixx Mustang Station Inc. (Quixx Mustang)             61,374   Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            Quixxlin Corp. (Quixxlin)                              25,242   Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            Quixx Borger Cogen Inc. (Quixx Borger)                 56,024   Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            Quixx Carolina Inc. (Quixx Carolina)                    1,525   Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            Quixx WPP94 Inc. (Quixx WPP94)                         31,346   Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            BCH Energy LP                                              (2)  Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            Carolina Energy LP                                         (2)  Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            Quixx Linden LP                                            (2)  Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            Quixx Louisville LLC                                4,547,213   Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
            KES Montego Inc. (KES Montego)                             (2)  Energy related projects
---------------------------------------------------------------------------------------------------------------------------------
Xcel Energy WYCO Inc. (Xcel WYCO)                              20,307,000   Finance and hold 50% interest in WYCO Development LLC
---------------------------------------------------------------------------------------------------------------------------------
     Xcel WYCO had $3,153,500 in intercompany short-term debt
      outstanding to Xcel Energy at an average rate of 2.99%
      at 12/31/02
---------------------------------------------------------------------------------------------------------------------------------
     WYCO Development LLC                                              (2)  Acquire, own and lease natural gas transportation
                                                                            facilities
---------------------------------------------------------------------------------------------------------------------------------

(1) PSCo holds a controlling interest in several relatively small ditch and water companies whose capital requirements are not significant. The investments relate to water needed for electric generating plants.

(2) Information about certain indirectly owned entities was not readily available. The value of the investment and equity of these indirectly owned subsidiaries was not material to Xcel Energy Inc.

(3) Safe Haven Homes is legally separated from Eloigne Co., but is not financially separable from Eloigne Co. Safe Haven Homes is the general partner and Eloigne Co. is the limited partner of someof Eloigne's affordable housing limited partnerships.

(4) Eloigne's investment in Cumberland and North Cleveland is combined and reported on the Sioux Falls Housing Equity Fund I LP line.

(5) A Variable Interest Entity (VIE), as defined in FIN 46.

The subsidiaries of NRG are as follows:

                                                                     NUMBER OF
                                                                       COMMON
                                                                      SHARES      PERCENT OF VOTING    ISSUER'S
          NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)               OWNED           POWER           BOOK VALUE
-----------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC. (NRG)
-----------------------------------------------------------------------------------------------------------------
Berrians I Gas Turbine Power LLC                                        n/a     100% NRG               27,552,578
-----------------------------------------------------------------------------------------------------------------
Commonwealth Atlantic Power LLC                                          1,000  100% NRG                7,698,660
-----------------------------------------------------------------------------------------------------------------
     Hanover Energy Company                                             n/a     100% Commonwealth
                                                                                Atlantic Power LLC              -
-----------------------------------------------------------------------------------------------------------------
          Chickahominy River Energy                                     n/a     100% Hanover Energy             -
            Corp.                                                               Company
-----------------------------------------------------------------------------------------------------------------
               Commonwealth Atlantic LP                                 n/a     50% Chickahominy
                                                                                River Energy Corp.              -
-----------------------------------------------------------------------------------------------------------------
James River Power LLC                                                    1,000  100% NRG               12,178,195
-----------------------------------------------------------------------------------------------------------------
     Capistrano Cogeneration Company                                    n/a     100% James River                -
                                                                                Power LLC
-----------------------------------------------------------------------------------------------------------------
          James River Cogeneration                                      n/a     50% Capistrano                  -
            Co.                                                                 Cogeneration Company
-----------------------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                                                  1,000  100% NRG              (85,924,641)
-----------------------------------------------------------------------------------------------------------------
     NRG Audrain Generating LLC                                         n/a     100% Audrain                    -
                                                                                Holding LLC
-----------------------------------------------------------------------------------------------------------------
NRG Batesville LLC                                                       1,000  100% NRG                        -
-----------------------------------------------------------------------------------------------------------------
NRG Gila Bend Holdings, Inc.*                                            1,000  100% NRG                  109,759
-----------------------------------------------------------------------------------------------------------------
NRG McClain LLC                                                          1,000  100% NRG              120,807,027
-----------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.                                  1,000  100% NRG               (8,522,634)
-----------------------------------------------------------------------------------------------------------------
NRG North Central Operations Inc.                                        1,000  100% NRG                  (35,820)
-----------------------------------------------------------------------------------------------------------------
NRG Northern Ohio Generating LLC                                        n/a     100% NRG               (1,000,000)
-----------------------------------------------------------------------------------------------------------------
     NRG Ashtabula Generating LLC                                       n/a     100% NRG Northern               -
                                                                                Ohio Generating LLC
-----------------------------------------------------------------------------------------------------------------
     NRG Lakeshore Generating LLC                                       n/a     100% NRG Northern               -
                                                                                Ohio Generating LLC
-----------------------------------------------------------------------------------------------------------------
     NRG Ohio Ash Disposal LLC                                          n/a     100% NRG Northern               -
                                                                                Ohio Generating LLC
-----------------------------------------------------------------------------------------------------------------

                                                                      OWNER'S                             BRIEF
          NAME OF COMPANY (ADD ABBREVIATION USED HEREIN)            BOOK VALUE                         DESCRIPTION
------------------------------------------------------------------------------------------------------------------------------------
NRG ENERGY, INC. (NRG)                                                             Develops, builds, acquires, owns and operates
                                                                                   non-regulated energy-related businesses worldwide
------------------------------------------------------------------------------------------------------------------------------------
Berrians I Gas Turbine Power LLC                                    27,552,578     Simple cycle peaking unit; to provide energy
                                                                                   during periods of peak demand
------------------------------------------------------------------------------------------------------------------------------------
Commonwealth Atlantic Power LLC                                      7,698,660     Acquired all shares in Hanover Energy company
------------------------------------------------------------------------------------------------------------------------------------
     Hanover Energy Company                                                  -     Holding company
------------------------------------------------------------------------------------------------------------------------------------
          Chickahominy River Energy                                          -     Acquired as part of Commonwealth Atlantic closing
            Corp.
------------------------------------------------------------------------------------------------------------------------------------
               Commonwealth Atlantic LP                                      -     Owns Hanover
------------------------------------------------------------------------------------------------------------------------------------
James River Power LLC                                               12,178,195     Acquired all shares in Capistrano Cogeneration
                                                                                   Company
------------------------------------------------------------------------------------------------------------------------------------
     Capistrano Cogeneration Company                                         -     General partner of James River Power LLC
------------------------------------------------------------------------------------------------------------------------------------
          James River Cogeneration                                           -     Owns James River Station 110 MW facility in VA
            Co.
------------------------------------------------------------------------------------------------------------------------------------
NRG Audrain Holding LLC                                            (85,924,641)    Holding company for 720 MW gas-fired plant
                                                                                   that's under construction
------------------------------------------------------------------------------------------------------------------------------------
     NRG Audrain Generating LLC                                              -     Project company for 720 MW natural gas-fired
                                                                                   plant under construction
------------------------------------------------------------------------------------------------------------------------------------
NRG Batesville LLC                                                                 Created to hold assets and permits of bond
                                                                             -     indenture
------------------------------------------------------------------------------------------------------------------------------------
NRG Gila Bend Holdings, Inc.*                                          109,759     Inactive
------------------------------------------------------------------------------------------------------------------------------------
NRG McClain LLC                                                    120,807,027     Entity was formed for McClain project
------------------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic Affiliate Services Inc.                             (8,522,634)    Payroll company for O&M employees
------------------------------------------------------------------------------------------------------------------------------------
NRG North Central Operations Inc.                                      (35,820)    Acts as the operating company for the north
                                                                                   central region
------------------------------------------------------------------------------------------------------------------------------------
NRG Northern Ohio Generating LLC                                    (1,000,000)    Acts as holding company and eventually will
                                                                                   facilitate financing
------------------------------------------------------------------------------------------------------------------------------------
     NRG Ashtabula Generating LLC                                            -     Shell company that may be used as operating
                                                                                   entity
------------------------------------------------------------------------------------------------------------------------------------
     NRG Lakeshore Generating LLC                                            -     Shell company that may be used as operating
                                                                                   entity
------------------------------------------------------------------------------------------------------------------------------------
     NRG Ohio Ash Disposal LLC                                               -     Will own the Ash Disposal sites
------------------------------------------------------------------------------------------------------------------------------------

NRG South Central Affiliate Services Inc.                                1,000  100% NRG                 (294,424)
-----------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.                                        1,000  100% NRG                 (324,820)
-----------------------------------------------------------------------------------------------------------------
Elk River Resource Recovery Inc.*                                       n/a     100% NRG               10,225,801
-----------------------------------------------------------------------------------------------------------------
Newport RDF                                                             n/a     100% NRG               14,771,918
-----------------------------------------------------------------------------------------------------------------
NRG Becker                                                              n/a     85% NRG                 2,357,324
-----------------------------------------------------------------------------------------------------------------
O'Brien Cogeneration Inc. II                                               100  100% NRG                  848,800
-----------------------------------------------------------------------------------------------------------------
NRG Services Corporation                                                 1,000  100% NRG                  (36,358)
-----------------------------------------------------------------------------------------------------------------
Cogeneration Corporation of America                                  1,406,612  20% NRG               139,120,490
-----------------------------------------------------------------------------------------------------------------
NRG Woodland Operations Inc.*                                           n/a     100% NRG                        -
-----------------------------------------------------------------------------------------------------------------
NEO Corporation (NEO)                                                  448,000  100% NRG              (69,952,065)
-----------------------------------------------------------------------------------------------------------------
   Montauk-NEO Gasco LLC                                                n/a     50% NEO                   332,364
-----------------------------------------------------------------------------------------------------------------
     MN San Bernardino Gasco I LLC                                      n/a     100% Montauk-NEO
                                                                                Gasco LLC                       -
-----------------------------------------------------------------------------------------------------------------
              San Bernardino Landfill Gas Limited Partnership, a        n/a     95% MN San              4,359,446
              California limited partnership                                    Bernardino Gasco I
                                                                                LLC
-----------------------------------------------------------------------------------------------------------------
     MN San Bernardino Gasco II LLC                                     n/a     100% Montauk-NEO
                                                                                Gasco LLC                       -
-----------------------------------------------------------------------------------------------------------------
   NEO Fresh Kills LLC                                                  n/a     100% NEO                        -
-----------------------------------------------------------------------------------------------------------------
     Fresh Gas LLC                                                      n/a     50% NEO Fresh Kills
                                                                                LLC                             -
-----------------------------------------------------------------------------------------------------------------
   NEO-Montauk Genco Management LLC                                     n/a     100% NEO                        -
-----------------------------------------------------------------------------------------------------------------
   NEO-Montauk Genco LLC                                                n/a     50% NEO                 6,743,544
-----------------------------------------------------------------------------------------------------------------
     MM San Bernardino Energy LLC                                       n/a     100% NEO-Montauk
                                                                                Genco LLC                       -
-----------------------------------------------------------------------------------------------------------------
   NEO Chester-Gen LLC                                                  n/a     100% NEO                  318,084
-----------------------------------------------------------------------------------------------------------------
   NEO Freehold-Gen LLC                                                 n/a     100% NEO                1,324,454
-----------------------------------------------------------------------------------------------------------------
   NEO Toledo-Gen LLC                                                   n/a     100% NEO                    1,306
-----------------------------------------------------------------------------------------------------------------
   NEO Landfill Gas Holdings Inc.                                        1,000  100% NEO                        -
-----------------------------------------------------------------------------------------------------------------
   NEO Power Services Inc.                                              n/a     100% NEO                  197,385

NRG South Central Affiliate Services Inc.                              (294,424)  Payroll company for O&M employees
------------------------------------------------------------------------------------------------------------------------------------
NRG South Central Operations Inc.                                      (324,820)  Acts as O&M company for the South Central region
------------------------------------------------------------------------------------------------------------------------------------
Elk River Resource Recovery Inc.*                                    10,225,801   Inactive
------------------------------------------------------------------------------------------------------------------------------------
Newport RDF                                                          14,771,918   Refuse derived fuel facility located in MN
------------------------------------------------------------------------------------------------------------------------------------
NRG Becker                                                            2,357,324   Refuse derived fuel facility  located in MN
------------------------------------------------------------------------------------------------------------------------------------
O'Brien Cogeneration Inc. II                                            848,800   General partner in O'Brien California Cogen
                                                                                  Limited
------------------------------------------------------------------------------------------------------------------------------------
NRG Services Corporation                                                (36,358)  Provides payroll and benefits services through
                                                                                  service agreements with indiv. O&M companies
------------------------------------------------------------------------------------------------------------------------------------
Cogeneration Corporation of America                                  21,563,676   Develops, owns and operates cogeneration
                                                                                  facilities in the U.S.
------------------------------------------------------------------------------------------------------------------------------------
NRG Woodland Operations Inc.*                                                 -   Inactive
------------------------------------------------------------------------------------------------------------------------------------
NEO Corporation (NEO)                                               (69,952,065)  Develops, owns and operates landfill gas,
                                                                                  hydroelectric and small cogen. Plants in the U.S.
------------------------------------------------------------------------------------------------------------------------------------
   Montauk-NEO Gasco LLC                                                166,182   Holding company
------------------------------------------------------------------------------------------------------------------------------------
     MN San Bernardino Gasco I LLC                                            -   Landfill gas collection system for project in CA
------------------------------------------------------------------------------------------------------------------------------------
              San Bernardino Landfill Gas Limited Partnership, a      4,141,474   LP to landfill gas collection system for project
              California limited partnership                                      in CA
------------------------------------------------------------------------------------------------------------------------------------
     MN San Bernardino Gasco II LLC                                           -   Landfill gas collection system
------------------------------------------------------------------------------------------------------------------------------------
   NEO Fresh Kills LLC                                                        -   Owns 50% of Fresh Gas LLC
------------------------------------------------------------------------------------------------------------------------------------
     Fresh Gas LLC                                                            -   Landfill gas collection system
------------------------------------------------------------------------------------------------------------------------------------
   NEO-Montauk Genco Management LLC                                           -   Manager of NEO-Montauk Genco LLC
------------------------------------------------------------------------------------------------------------------------------------
   NEO-Montauk Genco LLC                                              3,371,772   Holding company
------------------------------------------------------------------------------------------------------------------------------------
     MM San Bernardino Energy LLC                                             -   Transports landfill gas for resale

------------------------------------------------------------------------------------------------------------------------------------
   NEO Chester-Gen LLC                                                  318,084   Owns 3.4 MW cogeneration facility
------------------------------------------------------------------------------------------------------------------------------------
   NEO Freehold-Gen LLC                                               1,324,454   Owns 2.1 MW cogeneration facility
------------------------------------------------------------------------------------------------------------------------------------
   NEO Toledo-Gen LLC                                                     1,306   Owns 1.0 MW cogeneration facility
------------------------------------------------------------------------------------------------------------------------------------
   NEO Landfill Gas Holdings Inc.                                             -   Domestic holding company
------------------------------------------------------------------------------------------------------------------------------------
   NEO Power Services Inc.                                              197,385   Holding company
------------------------------------------------------------------------------------------------------------------------------------

   NEO California Power LLC                                             n/a     100% NEO                          -
-------------------------------------------------------------------------------------------------------------------
   NEO California Power-Red Bluffs                                      n/a     100% NEO                 27,498,143
-------------------------------------------------------------------------------------------------------------------
   NEO California Power-Chow                                            n/a     100% NEO                 30,377,307
-------------------------------------------------------------------------------------------------------------------
   Four Hills LLC                                                       n/a     50% NEO                     754,031
-------------------------------------------------------------------------------------------------------------------
   NEO Burnsville LLC                                                   n/a     100% NEO                          -
-------------------------------------------------------------------------------------------------------------------
   NEO Corona LLC                                                       n/a     100% NEO                    (20,884)
-------------------------------------------------------------------------------------------------------------------
   NEO Erie LLC                                                         n/a     100% NEO                          -
-------------------------------------------------------------------------------------------------------------------
   NEO Ft. Smith LLC                                                    n/a     100% NEO                  1,144,050
-------------------------------------------------------------------------------------------------------------------
   NEO Hackensack LLC                                                   n/a     100% NEO                  1,809,341
-------------------------------------------------------------------------------------------------------------------
   NEO Nashville LLC                                                    n/a     100% NEO                    160,024
-------------------------------------------------------------------------------------------------------------------
   NEO Phoenix LLC                                                      n/a     100% NEO                    (25,982)
-------------------------------------------------------------------------------------------------------------------
   NEO Prima Deshecha LLC                                               n/a     100% NEO                    392,856
-------------------------------------------------------------------------------------------------------------------
   NEO Riverside LLC                                                    n/a     100% NEO                          -
-------------------------------------------------------------------------------------------------------------------
   NEO SKB LLC                                                          n/a     100% NEO                          -
-------------------------------------------------------------------------------------------------------------------
   NEO Tajiguas LLC                                                     n/a     100% NEO                    429,375
-------------------------------------------------------------------------------------------------------------------
   NEO Woodville LLC                                                    n/a     100% NEO                     (7,516)
-------------------------------------------------------------------------------------------------------------------
   MM Ft. Smith Energy LLC                                              n/a     100% NEO                          -
-------------------------------------------------------------------------------------------------------------------
   NEO MESI LLC*                                                        n/a     100% NEO                          -
-------------------------------------------------------------------------------------------------------------------
   Minnesota Methane II LLC                                             n/a     50% NEO                   1,644,598
-------------------------------------------------------------------------------------------------------------------
     NRG Energy Inc. loaned $2,927,991 to Minnesota Methane II
     LLC under an intercompany short-term borrowing arrangement;
     due primarily 2012; interest rate prime plus 2%
-------------------------------------------------------------------------------------------------------------------
     MM Burnsville Energy LLC                                           n/a     100% Minnesota
                                                                                Methane II LLC                    -
-------------------------------------------------------------------------------------------------------------------
     Suncook Energy LLC                                                 n/a     100% Minnesota
                                                                                Methane II LLC                    -
-------------------------------------------------------------------------------------------------------------------
     Landfill Power LLC                                                 n/a     50% Minnesota
                                                                                Methane II LLC                    -
-------------------------------------------------------------------------------------------------------------------
   Northbrook Energy LLC                                                n/a     50% NEO                   2,599,188
-------------------------------------------------------------------------------------------------------------------
     Northbrook Carolina Hydro II LLC                                   n/a     99% Northbrook
                                                                                Energy
-------------------------------------------------------------------------------------------------------------------

   NEO California Power LLC                                                -     Entity formed to submit bid to CA ISO on 3,000
                                                                                 MW of distributed generation
-----------------------------------------------------------------------------------------------------------------------------------
   NEO California Power-Red Bluffs                                27,498,143     Landfill gas collection system
-----------------------------------------------------------------------------------------------------------------------------------
   NEO California Power-Chow                                      30,377,307     Landfill gas collection system
-----------------------------------------------------------------------------------------------------------------------------------
   Four Hills LLC                                                    754,031     Landfill gas collection system for Nashua project
-----------------------------------------------------------------------------------------------------------------------------------
   NEO Burnsville LLC                                                      -     Landfill gas collection system for Edward
                                                                                 Kraemer landfill
-----------------------------------------------------------------------------------------------------------------------------------
   NEO Corona LLC                                                    (20,884)    Landfill gas collection system for O'Brien
                                                                                 project
-----------------------------------------------------------------------------------------------------------------------------------
   NEO Erie LLC                                                            -     Landfill gas collection system
-----------------------------------------------------------------------------------------------------------------------------------
   NEO Ft. Smith LLC                                               1,144,050     Landfill gas collection system
-----------------------------------------------------------------------------------------------------------------------------------
   NEO Hackensack LLC                                              1,809,341     Landfill gas collection system

-----------------------------------------------------------------------------------------------------------------------------------
   NEO Nashville LLC                                                 160,024     Landfill gas collection system
-----------------------------------------------------------------------------------------------------------------------------------
   NEO Phoenix LLC                                                   (25,982)    Landfill gas collection system
-----------------------------------------------------------------------------------------------------------------------------------
   NEO Prima Deshecha LLC                                            392,856     Landfill gas collection system
-----------------------------------------------------------------------------------------------------------------------------------
   NEO Riverside LLC                                                       -     Landfill gas collection system
-----------------------------------------------------------------------------------------------------------------------------------
   NEO SKB LLC                                                             -     Landfill gas collection system
-----------------------------------------------------------------------------------------------------------------------------------
   NEO Tajiguas LLC                                                  429,375     Landfill gas collection system
-----------------------------------------------------------------------------------------------------------------------------------
   NEO Woodville LLC                                                  (7,516)    Landfill gas collection system
-----------------------------------------------------------------------------------------------------------------------------------
   MM Ft. Smith Energy LLC                                                 -     Landfill gas fueled power generation
-----------------------------------------------------------------------------------------------------------------------------------
   NEO MESI LLC*                                                           -     Inactive
-----------------------------------------------------------------------------------------------------------------------------------
   Minnesota Methane II LLC                                          822,299     Owns and operates original 3 NEO/Ziegler
                                                                                 landfill gas projects
-----------------------------------------------------------------------------------------------------------------------------------
     NRG Energy Inc. loaned $2,927,991 to Minnesota Methane II
     LLC under an intercompany short-term borrowing arrangement;
     due primarily 2012; interest rate prime plus 2%
-----------------------------------------------------------------------------------------------------------------------------------
     MM Burnsville Energy LLC                                              -     Landfill gas fueled power generation for Edward
                                                                                 Kraemer landfill
-----------------------------------------------------------------------------------------------------------------------------------
     Suncook Energy LLC                                                          Landfill gas fueled power generation for Nashua
                                                                           -     project
-----------------------------------------------------------------------------------------------------------------------------------
     Landfill Power LLC                                                    -     Owns and operates Flying Cloud landfill gas
                                                                                 fueled power generation facility
-----------------------------------------------------------------------------------------------------------------------------------
   Northbrook Energy LLC                                           1,299,594     Develops hydroelectric power projects in the U.S.
-----------------------------------------------------------------------------------------------------------------------------------
     Northbrook Carolina Hydro II LLC                                            Hydroelectric power projects in the U.S.
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                LLC; 1% Omega Energy
                                                                                LLC
------------------------------------------------------------------------------------------------------
     Northbrook Carolina Hydro LLC                                      n/a     99% Northbrook
                                                                                Energy LLC; 1% Omega
                                                                                Energy LLC
------------------------------------------------------------------------------------------------------
   Northbrook New York LLC                                              n/a     30% NEO
------------------------------------------------------------------------------------------------------
   Northbrook Acquisition Corp.                                             50  50% NEO
------------------------------------------------------------------------------------------------------
   STS Hydropower Ltd.                                                   1,000  50% NEO
------------------------------------------------------------------------------------------------------
   Minnesota Methane LLC                                                n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM Albany Energy LLC                                                 n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM Cuyahoga Energy LLC                                               n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM Hartford Energy LLC                                               n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM Lopez Energy LLC                                                  n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM Lowell Energy LLC                                                 n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM Prince William Energy LLC                                         n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM San Diego LLC                                                     n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM Spokane Energy LLC                                                n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM Tacoma LLC                                                        n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM Taunton Energy LLC                                                n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM Tomoka Farms Energy LLC                                           n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM Tulare Energy LLC                                                 n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM West Covina LLC                                                   n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM Yolo Power LLC                                                    n/a     50% NEO
------------------------------------------------------------------------------------------------------
   O'Brien Biogas IV LLC                                                n/a     50% NEO
------------------------------------------------------------------------------------------------------
   Minnesota Methane Holdings LLC*                                      n/a     50% NEO
------------------------------------------------------------------------------------------------------
   MM Biogas Power LLC                                                  n/a     50% NEO
------------------------------------------------------------------------------------------------------
     NRG Energy loaned $6,610,302 to MM
     Biogas Power LLC under an intercompany
     short-term borrowing arrangement; due
     primarily 2012; interest rate prime plus 2%
------------------------------------------------------------------------------------------------------
     MM Corona Energy LLC                                               n/a     100% MM Biogas
                                                                                Power LLC
------------------------------------------------------------------------------------------------------
     MM Hackensack Energy LLC                                           n/a     100% MM Biogas
                                                                                Power LLC
------------------------------------------------------------------------------------------------------
     MM Nashville Energy LLC                                            n/a     100% MM Biogas
                                                                                Power LLC
------------------------------------------------------------------------------------------------------
     MM Prima Deschecha Energy LLC                                      n/a     100% MM Biogas
                                                                                Power LLC
------------------------------------------------------------------------------------------------------
     MM SKB Energy LLC                                                  n/a     100% MM Biogas
                                                                                Power LLC
------------------------------------------------------------------------------------------------------
     MM Tajiguas Energy LLC                                             n/a     100% MM Biogas
                                                                                Power LLC
------------------------------------------------------------------------------------------------------
     MM Woodville Energy LLC                                            n/a     100% MM Biogas
                                                                                Power LLC
------------------------------------------------------------------------------------------------------
     O'Brien Biogas (Mazzaro) Inc.                                      n/a     100% MM Biogas
                                                                                Power LLC
------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                                             -            -
-------------------------------------------------------------------------------------------------------------------------------
     Northbrook Carolina Hydro LLC                           -            -  Owns and operates hydroelectric power plants
-------------------------------------------------------------------------------------------------------------------------------
   Northbrook New York LLC                          18,336,787    5,501,036  Owns 32 MW hydroelectric generation project
-------------------------------------------------------------------------------------------------------------------------------
   Northbrook Acquisition Corp.                              -            -  Domestic holding company
-------------------------------------------------------------------------------------------------------------------------------
   STS Hydropower Ltd.                                       -            -  Owns and operates hydroelectric projects
-------------------------------------------------------------------------------------------------------------------------------
   Minnesota Methane LLC                            31,833,162   15,916,581  Owns and operates 15 landfill gas projects
-------------------------------------------------------------------------------------------------------------------------------
   MM Albany Energy LLC                                (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   MM Cuyahoga Energy LLC                              (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   MM Hartford Energy LLC                              (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   MM Lopez Energy LLC                                 (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   MM Lowell Energy LLC                                (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   MM Prince William Energy LLC                        (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   MM San Diego LLC                                    (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   MM Spokane Energy LLC                               (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   MM Tacoma LLC                                       (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   MM Taunton Energy LLC                               (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   MM Tomoka Farms Energy LLC                          (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   MM Tulare Energy LLC                                (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   MM West Covina LLC                                  (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   MM Yolo Power LLC                                   (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   O'Brien Biogas IV LLC                               (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
   Minnesota Methane Holdings LLC*                     (1)          (1)      Inactive
-------------------------------------------------------------------------------------------------------------------------------
   MM Biogas Power LLC                             (3,874,306)  (1,937,153)  Domestic holding company
-------------------------------------------------------------------------------------------------------------------------------
     NRG Energy loaned $6,610,302 to MM
     Biogas Power LLC under an intercompany
     short-term borrowing arrangement; due
     primarily 2012; interest rate prime plus 2%
-------------------------------------------------------------------------------------------------------------------------------
     MM Corona Energy LLC                              (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
     MM Hackensack Energy LLC                          (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
     MM Nashville Energy LLC                           (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
     MM Prima Deschecha Energy LLC                     (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
     MM SKB Energy LLC                                 (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
     MM Tajiguas Energy LLC                            (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
     MM Woodville Energy LLC                           (1)          (1)      Landfill gas fueled power generation
-------------------------------------------------------------------------------------------------------------------------------
     O'Brien Biogas (Mazzaro) Inc.                     (1)          (1)      Landfill gas collection system
-------------------------------------------------------------------------------------------------------------------------------

     MM Phoenix Energy LLC               n/a     100% MM Biogas                (1)              (1)   Landfill gas fueled power
                                                 Power LLC                                            generation
------------------------------------------------------------------------------------------------------------------------------------
     MM Riverside LLC                    n/a     100% MM Biogas                (1)              (1)   Landfill gas fueled power
                                                 Power LLC                                            generation
------------------------------------------------------------------------------------------------------------------------------------
     O'Brien Standby Power Energy Inc.   n/a     100% MM Biogas                (1)              (1)   Landfill gas fueled power
                                                 Power LLC                                            generation
------------------------------------------------------------------------------------------------------------------------------------
   NEO Landfill Gas Inc.                  1,000  100% NEO              32,016,994       32,016,994    Domestic holding company
------------------------------------------------------------------------------------------------------------------------------------
     NEO Albany LLC                      n/a     100% NEO Landfill        627,495          627,495    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO Cuyahoga LLC                    n/a     100% NEO Landfill      1,664,468        1,664,468    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO Edgeboro LLC                    n/a     100% NEO Landfill      3,954,787        3,954,787    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO Fitchburg LLC                    2,000  100% NEO Landfill       (561,277)        (561,277)   Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO Hartford LLC                    n/a     100% NEO Landfill        102,439          102,439    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO Lopez Canyon LLC                n/a     100% NEO Landfill        656,623          656,623    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO Lowell LLC                      n/a     100% NEO Landfill        (46,664)         (46,664)   Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO San Diego LLC                   n/a     100% NEO Landfill      3,523,584        3,523,584    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO Prince William LLC              n/a     100% NEO Landfill        637,035          637,035    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO San Diego LLC                   n/a     100% NEO Landfill                                    Landfill gas collection system
                                                 Gas Inc.                       -                -
------------------------------------------------------------------------------------------------------------------------------------
     NEO Spokane LLC                     n/a     100% NEO Landfill        456,641          456,641    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO Tacoma LLC                      n/a     100% NEO Landfill        425,501          425,501    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO Taunton LLC                     n/a     100% NEO Landfill        341,526          341,526    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO Tomoka Farms LLC                n/a     100% NEO Landfill        918,860          918,860    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO Tulare LLC                      n/a     100% NEO Landfill        187,703          187,703    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO West Covina LLC                 n/a     100% NEO Landfill      3,846,849        3,846,849    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
     NEO Yolo LLC                        n/a     100% NEO Landfill        718,822          718,822    Landfill gas collection system
                                                 Gas Inc.
------------------------------------------------------------------------------------------------------------------------------------
NRG Energy Insurance Ltd.                N/a     100% NRG              (2,506,416)      (2,506,416)   Insurance captive company

------------------------------------------------------------------------------------------------------------------------------------
NRG International Services Company       n/a     100% NRG                 (63,095)         (63,095)   Holds service agreements
                                                                                                      with expatriates and
                                                                                                      international consultants
------------------------------------------------------------------------------------------------------------------------------------
NRG International LLC                     1,000  100% NRG           1,412,465,732    1,412,465,732    Domestic holding company
------------------------------------------------------------------------------------------------------------------------------------

   NRG International II Inc.                                            n/a     100% NRG                    6,708
                                                                                International LLC
-----------------------------------------------------------------------------------------------------------------
   NRGenerating III (Gibraltar)*                                        n/a     100% NRG               63,723,363
                                                                                International LLC
-----------------------------------------------------------------------------------------------------------------
   NRGenerating International BV (NRGIBV)                               n/a     100% NRG              796,978,653
                                                                                International LLC
-----------------------------------------------------------------------------------------------------------------
     NRGenerating IV (Gibraltar)                                        n/a     100% NRG                        -
                                                                                International II
                                                                                Inc.
-----------------------------------------------------------------------------------------------------------------
     Rybnik (Gibraltar)                                                 n/a     50% NRG                         -
                                                                                International II
                                                                                Inc.
-----------------------------------------------------------------------------------------------------------------
     European Generating S.a.r.l.                                       n/a     100% NRG                   21,746
                                                                                International II
                                                                                Inc.
-----------------------------------------------------------------------------------------------------------------
              Rybnik Power BV                                           n/a     100% European                 499
                                                                                Generating S.a.r.l.
-----------------------------------------------------------------------------------------------------------------
   Sterling Luxumbourg (No. 4) S.a.r.l.                                 15,913  50% NRG                   135,320
                                                                                International LLC,
                                                                                50% NRG
                                                                                International II
                                                                                Inc.
-----------------------------------------------------------------------------------------------------------------
     Sterling Luxembourg (No. 3) S.a.r.l.                              135,261  100% Sterling           1,039,335
                                                                                Luxumbourg (No. 4)
                                                                                S.a.r.l.
-----------------------------------------------------------------------------------------------------------------
     Flinders Power Finance Pty Ltd.                                        59  100% Sterling              (6,098)
                                                                                Luxumbourg (No. 4)
                                                                                S.a.r.l.
-----------------------------------------------------------------------------------------------------------------
   NRG International III Inc.                                        3,012,062  100% NRG                3,696,583
                                                                                International LLC
-----------------------------------------------------------------------------------------------------------------
     NRG International Holdings GmbH                                    12,062  99% NRG                    15,938
                                                                                International III
                                                                                Inc., 1% Temmes
                                                                                Mgmt Svcs BV
-----------------------------------------------------------------------------------------------------------------
              NRG Andean Development Ltd.                               N/a     100% NRG                  347,370
                                                                                International
                                                                                Holdings GmbH
-----------------------------------------------------------------------------------------------------------------
     NRG International Holdings (No. 2) GmbH                            n/a     99% NRG                    16,144
                                                                                International III
                                                                                Inc., 1% Temmes
                                                                                Mgmt Svcs BV
-----------------------------------------------------------------------------------------------------------------
              TermoRio SA                                               n/a     50% NRG                        (1)
                                                                                International
                                                                                Holdings (No. 2)
                                                                                GmbH
-----------------------------------------------------------------------------------------------------------------
                     NRGenerating Luxembourg (No. 2) S.a.r.l.
                     loaned TermoRio SA $63,723,362 under an
                     intercompany long-term borrowing arrangement;
                     due 20 yrs after plant is operational;
                     interest rate 19.5%
-----------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 4) GmbH                                 n/a     100% NRG                   15,203
                                                                                International LLC
-----------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 24) BV                                  n/a     100% NRGIBV                     -

-----------------------------------------------------------------------------------------------------------------
     NRG Energy Development GmbH                                        n/a     100% NRGIBV                60,275

-----------------------------------------------------------------------------------------------------------------
     NRG Energy PL Sp. Z.o.o.                                           12,966  100% NRGIBV                20,380

-----------------------------------------------------------------------------------------------------------------
     NRG Energy Ltd.                                                    N/a     100% NRGIBV               690,091

-----------------------------------------------------------------------------------------------------------------

   NRG International II Inc.                                                  6,708    Domestic holding company

------------------------------------------------------------------------------------------------------------------------------------
   NRGenerating III (Gibraltar)*                                         63,723,363    Inactive

------------------------------------------------------------------------------------------------------------------------------------
   NRGenerating International BV (NRGIBV)                               796,978,653    Dutch holding company

------------------------------------------------------------------------------------------------------------------------------------
     NRGenerating IV (Gibraltar)                                                  -    Entity formed to assist with the Foreign
                                                                                       Reorg holding structure

------------------------------------------------------------------------------------------------------------------------------------
     Rybnik (Gibraltar)                                                           -    Dormant foreign holding company

------------------------------------------------------------------------------------------------------------------------------------
     European Generating S.a.r.l.                                            21,746    Project holding company for Rybnik project

------------------------------------------------------------------------------------------------------------------------------------
              Rybnik Power BV                                                   499    International holding company

------------------------------------------------------------------------------------------------------------------------------------
   Sterling Luxumbourg (No. 4) S.a.r.l.                                     135,320    Formed as a part of the Sterling holding
                                                                                       structure in the UK

------------------------------------------------------------------------------------------------------------------------------------
     Sterling Luxembourg (No. 3) S.a.r.l.                                 1,039,335    Finance company borrowing funds for
                                                                                       Killingholme for original acquisition

------------------------------------------------------------------------------------------------------------------------------------
     Flinders Power Finance Pty Ltd.                                         (6,098)   Finance company borrowing funds for Flinders
                                                                                       business

------------------------------------------------------------------------------------------------------------------------------------
   NRG International III Inc.                                             3,696,583    Domestic holding company - Dutch
                                                                                       restructuring
------------------------------------------------------------------------------------------------------------------------------------
     NRG International Holdings GmbH                                         15,938    Swiss holding company
------------------------------------------------------------------------------------------------------------------------------------
              NRG Andean Development Ltd.                                   347,370    Development office for Andean region
------------------------------------------------------------------------------------------------------------------------------------
     NRG International Holdings (No. 2) GmbH                                 16,144    Swiss holding company
------------------------------------------------------------------------------------------------------------------------------------
              TermoRio SA                                                        (1)   1040 MW gas-fired cogeneration project in
                                                                                       Brazil
------------------------------------------------------------------------------------------------------------------------------------
                     NRGenerating Luxembourg (No. 2) S.a.r.l.
                     loaned TermoRio SA $63,723,362 under an
                     intercompany long-term borrowing arrangement;
                     due 20 yrs after plant is operational;
                     interest rate 19.5%
------------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 4) GmbH                                      15,203    Dormant Swiss holding company
------------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 24) BV                                            -    Former owner of pwerGen's 1/3 interest in
                                                                                       Schkopau and Mibrag
------------------------------------------------------------------------------------------------------------------------------------
     NRG Energy Development GmbH                                             60,275    Provides international business development
                                                                                       services in Europe
------------------------------------------------------------------------------------------------------------------------------------
     NRG Energy PL Sp. Z.o.o.                                                20,380    Provides international business development
                                                                                       services in Poland
------------------------------------------------------------------------------------------------------------------------------------
     NRG Energy Ltd.                                                        690,091    Provides international business development
                                                                                       services in Europe
------------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 15) BV                                 1,591    100% NRGIBV             272,338,759
----------------------------------------------------------------------------------------------------------------
  Interenergy Limited*                                                n/a    49% NRGIBV                        -
----------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings GmbH                                          n/a    100% NRGIBV              27,611,427
----------------------------------------------------------------------------------------------------------------
         NRG Caymans-C                                                n/a    100% NRGenerating         6,197,244
                                                                             Holdings GmbH
----------------------------------------------------------------------------------------------------------------
                Scudder Latin American Power I-C LDC                  n/a    25% NRG Caymans-C        15,047,864
----------------------------------------------------------------------------------------------------------------
                Scudder Latin American Power II-C LDC                 n/a    25% NRG Caymans-C         9,736,064
----------------------------------------------------------------------------------------------------------------
         NRG Caymans-P                                                n/a    100% NRGenerating        21,529,414
                                                                             Holdings GmbH
----------------------------------------------------------------------------------------------------------------
                Scudder Latin American Power I-P LDC                  n/a    25% NRG Caymans-P        78,186,328
----------------------------------------------------------------------------------------------------------------
         NRG Caymans Company                                          n/a    100% NRGenerating         2,517,105
                                                                             Holdings GmbH
----------------------------------------------------------------------------------------------------------------
                Croatia Power Group                                   n/a    20% NRG Caymans                   -
                                                                             Company
----------------------------------------------------------------------------------------------------------------
                Central and Eastern Europe Power Fund Ltd.            N/a    23.58% NRG Caymans       10,674,741
                                                                             Company
----------------------------------------------------------------------------------------------------------------
                          Polish Energy Partners SA (PEP)             n/a    41% Central and                   -
                                                                             Eastern Europe
                                                                             Power Fund Ltd.
----------------------------------------------------------------------------------------------------------------
         Sterling Luxembourg (No. 1) S.a.r.l.                      14,481    100% NRGenerating       272,246,871
                                                                             Holdings (No. 15) BV
----------------------------------------------------------------------------------------------------------------
                NRGenerating Ltd.                                       3    100% Sterling           129,560,467
                                                                             Luxembourg (No. 1)
                                                                             S.a.r.l.
----------------------------------------------------------------------------------------------------------------
                          NRG Pensions Limited                        n/a    100% NRGenerating           (1)
                                                                             Ltd.
----------------------------------------------------------------------------------------------------------------
                          NRGenerating Energy Trading Ltd.              3    100% NRGenerating           138,483
                                                                             Ltd.
----------------------------------------------------------------------------------------------------------------
                          Killingholme Holdings Limited               n/a    100% NRGenerating       129,558,778
                                                                             Ltd.
----------------------------------------------------------------------------------------------------------------
                                 Killingholme Generation  Limited   1,593    100% Killingholme       126,489,276
                                                                             Holdings Limited
----------------------------------------------------------------------------------------------------------------
                                 Killingholme Power Limited           n/a    100% Killingholme       214,752,183
                                                                             Generation Limited
----------------------------------------------------------------------------------------------------------------
                Sterling Luxembourg (No. 2) S.a.r.l.               14,401    100% Sterling           152,377,221
                                                                             Luxembourg (No. 1)
                                                                             S.a.r.l.
----------------------------------------------------------------------------------------------------------------
                          Sterling (Gibraltar)                        161    100% Sterling                     -
                                                                             Luxembourg (No. 2)
                                                                             S.a.r.l.
----------------------------------------------------------------------------------------------------------------
                          Sterling Luxembourg (No. 2)                 n/a    100% Sterling           178,024,661
                          S.a.r.l. Swiss Branch                              Luxembourg (No. 2)
                                                                             S.a.r.l.
----------------------------------------------------------------------------------------------------------------
  NRGenerating Luxembourg (No. 1) S.a.r.l.                     63,216,034    100% NRGIBV             368,050,846
----------------------------------------------------------------------------------------------------------------
         NRGenerating II (Gibraltar)                                  n/a    100% NRGenerating                 -
                                                                             Luxembourg (No. 1)
                                                                             S.a.r.l.
----------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 15) BV                            272,338,759    Dutch holding company registered to do business
                                                                              in England
------------------------------------------------------------------------------------------------------------------------------
  Interenergy Limited*                                                   -    Inactive
------------------------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings GmbH                                    27,611,427    Swiss holding company
------------------------------------------------------------------------------------------------------------------------------
         NRG Caymans-C                                           6,197,244    Cayman Islands holding company (corporation
                                                                              interests)
------------------------------------------------------------------------------------------------------------------------------
                Scudder Latin American Power I-C LDC             3,761,966    Investment company
------------------------------------------------------------------------------------------------------------------------------
                Scudder Latin American Power II-C LDC            2,434,016    Investment company
------------------------------------------------------------------------------------------------------------------------------
         NRG Caymans-P                                          21,529,414    Cayman Islands holding company (partnership
                                                                              interests)
------------------------------------------------------------------------------------------------------------------------------
                Scudder Latin American Power I-P LDC            19,546,582    Investment company
------------------------------------------------------------------------------------------------------------------------------
         NRG Caymans Company                                     2,517,105    Cayman Islands holding company for Croatia Power
                                                                              Group
------------------------------------------------------------------------------------------------------------------------------
                Croatia Power Group                                      -    Holds interest in 190 MW electric power
                                                                              generation project
------------------------------------------------------------------------------------------------------------------------------
                Central and Eastern Europe Power Fund Ltd.       2,517,104    Investment vehicle for power generation projects
------------------------------------------------------------------------------------------------------------------------------
                          Polish Energy Partners SA (PEP)                -    Invests in cogeneration projects with Poland
------------------------------------------------------------------------------------------------------------------------------
         Sterling Luxembourg (No. 1) S.a.r.l.                  272,246,871    Entity formed to hold Luxco2
------------------------------------------------------------------------------------------------------------------------------
                NRGenerating Ltd.                              129,560,467    UK holding company for Killingholme structure in
                                                                              England
------------------------------------------------------------------------------------------------------------------------------
                          NRG Pensions Limited                     (1)        Entity to hold pensions for UK employees
------------------------------------------------------------------------------------------------------------------------------
                          NRGenerating Energy Trading Ltd.         138,483    International power marketing entity
------------------------------------------------------------------------------------------------------------------------------
                          Killingholme Holdings Limited        129,558,778    Holding company
------------------------------------------------------------------------------------------------------------------------------
                                 Killingholme Generation       126,489,276    Project company for Killingholme Power Station
                                 Limited
------------------------------------------------------------------------------------------------------------------------------
                                 Killingholme Power Limited    214,752,183    Project company for 665 MW gas-fired
                                                                              Killingholme A combined-cycle, gas-turbine power
                                                                              station
------------------------------------------------------------------------------------------------------------------------------
                Sterling Luxembourg (No. 2) S.a.r.l.           152,377,221    Holding company which held loans to Killingholme
                                                                              project
------------------------------------------------------------------------------------------------------------------------------
                          Sterling (Gibraltar)                           -    Entity formed to assist with NRGenerating, Ltd.
------------------------------------------------------------------------------------------------------------------------------
                          Sterling Luxembourg (No. 2)          178,024,661    Holding company which held loans to Killingholme
                          S.a.r.l. Swiss Branch                               project
------------------------------------------------------------------------------------------------------------------------------
  NRGenerating Luxembourg (No. 1) S.a.r.l.                     368,050,846    Luxembourg holding company
------------------------------------------------------------------------------------------------------------------------------
         NRGenerating II (Gibraltar)                                     -    Gibraltar entity formed to assist with
                                                                              NRGIBV/Australian holding structure through
                                                                              Luxembourg
------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
   Csepel Luxembourg S.a.r.l.                                 n/a    14% NRGenerating        2,845,939
                                                                     Luxembourg (No. 1)
                                                                     S.a.r.l., 86%
                                                                     NRGenerating
                                                                     Luxembourg (No. 2)
                                                                     S.a.r.l.
-------------------------------------------------------------------------------------------------------
          NRGenerating (Gibraltar)                            183    100% Csepel                     -
                                                                     Luxembourg S.a.r.l.
-------------------------------------------------------------------------------------------------------
   NRG do Brasil Ltda.                                        N/a    99% NRGenerating           46,065
                                                                     Luxembourg (No. 1)
                                                                     S.a.r.l., 1%
                                                                     NRGenerating
                                                                     Luxembourg (No. 2)
                                                                     S.a.r.l.
-------------------------------------------------------------------------------------------------------
   NRGenerating Holdings (No. 3) GmbH                         n/a    100% NRGenerating      27,532,425
                                                                     Luxembourg (No. 1)
                                                                     S.a.r.l.
-------------------------------------------------------------------------------------------------------
   Eastern Generation Services (India) Private Limited        n/a    100% NRGenerating         812,059
                                                                     Luxembourg (No. 1)
                                                                     S.a.r.l.
-------------------------------------------------------------------------------------------------------
   Empressa de Generacion Electrica Cahua SA           31,943,259    100% NRGenerating      33,152,938
                                                                     Luxembourg (No. 1)
                                                                     S.a.r.l.
-------------------------------------------------------------------------------------------------------
   NRG WEB Mauritius Ltd                                      n/a    100% NRGenerating      23,600,817
                                                                     Luxembourg (No. 1)
                                                                     S.a.r.l.
-------------------------------------------------------------------------------------------------------
          Lanco Konapalli Power Pvt Ltd.                      N/a    30% NRG WEB                     -
                                                                     Mauritius Ltd
-------------------------------------------------------------------------------------------------------
   NRGenerating Luxembourg (No. 4) S.a.r.l.                   n/a    100% NRGenerating       6,076,026
                                                                     Luxembourg (No. 1)
                                                                     S.a.r.l.
-------------------------------------------------------------------------------------------------------
          NRGenerating Luxembourg (No. 5) S.a.r.l.            n/a    100% NRGenerating            (133)
                                                                     Luxembourg (No. 4)
                                                                     S.a.r.l.
-------------------------------------------------------------------------------------------------------
                    NRGenerating Luxembourg (No. 5)           n/a    100% NRGenerating               -
                    S.a.r.l. Swiss Branch                            Luxembourg (No. 5)
                                                                     S.a.r.l.
-------------------------------------------------------------------------------------------------------
   NRGenerating Holdings (No. 2) GmbH                      59,311    100% NRGenerating      38,936,802
                                                                     Luxembourg (No. 1)
                                                                     S.a.r.l.
-------------------------------------------------------------------------------------------------------
             Flinders Power Partnership                       n/a    50% NRGenerating       72,661,549
                                                                     Holdings (No. 2)
                                                                     GmbH, 25% Flinders
                                                                     Labuan 1, 25%
                                                                     Flinders Labuan 2
-------------------------------------------------------------------------------------------------------
                    Flinders Coal Pty Ltd.                    N/a    100% Flinders Power        (1)
                                                                     Partnership
-------------------------------------------------------------------------------------------------------
                    Flinders Osborne Trading Pty Ltd.          59    100% Flinders Power     2,423,590
                                                                     Partnership
-------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
   Csepel Luxembourg S.a.r.l.                           2,845,939    Luxembourg holding company
---------------------------------------------------------------------------------------------------------------------
          NRGenerating (Gibraltar)                              -    Formed to assist with the NRGIBV
---------------------------------------------------------------------------------------------------------------------
   NRG do Brasil Ltda.                                     46,065    Brazilian development office
---------------------------------------------------------------------------------------------------------------------
   NRGenerating Holdings (No. 3) GmbH                  27,532,425    Swiss holding company
---------------------------------------------------------------------------------------------------------------------
   Eastern Generation Services (India) Private Limited    812,059    O&M entity for 355 MW Lanco Kondapalli Power
                                                                     Plant
---------------------------------------------------------------------------------------------------------------------
   Empressa de Generacion Electrica Cahua SA           33,152,938    Owner of 45 MW Hydroelectric generation in Peru
---------------------------------------------------------------------------------------------------------------------
   NRG WEB Mauritius Ltd                               23,600,817    Holding company for Kondapalli project
---------------------------------------------------------------------------------------------------------------------
             Lanco Konapalli Power Pvt Ltd.                     -    355 MW Lanco Kondapalli Power Plant
---------------------------------------------------------------------------------------------------------------------
   NRGenerating Luxembourg (No. 4) S.a.r.l.             6,076,026    Luxembourg holding company
---------------------------------------------------------------------------------------------------------------------
          NRGenerating Luxembourg (No. 5) S.a.r.l.           (133)   Luxembourg holding company
---------------------------------------------------------------------------------------------------------------------
                    NRGenerating Luxembourg (No. 5)             -    Luxcembourg holding company
                    S.a.r.l. Swiss Branch
---------------------------------------------------------------------------------------------------------------------
   NRGenerating Holdings (No. 2) GmbH                  38,936,802    Swiss holding company
---------------------------------------------------------------------------------------------------------------------
          Flinders Power Partnership                   72,661,549    Unincorporated partnership of 3 companies in
                                                                     Australia
---------------------------------------------------------------------------------------------------------------------
                    Flinders Coal Pty Ltd.                 (1)       Entity which holds title to the right to mine at
                                                                     Leigh Creek Coalfields
---------------------------------------------------------------------------------------------------------------------
                    Flinders Osborne Trading Pty Ltd.   2,423,590    Trading entity for gas supply
---------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
                Flinders Labuan (No. 1) Ltd.                    29,591    100% NRGenerating         8,830,424
                                                                          Holdings (No. 2)
                                                                          GmbH
--------------------------------------------------------------------------------------------------------------
                Flinders Labuan (No. 2) Ltd.                    29,591    100% NRGenerating         8,830,424
                                                                          Holdings (No. 2)
                                                                          GmbH
--------------------------------------------------------------------------------------------------------------
         NRGenerating Luxembourg (No. 2) S.a.r.l.               12,470    100% NRGenerating       291,178,093
                                                                          Luxembourg (No. 1)
                                                                          S.a.r.l.
--------------------------------------------------------------------------------------------------------------
                NRGenerating Luxembourg (No. 2) S.a.r.l.           n/a    100% NRGenerating                 -
                Swiss Branch                                              Luxembourg (No. 2)
                                                                          S.a.r.l.
--------------------------------------------------------------------------------------------------------------
                Energia Pacasmayo SA                        13,792,444    75% NRGenerating         14,817,630
                                                                          Luxembourg (No. 2)
                                                                          S.a.r.l., 22.5%
                                                                          NRGenerating
                                                                          Luxembourg (No. 1)
                                                                          S.a.r.l.
--------------------------------------------------------------------------------------------------------------
  Brimsdown Power Limited                                          n/a    50% NRGIBV                  115,458
--------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 11) BV                                n/a    100% NRGIBV              (4,659,415)
--------------------------------------------------------------------------------------------------------------
           Wainstones Power Limited                                n/a    100% NRGenerating           348,610
                                                                          Holdings (No. 11) BV
--------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 13) BV                                n/a    100% NRGIBV                     570
--------------------------------------------------------------------------------------------------------------
           Langage Energy Park Limited                             n/a    100% NRGenerating         3,237,714
                                                                          Holdings (No. 13) BV
--------------------------------------------------------------------------------------------------------------
  Sachsen Holding BV                                               n/a    100% NRGIBV              (5,623,510)
--------------------------------------------------------------------------------------------------------------
           PT Dayalistrik Pratama                                  n/a    45% Sachsen Holding         (1)
                                                                          BV
--------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 7) BV*                                n/a    100% NRGIBV                     570
--------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 8) BV*                                n/a    100% NRGIBV                     570
--------------------------------------------------------------------------------------------------------------
           P.T. NRG West Java                                      n/a    95% NRGenerating                  -
                                                                          Holdings (No. 7) BV;
                                                                          5% NRGenerating
                                                                          Holdings (No. 8) BV
--------------------------------------------------------------------------------------------------------------
  Enfield Holdings BV                                              n/a    50% NRGIBV                        -
--------------------------------------------------------------------------------------------------------------
           Enfield Energy Centre Limited                         5,000    50% Enfield                above
                                                                          Holdings BV
--------------------------------------------------------------------------------------------------------------
                  Enfield Operations LLC                           n/a    50% & .1% Profit           above
                                                                          Enfield Energy
                                                                          Centre Limited,
                                                                          16.3% NRG
                                                                          International LLC
--------------------------------------------------------------------------------------------------------------
                            Enfield Operations (UK) Limited        n/a    100% Enfield               above
                                                                          Operation LLC
--------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                  Flinders Labuan (No. 1) Ltd.                8,830,424    Holding company
----------------------------------------------------------------------------------------------------------------------------
                  Flinders Labuan (No. 2) Ltd.                8,830,424    Holding company
----------------------------------------------------------------------------------------------------------------------------
           NRGenerating Luxembourg (No. 2) S.a.r.l.         291,178,093    Luxembourg holding company
----------------------------------------------------------------------------------------------------------------------------
                  NRGenerating Luxembourg (No. 2) S.a.r.l.            -    Holds shareholder loans to Flinders project
                  Swiss Branch
----------------------------------------------------------------------------------------------------------------------------
                  Energia Pacasmayo SA                       14,817,630    Owner of 38 MW hydroelectric facility; 22.5 MW
                                                                           diesel power plant; and several mini hydro
                                                                           facilities totaling 5.6 MW
----------------------------------------------------------------------------------------------------------------------------
  Brimsdown Power Limited                                        57,729    Project company for peaking unit
----------------------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 11) BV                          (4,659,415)   Will own assets for Langage Energy Park project
----------------------------------------------------------------------------------------------------------------------------
           Wainstones Power Limited                             348,610    Will build, own and operate 800 MW combined
                                                                           cycle gas turbine power plant on outstanding site
----------------------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 13) BV                                 570    Will own land for power plant on outstanding site
----------------------------------------------------------------------------------------------------------------------------
           Langage Energy Park Limited                        3,237,714    Will own land for project in Plymouth, England
----------------------------------------------------------------------------------------------------------------------------
  Sachsen Holding BV                                         (5,623,510)   Dutch holding company
----------------------------------------------------------------------------------------------------------------------------
           PT Dayalistrik Pratama                               (1)        Will own and construct West Java coal-fired
                                                                           power plant
----------------------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 7) BV*                                 570    Inactive
----------------------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 8) BV*                                 570    Inactive
----------------------------------------------------------------------------------------------------------------------------
           P.T. NRG West Java                                         -    O&M company for West Java
----------------------------------------------------------------------------------------------------------------------------
  Enfield Holdings BV                                                 -    International holding company
----------------------------------------------------------------------------------------------------------------------------
           Enfield Energy Centre Limited                       above       Owns gas fired power plant
----------------------------------------------------------------------------------------------------------------------------
                  Enfield Operations LLC                       above       Operates gas fired power plant
----------------------------------------------------------------------------------------------------------------------------
                            Enfield Operations (UK) Limited    above       Holds employees for Enfield Operations
----------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
           NR (Gibraltar)                                     n/a    100% Enfield                      -
                                                                     Holdings BV
---------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 4) BV                            n/a    100% NRGIBV              56,489,118
---------------------------------------------------------------------------------------------------------
           Loy Yang Power Management Pty Ltd.                 N/a    25.37% NRGenerating         (1)
                                                                     Holdings (No. 4) BV
---------------------------------------------------------------------------------------------------------
           Loy Yang Power Partners                            n/a    25.37% NRGenerating               -
                                                                     Holdings (No. 4) BV
---------------------------------------------------------------------------------------------------------
           Loy Yang Power Projects Pty Ltd.                   N/a    25.37% NRGenerating         (1)
                                                                     Holdings (No. 4) BV
---------------------------------------------------------------------------------------------------------
           Gunwale BV                                         n/a    100% NRGenerating             1,585
                                                                     Holdings (No. 4) BV
---------------------------------------------------------------------------------------------------------
  Sunshine State Power (No. 2) BV                             n/a    100% NRGIBV              21,864,789
---------------------------------------------------------------------------------------------------------
  Sunshine State Power BV                                     n/a    100% NRGIBV              24,996,721
---------------------------------------------------------------------------------------------------------
           Gladstone Power Station Joint Venture              n/a    20% Sunshine State                -
                                                                     Power BV, 17.5%
                                                                     Sunshine State Power
                                                                     (No. 2) BV
---------------------------------------------------------------------------------------------------------
  NRG Victoria I Pty Ltd.                                     N/a    100% NRGIBV              23,804,059
---------------------------------------------------------------------------------------------------------
           NRG Victoria II Pty Ltd.                           N/a    100% NRG Victoria I       3,175,003
                                                                     Pty Ltd.
---------------------------------------------------------------------------------------------------------
           NRG Australia Holdings (No.4) Pty Ltd.             N/a    100% NRG Victoria I               -
                                                                     Pty Ltd.
---------------------------------------------------------------------------------------------------------
                  NRG Victoria III Pty Ltd.                   N/a    66.67% NRG Victoria      43,747,875
                                                                     II Pty Ltd, 33.33%
                                                                     NRG Victoria I Pty
                                                                     Ltd.
---------------------------------------------------------------------------------------------------------
           NRG Flinders Operating Services Pty Ltd.            59    100% NRG Victoria I      (4,986,588)
                                                                     Pty Ltd.
---------------------------------------------------------------------------------------------------------
           NRG Gladstone Operating Services Pty Ltd.          741    100% NRG Victoria I       2,345,348
                                                                     Pty Ltd.
---------------------------------------------------------------------------------------------------------
                  NRG Gladstone Superannuation Pty Ltd.       N/a    100% NRG Gladstone          (1)
                                                                     Operating Services
                                                                     Pty Ltd.
---------------------------------------------------------------------------------------------------------
           NRG Collinsville Operating Services Pty Ltd.     1,000    100% NRG Victoria I         432,189
                                                                     Pty Ltd.
---------------------------------------------------------------------------------------------------------
  Saale Energie Services GmbH                                 n/a    100% NRGIBV                 439,345
---------------------------------------------------------------------------------------------------------
  Saale Energie GmbH                                          n/a    100% NRGIBV             120,418,440
---------------------------------------------------------------------------------------------------------
           NRG Energy loaned $86,245,740 to Saale Energie
           GmbH under an intercompany short-term borrowing
           arrangement; indefinite maturity date; interest
           rate 4.75%-7.79%
---------------------------------------------------------------------------------------------------------
           Kraftwerk Schkopau GbR                             n/a    41.1% Saale Energie               -
                                                                     GmbH
---------------------------------------------------------------------------------------------------------
           Kraftwerk Schkopau Betriebsgesellschaft mbH        n/a    44.4% Saale Energie               -
                                                                     GmbH
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
           NR (Gibraltar)                                             -     Inactive company utilized during the Enfield
                                                                            transactions in England
---------------------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 4) BV                           56,489,118     Dutch holding company
---------------------------------------------------------------------------------------------------------------------------
           Loy Yang Power Management Pty Ltd.                   (1)         Operates coal fired power plant
---------------------------------------------------------------------------------------------------------------------------
           Loy Yang Power Partners                                    -     Name of Partnership for owners of coal fired
                                                                            power plant
---------------------------------------------------------------------------------------------------------------------------
           Loy Yang Power Projects Pty Ltd.                     (1)         Provides technical services to coal fired power
                                                                            plant
---------------------------------------------------------------------------------------------------------------------------
           Gunwale BV                                             1,585     Holds shares in NRGenerating Holdings (No. 4)
---------------------------------------------------------------------------------------------------------------------------
  Sunshine State Power (No. 2) BV                            21,864,789     Dutch holding company
---------------------------------------------------------------------------------------------------------------------------
  Sunshine State Power BV                                    24,996,721     Dutch holding company
---------------------------------------------------------------------------------------------------------------------------
           Gladstone Power Station Joint Venture                      -     Owns Gladstone coal fired plant
---------------------------------------------------------------------------------------------------------------------------
  NRG Victoria I Pty Ltd.                                    23,804,059     International holding company
---------------------------------------------------------------------------------------------------------------------------
           NRG Victoria II Pty Ltd.                           3,175,003     International holding company
---------------------------------------------------------------------------------------------------------------------------
           NRG Australia Holdings (No.4) Pty Ltd.                     -     Static shelf company for EDL project
---------------------------------------------------------------------------------------------------------------------------
                  NRG Victoria III Pty Ltd.                  43,747,875     International holding company
---------------------------------------------------------------------------------------------------------------------------
           NRG Flinders Operating Services Pty Ltd.          (4,986,588)    Operating entity for NRG Flinders business
---------------------------------------------------------------------------------------------------------------------------
           NRG Gladstone Operating Services Pty Ltd.          2,345,348     Operates coal fired power plant
---------------------------------------------------------------------------------------------------------------------------
                  NRG Gladstone Superannuation Pty Ltd.         (1)         Holds pension assets for employees of Gladstone
---------------------------------------------------------------------------------------------------------------------------
           NRG Collinsville Operating Services Pty Ltd.         432,189     International holding company
---------------------------------------------------------------------------------------------------------------------------
  Saale Energie Services GmbH                                   439,345     Provides consulting services to MIBRAG
---------------------------------------------------------------------------------------------------------------------------
  Saale Energie GmbH                                        120,418,440     German holding company
---------------------------------------------------------------------------------------------------------------------------
           NRG Energy loaned $86,245,740 to Saale Energie
           GmbH under an intercompany short-term borrowing
           arrangement; indefinite maturity date; interest
           rate 4.75%-7.79%
---------------------------------------------------------------------------------------------------------------------------
           Kraftwerk Schkopau GbR                                     -     Owns Schkopau coal fired power plant assets
---------------------------------------------------------------------------------------------------------------------------
           Kraftwerk Schkopau Betriebsgesellschaft mbH                -     Operates Schkopau coal fired plant
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
  Lambique Beheer BV                                             n/a    100% NRGIBV                129,074,512
---------------------------------------------------------------------------------------------------------------
           MIBRAG BV                                             n/a    50% Lambique Beheer
                                                                        BV                                   -
---------------------------------------------------------------------------------------------------------------
                  Mitteldeutsche Braunkohlengesellschaft mbH     n/a    100% MIBRAG BV                above
---------------------------------------------------------------------------------------------------------------
                            Montan Bildungs und                  n/a    100% Mitteldeutsche
                            Entwicklungsgesellschaft mbH                Braunkohlengesellschaft
                                                                        mbH                                  -
---------------------------------------------------------------------------------------------------------------
                            MIBRAG Industriekraftwerke Betriebs  n/a    99% Mitteldeutsche;
                            GmbH                                        1% MIBRAG BV                         -
---------------------------------------------------------------------------------------------------------------
                            MIBRAG Industriekraftwerke           n/a    99% Mitteldeutsche;
                            Vertriebsgesellschaft GmbH                  1% MIBRAG BV                         -
---------------------------------------------------------------------------------------------------------------
                            MIBRAG Industriekraftwerke           n/a    100% Mitteldeutsche
                            Vermogensverwaltungs und                    Braunkohlengesellschaft
                            Beteligungs GmbH                            mbH                                  -
---------------------------------------------------------------------------------------------------------------
                                   MIBRAG Industriekraftwerke    n/a    1.016%
                                   GmbH & Co KG                         Mitteldeutsche
                                                                        Braunkohlengesellschaft
                                                                        mbH; 99.938% German
                                                                        Tax Lease Investors                  -
---------------------------------------------------------------------------------------------------------------
                            Gala - Mibrag - Services GmbH        n/a    100% Mitteldeutsche
                                                                        Braunkohlengesellschaft
                                                                        mbH                                  -
---------------------------------------------------------------------------------------------------------------
                            RBV Brennstoffvertrieb GmbH          n/a    33% Mitteldeutsche
                                                                        Braunkohlengesellschaft
                                                                        mbH                                  -
---------------------------------------------------------------------------------------------------------------
                            Ingenieurburo fur Grundwasser GmbH   n/a    25% Mitteldeutsche
                                                                        Braunkohlengesellschaft
                                                                        mbH                                  -
---------------------------------------------------------------------------------------------------------------
                            Fernwarme GmbH HohenmoisenWebau      n/a    49% Mitteldeutsche
                                                                        Braunkohlengesellschaft
                                                                        mbH                                  -
---------------------------------------------------------------------------------------------------------------
                            Grobener Logistik GmbH               n/a    50% Mitteldeutsche
                                                                        Braunkohlengesellschaft
                                                                        mbH                                  -
---------------------------------------------------------------------------------------------------------------
                            MUEG Mitteldeutsche                  n/a    50% Mitteldeutsche
                            UmweltEntsorgung GmbH (MUEG)                Braunkohlengesellschaft
                                                                        mbH                                  -
---------------------------------------------------------------------------------------------------------------
                            RWE Umwelt Westsachsen GmbH          n/a    25.1% Mitteldeutsche
                                                                        Braunkohlengesellschaft
                                                                        mbH                                  -
---------------------------------------------------------------------------------------------------------------
  Kladno Power (No. 1) BV                                        n/a    100% NRGIBV                 (4,518,726)
---------------------------------------------------------------------------------------------------------------
           NRG Energy Inc. loaned Kladno Power (No. 1) BV
           $2,442,116 under an intercompany short-term
           borrowing arrangement; due January 2003; interest
           rate 6%
---------------------------------------------------------------------------------------------------------------
           Energeticke Centrum Kladno s.r.o.                     n/a    44.26% Kladno Power
                                                                        (No. 1) BV                           -
---------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 5) BV                               n/a    100% NRGIBV                      3,916
---------------------------------------------------------------------------------------------------------------
           NRG Energeticke Provoz s.r.o.                         n/a    100% NRGenerating
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
  Lambique Beheer BV                                             129,074,512     International holding company
---------------------------------------------------------------------------------------------------------------------------------
           MIBRAG BV                                                       -     Owns 99% coal mines and coal fired power plants
---------------------------------------------------------------------------------------------------------------------------------
                  Mitteldeutsche Braunkohlengesellschaft mbH         above       Operates MIBRAG coal mines and coal fired power
                                                                                 plants
---------------------------------------------------------------------------------------------------------------------------------
                            Montan Bildungs und                                  Project management of mining, environmental
                            Entwicklungsgesellschaft mbH                   -     protection, and related infrastructure measures
---------------------------------------------------------------------------------------------------------------------------------
                            MIBRAG Industriekraftwerke Betriebs                  Management of the brown coal power plants
                            GmbH                                           -
---------------------------------------------------------------------------------------------------------------------------------
                            MIBRAG Industriekraftwerke                             Sales of electric power and heat
                            Vertriebsgesellschaft GmbH                     -
---------------------------------------------------------------------------------------------------------------------------------
                            MIBRAG Industriekraftwerke                           Acquisition and administration of participations
                            Vermogensverwaltungs und                             and takeover of management obligations and
                            Beteligungs GmbH                               -     rights of other companies
---------------------------------------------------------------------------------------------------------------------------------
                                   MIBRAG Industriekraftwerke                      Owns and operates the brown power plants
                                   GmbH & Co KG                            -
---------------------------------------------------------------------------------------------------------------------------------
                            Gala - Mibrag - Services GmbH                        Demolition, reconstruction, recycling,
                                                                           -     landscaping, and recultivation
---------------------------------------------------------------------------------------------------------------------------------
                            RBV Brennstoffvertrieb GmbH                    -     Market briquettes
---------------------------------------------------------------------------------------------------------------------------------
                            Ingenieurburo fur Grundwasser GmbH                   Engineering in water management, geology, mining
                                                                           -     remediation of hazardous material
---------------------------------------------------------------------------------------------------------------------------------
                            Fernwarme GmbH HohenmoisenWebau                      Heat supply and sales to private and government
                                                                           -     customers
---------------------------------------------------------------------------------------------------------------------------------
                            Grobener Logistik GmbH                         -     Transport services and trade
---------------------------------------------------------------------------------------------------------------------------------
                            MUEG Mitteldeutsche                                    Coordination of waste disposal activities in the
                            UmweltEntsorgung GmbH (MUEG)                   -     central German brown coal area
---------------------------------------------------------------------------------------------------------------------------------
                            RWE Umwelt Westsachsen GmbH                          Preparation, construction and operation of waste
                                                                           -     disposal sites
---------------------------------------------------------------------------------------------------------------------------------
  Kladno Power (No. 1) BV                                         (4,518,726)    International holding company
---------------------------------------------------------------------------------------------------------------------------------
           NRG Energy Inc. loaned Kladno Power (No. 1) BV
           $2,442,116 under an intercompany short-term
           borrowing arrangement; due January 2003; interest
           rate 6%
---------------------------------------------------------------------------------------------------------------------------------
           Energeticke Centrum Kladno s.r.o.                               -     Owns existing coal fired plant in Czech Republic
---------------------------------------------------------------------------------------------------------------------------------
  NRGenerating Holdings (No. 5) BV                                     3,916     Dutch holding company
---------------------------------------------------------------------------------------------------------------------------------
           NRG Energeticke Provoz s.r.o.                                         O&M company for coal fired power plants in Czech
---------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
                                                                              Holdings (No. 5) BV              -
----------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 3) BV*                                 n/a    100% NRGIBV                  1,665
----------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 6) BV*                                 n/a    100% NRGIBV                    570
----------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 14) BV                                 n/a    100% NRGIBV                    570
----------------------------------------------------------------------------------------------------------------
     OU Nrg Energy Est                                                 n/a    100% NRGIBV                 35,428
----------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 16) BV*                                n/a    100% NRGIBV                    570
----------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 18) BV                                 n/a    100% NRGIBV                      -
----------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 19) BV                                 n/a    100% NRGIBV             (2,220,890)
----------------------------------------------------------------------------------------------------------------
              NRG Taiwan Holdings Company Limited                      n/a    100% NRGenerating       49,278,099
                                                                              Holdings (No. 19)
                                                                              BV.
----------------------------------------------------------------------------------------------------------------
                     Hsin Yu Energy Development Co. Ltd.               N/a    61.36% NRG Taiwan      (89,476,631)
                                                                              Holdings Company
                                                                              Limited, 38.64%
                                                                              Publicly Held
----------------------------------------------------------------------------------------------------------------
     Entrade Holdings BV                                               n/a    100% NRGIBV               (110,929)
----------------------------------------------------------------------------------------------------------------
              Kladno Power (No. 2) BV                                  n/a    100% Entrade            (1,784,175)
                                                                              Holdings BV
----------------------------------------------------------------------------------------------------------------
                     NRG Energy Inc. loaned Kladno Power (No. 2)
                     BV $46,800,928 under an intercompany
                     short-term borrowing arrangement; due
                     January 2003; non-interest bearing
----------------------------------------------------------------------------------------------------------------
                     Matra Powerplant Holding BV                       n/a    50% Kladno Power                 -
                                                                              (No. 2) BV
----------------------------------------------------------------------------------------------------------------
                               ECK Generating s.r.o.                   n/a    89% Matra                        -
                                                                              Powerplant Holding
                                                                              BV
----------------------------------------------------------------------------------------------------------------
     NRG Energy Development BV                                         n/a    100% NRGIBV                (39,134)
----------------------------------------------------------------------------------------------------------------
     NRGenerating Rupali BV*                                           n/a    100% NRGIBV                  1,901
----------------------------------------------------------------------------------------------------------------
     Kiksis BV*                                                        n/a    100% NRGIBV                  1,665
----------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 23) BV*                                     n/a    100% NRG                    10,570
----------------------------------------------------------------------------------------------------------------
     Cobee Holdings LLC                                                n/a    100% NRGIBV            160,073,959
----------------------------------------------------------------------------------------------------------------
   NRGenerating Luxembourg (No. 6) S.a.r.l.                         12,000    50% Cobee Holdings     236,757,614
                                                                              LLC, 50%
                                                                              NRGenerating
                                                                              Luxembourg (No. 1)
                                                                              S.a.r.l.
----------------------------------------------------------------------------------------------------------------
     NRGenerating Luxembourg (No. 6) S.a.r.l. Swiss Branch             n/a    100% NRGenerating                -
                                                                              Luxembourg (No. 6)
                                                                              S.a.r.l.
----------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 21) BV                                 n/a    100% NRGenerating
----------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                              -     Republic
---------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 3) BV*                                    1,665     Inactive
---------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 6) BV*                                      570     Inactive
---------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 14) BV                                      570     International holding company
---------------------------------------------------------------------------------------------------------------------------------
     OU Nrg Energy Est                                                   35,428     Provides international business development
                                                                                    services in Estonia, is in process of being
                                                                                    dissolved
---------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 16) BV*                                     570     Inactive
---------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 18) BV                                        -     International holding company
---------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 19) BV                               (2,220,890)    International holding company
---------------------------------------------------------------------------------------------------------------------------------
              NRG Taiwan Holdings Company Limited                    49,278,099     Taiwan holding company
---------------------------------------------------------------------------------------------------------------------------------
                     Hsin Yu Energy Development Co. Ltd.            (54,902,861)    Owner of 170 MW cogeneration facility
---------------------------------------------------------------------------------------------------------------------------------
     Entrade Holdings BV                                               (110,929)    International holding company
---------------------------------------------------------------------------------------------------------------------------------
              Kladno Power (No. 2) BV                                (1,784,175)    International holding company
---------------------------------------------------------------------------------------------------------------------------------
                     NRG Energy Inc. loaned Kladno Power (No. 2)
                     BV $46,800,928 under an intercompany
                     short-term borrowing arrangement; due
                     January 2003; non-interest bearing
---------------------------------------------------------------------------------------------------------------------------------
                     Matra Powerplant Holding BV                              -     Dutch holding company
---------------------------------------------------------------------------------------------------------------------------------
                               ECK Generating s.r.o.                          -     Owns 300+ MW coal fired power plant expansion
                                                                                    under construction in Czech Republic
---------------------------------------------------------------------------------------------------------------------------------
     NRG Energy Development BV                                          (39,134)    Amsterdam development office
---------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Rupali BV*                                              1,901     Inactive
---------------------------------------------------------------------------------------------------------------------------------
     Kiksis BV*                                                           1,665     Inactive
---------------------------------------------------------------------------------------------------------------------------------
NRGenerating Holdings (No. 23) BV*                                       10,570     Inactive
---------------------------------------------------------------------------------------------------------------------------------
     Cobee Holdings LLC                                             160,073,959     Domestic holding company
---------------------------------------------------------------------------------------------------------------------------------
   NRGenerating Luxembourg (No. 6) S.a.r.l.                         236,757,614     Luxembourg holding company
---------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Luxembourg (No. 6) S.a.r.l. Swiss Branch                    -     Dormant Luxembourg holding company
---------------------------------------------------------------------------------------------------------------------------------
     NRGenerating Holdings (No. 21) BV                                              International holding company
---------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                                Luxembourg (No. 6)       265,379,666
                                                                                S.a.r.l.
--------------------------------------------------------------------------------------------------------------------
              Compania Boliviana de Enegia Electrica SA           63,098,407    98.9% NRGenerating       122,257,679
                                                                                Holdings (No. 21) BV
--------------------------------------------------------------------------------------------------------------------
                     Servicios Energeticos S.A.                          n/a    100% Compania                      -
                                                                                Boliviana de Enegia
                                                                                Electrica SA
--------------------------------------------------------------------------------------------------------------------
                     Compania Boliviana de Enegia Electrica SA           n/a    100% Compania                      -
                     Bolivian Branch                                            Boliviana de Enegia
                                                                                Electrica SA
--------------------------------------------------------------------------------------------------------------------
              Coniti Holdings BV                                      23,731    100% NRGenerating             23,064
                                                                                Holdings (No. 21) BV
--------------------------------------------------------------------------------------------------------------------
              Tosli Acquisition BV                                       n/a    100% NRGenerating         35,134,428
                                                                                Holdings (No. 21) BV
--------------------------------------------------------------------------------------------------------------------
                     Itiquira Energetica SA                              n/a    76.9% Tosli              162,209,676
                                                                                Acquisition BV
--------------------------------------------------------------------------------------------------------------------
                     Tosli (Gibraltar ) BV                            27,584    100% Coniti                        -
                                                                                Holdings BV
--------------------------------------------------------------------------------------------------------------------
NRG Latin America Inc.                                                 1,000    100% NRG                      64,866
--------------------------------------------------------------------------------------------------------------------
NRG Asia-Pacific Ltd                                                   1,000    100% NRG                   3,468,368
--------------------------------------------------------------------------------------------------------------------
   NRG Pacific Corporate Services Pty Ltd.                               N/a    100% NRG                           -
                                                                                Asia-Pacific Ltd.
--------------------------------------------------------------------------------------------------------------------
   NRG Asia Corporate Services Pte Ltd.                                  N/a    100% NRG                         711
                                                                                Asia-Pacific Ltd.
--------------------------------------------------------------------------------------------------------------------
NRG PacGen Inc.                                                          n/a    100% NRG                 168,192,469
--------------------------------------------------------------------------------------------------------------------
   Pacific Generation Company                                            100    100% NRG PacGen Inc.    (210,888,337)
--------------------------------------------------------------------------------------------------------------------
     Camas Power Boiler Limited Partnership                              n/a    99% Pacific                9,987,321
                                                                                Generation Company,
                                                                                1% Camas Power
                                                                                Boiler Inc.
--------------------------------------------------------------------------------------------------------------------
     Camas Power Boiler Inc.                                          10,000    100% Pacific                 100,000
                                                                                Generation Company
--------------------------------------------------------------------------------------------------------------------
     Pacific Generation Development Company*                             n/a    100% Pacific                       -
                                                                                Generation Company
--------------------------------------------------------------------------------------------------------------------
     Energy National Inc.                                         21,612,489    100% Pacific              32,926,817
                                                                                Generation Company
--------------------------------------------------------------------------------------------------------------------
              Energy Investors Fund LP                                   n/a    3.1% Energy National               -
                                                                                Inc., 21% Crockett
                                                                                Cogeneration
--------------------------------------------------------------------------------------------------------------------
              Penobscot Energy Recovery Company                          n/a    80.89% Energy             33,758,356
                                                                                National Inc.
--------------------------------------------------------------------------------------------------------------------
              Maine Energy Recovery Company                              n/a    16.25% Energy                      -
                                                                                National Inc.
--------------------------------------------------------------------------------------------------------------------
              Enigen Inc.                                            900,000    100% Energy                  856,985
                                                                                National Inc.
--------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                                   265,379,666
----------------------------------------------------------------------------------------------------------------------------------
              Compania Boliviana de Enegia Electrica SA            122,257,679     Owns and operates hydroelectric facilities in
                                                                                   Bolivia
----------------------------------------------------------------------------------------------------------------------------------
                     Servicios Energeticos S.A.                              -     International holding company
----------------------------------------------------------------------------------------------------------------------------------
                     Compania Boliviana de Enegia Electrica SA               -     Bolivian branch of COBEE project
                     Bolivian Branch
----------------------------------------------------------------------------------------------------------------------------------
              Coniti Holdings BV                                        23,064     International holding company
----------------------------------------------------------------------------------------------------------------------------------
              Tosli Acquisition BV                                  35,134,428     Dutch holding company
----------------------------------------------------------------------------------------------------------------------------------
                     Itiquira Energetica SA                         81,104,838     Formed to develop, construct, own and operate a
                                                                                   156 MW hydroelectric power facility in Braxil
----------------------------------------------------------------------------------------------------------------------------------
                     Tosli (Gibraltar ) BV                                   -     Dutch holding company
----------------------------------------------------------------------------------------------------------------------------------
NRG Latin America Inc.                                                  64,866     Provides international business development
                                                                                   services in Latin America
----------------------------------------------------------------------------------------------------------------------------------
NRG Asia-Pacific Ltd                                                 3,468,368     Provides international business development
                                                                                   services in Australia and Pacific Rim region
----------------------------------------------------------------------------------------------------------------------------------
   NRG Pacific Corporate Services Pty Ltd.                                   -     Corporate services company to act as agent for
                                                                                   NRG foreign companies registered in Australia
----------------------------------------------------------------------------------------------------------------------------------
   NRG Asia Corporate Services Pte Ltd.                                    711     Development office for Asia-Pacific region
                                                                                   outside of Australia
----------------------------------------------------------------------------------------------------------------------------------
NRG PacGen Inc.                                                    168,192,469     Domestic holding company
----------------------------------------------------------------------------------------------------------------------------------
   Pacific Generation Company                                     (210,888,337)    Domestic holding company
----------------------------------------------------------------------------------------------------------------------------------
     Camas Power Boiler Limited Partnership                          9,987,321     Owns waste-wood fired steam boiler in Camas
                                                                                   paper mill
----------------------------------------------------------------------------------------------------------------------------------
     Camas Power Boiler Inc.                                           100,000     General partner in Camas Boiler Limited
                                                                                   Partnership
----------------------------------------------------------------------------------------------------------------------------------
     Pacific Generation Development Company*                                 -     Inactive
----------------------------------------------------------------------------------------------------------------------------------
     Energy National Inc.                                           32,926,817     Domestic holding company
----------------------------------------------------------------------------------------------------------------------------------
              Energy Investors Fund LP                                       -     Domestic investment company
----------------------------------------------------------------------------------------------------------------------------------
              Penobscot Energy Recovery Company                     27,307,134     Owns waste-to-energy facility in Maine
----------------------------------------------------------------------------------------------------------------------------------
              Maine Energy Recovery Company                                  -     Sold 16% interest in March 2001 in
                                                                                   waste-to-energy facility in Maine
----------------------------------------------------------------------------------------------------------------------------------
              Enigen Inc.                                              856,985     General partner in PowerSmith Cogeneration
                                                                                   Project, Limited Partnership
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------
              Pacific Generation Resources Company                  50,000    100% Energy                (4,000)
                                                                              National Inc.
----------------------------------------------------------------------------------------------------------------
              Pacific Orrington Energy Inc.                         10,000    100% Energy                     -
                                                                              National Inc.
----------------------------------------------------------------------------------------------------------------
                     Orrington Waste Ltd. Limited Partnership                 16.66% Pacific                  -
                                                                              Orrington Energy
                                                                              Inc.
----------------------------------------------------------------------------------------------------------------
              Enifund Inc.*                                        200,000    100% Energy               200,000
                                                                              National Inc.
----------------------------------------------------------------------------------------------------------------
              ESOCO Inc.                                            20,000    100% Energy             2,681,914
                                                                              National Inc.
----------------------------------------------------------------------------------------------------------------
                     ESOCO Orrington Inc.                           10,000    100% ESOCO Inc.         1,008,448
----------------------------------------------------------------------------------------------------------------
                     ESOCO Molokai Inc.*                               n/a    100% ESOCO Inc.                 -
----------------------------------------------------------------------------------------------------------------
                     ESOCO Soledad Inc.*                               n/a    100% ESOCO Inc.                 -
----------------------------------------------------------------------------------------------------------------
      Pacific Crockett Holdings Inc.                             1,050,000    100% Pacific                    -
                                                                              Generation Company
----------------------------------------------------------------------------------------------------------------
      ONSITE Energy Inc.                                               100    100% Pacific           28,650,119
                                                                              Generation Company
----------------------------------------------------------------------------------------------------------------
              ONSITE Soledad Inc.*                                     n/a    100% ONSITE Energy              -
                                                                              Inc.
----------------------------------------------------------------------------------------------------------------
              ONSITE Marianas Corporation*                             n/a    100% ONSITE Energy              -
                                                                              Inc.
----------------------------------------------------------------------------------------------------------------
              ONSITE Funding Co.*                                      100    100% ONSITE Energy              -
                                                                              Inc.
----------------------------------------------------------------------------------------------------------------
              Pacific-Mt. Poso Corporation                           1,000    100% ONSITE Energy         24,283
                                                                              Inc.
----------------------------------------------------------------------------------------------------------------
      Pacific Generation Holdings Company                          100,000    100% Pacific            2,943,273
                                                                              Generation Company
----------------------------------------------------------------------------------------------------------------
              Pacific Recycling Energy Inc.*                       200,000    100% Pacific              200,000
                                                                              Generation Holdings
                                                                              Company
----------------------------------------------------------------------------------------------------------------
ONSITE/US Power Limited Partnership No. 1*                             n/a    100% NRG                        -
----------------------------------------------------------------------------------------------------------------
NRG Power Marketing Inc.                                             1,000    100% NRG               70,283,459
----------------------------------------------------------------------------------------------------------------
     NRG New Jersey Energy Sales LLC                                   n/a    100% NRG Power                  -
                                                                              Marketing Inc
----------------------------------------------------------------------------------------------------------------
Power Operations Inc.                                                    1    100% NRG                     (500)
----------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations GP Inc.                                     1,000    100% NRG                  (64,873)
----------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations LP Inc.                                     1,000    100% NRG                        -
----------------------------------------------------------------------------------------------------------------
NRG Cadillac Inc.                                                    1,000    100% NRG                2,027,231
----------------------------------------------------------------------------------------------------------------
   Cadillac Renewable Energy LLC                                       n/a    50% NRG Cadillac                -
                                                                              Inc.
----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
              Pacific Generation Resources Company                   (4,000)    Currently a shell company
--------------------------------------------------------------------------------------------------------------------------------
              Pacific Orrington Energy Inc.                               -     Holds general and limited partner interest in
                                                                                Orrington Waste, Ltd., Limited Partnership
--------------------------------------------------------------------------------------------------------------------------------
                     Orrington Waste Ltd. Limited Partnership             -     Provides waste disposal services to
                                                                                municipalities to be delivered to waste disposal
                                                                                operators in Maine
--------------------------------------------------------------------------------------------------------------------------------
              Enifund Inc.*                                         200,000     Inactive
--------------------------------------------------------------------------------------------------------------------------------
              ESOCO Inc.                                          2,681,914     Domestic holding company
--------------------------------------------------------------------------------------------------------------------------------
                     ESOCO Orrington Inc.                         1,008,448     Operates Penobscot Energy Recovery Company
--------------------------------------------------------------------------------------------------------------------------------
                     ESOCO Molokai Inc.*                                  -     Inactive
--------------------------------------------------------------------------------------------------------------------------------
                     ESOCO Soledad Inc.*                                  -     Inactive
--------------------------------------------------------------------------------------------------------------------------------
     Pacific Crockett Holdings Inc.                                       -     Domestic holding company
--------------------------------------------------------------------------------------------------------------------------------
     ONSITE Energy Inc.                                          28,650,119     Domestic holding company
--------------------------------------------------------------------------------------------------------------------------------
              ONSITE Soledad Inc.*                                        -     Inactive
--------------------------------------------------------------------------------------------------------------------------------
              ONSITE Marianas Corporation*                                -     Inactive
--------------------------------------------------------------------------------------------------------------------------------
              ONSITE Funding Co.*                                         -     Inactive
--------------------------------------------------------------------------------------------------------------------------------
              Pacific-Mt. Poso Corporation                           24,283     Currently a shell company
--------------------------------------------------------------------------------------------------------------------------------
     Pacific Generation Holdings Company                          2,943,273     Domestic holding company
--------------------------------------------------------------------------------------------------------------------------------
              Pacific Recycling Energy Inc.*                        200,000     Inactive
--------------------------------------------------------------------------------------------------------------------------------
ONSITE/US Power Limited Partnership No. 1*                                -     Inactive
--------------------------------------------------------------------------------------------------------------------------------
NRG Power Marketing Inc.                                         70,283,459     Holds power marketing license
--------------------------------------------------------------------------------------------------------------------------------
     NRG New Jersey Energy Sales LLC                                      -     Energy marketer
--------------------------------------------------------------------------------------------------------------------------------
Power Operations Inc.                                                  (500)    Provides O&M services for Artesia, Cadillac,
                                                                                Newark and Parlin projects
--------------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations GP Inc.                                    (64,873)    Currently a shell company
--------------------------------------------------------------------------------------------------------------------------------
NRG Sunnyside Operations LP Inc.                                          -     Currently a shell company
--------------------------------------------------------------------------------------------------------------------------------
NRG Cadillac Inc.                                                 2,027,231     Domestic holding company
--------------------------------------------------------------------------------------------------------------------------------
   Cadillac Renewable Energy LLC                                          -     Owns waste-wood fired steam boiler Camas paper
                                                                                mill
--------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Mid-Continent Power Company LLC                     n/a     100% NRG                         -
----------------------------------------------------------------------------------------------
Minnesota Waste Processing Company LLC              n/a     100% NRG                         -
----------------------------------------------------------------------------------------------
NRG New Roads Generating LLC*                       n/a     100% NRG                         -
----------------------------------------------------------------------------------------------
NRG Lakefield Inc.                                   1,000  100% NRG                     9,973
----------------------------------------------------------------------------------------------
Lakefield Junction LLC*                             n/a     100% NRG                         -
----------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I Inc.                   101,000  100% NRG                  (284,824)
----------------------------------------------------------------------------------------------
NRG Energy Jackson Valley II Inc.                2,401,000  100% NRG                         -
----------------------------------------------------------------------------------------------
   Jackson Valley Energy Partners LP                n/a     48% NRG Energy                   -
                                                            Jackson Valley II
                                                            Inc., 2% NRG Energy
                                                            Jackson Valley I Inc.
----------------------------------------------------------------------------------------------
   San Joaquin Valley Energy Partners I LP          n/a     43% NRG Energy                   -
                                                            Jackson Valley II
                                                            Inc., 2% San Joaquin
                                                            Valley Energy I Inc.
----------------------------------------------------------------------------------------------
San Joaquin Valley Energy I Inc.                    n/a     100% NRG                         1
----------------------------------------------------------------------------------------------
San Joaquin Valley Energy IV Inc.                   n/a     100% NRG                       (62)
----------------------------------------------------------------------------------------------
Okeechobee Power I Inc.                              1,000  100% NRG                         -
----------------------------------------------------------------------------------------------
Okeechobee Power II Inc.                             1,000  100% NRG                         -
----------------------------------------------------------------------------------------------
Okeechobee Power III Inc.                            1,000  100% NRG                         -
----------------------------------------------------------------------------------------------
   Kissimee Power Partners Limited Partnership*     n/a     99% Okeechobee Power             -
                                                            III Inc., 1%
                                                            Okeechobee Power II
                                                            Inc.
----------------------------------------------------------------------------------------------
NRG Affiliate Services Inc.                          1,000  100% NRG                         -
----------------------------------------------------------------------------------------------
NRG Northeast Affiliate Services Inc.                1,000  100% NRG               (18,858,306)
----------------------------------------------------------------------------------------------
NRG Western Affiliate Services Inc.                  1,000  100% NRG                  (206,850)
----------------------------------------------------------------------------------------------
NRG Connecticut Affiliate Services Inc.              1,000  100% NRG                (1,275,099)
----------------------------------------------------------------------------------------------
NRG International Development Inc.                  n/a     100% NRG                         -
----------------------------------------------------------------------------------------------
NRG Development Company Inc.                        n/a     100% NRG
----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Mid-Continent Power Company LLC                            -   Shell; previously owned a cogeneration power plant
-----------------------------------------------------------------------------------------------------------------
Minnesota Waste Processing Company LLC                     -   Owns municipal solid waste processing facility and
                                                               transfer station
-----------------------------------------------------------------------------------------------------------------
NRG New Roads Generating LLC*                              -   Inactiv
-----------------------------------------------------------------------------------------------------------------
NRG Lakefield Inc.                                     9,973   Currently a shell company
-----------------------------------------------------------------------------------------------------------------
Lakefield Junction LLC*                                    -   Inactive
-----------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley I Inc.                    (284,824)  General partner in Jackson Valley Energy Partners,
                                                               LP
-----------------------------------------------------------------------------------------------------------------
NRG Energy Jackson Valley II Inc.                          -   Limited partner in Jackson ValleyEnergy Partners,
                                                               LP and San Joaquin Valley Energy Partners I, LP
-----------------------------------------------------------------------------------------------------------------
   Jackson Valley Energy Partners LP                       -   Owns and operates waste lignite/cogeneration
                                                               plant and lignite mining and reclamation
                                                               operation
-----------------------------------------------------------------------------------------------------------------
   San Joaquin Valley Energy Partners I LP                 -   Owns and operates 3 biomass waste-fuel power
                                                               plants
-----------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy I Inc.                           1   General partner in San Joaquin Valley Energy
                                                               Partners I, LP
-----------------------------------------------------------------------------------------------------------------
San Joaquin Valley Energy IV Inc.                        (62)  Currently a shell company
-----------------------------------------------------------------------------------------------------------------
Okeechobee Power I Inc.                                    -   Currently a shell company
-----------------------------------------------------------------------------------------------------------------
Okeechobee Power II Inc.                                   -   General partner in Kissimee Power Partners,
                                                               Limited Partnership
-----------------------------------------------------------------------------------------------------------------
Okeechobee Power III Inc.                                  -   Limited partner in Kissimee Power Partners,
                                                               Limited Partnership
-----------------------------------------------------------------------------------------------------------------
   Kissimee Power Partners Limited Partnership*            -   Inactive
-----------------------------------------------------------------------------------------------------------------
NRG Affiliate Services Inc.                                -   Sponsor and holds the contracts and 401k plans for
                                                               CL&P, Somerset and other entities
-----------------------------------------------------------------------------------------------------------------
NRG Northeast Affiliate Services Inc.            (18,858,306)  Manage payroll and benefits for Huntley and Dunkirk
-----------------------------------------------------------------------------------------------------------------
NRG Western Affiliate Services Inc.                 (206,850)  Manage payroll and benefits for El Segundo and
                                                               Long Beach
-----------------------------------------------------------------------------------------------------------------
NRG Connecticut Affiliate Services Inc.           (1,275,099)  This entity will house the payroll for the 4
                                                               Connecticut Operations, sponsor the Pension, 401k,
                                                               Welfare plans,etc.
-----------------------------------------------------------------------------------------------------------------
NRG International Development Inc.                         -   Created to limit development exposure on projects
                                                               where NRG is pursuing the transactions with
                                                               certain types of partners - international
-----------------------------------------------------------------------------------------------------------------
NRG Development Company Inc.                                   Created to limit development exposure on projects
                                                               where
-----------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
                                                                                           -
--------------------------------------------------------------------------------------------
NRG Processing Solutions LLC                        n/a    100% NRG                7,020,541
--------------------------------------------------------------------------------------------
Tacoma Energy Recovery Company                      n/a    100% NRG                      (94)
--------------------------------------------------------------------------------------------
NRG Mextrans Inc.                                 1,000    100% NRG                   78,053
--------------------------------------------------------------------------------------------
NRG ComLease LLC                                    n/a    100% NRG                        -
--------------------------------------------------------------------------------------------
NRG Operating Services Inc.                     -15,000    100% NRG                6,426,375
--------------------------------------------------------------------------------------------
     NRG Saguaro Operations Inc.                  1,000    100% NRG Operating
                                                           Services Inc.            (147,740)
--------------------------------------------------------------------------------------------
     NRG Ashtabula Operations Inc.                  n/a    100% NRG Operating              -
                                                           Services Inc.
--------------------------------------------------------------------------------------------
     NRG Astoria Gas Turbine Operations Inc.      1,000    100% NRG Operating
                                                           Services Inc.            (120,932)
--------------------------------------------------------------------------------------------
     NRG Bay Shore Operations Inc.                  n/a    100% NRG Operating              -
                                                           Services Inc.
--------------------------------------------------------------------------------------------
     NRG Cabrillo Power Operations Inc.           1,000    100% NRG Operating
                                                           Services Inc.          (2,811,066)
--------------------------------------------------------------------------------------------
     NRG Cadillac Operations Inc.                 1,000    100% NRG Operating
                                                           Services Inc.             (65,196)
--------------------------------------------------------------------------------------------
     NRG East Lake Operations Inc.                  n/a    100% NRG Operating              -
                                                           Services Inc.
--------------------------------------------------------------------------------------------
     NRG Norwalk Harbor Operations Inc.           1,000    100% NRG Operating
                                                           Services Inc.            (370,015)
--------------------------------------------------------------------------------------------
     NRG Oswego Harbor Power Operations Inc.      1,000    100% NRG Operating
                                                           Services Inc.            (330,020)
--------------------------------------------------------------------------------------------
     NRG Dunkirk Operations Inc.                  1,000    100% NRG Operating
                                                           Services Inc.          (1,656,792)
--------------------------------------------------------------------------------------------
     NRG El Segundo Operations Inc.               1,000    100% NRG Operating
                                                           Services Inc.          (1,545,205)
--------------------------------------------------------------------------------------------
     NRG Lakeshore Operations Inc.                  n/a    100% NRG Operating              -
                                                           Services Inc.
--------------------------------------------------------------------------------------------
     Somerset Operations Inc.                     1,000    100% NRG Operating
                                                           Services Inc.          (1,493,793)
--------------------------------------------------------------------------------------------
     NRG Middletown Operations Inc.               1,000    100% NRG Operating
                                                           Services Inc.            (459,138)
--------------------------------------------------------------------------------------------
     NRG Montville Operations Inc.                1,000    100% NRG Operating
                                                           Services Inc.            (248,233)
--------------------------------------------------------------------------------------------
     NRG Arthur Kill Operations Inc.              1,000    100% NRG Operating
                                                           Services Inc.            (112,938)
--------------------------------------------------------------------------------------------
     NRG Huntley Operations Inc.                  1,000    100% NRG Operating
                                                           Services Inc.            (704,071)
--------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
                                                           -    NRG is pursuing the transactions with certain types of
                                                                partners-domestic
---------------------------------------------------------------------------------------------------------------------------
NRG Processing Solutions LLC                                    Owns certain assets for the intake, separation, processing
                                                   7,020,541    and sale of yard waste and separated organic compost
---------------------------------------------------------------------------------------------------------------------------
Tacoma Energy Recovery Company                           (94)   Operate and manage power plant for City of Tacoma
---------------------------------------------------------------------------------------------------------------------------
NRG Mextrans Inc.                                               Will develop a transmission line from Palo Verde power
                                                      78,053    station through Arizona into Mexico and back up to CA
---------------------------------------------------------------------------------------------------------------------------
NRG ComLease LLC                                                Used to hold lease agreements for placement of cell towers
                                                           -    on NRG owned stacks
---------------------------------------------------------------------------------------------------------------------------
NRG Operating Services Inc.                                     O&M services for Artesia, Cadillac, Collinsville, Gladstone
                                                   6,426,375    and Minneapolis Energy Center projects
---------------------------------------------------------------------------------------------------------------------------
     NRG Saguaro Operations Inc.                    (147,740)   Operator of the 105 MW Saguaro Power Plant in Nevada
---------------------------------------------------------------------------------------------------------------------------
     NRG Ashtabula Operations Inc.                         -    Special purpose operating company providing O&M
                                                                services to Ashtabula plant
---------------------------------------------------------------------------------------------------------------------------
     NRG Astoria Gas Turbine Operations Inc.                    Special purpose operating company to provide O&M
                                                    (120,932)   services contract to Astoria Gas Turbine Power LLC
---------------------------------------------------------------------------------------------------------------------------
     NRG Bay Shore Operations Inc.                         -    Shell company that may be used as operating company
---------------------------------------------------------------------------------------------------------------------------
     NRG Cabrillo Power Operations Inc.                         Special purpose operating company to provide O&M
                                                  (2,811,066)   services contract to Cabrillo Power I LLC and Cabrillo
                                                                Power II LLC
---------------------------------------------------------------------------------------------------------------------------
     NRG Cadillac Operations Inc.                               Proposed operator for Cadillac wood fired power plant in
                                                     (65,196)   Michigan
---------------------------------------------------------------------------------------------------------------------------
     NRG East Lake Operations Inc.                         -    Shell company that may be used as operating company
---------------------------------------------------------------------------------------------------------------------------
     NRG Norwalk Harbor Operations Inc.                         Special purpose operating company to provide O&M
                                                    (370,015)   services contract to Oswego Power LLC and Norwalk
                                                                Power LLC
---------------------------------------------------------------------------------------------------------------------------
     NRG Oswego Harbor Power Operations Inc.                    Special purpose operating company to provide O&M
                                                    (330,020)   services contract to Oswego Power LLC
---------------------------------------------------------------------------------------------------------------------------
     NRG Dunkirk Operations Inc.                                Special purpose operating company to provide O&M
                                                  (1,656,792)   services contract to Dunkirk Power LLC
---------------------------------------------------------------------------------------------------------------------------
     NRG El Segundo Operations Inc.               (1,545,205)   Proposed operator for El Segundo gas fired power plants
---------------------------------------------------------------------------------------------------------------------------
     NRG Lakeshore Operations Inc.                         -    Special purpose company providing O&M services to
                                                                Lakeshore plant
---------------------------------------------------------------------------------------------------------------------------
     Somerset Operations Inc.                     (1,493,793)   Proposed operator for Somerset coal fired power plant
---------------------------------------------------------------------------------------------------------------------------
     NRG Middletown Operations Inc.                             Special purpose operating company to provide O&M
                                                    (459,138)   services contract to Middletown Power LLC
---------------------------------------------------------------------------------------------------------------------------
     NRG Montville Operations Inc.                              Special purpose operating company to provide O&M
                                                    (248,233)   services contract to Montville Power LLC
---------------------------------------------------------------------------------------------------------------------------
     NRG Arthur Kill Operations Inc.                            Special purpose operating company to provide O&M
                                                    (112,938)   services contract to Arthur Kill Power LLC
---------------------------------------------------------------------------------------------------------------------------
     NRG Huntley Operations Inc.                                Special purpose operating company to provide O&M
                                                    (704,071)   services contract to Huntley Power LLC
---------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
     NRG Devon Operations Inc.                1,000    100% NRG Operating
                                                       Services Inc.             (406,246)
-----------------------------------------------------------------------------------------
     Indian River Operations Inc.             1,000    100% NRG Operating
                                                       Services Inc.           (1,726,020)
-----------------------------------------------------------------------------------------
     Vienna Operations Inc.                   1,000    100% NRG Operating
                                                       Services Inc.             (129,528)
-----------------------------------------------------------------------------------------
NRG Thermal LLC                              -2,000    100% NRG              (101,478,096)
-----------------------------------------------------------------------------------------
     NRG Energy Center Smyrna LLC               n/a    100% NRG Thermal
                                                       LLC                        317,974
-----------------------------------------------------------------------------------------
     NRG Energy Center Minneapolis LLC          n/a    100% NRG Thermal
                                                       LLC                     64,776,396
-----------------------------------------------------------------------------------------
     NRG Energy Center San Diego LLC            n/a    100% NRG Thermal
                                                       LLC                     16,021,075
-----------------------------------------------------------------------------------------
     NRG Energy Center Rock Tenn LLC            n/a    100% NRG Thermal
                                                       LLC                      4,946,309
-----------------------------------------------------------------------------------------
     NRG Energy Center Grand Forks LLC          n/a    100% NRG Thermal
                                                       LLC                              -
-----------------------------------------------------------------------------------------
     NRG Energy Center Harrisburg Inc.        1,000    100% NRG Thermal
                                                       LLC                      7,665,469
-----------------------------------------------------------------------------------------
     NRG Eenrgy Center Paxton Inc.            1,000    100% NRG Thermal
                                                       LLC                      1,276,408
-----------------------------------------------------------------------------------------
     NRG Energy Center Washco LLC               n/a    100% NRG Thermal
                                                       LLC                      2,104,055
-----------------------------------------------------------------------------------------
     NRG Thermal Operating Services LLC*        n/a    100% NRG Thermal
                                                       LLC                              -
-----------------------------------------------------------------------------------------
     NRG Energy Center Dover LLC                n/a    100% NRG Thermal
                                                       LLC                     60,429,704
-----------------------------------------------------------------------------------------
     NRG Thermal Services LLC                 1,000    100% NRG Thermal
                                                       LLC                      3,930,752
-----------------------------------------------------------------------------------------
     NRG Energy Center Pittsburgh LLC           n/a    100% NRG Thermal
                                                       LLC                     19,281,306
-----------------------------------------------------------------------------------------
     NRG Energy Center San Francisco LLC        n/a    100% NRG Thermal
                                                       LLC                     31,757,249
-----------------------------------------------------------------------------------------
NRG Rocky Road LLC                            1,000    100% NRG                79,814,484
-----------------------------------------------------------------------------------------
     Rocky Road Power LLC                       n/a    50% NRG Rocky Road
                                                       LLC                              -
-----------------------------------------------------------------------------------------
     Termo Santander Holding (Alpha) LLC        n/a    50% NRG Rocky Road
                                                       LLC                              -
-----------------------------------------------------------------------------------------
NRG Connecticut Generating LLC                  n/a    100% NRG                         -
-----------------------------------------------------------------------------------------
South Central Generating Holding LLC            500    100% NRG                12,717,305
-----------------------------------------------------------------------------------------
NRG Central US LLC                              500    100% NRG
-----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
     NRG Devon Operations Inc.                               Special purpose operating company to provide O&M
                                                 (406,246)   services contract to Devon Power LLC
--------------------------------------------------------------------------------------------------------------------------
     Indian River Operations Inc.                            Special purpose operating company to provide O&M
                                               (1,726,020)   services pursuant to a contract with Indian River Power
                                                             LLC
--------------------------------------------------------------------------------------------------------------------------
     Vienna Operations Inc.                                  Special purpose operating company to provide O&M
                                                 (129,528)   services contract to Vienna Power LLC
--------------------------------------------------------------------------------------------------------------------------
NRG Thermal LLC                                              The sole owner of all the LLCs under the new thermal
                                             (101,478,096)   restructuring
--------------------------------------------------------------------------------------------------------------------------
     NRG Energy Center Smyrna LLC                            Created so we could enter into an operating agreement to
                                                  317,974    operate DEMEC's Warrne F. Beasley Plant
--------------------------------------------------------------------------------------------------------------------------
     NRG Energy Center Minneapolis LLC                       Owns and operates the district heating and cooling system
                                               64,776,396    serving customers in the downtown Minneapolis area
--------------------------------------------------------------------------------------------------------------------------
     NRG Energy Center San Diego LLC                         Eventually will own and operate San Diego Power &
                                               16,021,075    Cooling, a chilled water plant serving customers in
                                                             downtown San Diego
--------------------------------------------------------------------------------------------------------------------------
     NRG Energy Center Rock Tenn LLC                         Owns assets in connection with the sale of steam to Rock-
                                                4,946,309    Tenn Corporation in St. Paul
--------------------------------------------------------------------------------------------------------------------------
     NRG Energy Center Grand Forks LLC                  -    Shell; previously operated a thermal facility
--------------------------------------------------------------------------------------------------------------------------
     NRG Energy Center Harrisburg Inc.                       Entity to provide steam to the central business district of
                                                7,665,469    Harrisburg, PA
--------------------------------------------------------------------------------------------------------------------------
     NRG Eenrgy Center Paxton Inc.                           Will own the cogen and sell steam to NRG Energy Center
                                                1,276,408    Harrisburg Inc.
--------------------------------------------------------------------------------------------------------------------------
     NRG Energy Center Washco LLC                            Owns assets in connection with the sale of steam to
                                                2,104,055    Anderson Corporation and the State of MN Correctional
                                                             Facility
--------------------------------------------------------------------------------------------------------------------------
     NRG Thermal Operating Services LLC*                -    Inactive
--------------------------------------------------------------------------------------------------------------------------
     NRG Energy Center Dover LLC                             Own and operate electric genteration facility in Dover,
                                               60,429,704    Delaware
--------------------------------------------------------------------------------------------------------------------------
     NRG Thermal Services LLC                                Entity will hold the chiller plant assets and diesel services
                                                3,930,752    business for NRG Energy Center Harrisburg Inc.
--------------------------------------------------------------------------------------------------------------------------
     NRG Energy Center Pittsburgh LLC                        Eventually will own and operate Pittsburgh Thermal
                                               19,281,306    district heating and cooling plant
--------------------------------------------------------------------------------------------------------------------------
     NRG Energy Center San Francisco LLC                     Provides heating and cooling services in CA
                                               31,757,249
--------------------------------------------------------------------------------------------------------------------------
NRG Rocky Road LLC                                           Special purpose LLC formed to hold the 50% membership
                                               79,814,484    interest in Rocky Road LLC
--------------------------------------------------------------------------------------------------------------------------
     Rocky Road Power LLC                               -    Holding ownership in generation facility in Dundee, IL
--------------------------------------------------------------------------------------------------------------------------
     Termo Santander Holding (Alpha) LLC                     Entity formed to purchase and thereafter sell certain
                                                        -    equipment to Rocky Road Power, LLC
--------------------------------------------------------------------------------------------------------------------------
NRG Connecticut Generating LLC                          -    Never used
--------------------------------------------------------------------------------------------------------------------------
South Central Generating Holding LLC           12,717,305    To hold 50% interest in NRG Central Generating LLC
--------------------------------------------------------------------------------------------------------------------------
NRG Central US LLC                                           To hold 50% interest in NRG Central Generating LLC
--------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
                                                                                      12,717,305
------------------------------------------------------------------------------------------------
     NRG South Central Generating LLC          -6,000    50% NRG Central US
                                                         LLC, 50% South Central        4,408,107
                                                         Generating Holding LLC
------------------------------------------------------------------------------------------------
         Big Cajun II Unit 4 LLC                  n/a    100% NRG South
                                                         Central Generating                    -
                                                         Holding LLC
------------------------------------------------------------------------------------------------
         NRG Bayou Cove LLC                     1,000    100% NRG South
                                                         Central Generating          (69,535,147)
                                                         Holding LLC
------------------------------------------------------------------------------------------------
              Bayou Cove Peaking Power LLC        n/a    100% NRG Bayou Cove                   -
                                                         LLC
------------------------------------------------------------------------------------------------
         Louisiana Generating LLC               1,000    100% NRG South
                                                         Central Generating          368,080,214
                                                         Holding LLC
------------------------------------------------------------------------------------------------
         NRG New Roads Holding LLC              1,000    100% NRG South
                                                         Central Generating           13,574,433
                                                         Holding LLC
------------------------------------------------------------------------------------------------
         NRG Sterlington Power LLC              1,000    100% NRG South
                                                         Central Generating           64,699,376
                                                         Holding LLC
------------------------------------------------------------------------------------------------
         Big Cajun I Peaking Power LLC          1,000    100% NRG South
                                                         Central Generating           68,925,929
                                                         Holding LLC
------------------------------------------------------------------------------------------------
         NRG Sabine River Works GP LLC          1,000    100% NRG South
                                                         Central Generating               16,922
                                                         Holding LLC
------------------------------------------------------------------------------------------------
         NRG Sabine River Works LP LLC          1,000    100% NRG South
                                                         Central Generating                    -
                                                         Holding LLC
------------------------------------------------------------------------------------------------
NRG Valmy Power Holdings LLC*                     n/a    100% NRG                              -
------------------------------------------------------------------------------------------------
NRG Valmy Power LLC*                              n/a    100% NRG                              -
------------------------------------------------------------------------------------------------
     Valmy Power LLC*                             n/a    50% NRG Valmy Power
                                                         LLC, 50% NRG Valmy                    -
                                                         Power Holdings LLC
------------------------------------------------------------------------------------------------
NRG Kaufman LLC                                 1,000    100% NRG                              -
------------------------------------------------------------------------------------------------
NRG Mesquite LLC                                1,000    100% NRG                              -
------------------------------------------------------------------------------------------------
     Kaufman Cogen LP                             n/a    99% NRG Mesquite
                                                         LLC, 1% NRG                   2,472,968
                                                         Kaufman LLC
------------------------------------------------------------------------------------------------
Meriden Gas Turbines LLC                        1,000    100% NRG                     46,834,571
------------------------------------------------------------------------------------------------
NRG West Coast LLC                             -1,000    100% NRG                    346,746,375
------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                                12,717,305
-------------------------------------------------------------------------------------------------------------------------
     NRG South Central Generating LLC            4,408,107    Special purpose holding company
-------------------------------------------------------------------------------------------------------------------------
         Big Cajun II Unit 4 LLC                              675 MW coal unit at the existing Big Cajun II plant in
                                                         -    New Roads, Louisiana currently under construction
-------------------------------------------------------------------------------------------------------------------------
         NRG Bayou Cove LLC                    (69,535,147)   Holding company for Bayou Cove Peaking Power, LLC
-------------------------------------------------------------------------------------------------------------------------
              Bayou Cove Peaking Power LLC               -    320 MW gas turbine peaking facility
-------------------------------------------------------------------------------------------------------------------------
         Louisiana Generating LLC              368,080,214    Owns Cajun non-nuclear generating assets in Louisiana
-------------------------------------------------------------------------------------------------------------------------
         NRG New Roads Holding LLC                            Holding company to hold title to certain Cajun assets that,
                                                13,574,433    due to federal regulatory reasons could not be held by
                                                              Louisiana Generating LLC
-------------------------------------------------------------------------------------------------------------------------
         NRG Sterlington Power LLC              64,699,376    Holds title to 200 MW simple cycle gas peaking facility
-------------------------------------------------------------------------------------------------------------------------
         Big Cajun I Peaking Power LLC          68,925,929    Develop, own and operate the Cajun expansion project
-------------------------------------------------------------------------------------------------------------------------
         NRG Sabine River Works GP LLC                        General partner of Sabine River 450 MW gas fired
                                                    16,922    cogeneration project under construction in Texas
-------------------------------------------------------------------------------------------------------------------------
         NRG Sabine River Works LP LLC                        Limited partner of the Sabine River 450 MW gas fired
                                                         -    cogeneration project under construction in Texas
-------------------------------------------------------------------------------------------------------------------------
NRG Valmy Power Holdings LLC*                            -    Inactive
-------------------------------------------------------------------------------------------------------------------------
NRG Valmy Power LLC*                                     -    Inactive
-------------------------------------------------------------------------------------------------------------------------
     Valmy Power LLC*                                    -    Inactive
-------------------------------------------------------------------------------------------------------------------------
NRG Kaufman LLC                                          -    Holding company for power generation project in Texas
-------------------------------------------------------------------------------------------------------------------------
NRG Mesquite LLC                                         -    Project company for power generation project in Texas
-------------------------------------------------------------------------------------------------------------------------
     Kaufman Cogen LP                            2,472,968    Project company for power generation project in Texas
-------------------------------------------------------------------------------------------------------------------------
Meriden Gas Turbines LLC                                      Project entity to hold 540 MW greenfiled natural gas-fired
                                                46,834,571    combined cycle electric generating facility in Connecticut
-------------------------------------------------------------------------------------------------------------------------
NRG West Coast LLC                             346,746,375    Holding company for West Coast LLCs
-------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
 Saguaro Power LLC                                       n/a   100% NRG West Coast
                                                               LLC                            8,960
----------------------------------------------------------------------------------------------------
   Eastern Sierra Energy Company                        1,000  100% Saguaro Power
                                                               LLC                       65,943,543
----------------------------------------------------------------------------------------------------
             Saguaro Power Company Limited Partnership   n/a   50% Eastern Sierra
                                                               Energy Company                     -
----------------------------------------------------------------------------------------------------
 WCP (Generation) Holdings LLC                           n/a   50% NRG West Coast
                                                               LLC                                -
----------------------------------------------------------------------------------------------------
   West Coast Power LLC                                  n/a   100% WCP
                                                               (Generation) Holdings
                                                               LLC                                -
----------------------------------------------------------------------------------------------------
             Long Beach Generation LLC                   n/a   100% West Coast
                                                               Power LLC                          -
----------------------------------------------------------------------------------------------------
             El Segundo Power LLC                        n/a   100% West Coast
                                                               Power LLC                          -
----------------------------------------------------------------------------------------------------
             Cabrillo Power I LLC                        n/a   100% West Coast
                                                               Power LLC                          -
----------------------------------------------------------------------------------------------------
             Cabrillo Power II LLC                       n/a   100% West Coast
                                                               Power LLC                          -
----------------------------------------------------------------------------------------------------
 El Segundo Power II LLC                                 n/a   50% NRG West Coast
                                                               LLC                        3,381,560
----------------------------------------------------------------------------------------------------
 Southwest Power Holdings LLC                            n/a   50% NRG West Coast
                                                               LLC                                -
----------------------------------------------------------------------------------------------------
   Southwest Generation LLC                              n/a   100% Southwest Power
                                                               Holdings LLC                       -
----------------------------------------------------------------------------------------------------
             Clark Power LLC*                            n/a   100% Southwest
                                                               Generation LLC                     -
----------------------------------------------------------------------------------------------------
             Reid Gardner Power LLC                      n/a   100% Southwest
                                                               Generation LLC                     -
----------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC                       n/a   100% NRG                           -
----------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                                      n/a   100% NRG                           -
----------------------------------------------------------------------------------------------------
 NRG MidAtlantic Generating LLC                        -3,000  50% NRG MidAtlantic
                                                               LLC, 50% MidAtlantic      42,793,758
                                                               Generation Holding LLC
----------------------------------------------------------------------------------------------------
 Conemaugh Power LLC                                    1,000  100% NRG MidAtlantic
                                                               LLC                       18,205,358
----------------------------------------------------------------------------------------------------
 Indian River Power LLC                                 1,000  100% NRG MidAtlantic
                                                               LLC                      391,858,993
----------------------------------------------------------------------------------------------------
 Keystone Power LLC                                     1,000  100% NRG MidAtlantic
                                                               LLC                       23,824,827
----------------------------------------------------------------------------------------------------
 Vienna Power LLC                                       1,000  100% NRG MidAtlantic
                                                               LLC                       10,681,811
----------------------------------------------------------------------------------------------------
Northeast Generation Holding LLC                         n/a   100% NRG                (519,981,638)
----------------------------------------------------------------------------------------------------
NRG Eastern LLC                                         1,000  100% NRG                 519,981,638
----------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
 Saguaro Power LLC                                            8,960   Acquired all the shares in Eastern Sierra Energy Company
------------------------------------------------------------------------------------------------------------------------------------
   Eastern Sierra Energy Company                         65,943,543   Production of electricity and thermal energy
------------------------------------------------------------------------------------------------------------------------------------
             Saguaro Power Company Limited Partnership            -   Owns a combined cycle cogen facility in Nevada
------------------------------------------------------------------------------------------------------------------------------------
 WCP (Generation) Holdings LLC                                    -   Holding company for West Coast Financing
------------------------------------------------------------------------------------------------------------------------------------
   West Coast Power LLC                                               West coast holding company entity designed to facilitate
                                                                  -   west coast asset pool financing
-----------------------------------------------------------------------------------------------------------------------------------
             Long Beach Generation LLC                            -   Owns Long Beach gas-fired power plant in CA
------------------------------------------------------------------------------------------------------------------------------------
             El Segundo Power LLC                                 -   Owns El Segundo gas-fired power plant in CA
------------------------------------------------------------------------------------------------------------------------------------
             Cabrillo Power I LLC                                 -   Owns and operates Encina electric generation station in CA
------------------------------------------------------------------------------------------------------------------------------------
             Cabrillo Power II LLC                                -   Entity holding title to 17 SDG&E combustion turbines in CA
------------------------------------------------------------------------------------------------------------------------------------
 El Segundo Power II LLC                                  1,690,780   Formed to acquire future assets
------------------------------------------------------------------------------------------------------------------------------------
 Southwest Power Holdings LLC                                         Holding company for Southwest Generation LLC and Clark
                                                                  -   and Reid Gardner project in Nevada
------------------------------------------------------------------------------------------------------------------------------------
   Southwest Generation LLC                                           Holding company for Clark and Reid Gardner project
                                                                  -   companies
------------------------------------------------------------------------------------------------------------------------------------
             Clark Power LLC*                                     -   Inactive
------------------------------------------------------------------------------------------------------------------------------------
             Reid Gardner Power LLC                                   605 MW four coal-fired units of the Reid Gardner power
                                                                  -   station and certain other related assets in Nevada
------------------------------------------------------------------------------------------------------------------------------------
MidAtlantic Generation Holding LLC                                -   Domestic holding company
------------------------------------------------------------------------------------------------------------------------------------
NRG MidAtlantic LLC                                               -   Holds 50% interest in NRG MidAtlantic Generating LLC
------------------------------------------------------------------------------------------------------------------------------------
 NRG MidAtlantic Generating LLC                                       Holds 50% interest in NRG MidAtlantic Generation Holding
                                                         42,793,758   LLC

------------------------------------------------------------------------------------------------------------------------------------
 Conemaugh Power LLC                                                  Entity holding title to 1711 MW coal-fired generating facilty
                                                         18,205,358   located in Conemaugh
------------------------------------------------------------------------------------------------------------------------------------
 Indian River Power LLC                                               Entity holding title to 784 MW coal-fired generating facility
                                                        391,858,993   in Delaware
------------------------------------------------------------------------------------------------------------------------------------
 Keystone Power LLC                                                   Entity holding title to 1711 MW coal-fired generating facility
                                                         23,824,827   located near Pittsburgh
------------------------------------------------------------------------------------------------------------------------------------
 Vienna Power LLC                                                     Entity holding title to 170 MW oil-fired generating station
                                                         10,681,811   located in Maryland
------------------------------------------------------------------------------------------------------------------------------------
Northeast Generation Holding LLC                       (519,981,638)  To hold 50% interest in NRG Northeast Generating LLC
------------------------------------------------------------------------------------------------------------------------------------
NRG Eastern LLC                                         519,981,638   To hold 50% interest in NRG Northeast Generating LLC
------------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
 NRG Northeast Generating LLC          -10,000  50% NRG Eastern LLC,
                                                50% Northeast                      4,446,830
                                                Generation Holding LLC
---------------------------------------------------------------------------------------------
  Dunkirk Power LLC                      1,000  100% NRG Northeast
                                                Generating LLC                   124,233,298
---------------------------------------------------------------------------------------------
  Huntley Power LLC                      1,000  100% NRG Northeast
                                                Generating LLC                   117,200,057
---------------------------------------------------------------------------------------------
  Astoria Gas Turbine Power LLC          1,000  100% NRG Northeast
                                                Generating LLC                    74,564,399
---------------------------------------------------------------------------------------------
  Arthur Kill Power LLC                  1,000  100% NRG Northeast
                                                Generating LLC                   207,419,406
---------------------------------------------------------------------------------------------
  Somerset Power LLC                     1,000  100% NRG Northeast
                                                Generating LLC                     1,608,570
---------------------------------------------------------------------------------------------
  Oswego Harbor Power LLC                1,000  100% NRG Northeast
                                                Generating LLC                    51,258,900
---------------------------------------------------------------------------------------------
  Connecticut Jet Power LLC              1,000  100% NRG Northeast
                                                Generating LLC                    21,720,549
---------------------------------------------------------------------------------------------
  Devon Power LLC                        1,000  100% NRG Northeast
                                                Generating LLC                    92,101,255
---------------------------------------------------------------------------------------------
  Middletown Power LLC                   1,000  100% NRG Northeast
                                                Generating LLC                   179,392,016
---------------------------------------------------------------------------------------------
  Montville Power LLC                    1,000  100% NRG Northeast
                                                Generating LLC                    65,368,886
---------------------------------------------------------------------------------------------
  Norwalk Power LLC                      1,000  100% NRG Northeast
                                                Generating LLC                    51,722,593
---------------------------------------------------------------------------------------------
NRG Brazos Valley GP LLC                 1,000  100% NRG                          (1,307,804)
---------------------------------------------------------------------------------------------
NRG Brazos Valley LP LLC                 1,000  100% NRG                        (129,472,621)
---------------------------------------------------------------------------------------------
 Brazos Valley Energy LP                 n/a    99% NRG Brazos
                                                Valley LP LLC, 1% NRG Brazos      60,957,409
                                                Valley GP LLC
---------------------------------------------------------------------------------------------
  NRG Brazos Valley Technology LP LLC    n/a    100% Brazos Valley
                                                Energy LP                              5,090
---------------------------------------------------------------------------------------------
         Brazos Valley Technology LP     n/a    99% NRG Brazos Valley
                                                Technology LP LLC, 1%             50,192,032
                                                Brazos Valley Energy LP
---------------------------------------------------------------------------------------------
NRG Capital LLC                         -1,000  100% NRG
                                                                                (116,802,614)
---------------------------------------------------------------------------------------------
  NRG Finance Company I LLC              1,000  100% NRG Capital LLC
                                                                                  37,342,708
---------------------------------------------------------------------------------------------
   NRG Turbines LLC                      1,000  100% NRG Finance
                                                Company I LLC                            779
---------------------------------------------------------------------------------------------
NRG Capital II LLC                       n/a    100% NRG
                                                                                           -
---------------------------------------------------------------------------------------------
  NRG Peaking Finance                    n/a    100% NRG Capital LLC
                                                                                  (9,085,896)
---------------------------------------------------------------------------------------------
NRG Ilion LP LLC                         1,000  100% NRG
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
 NRG Northeast Generating LLC                         Special purpose holding company
                                          4,446,830
-----------------------------------------------------------------------------------------------------------------
  Dunkirk Power LLC                                   Entity holding title to Dunkirk Station
                                        124,233,298
-----------------------------------------------------------------------------------------------------------------
  Huntley Power LLC                                   Entity holding title to the Huntley Station
                                        117,200,057
-----------------------------------------------------------------------------------------------------------------
  Astoria Gas Turbine Power LLC                       Entity holding title to 614 MW Astoria Gas turbine sites
                                         74,564,399
-----------------------------------------------------------------------------------------------------------------
  Arthur Kill Power LLC                               Entity holding title to 842 MW Arthur Kill Generating
                                        207,419,406   Station
-----------------------------------------------------------------------------------------------------------------
  Somerset Power LLC                                  Company formed to acquire, operate and own the electric
                                          1,608,570   generating plant in Somerset, Mass.
-----------------------------------------------------------------------------------------------------------------
  Oswego Harbor Power LLC                             Company formed to acquire, operate and own 2 -850 MW
                                         51,258,900   oil-fired operating units and 4 retired units
-----------------------------------------------------------------------------------------------------------------
  Connecticut Jet Power LLC                           Sells electricity
                                         21,720,549
-----------------------------------------------------------------------------------------------------------------
  Devon Power LLC                                     Sells outstanding and thermal energy
                                         92,101,255
-----------------------------------------------------------------------------------------------------------------
  Middletown Power LLC                                Sells electricity and thermal energy
                                        179,392,016
-----------------------------------------------------------------------------------------------------------------
  Montville Power LLC                                 Sells electricity and thermal energy
                                         65,368,886
-----------------------------------------------------------------------------------------------------------------
  Norwalk Power LLC                                   Sells electricity and thermal energy
                                         51,722,593
-----------------------------------------------------------------------------------------------------------------
NRG Brazos Valley GP LLC                 (1,307,804)  GP of Brazos Valley Energy LP
-----------------------------------------------------------------------------------------------------------------
NRG Brazos Valley LP LLC               (129,472,621)  LP of Brazos Valley Energy LP
-----------------------------------------------------------------------------------------------------------------
 Brazos Valley Energy LP                              Domestic holding company for NRG Brazos Valley
                                         60,957,409   Technology LP LLC and Brazos Valley Technology LP

-----------------------------------------------------------------------------------------------------------------
  NRG Brazos Valley Technology LP LLC                 Domestic holding company owning 99% of Brazos Valley
                                              5,090   Technology LP
-----------------------------------------------------------------------------------------------------------------
         Brazos Valley Technology LP                  Owner of a 633 MW gas-fired power plant in Fort Bend
                                         50,192,032   County, Texas that is under construction
-----------------------------------------------------------------------------------------------------------------
NRG Capital LLC                                       The sole member of the borrower in connection with
                                       (116,802,614)  the $2.5 billion construction/acquisition revolver
-----------------------------------------------------------------------------------------------------------------
  NRG Finance Company I LLC                           Will act as the borrower under the proposed $2 billion
                                         37,342,708   construction revolver
-----------------------------------------------------------------------------------------------------------------
   NRG Turbines LLC                                   Owner for financing purposes of certain turbines prior to
                                                779   their assignment to project companies
-----------------------------------------------------------------------------------------------------------------
NRG Capital II LLC                                    Holds the membership interest in NRG Peaker
                                                  -   Finance Company LLC
-----------------------------------------------------------------------------------------------------------------
  NRG Peaking Finance                                 Primarily to issue bonds secured by peaker assets owned by
                                         (9,085,896)  an affiliate, loaning of the money to such affiliates, etc.
-----------------------------------------------------------------------------------------------------------------
NRG Ilion LP LLC                                      Established to serve as the LP of Indeck Ilion, LP
-----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
                                                                                             27,586,735
-------------------------------------------------------------------------------------------------------
  NRG Ilion Limited Partnership                          1,000      99% NRG Ilion LP LLC,
                                                                    1% NRG Rockford          29,247,618
                                                                    Acquisition LLC
-------------------------------------------------------------------------------------------------------
   NRG Rockford Equipment LLC                             n/a       100% NRG Ilion
                                                                    Limited Partnership          62,520
-------------------------------------------------------------------------------------------------------
   NRG Rockford LLC                                      1,000      100% NRG Ilion
                                                                    Limited Partnership      10,233,445
-------------------------------------------------------------------------------------------------------
NRG Rockford Acquisition LLC                            -4,000      100% NRG                (54,070,629)
-------------------------------------------------------------------------------------------------------
  NRG Bourbonnais Equipment LLC                           n/a       100% NRG Rockford
                                                                    Acquisition LLC                   -
-------------------------------------------------------------------------------------------------------
  NRG Rockford Equipment II LLC                           n/a       100% NRG Rockford
                                                                    Acquisition LLC                   -
-------------------------------------------------------------------------------------------------------
  NRG Rockford II LLC                                    1,000      100% NRG Rockford
                                                                    Acquisition LLC          36,895,466
-------------------------------------------------------------------------------------------------------
  NRG Bourbonnais LLC                                    1,000      100% NRG Rockford
                                                                    Acquisition LLC         (15,909,978)
-------------------------------------------------------------------------------------------------------
  NRG Equipment Company LLC                               n/a       100% NRG Rockford
                                                                    Acquisition LLC                   -
-------------------------------------------------------------------------------------------------------
LS Power Management LLC*                                  n/a       100% NRG                          -
-------------------------------------------------------------------------------------------------------
NRG Granite Acquisition LLC                              1,000      100% NRG
                                                                                              4,584,788
-------------------------------------------------------------------------------------------------------
Granite Power Partners II LP                            -2,000      79% NRG, 21% NRG
                                                                    Granite Acquisition           3,002
                                                                    LLC
-------------------------------------------------------------------------------------------------------
 LSP-Pike Energy LLC                                     1,000      100% Granite Power
                                                                    Partners II LP         (320,584,827)
-------------------------------------------------------------------------------------------------------
 LSP-Nelson Energy LLC                                   1,000      100% Granite Power
                                                                    Partners II LP         (341,484,864)
-------------------------------------------------------------------------------------------------------
          NRG Nelson Turbines LLC                         n/a       100% LSP-Nelson
                                                                    Energy LLC                        -
-------------------------------------------------------------------------------------------------------
 LSP-Hardee Energy LLC                                    n/a       100% Granite Power
                                                                    Partners II LP                    -
-------------------------------------------------------------------------------------------------------
 Granite II Holding LLC                                 -4,000      100% Granite Power
                                                                    Partners II LP            9,089,118
-------------------------------------------------------------------------------------------------------
         LSP Equipment LLC                               1,000      100% Granite II
                                                                    Holding LLC                       1
-------------------------------------------------------------------------------------------------------
         LSP-Denver City Inc.                            1,000      100% Granite II
                                                                    Holding LLC                  25,298
-------------------------------------------------------------------------------------------------------
         LSP-Kendall Energy LLC                          1,000      100% Granite II
                                                                    Holding LLC             222,267,225
-------------------------------------------------------------------------------------------------------
         GPP Investors I LLC                             1,000      100% Granite II
                                                                    Holding LLC               2,504,453
-------------------------------------------------------------------------------------------------------
                 Denver City Energy Associates LP        1,000      49.5% GPP Investors
                                                                    I LLC                             -
-------------------------------------------------------------------------------------------------------
         LSP Batesville Holding LLC                      1,000      100% Granite II
                                                                    Holding LLC             127,356,331
-------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
                                                      27,586,735
----------------------------------------------------------------------------------------------------------------------------------
 NRG Ilion Limited Partnership                                        Owns Ilion Energy Center, NRG Rockford LLC and NRG
                                                      29,247,618      Rockford Equipment LLC
----------------------------------------------------------------------------------------------------------------------------------
  NRG Rockford Equipment LLC                                          Captive equipment retailer Rockford II
                                                          62,520
----------------------------------------------------------------------------------------------------------------------------------
  NRG Rockford LLC                                                    Owner of Rockford electric generation project
                                                      10,233,445
----------------------------------------------------------------------------------------------------------------------------------
NRG Rockford Acquisition LLC                         (54,070,629)     Owner of project companies acquired from Indeck Energy
----------------------------------------------------------------------------------------------------------------------------------
 NRG Bourbonnais Equipment LLC                                        Buy and sell qualified materials in the enterprise zone
                                                               -      during the construction of project
----------------------------------------------------------------------------------------------------------------------------------
 NRG Rockford Equipment II LLC                                        Captive for equipment retailer for Rockford II
                                                               -
----------------------------------------------------------------------------------------------------------------------------------
 NRG Rockford II LLC                                                  Owner of Rockford II electric generation project
                                                      36,895,466
----------------------------------------------------------------------------------------------------------------------------------
 NRG Bourbonnais LLC                                                  Owner of Bourbonnais project
                                                     (15,909,978)
----------------------------------------------------------------------------------------------------------------------------------
 NRG Equipment Company LLC                                            Captive retailer located in Illinois
                                                               -
----------------------------------------------------------------------------------------------------------------------------------
LS Power Management LLC*                                       -      Inactive
----------------------------------------------------------------------------------------------------------------------------------
NRG Granite Acquisition LLC                                           Acquisition company used to purchase LS Power, LLC's
                                                       4,584,788      independent power project portfolio
----------------------------------------------------------------------------------------------------------------------------------
Granite Power Partners II LP                                          Holding company for all LS Power , LLC's equity interest in
                                                           3,002      independent power projects acquired by NRG on 1/20/2001

----------------------------------------------------------------------------------------------------------------------------------
 LSP-Pike Energy LLC                                                  Project company for 1160 plant in final development stage
                                                    (320,584,827)     in Mississippi
----------------------------------------------------------------------------------------------------------------------------------
 LSP-Nelson Energy LLC                                                Projects for 1160 MW plant located in Nelson Township, IL
                                                    (341,484,864)
----------------------------------------------------------------------------------------------------------------------------------
          NRG Nelson Turbines LLC                              -      Captive retailer
----------------------------------------------------------------------------------------------------------------------------------
 LSP-Hardee Energy LLC                                                Project company for 510 MW Plant under construction in
                                                               -      Florida
----------------------------------------------------------------------------------------------------------------------------------
 Granite II Holding LLC                                               Holding company for Batesville, Kendall and Denver City
                                                       9,089,118      projects
----------------------------------------------------------------------------------------------------------------------------------
         LSP Equipment LLC                                            Captive retailer that purchases equipment for resale to LSP-
                                                               1      Kendall Energy, LLC
----------------------------------------------------------------------------------------------------------------------------------
         LSP-Denver City Inc.                                         GP in  487 MW plant in Texas
                                                          25,298
----------------------------------------------------------------------------------------------------------------------------------
         LSP-Kendall Energy LLC                                       Project company for 1160 MW plant under construction in
                                                     222,267,225      IL
----------------------------------------------------------------------------------------------------------------------------------
         GPP Investors I LLC                                          LP of 487 MW plant located in Texas
                                                       2,504,453
----------------------------------------------------------------------------------------------------------------------------------
                 Denver City Energy Associates LP              -      Project company for 487 MW plant in Texas
----------------------------------------------------------------------------------------------------------------------------------
         LSP Batesville Holding LLC                  127,356,331      LP of 837 MW plant located in Mississippi
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
             LSP Energy Inc.                      1,000      100% LSP Batesville
                                                             Holding LLC                               425,735
--------------------------------------------------------------------------------------------------------------
             LSP Energy Limited Partnership      -3,000      99% LSP Batesville
                                                             Holding LLC, 1% LSP                      (883,627)
                                                             Energy Inc.
--------------------------------------------------------------------------------------------------------------
             LSP Batesville Funding Corporation   1,000      100% LSP Batesville
                                                             Holding LLC                                (9,831)
--------------------------------------------------------------------------------------------------------------
NRG Telogia Power LLC                              n/a       100% NRG                                        -
--------------------------------------------------------------------------------------------------------------
 Telogia Power Inc.                                n/a       67% NRG Telogia Power
                                                             LLC, 33% SET Telogia
                                                             Investments LLC                                 -
--------------------------------------------------------------------------------------------------------------
  Timber Energy Resources Inc.                     n/a       100% Telogia Power
                                                             Inc.                                    1,800,294
--------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
             LSP Energy Inc.                         425,735     GP of 837 MW plant located in Mississippi
-----------------------------------------------------------------------------------------------------------------------------
             LSP Energy Limited Partnership         (883,627)    Project company for 837 MW plant in Mississippi
-----------------------------------------------------------------------------------------------------------------------------
             LSP Batesville Funding Corporation       (9,831)    Finance company for 837 MW plant in Mississippi
-----------------------------------------------------------------------------------------------------------------------------
NRG Telogia Power LLC                                      -     Entity acquired a portion of the stock of Telogia Power Inc.
-----------------------------------------------------------------------------------------------------------------------------
 Telogia Power Inc.                                              Owns 67% of Telogia Power, Inc. which in turn owns 100%
                                                           -     of the stock of Timber Energy Resources, Inc.
-----------------------------------------------------------------------------------------------------------------------------
  Timber Energy Resources Inc.                                   Owns 14 MW biomass plant located in Florida and a chip
                                                   1,800,294     mill in Georgia
-----------------------------------------------------------------------------------------------------------------------------

(1) Investment is a non-consolidateing entity.

ITEM 1 FOOTNOTES

SUBSIDIARIES OF MORE THAN ONE SYSTEM COMPANY FOR XCEL ENERGY ARE:

          SYSTEM COMPANY                           SYSTEM COMPANY OWNERS                 INVESTMENT BY OWNER
--------------------------------     ------------------------------------------------    -------------------
CPC Ltd. Partnership                 49.5% by Dragon, 1% by Bear                           Reported above
Borger Energy Associates LP          44.55% by Quixx Resources, 0.45% by Quixx Borger      Reported above
Denver City Energy Associates LP     49.5% by Quixx Resources, 0.5% by Quixx Mustang       Reported above
Quixx WRR, LP                        99% by Quixx Resources, 1% by Quixx                   Reported above
Windpower Partners 1994 LP           24.67% by Quixx, 0.33% by Quixx WPP94                 Reported above
KES Jamaica LP                       99% by Quixx Jamaica, 1% by KES Montego               Reported above
Quixx Linden LP                      0.5% by Quixxlin, 49.5% by Quixx                      Reported above
Carolina Energy LP                   1% by Quixx Carolina, 32% by Quixx                    Reported above
Plover LLC                           90% by Eloigne, 10% by Clearwater Investments         Reported above

SUBSIDIARIES OF MORE THAN ONE SYSTEM COMPANY FOR NRG ARE:

            SYSTEM COMPANY                                         SYSTEM COMPANY OWNERS                         INVESTMENT BY OWNER
----------------------------------------  ---------------------------------------------------------------------  -------------------
Northbrook Carolina Hydro II LLC          99% Northbrook Energy LLC, 1% Omega Energy LLC                           Reported above
Northbrook Carolina Hydro LLC             99% Northbrook Energy LLC, 1% Omega                                      Reported above
NRG International Holdings (No. 2) GmbH   99% NRG International III Inc., 1% Temmes Mgmt Svcs BV                   Reported above
NRG do Brasil Ltda.                       99% NRGenerating Luxembourg (No. 1) S.a.r.l., 1% NRGenerating
                                          Luxembourg (No. 2) S.a.r.l.                                              Reported above
Lanco Kondapalli Power Pvt Ltd.           30% NRG Web Mauritius Limited, 11% Doosan Heavy Industries and
                                          Construction Co. Ltd.                                                    Reported above
Flinders Power Partnership                50% NRGenerating Holdings (No. 2) GmbH, 25% Flinders Labuan 1, 25%
                                          Flinders Labuan 2                                                        Reported above
Energia Pacasmayo S.A.                    75% NRGenerating Luxembourg (No. 2) S.a.r.l., 22.5% NRGenerating
                                          Luxembourg (No. 1) S.a.r.l.                                              Reported above
Enfield Operations LLC                    49.9% NRG International Inc., 50.1% Enfield Energy Centre Limited        Reported above
Gladstone Power Station Joint Venture     20% Sunshine State Power BV, 17.5% Sunshine State Power (No. 2) BV       Reported above
NRG Victoria III Pty Ltd.                 33% NRG Victoria I Pty Ltd., 66% NRG Victoria II Pty Ltd.                Reported above
NRGenerating Luxembourg (No. 6) S.a.r.l.  50% Cobee Holdings Inc., 50% NRGenerating Luxembourg (No.1 ) S.a.r.l.    Reported above
Camas Power Boiler Limited Partnership    99% Pacific Generation Company, 1% Camas Power Boiler Inc.               Reported above
Energy Investors Fund LP                  3.1% Energy National Inc., 21% Crockett Cogeneration                     Reported above
The PowerSmith Cogeneration Project LP    7.75% Energy National Inc., 1% Enigen Inc.                               Reported above
Louisiana Energy Services LP              6.23% Le Paz Inc., 0.52% Graystone Corporation                           Reported above
Jackson Valley Energy Partners LP         48% NRG Energy Jackson Valley II Inc., 2% NRG Energy Jackson Valley
                                          I Inc.                                                                   Reported above
San Joaquin Valley Energy Partners I LP   43% NRG Energy Jackson Valley II Inc., 2% San Joaquin Valley Energy
                                          I Inc.                                                                   Reported above
Kissimee Power Partners LP                99% Okeechobee Power III Inc., 1% Okeechobee Power II Inc.               Reported above
NRG South Central Generating LLC          50% NRG Central US LLC, 50% South Central Generation Holding LLC         Reported above
SRW Cogeneration Limited Partnership      49% NRG Sabine River Works LP LLC, 1% NRG Sabine River Works GP LLC      Reported above
Valmy Power LLC                           50% NRG Valmy Power Holdings LLC, 50% NRG Valmy Power LLC                Reported above
Kaufman Cogen LP                          99% NRG Mesquite LLC, 1% NRG Kaufman LLC                                 Reported above
NRG MidAtlantic Generating LLC            50% MidAtlantic Generation Holding LLC, 50% NRG MidAtlantic LLC          Reported above
NRG Northeast Generating LLC              50% Northeast Generation Holding LLC, 50% NRG Eastern LLC                Reported above
Brazos Valley Energy LP                   99% NRG Brazos Valley LP LLC, 1% NRG Brazos Valley GP LLC                Reported above
Brazos Valley Technology LP               99% NRG Brazos Valley LP LLC, 1% Brazos Valley Energy LP                 Reported above
NRG Ilion Limited Partnership             99% NRG Ilion LP LLC, 1% NRG Rockford Acquisition LLC                    Reported above
Granite Power Partners II LP              79% NRG, 21% NRG Granite Acquisition LLC                                 Reported above
LSP Energy Limited Partnership            99% LSP Batesville Holding LLC, 1% LSP Energy Inc.                       Reported above
Telogia Power Inc.                        67% NRG Telogia Power LLC, 33% SET Telogia Investments LLC               Reported above

NON-CORPORATE SUBSIDIARIES OF XCEL ENERGY ARE:

         NAME OF SUBSIDIARY                                    TYPE OF ORGANIZATION               EQUITY INVESTMENT
NSP Financing I                                                   Business Trust                    Reported Above
NSP Financing II                                                  Business Trust                    Reported Above
Nuclear Management Co. LLC                                              LLC                         Reported Above
Private Fuel Storage LLC                                                LLC                         Reported Above
Plover LLC                                                              LLC                         Reported Above
PSCo Capital Trust I                                              Business Trust                    Reported Above
SPS Capital Trust I                                               Business Trust                    Reported Above
Northern Colorado Telecommunications LLC                                LLC                         Reported Above
Johnstown Cogeneration LLC                                              LLC                         Reported Above
Young Gas Storage Co. Ltd.                                        Ltd Partnership                   Reported Above
Guardian Pipeline LLC                                                   LLC                         Reported Above
XEPS LLC                                                                LLC                         Reported Above
Natural Station Equipment LLC                                           LLC                         Reported Above
Xcel Energy Foundation                                         Charitable Foundation                Reported Above
Albany Countryside LP                                             Ltd Partnership                   Reported Above
Bemidji Townhouse LP                                              Ltd Partnership                   Reported Above
Blaine North Pointe LP                                            Ltd Partnership                   Reported Above
Bloomington Southview LP                                          Ltd Partnership                   Reported Above
Brooklyn Center Leased Housing Associates LP                      Ltd Partnership                   Reported Above
Central Towers LP                                                 Ltd Partnership                   Reported Above
Chaska Brickstone LP                                              Ltd Partnership                   Reported Above
Civic Center Apartments LLLP                                      Ltd Partnership                   Reported Above
Colfax Prairie Homes LP                                           Ltd Partnership                   Reported Above
Cottage Court LP                                                  Ltd Partnership                   Reported Above
Cottage Homesteads of Hillcrest LP                                Ltd Partnership                   Reported Above
Cottage Homesteads of Willow Ponds LP                             Ltd Partnership                   Reported Above
Cottages of Spring Lake Park LP                                   Ltd Partnership                   Reported Above
Cottages of Vadnais Heights LP                                    Ltd Partnership                   Reported Above
Crown Ridge Apartments LP                                         Ltd Partnership                   Reported Above
Dakotah Pioneer LP                                                Ltd Partnership                   Reported Above
Driftwood Partners LP                                             Ltd Partnership                   Reported Above
East Creek LP                                                     Ltd Partnership                   Reported Above
Edenvale Family Housing LP                                        Ltd Partnership                   Reported Above
Fairview Ridge LP                                                 Ltd Partnership                   Reported Above
Farmington Family Housing LP                                      Ltd Partnership                   Reported Above
Farmington Townhomes LP                                           Ltd Partnership                   Reported Above
Granite Hill LP                                                   Ltd Partnership                   Reported Above
Groveland Terrace Townhomes LP                                    Ltd Partnership                   Reported Above
Hearthstone Village LP                                            Ltd Partnership                   Reported Above
J & D 14-93 LP                                                    Ltd Partnership                   Reported Above
Jefferson Heights of Zumbrota LP                                  Ltd Partnership                   Reported Above
Lakeville Court LP                                                Ltd Partnership                   Reported Above
Lauring Green LP                                                  Ltd Partnership                   Reported Above
Links Lane a LP                                                   Ltd Partnership                   Reported Above
Lyndale Avenue Townhomes LP                                       Ltd Partnership                   Reported Above
Mahtomedi Woodland LP                                             Ltd Partnership                   Reported Above
Majestic View LP                                                  Ltd Partnership                   Reported Above
Mankato Townhomes I LP                                            Ltd Partnership                   Reported Above
Marsh Run of Brainerd LP                                          Ltd Partnership                   Reported Above
Marvin Garden LP                                                  Ltd Partnership                   Reported Above
MDI LP #44                                                        Ltd Partnership                   Reported Above
Moorhead Townhomes LP                                             Ltd Partnership                   Reported Above
Oakdale Leased Housing Associates LP                              Ltd Partnership                   Reported Above
Park Rapids Townhomes LP                                          Ltd Partnership                   Reported Above
Plover LLC                                                              LLC                         Reported Above

Polynesian Village 1994 LP                                        Ltd Partnership                   Reported Above
R & W LP                                                          Ltd Partnership                   Reported Above
Rochester Townhomes LP                                            Ltd Partnership                   Reported Above
Rushford Housing LP                                               Ltd Partnership                   Reported Above
RWIC Credit Fund LP                                               Ltd Partnership                   Reported Above
Safe Haven Homes, LLC                                                   LLC                         Reported Above
Shade Tree Apartments LP                                          Ltd Partnership                   Reported Above
Shakopee Boulder Ridge LP                                         Ltd Partnership                   Reported Above
Shenandoah Woods LP                                               Ltd Partnership                   Reported Above
Sioux Falls Housing Equity Fund I LP                              Ltd Partnership                   Reported Above
Sioux Falls Partners LP                                           Ltd Partnership                   Reported Above
Sioux River LP                                                    Ltd Partnership                   Reported Above
St Cloud Housing LP                                               Ltd Partnership                   Reported Above
Stratford Flats LP                                                Ltd Partnership                   Reported Above
Tower Terrace LP                                                  Ltd Partnership                   Reported Above
Woodland Village LP                                               Ltd Partnership                   Reported Above
Wyoming LP                                                        Ltd Partnership                   Reported Above
Wyoming LP II                                                     Ltd Partnership                   Reported Above
CPC Ltd. Partnership                                              Ltd Partnership                   Reported Above
Quixx Mountain Holdings LLC                                             LLC                         Reported Above
Front Range Energy Associates LLC                                       LLC                         Reported Above
Borger Energy Associates LP                                       Ltd Partnership                   Reported Above
Denver City Energy Associates LP                                  Ltd Partnership                   Reported Above
Quixx WRR LP                                                      Ltd Partnership                   Reported Above
Windpower Partners 1994 LP                                        Ltd Partnership                   Reported Above
KES Jamaica LP                                                    Ltd Partnership                   Reported Above
Quixx Linden LP                                                   Ltd Partnership                   Reported Above
Carolina Energy LP                                                Ltd Partnership                   Reported Above
BCH Energy LP                                                     Ltd Partnership                   Reported Above
Quixx Louisville LLC                                                    LLC                         Reported Above
YPG Holdings LLC                                                        LLC                         Reported Above
WYCO Development LLC                                                    LLC                         Reported Above

NON-CORPORATE SUBSIDIARIES OF NRG ARE:

                              NAME OF SUBSIDIARY                                    TYPE OF ORGANIZATION   EQUITY INVESTMENT
--------------------------------------------------------------------------------    --------------------   -----------------
Berrians I Gas Turbine Power LLC                                                             LLC             Reported Above
NRG New Jersey Energy Sales LLC                                                              LLC             Reported Above
Entrade Poland Sp. Z.o.o.                                                                    LLC             Reported Above
Commonwealth Atlantic Power LLC                                                              LLC             Reported Above
James River Power LLC                                                                        LLC             Reported Above
NRG Energy Insurance Ltd.                                                                    LLC             Reported Above
NRG Audrain Holding LLC                                                                      LLC             Reported Above
NRG Woodland Operations LLC                                                                  LLC             Reported Above
NRG McClain LLC                                                                              LLC             Reported Above
NRG Newberry Generation LLC                                                                  LLC             Reported Above
NRG Northern Ohio Generating LLC                                                             LLC             Reported Above
NRG Ohio Ash Disposal LLC                                                                    LLC             Reported Above
NRG Lakeshore Generating LLC                                                                 LLC             Reported Above
NRG Ashtabula Gnerating LLC                                                                  LLC             Reported Above
Montauk-NEO Gasco, LLC                                                                       LLC             Reported Above
MN San Bernardino Gasco I LLC                                                                LLC             Reported Above
San Bernardino Landfill Gas Limited Partnership, a California limited partnership      Ltd Partnership       Reported Above
MN San Bernardino Gasco II LLC                                                               LLC             Reported Above
NEO Fresh Kills LLC                                                                          LLC             Reported Above
Fresh Gas LLC                                                                                LLC             Reported Above
NEO-Montauk Genco Management LLC                                                             LLC             Reported Above
NEO-Montauk Genco LLC                                                                        LLC             Reported Above

NM Colton Genco LLC                                                                          LLC             Reported Above
NM Mid Valley Genco LLC                                                                      LLC             Reported Above
NM San Timoteo Genco LLC                                                                     LLC             Reported Above
NM Milliken Genco LLC                                                                        LLC             Reported Above
MM San Bernardino Energy LLC                                                                 LLC             Reported Above
NEO Chester-Gen LLC                                                                          LLC             Reported Above
NEO Freehold-Gen LLC                                                                         LLC             Reported Above
NEO Toledo-Gen LLC                                                                           LLC             Reported Above
NEO California Power LLC                                                                     LLC             Reported Above
Four Hills LLC                                                                               LLC             Reported Above
NEO Burnsville LLC                                                                           LLC             Reported Above
NEO Corona LLC                                                                               LLC             Reported Above
NEO Eire LLC                                                                                 LLC             Reported Above
NEO Ft. Smith LLC                                                                            LLC             Reported Above
NEO Hackensack LLC                                                                           LLC             Reported Above
NEO Martinez LLC                                                                             LLC             Reported Above
NEO Nashville LLC                                                                            LLC             Reported Above
NEO Northern Tier LLC                                                                        LLC             Reported Above
NEO Phoenix LLC                                                                              LLC             Reported Above
NEO Prima Deschecha LLC                                                                      LLC             Reported Above
NEO Riverside LLC                                                                            LLC             Reported Above
NEO SKB LLC                                                                                  LLC             Reported Above
NEO Tajiguas LLC                                                                             LLC             Reported Above
NEO Woodville LLC                                                                            LLC             Reported Above
NEO El Sobrante LLC                                                                          LLC             Reported Above
NEO Tri-Cities LLC                                                                           LLC             Reported Above
MM Ft. Smith Energy LLC                                                                      LLC             Reported Above
NEO MESI LLC                                                                                 LLC             Reported Above
MESI Fuel Station #1 LLC                                                                     LLC             Reported Above
Minnesota Methane II LLC                                                                     LLC             Reported Above
MM Burnsville Energy LLC                                                                     LLC             Reported Above
Suncook Energy LLC                                                                           LLC             Reported Above
Landfill Power LLC                                                                           LLC             Reported Above
Northbrook Energy LLC                                                                        LLC             Reported Above
Northbrook Carolina Hydro II LLC                                                             LLC             Reported Above
Northbrook Carolina Hydro LLC                                                                LLC             Reported Above
Northbrook New York LLC                                                                      LLC             Reported Above
Minnesota Methane LLC                                                                        LLC             Reported Above
MM Albany Energy LLC                                                                         LLC             Reported Above
MM Cuyahoga Energy LLC                                                                       LLC             Reported Above
MM Hartford Energy LLC                                                                       LLC             Reported Above
MM Lopez Energy LLC                                                                          LLC             Reported Above
MM Lowell Energy LLC                                                                         LLC             Reported Above
MM Prince William Energy LLC                                                                 LLC             Reported Above
MM San Diego LLC                                                                             LLC             Reported Above
MM Spokane Energy LLC                                                                        LLC             Reported Above
MM Tacoma LLC                                                                                LLC             Reported Above
MM Taunton Energy LLC                                                                        LLC             Reported Above
MM Tomoka Farms Energy LLC                                                                   LLC             Reported Above
MM Tulare Energy LLC                                                                         LLC             Reported Above
MM West Covina LLC                                                                           LLC             Reported Above
MM Yolo Power LLC                                                                            LLC             Reported Above
O'Brien Biogas IV LLC                                                                        LLC             Reported Above
Minnesota Methane Holdings LLC                                                               LLC             Reported Above
MM Biogas Power LLC                                                                          LLC             Reported Above
MM Corona Energy LLC                                                                         LLC             Reported Above
MM Hackensack Energy LLC                                                                     LLC             Reported Above
MM Nashville Energy LLC                                                                      LLC             Reported Above
MM Prima Deshecha Energy LLC                                                                 LLC             Reported Above
MM SKB Energy LLC                                                                            LLC             Reported Above

MM Tajiguas Energy LLC                                                                       LLC             Reported Above
MM Woodville Energy LLC                                                                      LLC             Reported Above
MM El Sobrante Energy LLC                                                                    LLC             Reported Above
MM Northern Tier Energy LLC                                                                  LLC             Reported Above
MM Phoenix Energy LLC                                                                        LLC             Reported Above
MM Riverside LLC                                                                             LLC             Reported Above
MM Tri-Cities Energy LLC                                                                     LLC             Reported Above
NEO Albany LLC                                                                               LLC             Reported Above
NEO Cuyahoga LLC                                                                             LLC             Reported Above
NEO Edgeboro LLC                                                                             LLC             Reported Above
NEO Fitchburg LLC                                                                            LLC             Reported Above
NEO Hartford LLC                                                                             LLC             Reported Above
NEO Lopez Canyon LLC                                                                         LLC             Reported Above
NEO Lowell LLC                                                                               LLC             Reported Above
NEO Prince William LLC                                                                       LLC             Reported Above
NEO San Diego LLC                                                                            LLC             Reported Above
NEO Spokane LLC                                                                              LLC             Reported Above
NEO Tacoma LLC                                                                               LLC             Reported Above
NEO Taunton LLC                                                                              LLC             Reported Above
NEO Tomoka Farms LLC                                                                         LLC             Reported Above
NEO Tulare LLC                                                                               LLC             Reported Above
NEO West Covina LLC                                                                          LLC             Reported Above
NEO Yolo LLC                                                                                 LLC             Reported Above
NRG Andean Development Ltda.                                                                 LLC             Reported Above
NRG Pacific Corporate Services Pty Ltd.                                              Co. Ltd. By Shares      Reported Above
Eastern Generation Services (India) Private Limited                                   Private Ltd. Co.       Reported Above
Flinders Power Partnership                                                               Partnership         Reported Above
Enfield Operations LLC                                                                       LLC             Reported Above
Gladstone Power Station Joint Venture                                                 Unincorporated JV      Reported Above
Kraftwerk Schkopau GbR                                                                  Joint Venture        Reported Above
NRG Taiwan Holdings Company Limited                                                  Co. Ltd. By Shares      Reported Above
Camas Power Boiler Limited Partnership                                                 Ltd Partnership       Reported Above
Energy Investors Fund LP                                                               Ltd Partnership       Reported Above
Penobscot Energy Recovery Company                                                            LLC             Reported Above
Maine Energy Recovery Company                                                                LLC             Reported Above
The PowerSmith Cogeneration Project Limited Partnership                                Ltd Partnership       Reported Above
Orrington Waste Ltd. Limited Partnership                                               Ltd Partnership       Reported Above
ENI Crockett Limited Partnership                                                       Ltd Partnership       Reported Above
Crockett Cogeneration, a California Limited Partnership                                Ltd Partnership       Reported Above
ONSITE/US Power Limited Partnership No. 1                                              Ltd Partnership       Reported Above
Mt. Poso Cogeneration Company, a California Limited Partnership                        Ltd Partnership       Reported Above
Turners Falls Limited Partnership                                                      Ltd Partnership       Reported Above
Kingston Cogeneration Limited Partnership                                              Ltd Partnership       Reported Above
Project Finance Fund III LP                                                            Ltd Partnership       Reported Above
Cadillac Renewable Energy LLC                                                                LLC             Reported Above
Mid-Continent Power Company LLC                                                              LLC             Reported Above
Minnsota Waste Processing Company LLC                                                        LLC             Reported Above
Lakefield Junction LLC                                                                       LLC             Reported Above
Jackson Valley Energy Partners LP                                                      Ltd Partnership       Reported Above
San Joaquin Valley Energy Partners I LP                                                Ltd Partnership       Reported Above
Kissimee Power Partners Limited Partnership                                            Ltd Partnership       Reported Above
NRG Processing Solutions LLC                                                                 LLC             Reported Above
NRG ComLease LLC                                                                             LLC             Reported Above
NRG Energy Center Round Mountain LLC                                                         LLC             Reported Above
NRG Energy Center Smyrna LLC                                                                 LLC             Reported Above
NRG Energy Center Minneapolis LLC                                                            LLC             Reported Above
NRG Energy Center San Diego LLC                                                              LLC             Reported Above
NRG Energy Center Washco LLC                                                                 LLC             Reported Above
NRG Thermal Operating Services LLC                                                           LLC             Reported Above
NRG Energy Center Dover LLC                                                                  LLC             Reported Above

NRG Energy Center Pittsburgh LLC                                                             LLC             Reported Above
NRG Energy Center San Francisco LLC                                                          LLC             Reported Above
NRG Rocky Road LLC                                                                           LLC             Reported Above
Rocky Road Power LLC                                                                         LLC             Reported Above
Termo Santander Holding (Alpha) LLC                                                          LLC             Reported Above
NRG Connecticut Generating LLC                                                               LLC             Reported Above
NRG Connecticut Equipment LLC                                                                LLC             Reported Above
South Central Generation Holding LLC                                                         LLC             Reported Above
NRG Central US LLC                                                                           LLC             Reported Above
NRG South Central Generating LLC                                                             LLC             Reported Above
Big Cajun II Unit 4 LLC                                                                      LLC             Reported Above
NRG Bayou Cove LLC                                                                           LLC             Reported Above
Louisiana Generating LLC                                                                     LLC             Reported Above
NRG New Roads Holdings LLC                                                                   LLC             Reported Above
Big Cajun I Peaking Power LLC                                                                LLC             Reported Above
NRG Sabine River Works GP LLC                                                                LLC             Reported Above
NRG Sabine River Works LP LLC                                                                LLC             Reported Above
SRW Cogeneration Limited Partnership                                                   Ltd Partnership       Reported Above
NRG Sterlington Power LLC                                                                    LLC             Reported Above
NRG Valmy Power Holdings LLC                                                                 LLC             Reported Above
NRG Valmy Power LLC                                                                          LLC             Reported Above
Valmy Power LLC                                                                              LLC             Reported Above
NRG Kaufman LLC                                                                              LLC             Reported Above
NRG Mesquite LLC                                                                             LLC             Reported Above
Kaufman Cogen LP                                                                       Ltd Partnership       Reported Above
Meriden Gas Turbgines LLC                                                                    LLC             Reported Above
Saguaro Power LLC                                                                            LLC             Reported Above
Saguaro Power Company, a Limited Partnership                                           Ltd Partnership       Reported Above
WCP (Generation ) Holdings LLC                                                               LLC             Reported Above
West Coast Power LLC                                                                         LLC             Reported Above
Long Beach Generations LLC                                                                   LLC             Reported Above
El Segundo Power LLC                                                                         LLC             Reported Above
Cabrillo Power I LLC                                                                         LLC             Reported Above
Cabrillo Power II LLC                                                                        LLC             Reported Above
El Segundo Power II LLC                                                                      LLC             Reported Above
Southwest Power Holdings LLC                                                                 LLC             Reported Above
Southwest Generation LLC                                                                     LLC             Reported Above
Clark Power LLC                                                                              LLC             Reported Above
Reid Gardner Power LLC                                                                       LLC             Reported Above
MidAtlantic Generation Holding LLC                                                           LLC             Reported Above
NRG MidAtlantic LLC                                                                          LLC             Reported Above
NRG MidAtlantic Generating LLC                                                               LLC             Reported Above
Conemaugh Power LLC                                                                          LLC             Reported Above
Indian River Power LLC                                                                       LLC             Reported Above
Keystone Power LLC                                                                           LLC             Reported Above
Vienna Power LLC                                                                             LLC             Reported Above
Northeast Generation Holding LLC                                                             LLC             Reported Above
NRG Eastern LLC                                                                              LLC             Reported Above
NRG Northeast Generating LLC                                                                 LLC             Reported Above
Dunkirk Power LLC                                                                            LLC             Reported Above
Huntley Power LLC                                                                            LLC             Reported Above
Astoria Gas Turbine Power LLC                                                                LLC             Reported Above
Arthur Kill Power LLC                                                                        LLC             Reported Above
Somerset Power LLC                                                                           LLC             Reported Above
Oswego Harbor Power LLC                                                                      LLC             Reported Above
Connecticut Jet Power LLC                                                                    LLC             Reported Above
Devon Power LLC                                                                              LLC             Reported Above
Middletown Power lLC                                                                         LLC             Reported Above
Montville Power LLC                                                                          LLC             Reported Above
Norwalk Power LLC                                                                            LLC             Reported Above

NRG Brazos Valley GP LLC                                                                     LLC             Reported Above
NRG Brazos Valley LP LLC                                                                     LLC             Reported Above
Brazos Valley Energy LP                                                                Ltd Partnership       Reported Above
NRG Brazos Valley Technology LP LLC                                                          LLC             Reported Above
Brazos Valley Technology LP                                                            Ltd Partnership       Reported Above
NRG Capital LLC                                                                              LLC             Reported Above
NRG Finance Company I LLC                                                                    LLC             Reported Above
NRG Turbines LLC                                                                             LLC             Reported Above
NRG Capital II LLC                                                                           LLC             Reported Above
NRG Peaker Finance Company LLC                                                               LLC             Reported Above
NRG Ilion LP LLC                                                                             LLC             Reported Above
NRG Ilion Limited Partnership                                                          Ltd Partnership       Reported Above
NRG Rockford Equipment LLC                                                                   LLC             Reported Above
NRG Rockford LLC                                                                             LLC             Reported Above
NRG Rockford Acquisition LLC                                                                 LLC             Reported Above
NRG Bourbonnais Equipment LLC                                                                LLC             Reported Above
NRG Rockford Equipment II LLC                                                                LLC             Reported Above
NRG Rockford II LLC                                                                          LLC             Reported Above
NRG Bourbonnais LLC                                                                          LLC             Reported Above
NRG Equipment Company LLC                                                                    LLC             Reported Above
LS Power Management LLC                                                                      LLC             Reported Above
NRG Granite Acquisition LLC                                                                  LLC             Reported Above
Granite Power Partners II LP                                                           Ltd Partnership       Reported Above
LSP-Pike Energy LLC                                                                          LLC             Reported Above
LSP-Nelson Energy LLC                                                                        LLC             Reported Above
NRG Nelson Turbines LLC                                                                      LLC             Reported Above
LSP-Hardee Energy LLC                                                                        LLC             Reported Above
Granite II Holding LLC                                                                       LLC             Reported Above
LSP Equipment LLC                                                                            LLC             Reported Above
LSP-Denver City Inc.                                                                         LLC             Reported Above
LSP-Kendall Energy LLC                                                                       LLC             Reported Above
GPP Investors I LLC                                                                          LLC             Reported Above
Denver City Energy Associates LP                                                             LLC             Reported Above
LSP Batesville Holding LLC                                                                   LLC             Reported Above
LSP Energy Limited Partnership                                                         Ltd Partnership       Reported Above
NRG Batesville LLC                                                                           LLC             Reported Above
NRG Telogia Power LLC                                                                        LLC             Reported Above
Timber Energy Resources Inc.                                                                 LLC             Reported Above

SUBSIDIARIES ADDED DURING THE YEAR BY XCEL ENERGY WERE:

                                     DATE OF         STATE OF
      NAME OF SUBSIDIARY           INCORP./ACQ.    INCORPORATION                      DESCRIPTION
-----------------------------      ------------    -------------  -----------------------------------------------------
Xcel Energy Transco, Inc.           05/31/2002        Delaware    Owns TRANSLink Development Company LLC
TRANSLink Development Co. LLC       06/01/2002        Delaware    Setup to plan, manage and operate transmission assets
NRG Acquisition Company LLC         03/01/2002        Delaware    For acquisition of NRG Energy Inc.

SUBSIDIARIES ADDED DURING THE YEAR BY NRG WERE:

                                              DATE OF         STATE OF
      NAME OF SUBSIDIARY                    INCORP./ACQ.   INCORPORATION                         DESCRIPTION
------------------------------------------  ------------   -------------  ----------------------------------------------------------
NRG Andean Development Ltda.                 01/11/2002        Bolivia    Development office for Andean region
NRG Ohio Ash Disposal LLC                    01/16/2002       Delaware    Will own the ash disposal assets
NRG Lakeshore Generating LLC                 01/16/2002       Delaware    Currently a shell company that may be used as operating
NRG Ashtabula Generating LLC                 01/16/2002       Delaware    Currently a shell company that may be used as operating
                                                                          entity
NRG Power Options Inc.                       02/04/2002       Delaware    Develops, owns and operates small cogeneration projects in the US
NRG Nelson Turbines LLC                      02/19/2002       Delaware    Captive retailer for Nelson project
NM Colton Genco LLC                          03/18/2002       Delaware    Owns and operates landfill gas fueled electric generating
                                                                          facility on

                                                                          Colton landfill
NM Mid Valley Genco LLC                      03/18/2002       Delaware    Owns and operates landfill gas fueled electric generating
                                                                          facility on Mid Valley landfill
NM San Timoteo Genco LLC                     03/18/2002       Delaware    Owns and operates landfill gas fueled electric generating
                                                                          facility on San Timoteo landfill
NM Milliken Genco LLC                        03/18/2002       Delaware    Owns and operates landfill gas fueled electric generating
                                                                          facility on Milliken landfill
NRG Woodland Operations LLC                  03/18/2002       Delaware    Operates facility in Woodland, CA
Entrade Poland Sp. Z.o.o.                    03/19/2002        Poland     Polish branch of Entrade GmbH
NRG New Jersey Energy Sales LLC              03/22/2002       Delaware    Energy marketer in New Jersey
NRG Peaker Finance Company LLC               04/01/2002       Delaware    Primarily to issue bonds secured by peaker assets owned by an affiliate, loaning of the money to such affiliates,
                                                                          etc.
NRG Eastlake Operations Inc.                 04/09/2002       Delaware    Currently a shell company that may be used as operating
                                                                          entity
NRG Lakeshore Operations Inc.                04/09/2002       Delaware    Special purpose operating company to provide O&M services
                                                                          contract to Lakeshore Plant
NRG Ashtabula Operations Inc.                04/09/2002       Delaware    Special purpose operating company to provide O&M services
                                                                          contract to Ashtabula Plant
NRG Bay Shore Operations Inc.                04/09/2002       Delaware    Currently a shell company that may be used as operating
                                                                          entity
NRG Capital II LLC                           04/22/2002       Delaware    Holds the membership interest in NRG Peaker Finance
                                                                          Company LLC
NRG Connecticut Equipment LLC                09/20/2002       Delaware    Captive retailer for holding the Meriden turbines and
                                                                          deferring sales/use tax liability
Cobee Holdings Inc. was converted to Cobee   12/12/2002       Delaware    Domestic holding company for Tosli Investments BV in Latin
Holdings LLC                                                              America
NRG International Inc. was converted to      11/18/2002       Delaware    Domestic holding company
NRG International LLC
NRG Thermal Corporation was converted to     12/31/2002       Delaware    Sole member of all the LLCs under the new thermal
NRG Thermal LLC                                                           restructuring
NRG Thermal Services Inc. was converted to   12/31/2002       Delaware    This entity will hold the chiller plant assets and diesel
NRG Thermal Services LLC                                                  services business for NRG Energy Center Harrisburg Inc.
NRG West Coast Inc. was converted to NRG     12/31/2002       Delaware    Act as holding company for West Coast LLCs
West Coast LLC

CHANGES IN THE STATUS OF EXISTING SUBSIDIARIES OF XCEL ENERGY ARE:

                                     STATUS
       NAME OF SUBSIDIARY            CHANGE                        DESCRIPTION
-------------------------------   -----------    ---------------------------------------------------
PS Colorado Credit Corp            Dissolved     Dissolved - 7/19/2002
Planergy (Delaware) Inc.           Dissolved     Dissolved - 7/31/2002
Planergy Midwest Inc.              Dissolved     Dissolved - 7/31/2002
Planergy New York Inc.             Dissolved     Dissolved - 7/31/2002
First Midwest Auto Park Inc.       Dissolved     Dissolved - 12/12/2002
Xcel Energy Retail Propane Inc.   Name Change    Changed to - Xcel Energy Products and Services Inc.
Energy Masters Inc.               Name Change    Changed to - Planergy Housing Inc.
NRG Acquisition Company LLC         Merged       Merged to - NRG Energy Inc. - 6/3/2002

CHANGES IN THE STATUS OF EXISTING SUBSIDIARIES OF NRG ARE:

                                                      STATUS
         NAME OF SUBSIDIARY                           CHANGE              DESCRIPTION
-----------------------------------------            ---------            -----------
B.L. England Power LLC                               Dissolved             6/18/2002
Cobee Holdings Inc.                                  Dissolved            12/12/2002
Collinsville Operations Pty Ltd.                     Dissolved             8/28/2002
Csepeli Aramtermelo Kft.                             Dissolved            12/13/2002
Csepeli Eromu Rt.                                    Dissolved            12/13/2002
Deepwater Power LLC                                  Dissolved             6/18/2002
ECK Generating s.r.o.                                Dissolved            12/13/2002
Energy Developments Limited                          Dissolved             8/28/2002
Entrade d.o.o.                                       Dissolved            12/13/2002
Entrade Deutschland GmbH                             Dissolved            12/13/2002
Entrade GmbH                                         Dissolved            12/13/2002

Entrade Poland Sp. Z.o.o.                            Dissolved            12/13/2002
Entrade s.r.o.                                       Dissolved            12/13/2002
ESOCO Fayetteville Inc.                              Dissolved             3/12/2002
ESOCO Wilson Inc.                                    Dissolved             3/12/2002
Graystone Corporation                                Dissolved             7/24/2002
Kanel Kangal Elektrik Limited Sirketi                Dissolved            12/13/2002
Le Paz Inc.                                          Dissolved             7/24/2002
LFG Partners LLC                                     Dissolved             1/22/2002
Louisiana Energy Services LP                         Dissolved             4/16/2002
Matra Powerplant Holding BV                          Dissolved            12/13/2002
MM Erie Power LLC                                    Dissolved             1/22/2002
NEO ECO 11 LLC                                       Dissolved             1/22/2002
NRG Audrain Bondco LLC                               Dissolved             1/16/2002
NRG Csepel Energia Kft.                              Dissolved            12/31/2002
NRG Energy Cetner Grand Forks LLC                    Dissolved             6/20/2002
NRG Energy CZ s.r.o.                                 Dissolved            12/13/2002
NRG International Acquisition Partnership            Dissolved              7/3/2002
NRG Lakefield Junction LLC                           Dissolved            10/23/2002
NRG Louisiana LLC                                    Dissolved            10/23/2002
NRG Nelson Equipment LLC                             Dissolved             2/19/2002
NRG New Roads Generating LLC                         Dissolved            10/23/2002
NRGenerating Holdings (No. 1) BV                     Dissolved             7/27/2002
NRGenerating Holdings (No. 17) BV                    Dissolved             11/4/2002
NRGenerating Holdings (No. 9) BV                     Dissolved             11/4/2002
Pacific Crockett Energy Inc.                         Dissolved            11/22/2002
Pacific Kingston Energy Inc.                         Dissolved            12/21/2002
Pacific Recycling Energy Inc.                        Dissolved             2/21/2002
Prva Regulacna s.r.o.                                Dissolved            12/13/2002
Sunnyside Operations Associates LP                   Dissolved             1/10/2002

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

During 2002, there were five sales of utility assets, which involved consideration of more than $1 million:

         1.       PSCo sold its property on 38th & Holly for $2,805,832.

         2.       PSCo sold its property on 5th & Walnut for $2,070,629.

         3.       SPS sold its Roswell Office for $1,724,100.

         4.       SPS sold an airplane for $9,004,964.

         5.       NSP-Wisconsin sold its Railroad & Barstow Facility for
                  $1,090,722.

During 2002, there were no acquisitions of utility assets, which involved consideration of more than $1 million.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

Excluding transactions reported in a certificate filed pursuant to Rule 24, the table below provides a brief description of issuances, sales or pledges of securities of system companies or guaranty or assumption by system companies of securities of other persons, including system companies or exempted subsidiaries.

                                                                    NAMES OF COMPANY
                       NAME OF ISSUER                           ISSUING, GUARANTEEING, OR    DATE OF                   AUTHORIZATION
                     AND TITLE OF ISSUE                            ASSUMING SECURITIES     TRANSACTION  CONSIDERATION  OR EXEMPTION
                             (1)                                           (2)                 (3)           (4)            (5)
--------------------------------------------------------------  -------------------------  -----------  -------------- -------------
Energy Masters International
Surety Bonds for various purposes including notary
 bonds and performance bonds

    End of year balance                                               Energy Masters        12/31/2002     1,202,000      Rule 45
    Highest balance during the year                                    International        12/31/2002     1,202,000

Northern States Power Company-Minnesota
Surety Bonds for various purposes including performance bonds, right of way bonds and various license and permits.

    End of year balance                                            Northern States Power    12/31/2002       204,250      Rule 45
    Highest balance during the year                                  Company-Minnesota      12/31/2002       204,250

Public Service Company of Colorado
Surety Bonds for performance and payment
    End of year balance                                           Public Service Company    12/31/2002       500,000      Rule 45
    Highest balance during the year                                     of Colorado         12/31/2002       500,000

Utility Engineering
Surety Bonds for performance and payment
    End of year balance                                             Utility Engineering     12/31/2002   491,838,526      Rule 45
    Highest balance during the year                                                         12/31/2002   491,838,526

Planergy ABB Kentucky                                                    Planergy           1/17/2002        974,325      Rule 52

                                                                  NAMES OF COMPANY
                        NAME OF ISSUER                        ISSUING, GUARANTEEING, OR     DATE OF                    AUTHORIZATION
                      AND TITLE OF ISSUE                         ASSUMING SECURITIES      TRANSACTION   CONSIDERATION  OR EXEMPTION
                              (1)                                        (2)                  (3)            (4)            (5)
------------------------------------------------------------  -------------------------  -------------  -------------  -------------
NRG Finance Co. I LLC                                         Various NRG Subsidiaries      May 2001    1,081,000,000     Rule 52
Due March 2006, wtd avg 2002 rate 4.92%

Brazos Valley LLC                                                NRG - Brazos Valley       June 2001      194,362,000     Rule 52
Due June 2008, wtd avg 2002 rate 4.41%

NRG Energy revolving line of credit, highest outstanding                 NRG               March 2002   1,000,000,000     Rule 52
12/31/02, wtd avg rate 5.14%

Kendall working capital line of credit, $0 outstanding              NRG - Kendall         January 2001      6,000,000     Rule 52
during 2002

Brazos Valley working capital line of credit, $0 outstanding     NRG - Brazos Valley       June 2001        8,000,000     Rule 52
during 2002

MidAtlantic Generating working capital line of credit,            NRG - MidAtlantic      November 2000      6,000,000     Rule 52
highest outstanding on 12/31/02, wtd avg rage 4.41%

NRG McClain LLC working capital line of credit, highest              NRG McClain         November 2001      8,000,000     Rule 52
outstanding on 12/31/02, wtd avg rate 4.55%

South Central working capital, highest outstanding on            NRG - South Central       March 2001      40,000,000     Rule 52
06/17/2002, wtd avg rate 3.03%

Flinders refurbishment facility agreement                          NRG - Flinders          March 2002      17,288,267     Rule 52

Itiquira Eletrobras' preferred shares                              NRG - Itiquira        November 2002      4,237,500     Rule 52

Cahua loan with Banco Financiero                                     NRG - Cahua           June 2002        1,450,000     Rule 52

NRG Letter of Credit with ANZ                                        NRG Energy          December 2002     14,214,918     Rule 52

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

The table below provides a brief description of any system securities acquired, redeemed or retired, whether the securities have been extinguished or held for further disposition, and the authorization or exemption relied on.

                                                            NAMES OF COMPANY                     EXTINGUISHED (EXT)
                    NAME OF ISSUER                       ACQUIRING, REDEEMING OR                   OR HELD (H) FOR     AUTHORIZATION
                  AND TITLE OF ISSUE                       RETIRING SECURITIES    CONSIDERATION  FURTHER DISPOSITION    OR EXEMPTION
                         (1)                                       (2)                 (3)               (4)                (5)
-------------------------------------------------------  -----------------------  -------------  -------------------   -------------
Viking Gas Transmission Co. Series A                              Viking           (2,133,324)           EXT              Rule 42
Viking Gas Transmission Co. Series B                              Viking             (360,000)           EXT              Rule 42
Viking Gas Transmission Co. Series C                              Viking             (933,333)           EXT              Rule 42
Viking Gas Transmission Co. Series D                              Viking           (1,333,334)           EXT              Rule 42
Planergy PESC Nisshinbo                                          Planergy             (27,502)           EXT              Rule 42
Planergy PESC Domtar                                             Planergy             (55,584)           EXT              Rule 42
Planergy PESC Newark                                             Planergy             (32,331)           EXT              Rule 42
Planergy PESC Mobil                                              Planergy            (168,700)           EXT              Rule 42
Planergy PESC Chevron                                            Planergy            (362,965)           EXT              Rule 42
Planergy PSTI Fina                                               Planergy             (22,493)           EXT              Rule 42
Planergy PSTI Mobil Bevil Oaks                                   Planergy             (67,563)           EXT              Rule 42
Planergy PSTI Mobil Fairfield                                    Planergy             (67,563)           EXT              Rule 42
Planergy PSTI Mobil Grapeland                                    Planergy            (163,335)           EXT              Rule 42
Planergy PSTI Mobil Keller                                       Planergy            (114,618)           EXT              Rule 42
Planergy PSHI Tejas                                              Planergy            (174,515)           EXT              Rule 42
Planergy PI Academic Capital Ohio                                Planergy            (159,545)           EXT              Rule 42
Planergy PI Academic Capital Ontario                             Planergy             (91,581)           EXT              Rule 42
Planergy PI ABB Atlanta                                          Planergy            (761,233)           EXT              Rule 42
Planergy PI ABB Kentucky                                         Planergy            (820,826)           EXT              Rule 42
Planergy PI ABB Chicago ML                                       Planergy          (1,033,917)           EXT              Rule 42
Planergy Beale                                                   Planergy          (6,754,704)           EXT              Rule 42
Planergy Eielson                                                 Planergy          (2,661,161)           EXT              Rule 42
Planergy USCGEC                                                  Planergy            (874,563)           EXT              Rule 42
Planergy Picatinny 2                                             Planergy          (2,222,469)           EXT              Rule 42
Planergy Picatinny 3                                             Planergy          (3,359,761)           EXT              Rule 42
Eloigne Co's. Affordable Housing Project Mortgages             Eloigne Co.         (6,503,052)           EXT              Rule 42
NSP-Minnesota Ramsey/Washington Resource Recovery Bonds       NSP-Minnesota        (2,080,000)           EXT              Rule 42
NSP-Minnesota Mankato Service Center Mortgage                 NSP-Minnesota           (19,466)           EXT              Rule 42
NSP-Minnesota Public Improvements Assessments                 NSP-Minnesota           (26,905)           EXT              Rule 42
NSP-Minnesota Monticello Pollution Control Bonds              NSP-Minnesota          (150,000)           EXT              Rule 42
NSP-Minnesota Monticello Pollution Control Bonds              NSP-Minnesota          (100,000)           EXT              Rule 42
NSP-Minnesota Red Wing Pollution Control Bonds                NSP-Minnesota          (500,000)           EXT              Rule 42
NSP-Minnesota Anoka Resource Recovery Bonds                   NSP-Minnesota        (2,000,000)           EXT              Rule 42
NSP-Minnesota ESOP Loans                                      NSP-Minnesota        (2,603,370)           EXT              Rule 42
NSP-Wisconsin Ft. McCoy Acquisition Loan                      NSP-Wisconsin           (33,785)           EXT              Rule 42
PSCo Secured Medium Term Notes Series A                            PSCo            (5,000,000)           EXT              Rule 42
PSCo Secured Medium Term Notes Series A                            PSCo            (5,000,000)           EXT              Rule 42
PSCo Secured Medium Term Notes Series A                            PSCo            (5,000,000)           EXT              Rule 42
PSCo First Mortgage Bonds                                          PSCo            (1,500,000)           EXT              Rule 42


                                               NAMES OF COMPANY                             EXTINGUISHED (EXT)
          NAME OF ISSUER                    ACQUIRING, REDEEMING OR                           OR HELD (H) FOR    AUTHORIZATION
        AND TITLE OF ISSUE                    RETIRING SECURITIES           CONSIDERATION   FURTHER DISPOSITION   OR EXEMPTION
                (1)                                   (2)                        (3)                (4)               (5)
-----------------------------------   -----------------------------------   -------------   -------------------  -------------
NRG Energy Center Minneapolis LLC     NRG Energy Center Minneapolis LLC       (3,605,677)            H              Rule 42
NRG Energy Center Minneapolis LLC     NRG Energy Center Minneapolis LLC         (703,483)            H              Rule 42
NRG Energy Center San Diego LLC       NRG Energy Center San Diego LLC           (522,938)            H              Rule 42
NRG Energy Center Pittsburgh LLC      NRG Energy Center Pittsburgh LLC        (1,100,000)            H              Rule 42
NRG Energy Center San Francisco LLC   NRG Energy Center San Francisco LLC     (1,425,000)            H              Rule 42
Camas Power Boiler LP                 Camas Power Boiler LP                   (3,048,331)            H              Rule 42
NRG Term Loan Facility                NRG Term Loan Facility                (600,000,000)           EXT             Rule 42
South Central Working Capital         South Central Working Capital          (40,000,000)           EXT             Rule 42
Crockett                              Crockett                              (234,500,000)           EXT             Rule 42
NRG Peaker Finance LLC                NRG Peaker Finance LLC                  (5,638,000)            H              Rule 42
NRG Northeast Generating Bond         NRG Northeast Generating Bond          (53,500,000)            H              Rule 42
NRG South Central Generating Bond     NRG South Central Generating Bond      (12,750,000)            H              Rule 42
LSP Energy Batesville                 LSP Energy Batesville                   (7,575,000)            H              Rule 42
NRG MidAtlantic Generating LLC        NRG MidAtlantic Generating LLC          (6,600,570)            H              Rule 42
LSP Kendall Energy                    LSP Kendall Energy                      (3,747,000)            H              Rule 42
NRG McClain                           NRG McClain                             (2,597,333)            H              Rule 42
NEO                                   NEO                                    (12,182,848)           EXT             Rule 42
Cobee                                 Cobee                                   (9,450,000)            H              Rule 42
Flinders                              Flinders                                (1,143,052)            H              Rule 42
Hsinchu I                             Hsinchu I                                 (450,379)            H              Rule 42
Killingholme                          Killingholme                            (4,539,354)            H              Rule 42
Cahua                                 Cahua                                   (6,160,919)            H              Rule 42
Pacasmayo                             Pacasmayo                               (2,837,803)            H              Rule 42
Saale                                 Saale                                  (21,437,535)            H              Rule 42

ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

For each system company, excluding subsidiaries exempted from regulation as such pursuant to Section 3(d), securities representing obligations of customers incurred in the ordinary course of business, and temporary cash report as of the end of the year:

(1) Aggregate amount of investments in persons operating in the retail service area of the owner, or of its subsidiaries. State the number of persons included. If investments were made pursuant to State law, cite the State law under which they were made.

   COMPANY         SHARES            PERSONS                  BOOK VALUE
-------------      ------    --------------------------       ----------
NSP-Minnesota                Economic Development Loans       2,075,149
NSP-Minnesota                Affordable Housing               1,798,518
NSP-Minnesota                Other Investments                  896,552
NSP-Wisconsin                Economic Development Loans       5,363,492
PSCo                         Other Investments                    1,687

(2) With respect to securities owned not included in category 1, state the name of the issuer, describe the securities, including number of shares and percentage of voting power as to equity securities, indicate the general nature of the issuer's business, and state the owner's book value of the investment.

    NAME OF COMPANY (ADD ABBREVIATION    SHARES       PERCENT OF        ISSUER'S   OWNER'S                   BRIEF
             USED HEREIN)                 OWNED      VOTING POWER      BOOK VALUE BOOK VALUE              DESCRIPTION
---------------------------------------- ------ ---------------------- ---------- ---------- ---------------------------------------
Beaver Ditch Co.                           (1)  8% by PSCo                    (1)       (1)  Cooling water for generating facilities
Consolidated Mutual Water Co.              (1)  0.002% by PSCo                (1)       (1)  Cooling water for generating facilities
Dry Creek No. 2 Ditch Co.                  (1)  9.37% by PSCo                 (1)       (1)  Cooling water for generating facilities
Erkenbeck Lateral Ditch Co.                (1)  4.97% by PSCo                 (1)       (1)  Cooling water for generating facilities
Farmers Extension Ditch Co.                (1)  0.50% by PSCo                 (1)       (1)  Cooling water for generating facilities
Fort Morgan Reservoir and Irrigation Co.   (1)  1.76% by PSCo                 (1)       (1)  Cooling water for generating facilities
Grand Valley Irrigation Co.                (1)  0.08% by PSCo                 (1)       (1)  Cooling water for generating facilities
Highland Ditch Co.                         (1)  1.55% by PSCo                 (1)       (1)  Cooling water for generating facilities
Lupton Meadows Ditch Co.                   (1)  1.65% by PSCo                 (1)       (1)  Cooling water for generating facilities
McDonald (Prairie) Ditch Co.               (1)  7.93% by PSCo                 (1)       (1)  Cooling water for generating facilities
Mutual Lateral Ditch Co.                   (1)  5% by PSCo                    (1)       (1)  Cooling water for generating facilities
Twin Lakes Reservoir and Irrigation Co.    (1)  1.51% by PSCo                 (1)       (1)  Cooling water for generating facilities
Upper Platte and Beaver Ditch Co.          (1)  0.60% by PSCo                 (1)       (1)  Cooling water for generating facilities
Western Mutual Ditch Co.                   (1)  0.25% by PSCo                 (1)       (1)  Cooling water for generating facilities
Westmoor Acres Irrigation Co.              (1)  9.09% by PSCo                 (1)       (1)  Cooling water for generating facilities
Denver City Energy Associates LP           n/a  0.50% by Quixx Mustang  1,056,963       (2)  Energy related projects
Quixx Linden LP                            n/a  0.50% by Quixxlin             (2)       (2)  Energy related projects
Borger Energy Associates LP (Borger)       n/a  0.45% by Quixx Borger         (2)       (2)  Energy related projects
Carolina Energy LP                         n/a  1% by Quixx Carolina          (2)       (2)  Energy related projects
Windpower Partners 1994 LP                 n/a  0.33% by Quixx WPP94          (2)       (2)  Energy related projects
Quixx WRR LP                               n/a  1% by Quixx             3,986,881       (2)  Energy related projects
KES Jamaica LP                             n/a  1% by KES Montego        (13,216)  (13,216)  Energy related projects

(1) PSCo holds a controlling interest in several relatively small ditch and water companies whose capital requirements are not significant. The investments relate to water needed for generating facilities. (2) Information about certain indirectly owned entities was not readily available. The value of the investment and equity of these indirectly owned subsidiaries was not material to Xcel Energy Inc.

ITEM 6. OFFICERS AND DIRECTORS

PART I

As of December 31, 2002, the officers and directors of all system companies are as follows:

LEGEND OF ABBREVIATIONS

AS                Assistant Secretary
AT                Assistant Treasurer
AVP               Assistant Vice President
C                 Controller
CB                Chairman of the Board
CEO               Chief Executive Officer
CFO               Chief Financial Officer
COO               Chief Operating Officer
D                 Director
EVP               Executive Vice President
GC                General Counsel
P                 President
PFO               Principal Financial Officer
S                 Secretary
SVP               Senior Vice President
T                 Treasurer
VC                Vice Chairman of the Board
VP                Vice President

         NAME                                             SUBSIDIARY                                           ABBREVIATION(S)
-----------------------   -----------------------------------------------------------------------------   --------------------------
Bulloch, Gina L.          1480 Welton, Inc.                                                               D
Delaney, Judith A.        1480 Welton, Inc.                                                               AT
Evans, Cynthia A.         1480 Welton, Inc.                                                               D
Haley, Nancy A.           1480 Welton, Inc.                                                               AS
Hart, Cathy J.            1480 Welton, Inc.                                                               VP, S
Lesher, Cynthia L.        1480 Welton, Inc.                                                               D, CB, P
Peterson, Carol J.        1480 Welton, Inc.                                                               AS
Schell, Mary P.           1480 Welton, Inc.                                                               VP, T
Widdel, Susan G.          1480 Welton, Inc.                                                               D, VP
Ziebell, Anne M.          1480 Welton, Inc.                                                               AS
------------------------------------------------------------------------------------------------------------------------------------
Barron, Eddie T.          Applied Power Associates, Inc.                                                  D, P, COO
Corbell, Royce W.         Applied Power Associates, Inc.                                                  C, AS
Haley, Nancy A.           Applied Power Associates, Inc.                                                  AS

Henderson, Billy B.       Applied Power Associates, Inc.                                                  D, T, CFO
Kelly, Richard C.         Applied Power Associates, Inc.                                                  D
McCausland, Robert Ross   Applied Power Associates, Inc.                                                  D, VP, S
Rugg, Raymond F.          Applied Power Associates, Inc.                                                  D, CB, CEO, SVP
Ziebell, Anne M.          Applied Power Associates, Inc.                                                  AS
------------------------------------------------------------------------------------------------------------------------------------
Steele, James J.          Bear Energy Corporation                                                         D
Zenner, Thomas H.         Bear Energy Corporation                                                         D, VP, CFO
------------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Black Mountain Gas Company                                                      VP
Brunetti, Wayne H.        Black Mountain Gas Company                                                      D
Chettle, Noni B.          Black Mountain Gas Company                                                      AS
Delaney, Judith A.        Black Mountain Gas Company                                                      AT
Fowke, Ben G. III         Black Mountain Gas Company                                                      VP, T
Haley, Nancy A.           Black Mountain Gas Company                                                      AS
Hart, Cathy J.            Black Mountain Gas Company                                                      VP, S
Johnson, Gary R.          Black Mountain Gas Company                                                      D, VP, GC
Kelly, Richard C.         Black Mountain Gas Company                                                      D, VP, CFO
Peterson, Carol J.        Black Mountain Gas Company                                                      AS
Petillo, J. T.            Black Mountain Gas Company                                                      D, CB
Reiber, John              Black Mountain Gas Company                                                      P, CEO
Ripka, David E.           Black Mountain Gas Company                                                      VP, C
Schell, Mary P.           Black Mountain Gas Company                                                      AT
Tessier, Ann              Black Mountain Gas Company                                                      VP
Ziebell, Anne M.          Black Mountain Gas Company                                                      AS
------------------------------------------------------------------------------------------------------------------------------------
Hardenbergh, Frank E.     Borger Energy Associates, LP                                                    Mgmt Committee Rep
Heller, Clarence          Borger Energy Associates, LP                                                    Mgmt Committee Rep
Jackson, Rachel           Borger Energy Associates, LP                                                    Mgmt Committee Rep
Johnson, Doug             Borger Energy Associates, LP                                                    Mgmt Committee Rep
McCausland, Robert Ross   Borger Energy Associates, LP                                                    Mgmt Committee Rep
Murphy, Mel               Borger Energy Associates, LP                                                    Mgmt Committee Rep
Steele, James J.          Borger Energy Associates, LP                                                    Mgmt Committee Rep
Witzing, Michael          Borger Energy Associates, LP                                                    Mgmt Committee Rep
Zenner, Thomas H.         Borger Energy Associates, LP                                                    Mgmt Committee Rep
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Borger Funding Corporation                                                      T
Gross, Scott              Borger Funding Corporation                                                      S
Haley, Nancy A.           Borger Funding Corporation                                                      AS
McCausland, Robert Ross   Borger Funding Corporation                                                      P
Murphy, Mel               Borger Funding Corporation                                                      VP
Peterson, Carol J.        Borger Funding Corporation                                                      AS
Rugg, Raymond F.          Borger Funding Corporation                                                      D, CB, CEO
Sinclair, Stephen         Borger Funding Corporation                                                      D
------------------------------------------------------------------------------------------------------------------------------------
Alvaro, Jay               Cadence Network, Inc.                                                           S
Case, Janice B.           Cadence Network, Inc.                                                           D
Christopher, James        Cadence Network, Inc.                                                           VP, COO
Collins, Jack A.          Cadence Network, Inc.                                                           VP, COO

Doyle, William F.         Cadence Network, Inc.                                                           D
King, Stephen M.          Cadence Network, Inc.                                                           AS
Ingle, Donald B.          Cadence Network, Inc.                                                           D
Jaeger, Douglas W.        Cadence Network, Inc.                                                           D
Lieberman, Jeff           Cadence Network, Inc.                                                           D
Ludlow, Madeleine         Cadence Network, Inc.                                                           D, P, CEO
Noonan, Sheila            Cadence Network, Inc.                                                           VP, COO
------------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Cheyenne Light, Fuel and Power Company                                          VP
Brunetti, Wayne H.        Cheyenne Light, Fuel and Power Company                                          D, CB
Delaney, Judith A.        Cheyenne Light, Fuel and Power Company                                          AT
Evans, Cynthia A.         Cheyenne Light, Fuel and Power Company                                          VP
Fowke, Ben G. III         Cheyenne Light, Fuel and Power Company                                          VP, T
Gray, William W.          Cheyenne Light, Fuel and Power Company                                          AS
Haley, Nancy A.           Cheyenne Light, Fuel and Power Company                                          AS
Hart, Cathy J.            Cheyenne Light, Fuel and Power Company                                          VP, S
Johnson, Gary J.          Cheyenne Light, Fuel and Power Company                                          D, VP, GC
Kaysen, Richard L.        Cheyenne Light, Fuel and Power Company                                          P, CEO
Kelly, Richard C.         Cheyenne Light, Fuel and Power Company                                          D, VP, CFO
Peterson, Carol J.        Cheyenne Light, Fuel and Power Company                                          AS
Petillo, J. T.            Cheyenne Light, Fuel and Power Company                                          VP
Pomeroy, William J.       Cheyenne Light, Fuel and Power Company                                          AS
Ripka, David E.           Cheyenne Light, Fuel and Power Company                                          VP, C
Schell, Mary P.           Cheyenne Light, Fuel and Power Company                                          AT
Ziebell, Anne M.          Cheyenne Light, Fuel and Power Company                                          AS
------------------------------------------------------------------------------------------------------------------------------------
Berg, William L.          Chippewa and Flambeau Improvement Company                                       D
Blevins, W.               Chippewa and Flambeau Improvement Company                                       D
Everson, Karen L.         Chippewa and Flambeau Improvement Company                                       D, S, T
Larsen, Jerome L.         Chippewa and Flambeau Improvement Company                                       D, P
Zawacki, William P.       Chippewa and Flambeau Improvement Company                                       D, VP
------------------------------------------------------------------------------------------------------------------------------------
Everson, Karen L.         Clearwater Investments, Inc.                                                    AT
Ewanika, Robert H.        Clearwater Investments, Inc.                                                    VP
Fowke, Ben G. III         Clearwater Investments, Inc.                                                    D, VP, T
Fox, Jean C.              Clearwater Investments, Inc.                                                    AS
Gray, Eric V.             Clearwater Investments, Inc.                                                    AT
Haley, Nancy A.           Clearwater Investments, Inc.                                                    AS
Hart, Cathy J.            Clearwater Investments, Inc.                                                    VP, S
Reecy, Jacqueline S.      Clearwater Investments, Inc.                                                    VP, C
Schell, Mary P.           Clearwater Investments, Inc.                                                    AT
Swenson, Michael L.       Clearwater Investments, Inc.                                                    D, P
Wilson, John D.           Clearwater Investments, Inc.                                                    D, VP
Ziebell, Anne M.          Clearwater Investments, Inc.                                                    AS
------------------------------------------------------------------------------------------------------------------------------------
Albiani, Scott            Consolidated Extension Canal Company                                            D, S, T
Gardner, Loyde            Consolidated Extension Canal Company                                            D
Halffield, Donald R. Jr.  Consolidated Extension Canal Company                                            D, P

Rhodes, Randolph A.       Consolidated Extension Canal Company                                            D, VP
Ridley, Harrell           Consolidated Extension Canal Company                                            D
------------------------------------------------------------------------------------------------------------------------------------
Hardenbergh, Frank E.     Denver City Energy Assoicates, LP                                               Mgmt Committee Rep
Heller, Clarence          Denver City Energy Assoicates, LP                                               Mgmt Committee Rep
Johnson, Doug             Denver City Energy Assoicates, LP                                               Mgmt Committee Rep
McCausland, Robert Ross   Denver City Energy Assoicates, LP                                               Mgmt Committee Rep
Murphy, Mel               Denver City Energy Assoicates, LP                                               Mgmt Committee Rep
Witzing, Michael          Denver City Energy Assoicates, LP                                               Mgmt Committee Rep
------------------------------------------------------------------------------------------------------------------------------------
Albiani, Scott            East Boulder Ditch Company                                                      D, S, T
Rhodes, Randolph A.       East Boulder Ditch Company                                                      D, P
TenEyck, Greg             East Boulder Ditch Company                                                      D, VP
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        e prime Energy Marketing, Inc.                                                  AT
Figoli, Darla             e prime Energy Marketing, Inc.                                                  AT
Gersack, Michael C.       e prime Energy Marketing, Inc.                                                  VP, T
Haley, Nancy A.           e prime Energy Marketing, Inc.                                                  AS
Hart, Cathy J.            e prime Energy Marketing, Inc.                                                  VP, S
Kawakami, Timothy         e prime Energy Marketing, Inc.                                                  D, P
Peterson, Carol J.        e prime Energy Marketing, Inc.                                                  AS
Schell, Mary P.           e prime Energy Marketing, Inc.                                                  AT
Vincent, Patricia K.      e prime Energy Marketing, Inc.                                                  D, CB
Ziebell, Anne M.          e prime Energy Marketing, Inc.                                                  AS
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        e prime Florida, Inc.                                                           AT
Gersack, Michael C.       e prime Florida, Inc.                                                           VP, T
Haley, Nancy A.           e prime Florida, Inc.                                                           AS
Hart, Cathy J.            e prime Florida, Inc.                                                           VP, S
Kawakami, Timothy         e prime Florida, Inc.                                                           D, P
Peterson, Carol J.        e prime Florida, Inc.                                                           AS
Schell, Mary P.           e prime Florida, Inc.                                                           AT
Vincent, Patricia K.      e prime Florida, Inc.                                                           D, CB
Ziebell, Anne M.          e prime Florida, Inc.                                                           AS
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        e prime Georgia, Inc.                                                           AT
Gersack, Michael C.       e prime Georgia, Inc.                                                           VP, T
Haley, Nancy A.           e prime Georgia, Inc.                                                           AS
Hart, Cathy J.            e prime Georgia, Inc.                                                           VP, S
Kawakami, Timothy         e prime Georgia, Inc.                                                           D, P
Peterson, Carol J.        e prime Georgia, Inc.                                                           AS
Schell, Mary P.           e prime Georgia, Inc.                                                           AT
Vincent, Patricia K.      e prime Georgia, Inc.                                                           D, CB
Ziebell, Anne M.          e prime Georgia, Inc.                                                           AS
------------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          e prime, Inc.                                                                   D, CB, P, CEO
Delaney, Judith A.        e prime, Inc.                                                                   AT
Duran, W. David           e prime, Inc.                                                                   VP
Fowke, Ben G. III         e prime, Inc.                                                                   VP, T
Haley, Nancy A.           e prime, Inc.                                                                   AS

Hart, Cathy J.            e prime, Inc.                                                                   S
Haupt, James L.           e prime, Inc.                                                                   VP
Kelly, Richard C.         e prime, Inc.                                                                   D
Krattenmaker, Kelly J.    e prime, Inc.                                                                   EVP
Peterson, Carol J.        e prime, Inc.                                                                   AS
Schell, Mary P.           e prime, Inc.                                                                   AT
Wilks, David M.           e prime, Inc.                                                                   D
Ziebell, Anne M.          e prime, Inc.                                                                   AS
------------------------------------------------------------------------------------------------------------------------------------
Ewanika, Robert H.        Eloigne Company                                                                 D, CB, P
Gray, Eric V.             Eloigne Company                                                                 T
Haley, Nancy A.           Eloigne Company                                                                 AS
Hart, Cathy J.            Eloigne Company                                                                 VP, S
Johnson, Gary R.          Eloigne Company                                                                 D
McCarten, Laura           Eloigne Company                                                                 D
Peterson, Carol J.        Eloigne Company                                                                 AS
Schell, Mary P.           Eloigne Company                                                                 AT
Ziebell, Anne M.          Eloigne Company                                                                 AS
------------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Energy Masters International, Inc.                                              D, P, CEO
Delaney, Judith A.        Energy Masters International, Inc.                                              AT
Gersack, Michael C.       Energy Masters International, Inc.                                              VP, T
Gill, Natalie D.          Energy Masters International, Inc.                                              VP, C
Haley, Nancy A.           Energy Masters International, Inc.                                              AS
Hart, Cathy J.            Energy Masters International, Inc.                                              VP, S
Kelly, Richard C.         Energy Masters International, Inc.                                              D
Peterson, Carol J.        Energy Masters International, Inc.                                              AS
Schell, Mary P.           Energy Masters International, Inc.                                              AT
Schleifer, Paul           Energy Masters International, Inc.                                              EVP
Sprangers, John C.        Energy Masters International, Inc.                                              EVP
Vincent, Patricia K.      Energy Masters International, Inc.                                              D, CB
Ziebell, Anne M.          Energy Masters International, Inc.                                              AS
------------------------------------------------------------------------------------------------------------------------------------
Albiani, Scott            Enterprise Irrigating Ditch Company                                             D, S, T
Neibur, Jay               Enterprise Irrigating Ditch Company                                             D, P
Rhodes, Randolph A.       Enterprise Irrigating Ditch Company                                             D, VP
------------------------------------------------------------------------------------------------------------------------------------
Albiani, Scott            Fisher Ditch Company                                                            D, S, T
Fiore, Larry              Fisher Ditch Company                                                            D
Gavito, Kenneth L.        Fisher Ditch Company                                                            D, VP
Halffield, Donald R. Jr.  Fisher Ditch Company                                                            D, P
Paulino, Mike             Fisher Ditch Company                                                            D
------------------------------------------------------------------------------------------------------------------------------------
Gross, Scott              Front Range Energy Associates, LLC                                              S
Hopper, Jay               Front Range Energy Associates, LLC                                              Mgmt Committee Rep, CB
McCausland, Robert Ross   Front Range Energy Associates, LLC                                              Mgmt Committee Rep, VC
Robeson, Rose             Front Range Energy Associates, LLC                                              AT
Wyrsch, Martha B.         Front Range Energy Associates, LLC                                              AS
------------------------------------------------------------------------------------------------------------------------------------
Bulloch, Gina L.          Green and Clear Lakes Company                                                   D

Delaney, Judith A.        Green and Clear Lakes Company                                                   AT
Evans, Cynthia A.         Green and Clear Lakes Company                                                   D
Haley, Nancy A.           Green and Clear Lakes Company                                                   AS
Hart, Cathy J.            Green and Clear Lakes Company                                                   VP, S
Lesher, Cynthia L.        Green and Clear Lakes Company                                                   D, CB, P
Peterson, Carol J.        Green and Clear Lakes Company                                                   AS
Schell, Mary P.           Green and Clear Lakes Company                                                   VP, T
Widdel, Susan G.          Green and Clear Lakes Company                                                   D, VP
Ziebell, Anne M.          Green and Clear Lakes Company                                                   AS
------------------------------------------------------------------------------------------------------------------------------------
Rushton, Richard T.       Guardian Pipeline, LLC                                                          Mgmt Committee Rep
------------------------------------------------------------------------------------------------------------------------------------
Albiani, Scott            Hillcrest Ditch and Reservoir Company                                           D, S, T
Alexander, Rob            Hillcrest Ditch and Reservoir Company                                           D, VP
Rhodes, Randolph A.       Hillcrest Ditch and Reservoir Company                                           D, P
------------------------------------------------------------------------------------------------------------------------------------
Fowke, Ben G. III         Johnstown Cogeneration Company, LLC                                             Mgmt Committee Rep
Krattenmaker, Kelly J.    Johnstown Cogeneration Company, LLC                                             Mgmt Committee Rep
------------------------------------------------------------------------------------------------------------------------------------
Gross, Scott              KES Montego, Inc.                                                               S, T
Haley, Nancy A.           KES Montego, Inc.                                                               AS
McCausland, Robert Ross   KES Montego, Inc.                                                               D, VP
Peterson, Carol J.        KES Montego, Inc.                                                               AS
Rugg, Raymond F.          KES Montego, Inc.                                                               D
Ziebell, Anne M.          KES Montego, Inc.                                                               AS
------------------------------------------------------------------------------------------------------------------------------------
Albiani, Scott            Las Animas Consolidated Canal Company                                           D, S, T
Brown, Glen               Las Animas Consolidated Canal Company                                           D
Elder, Bill J.            Las Animas Consolidated Canal Company                                           D
Halffield, Donald R. Jr.  Las Animas Consolidated Canal Company                                           D, P
Rhodes, Randolph A.       Las Animas Consolidated Canal Company                                           D, VP
------------------------------------------------------------------------------------------------------------------------------------
Dallinger, Curtis C.      Natural Station Equipment, LLC                                                  D
Vincent, Patricia K.      Natural Station Equipment, LLC                                                  D
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        NCE Communications, Inc.                                                        AT
Evans, Cynthia A.         NCE Communications, Inc.                                                        VP
Fowke, Ben G. III         NCE Communications, Inc.                                                        VP, T
Haley, Nancy A.           NCE Communications, Inc.                                                        AS
Hart, Cathy J.            NCE Communications, Inc.                                                        VP, S
Kelly, Richard C.         NCE Communications, Inc.                                                        D, P
Peterson, Carol J.        NCE Communications, Inc.                                                        AS
Schell, Mary P.           NCE Communications, Inc.                                                        AT
Stoering, Mark E.         NCE Communications, Inc.                                                        VP
Vincent, Patricia K.      NCE Communications, Inc.                                                        D, VP
Ziebell, Anne M.          NCE Communications, Inc.                                                        AS
------------------------------------------------------------------------------------------------------------------------------------
Cole, Perry               Northern Colorado Telecommunications, LLC                                       Mgmt Committee Rep
Fowke, Ben G. III         Northern Colorado Telecommunications, LLC                                       Mgmt Committee Rep
Pederson, Jerry           Northern Colorado Telecommunications, LLC                                       Mgmt Committee Rep
Vincent, Patricia K.      Northern Colorado Telecommunications, LLC                                       Mgmt Committee Rep
------------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Northern States Power Company - MN                                              VP

Brunetti, Wayne H.        Northern States Power Company - MN                                              D, CB, P, CEO
Delaney, Judith A.        Northern States Power Company - MN                                              AT
Fowke, Ben G. III         Northern States Power Company - MN                                              VP, T
Gogel, Raymond E.         Northern States Power Company - MN                                              VP
Haley, Nancy A.           Northern States Power Company - MN                                              AS
Hart, Cathy J.            Northern States Power Company - MN                                              VP, S
Johnson, Gary R.          Northern States Power Company - MN                                              D, VP, GC
Kelly, Richard C.         Northern States Power Company - MN                                              D, VP, CFO
Larson, Kent T.           Northern States Power Company - MN                                              VP
Lesher, Cynthia L.        Northern States Power Company - MN                                              VP
Peterson, Carol J.        Northern States Power Company - MN                                              AS
Petillo, J. T.            Northern States Power Company - MN                                              VP
Rechek, Peter F.          Northern States Power Company - MN                                              AS
Ripka, David E.           Northern States Power Company - MN                                              VP, C
Schell, Mary P.           Northern States Power Company - MN                                              AT
Vincent, Patricia K.      Northern States Power Company - MN                                              VP
Wilks, David M.           Northern States Power Company - MN                                              VP
Ziebell, Anne M.          Northern States Power Company - MN                                              AS
------------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Northern States Power Company - WI                                              VP
Brunetti, Wayne H.        Northern States Power Company - WI                                              D, CB
Fowke, Ben G. III         Northern States Power Company - WI                                              VP, T
Fox, Jean C.              Northern States Power Company - WI                                              AS, AT
Gogel, Raymond E.         Northern States Power Company - WI                                              VP
Haley, Nancy A.           Northern States Power Company - WI                                              AS
Hart, Cathy J.            Northern States Power Company - WI                                              VP, S
Johnson, Gary R.          Northern States Power Company - WI                                              D, VP, GC
Kelly, Richard C.         Northern States Power Company - WI                                              D, VP, CFO, PFO
Lesher, Cynthia L.        Northern States Power Company - WI                                              VP
Peterson, Carol J.        Northern States Power Company - WI                                              AS
Petillo, J. T.            Northern States Power Company - WI                                              VP
Ripka, David E.           Northern States Power Company - WI                                              VP, C
Schell, Mary P.           Northern States Power Company - WI                                              AT
Swenson, Michael L.       Northern States Power Company - WI                                              D, P, CEO
Vincent, Patricia K.      Northern States Power Company - WI                                              VP
Wilks, David M.           Northern States Power Company - WI                                              VP
Wilson, John D.           Northern States Power Company - WI                                              VP
Ziebell, Anne M.          Northern States Power Company - WI                                              AS
------------------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        NRG Energy, Inc.                                                                D, CB, CEO
Carpenter, Jay M.         NRG Energy, Inc.                                                                SVP
Davido, Scott A.          NRG Energy, Inc.                                                                VP, GC, S
Haley, Nancy A.           NRG Energy, Inc.                                                                AS
Johnson, Gary R.          NRG Energy, Inc.                                                                D
Kelly, Richard C.         NRG Energy, Inc.                                                                D, P, COO
Pieper, William T.        NRG Energy, Inc.                                                                VP, C

Ziebell, Anne M.          NRG Energy, Inc.                                                                AS
------------------------------------------------------------------------------------------------------------------------------------
Bulloch, Gina L.          NSP Lands, Inc.                                                                 D
Everson, Karen L.         NSP Lands, Inc.                                                                 T
Flynn, Ronald F.          NSP Lands, Inc.                                                                 AVP
Fox, Jean C.              NSP Lands, Inc.                                                                 AS
Haley, Nancy A.           NSP Lands, Inc.                                                                 AS
Hart, Cathy J.            NSP Lands, Inc.                                                                 VP, S
Lesher, Cynthia L.        NSP Lands, Inc.                                                                 P
Musso, James A.           NSP Lands, Inc.                                                                 D, VP
Pagel, Lori R.            NSP Lands, Inc.                                                                 D
Schell, Mary P.           NSP Lands, Inc.                                                                 AT
Swenson, Michael L.       NSP Lands, Inc.                                                                 D
Widdel, Susan G.          NSP Lands, Inc.                                                                 VP
Wilson, John D.           NSP Lands, Inc.                                                                 D, P
Ziebell, Anne M.          NSP Lands, Inc.                                                                 AS
------------------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        NSP Nuclear Corporation                                                         D, CB, P, CEO
Delaney, Judith A.        NSP Nuclear Corporation                                                         AT
Haley, Nancy A.           NSP Nuclear Corporation                                                         AS
Hart, Cathy J.            NSP Nuclear Corporation                                                         VP, S
Kelly, Richard C.         NSP Nuclear Corporation                                                         VP, T, CFO, D
Peterson, Carol J.        NSP Nuclear Corporation                                                         AS
Schell, Mary P.           NSP Nuclear Corporation                                                         AT
Wilks, David M.           NSP Nuclear Corporation                                                         D, VP
Ziebell, Anne M.          NSP Nuclear Corporation                                                         AS
------------------------------------------------------------------------------------------------------------------------------------
Anderson, Roy A.          Nuclear Management Company, LLC                                                 EVP, Chief Nuclear Officer
Bohn, Lyle H.             Nuclear Management Company, LLC                                                 SVP
Brunetti, Wayne H.        Nuclear Management Company, LLC                                                 D
Cayia, Fred               Nuclear Management Company, LLC                                                 VP
Cooper, Doug              Nuclear Management Company, LLC                                                 VP
Coutu, Tom                Nuclear Management Company, LLC                                                 VP
Cowan, John P.            Nuclear Management Company, LLC                                                 SVP
Ekstrom, Dean E.          Nuclear Management Company, LLC                                                 VP
Ewers, Benjamin J. Jr.    Nuclear Management Company, LLC                                                 VP, T, CFO
Forbes, Jeff              Nuclear Management Company, LLC                                                 SVP
Nazar, Mano               Nuclear Management Company, LLC                                                 SVP
Peifer, Mark              Nuclear Management Company, LLC                                                 VP
Reddemann, Mark           Nuclear Management Company, LLC                                                 SVP
Rogoff, Jonathan M.       Nuclear Management Company, LLC                                                 GC, S
Sellman, Michael B.       Nuclear Management Company, LLC                                                 P, CEO
Solymossy, Joe            Nuclear Management Company, LLC                                                 VP
Wadley, Michael D.        Nuclear Management Company, LLC                                                 SVP
Wilson, David L.          Nuclear Management Company, LLC                                                 VP
------------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Capital Associates, Inc.                                               D, P, CEO
Delaney, Judith A.        Planergy Capital Associates, Inc.                                               AT

Gersack, Michael C.       Planergy Capital Associates, Inc.                                               T
Gill, Natalie D.          Planergy Capital Associates, Inc.                                               VP, C
Haley, Nancy A.           Planergy Capital Associates, Inc.                                               AS
Hart, Cathy J.            Planergy Capital Associates, Inc.                                               SVP
Peterson, Carol J.        Planergy Capital Associates, Inc.                                               AS
Schell, Mary P.           Planergy Capital Associates, Inc.                                               AT
Schleifer, Paul           Planergy Capital Associates, Inc.                                               EVP
Sprangers, John C.        Planergy Capital Associates, Inc.                                               EVP
Vincent, Patricia K.      Planergy Capital Associates, Inc.                                               D, CB
Ziebell, Anne M.          Planergy Capital Associates, Inc.                                               AS
------------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Energy Services Corporation                                            D, P, CEO
Delaney, Judith A.        Planergy Energy Services Corporation                                            AT
Gersack, Michael C.       Planergy Energy Services Corporation                                            T
Gill, Natalie D.          Planergy Energy Services Corporation                                            VP, C
Haley, Nancy A.           Planergy Energy Services Corporation                                            AS
Hart, Cathy J.            Planergy Energy Services Corporation                                            S
Peterson, Carol J.        Planergy Energy Services Corporation                                            AS
Schell, Mary P.           Planergy Energy Services Corporation                                            AT
Schleifer, Paul           Planergy Energy Services Corporation                                            EVP
Sprangers, John C.        Planergy Energy Services Corporation                                            EVP
Vincent, Patricia K.      Planergy Energy Services Corporation                                            D, CB
Ziebell, Anne M.          Planergy Energy Services Corporation                                            AS
------------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI
                          Performance Contracting, Inc.)                                                  D, P, CEO
Delaney, Judith A.        Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI
                          Performance Contracting, Inc.)                                                  AT
Gersack, Michael C.       Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI
                          Performance Contracting, Inc.)                                                  VP, T
Gill, Natalie D.          Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI
                          Performance Contracting, Inc.)                                                  VP, C
Haley, Nancy A.           Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI
                          Performance Contracting, Inc.)                                                  AS
Hart, Cathy J.            Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI
                          Performance Contracting, Inc.)                                                  VP, S
Peterson, Carol J.        Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI
                          Performance Contracting, Inc.)                                                  AS
Schell, Mary P.           Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI
                          Performance Contracting, Inc.)                                                  AT
Schleifer, Paul           Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI
                          Performance Contracting, Inc.)                                                  EVP
Sprangers, John C.        Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI
                          Performance Contracting, Inc.)                                                  EVP
Vincent, Patricia K.      Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI
                          Performance Contracting, Inc.)                                                  D, CB
Ziebell, Anne M.          Planergy Housing, Inc. (formerly Energy Masters, Inc.; formerly EMI
                          Performance Contracting, Inc.)                                                  AS
------------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy, Inc.                                                                  D, P, CEO
Delaney, Judith A.        Planergy, Inc.                                                                  AT
Gersack, Micahel C.       Planergy, Inc.                                                                  T
Gill, Natalie D.          Planergy, Inc.                                                                  VP, C
Haley, Nancy A.           Planergy, Inc.                                                                  AS
Hart, Cathy J.            Planergy, Inc.                                                                  S
Peterson, Carol J.        Planergy, Inc.                                                                  AS
Schell, Mary P.           Planergy, Inc.                                                                  AT
Schleifer, Paul           Planergy, Inc.                                                                  EVP
Sprangers, John C.        Planergy, Inc.                                                                  EVP

Vincent, Patricia K.      Planergy, Inc.                                                                  D, CB
Ziebell, Anne M.          Planergy, Inc.                                                                  AS
------------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy International, Inc.                                                    D, P, CEO
Delaney, Judith A.        Planergy International, Inc.                                                    AT
Gersack, Michael C.       Planergy International, Inc.                                                    T
Gill, Natalie D.          Planergy International, Inc.                                                    VP, C
Haley, Nancy A.           Planergy International, Inc.                                                    AS
Hart, Cathy J.            Planergy International, Inc.                                                    S
Kelly, Richard C.         Planergy International, Inc.                                                    D
Peterson, Carol J.        Planergy International, Inc.                                                    AS
Petillo, J. T.            Planergy International, Inc.                                                    D
Schell, Mary P.           Planergy International, Inc.                                                    AT
Schleifer, Paul           Planergy International, Inc.                                                    EVP
Sprangers, John C.        Planergy International, Inc.                                                    EVP
Vincent, Patricia K.      Planergy International, Inc.                                                    D, CB
Ziebell, Anne M.          Planergy International, Inc.                                                    AS
------------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Limited                                                                P
Delaney, Judith A.        Planergy Limited                                                                AT
Gersack, Michael C.       Planergy Limited                                                                T
Gill, Natalie D.          Planergy Limited                                                                VP
Haley, Nancy A.           Planergy Limited                                                                AS
Hart, Cathy J.            Planergy Limited                                                                S
Peterson, Carol J.        Planergy Limited                                                                AS
Schell, Mary P.           Planergy Limited                                                                AT
Schleifer, Paul           Planergy Limited                                                                SVP
Vincent, Patricia K.      Planergy Limited                                                                D, CB
Ziebell, Anne M.          Planergy Limited                                                                AS
------------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Services of California, Inc.                                           D, P, CEO
Delaney, Judith A.        Planergy Services of California, Inc.                                           AT
Gersack, Michael C.       Planergy Services of California, Inc.                                           T
Gill, Natalie D.          Planergy Services of California, Inc.                                           VP, C
Haley, Nancy A.           Planergy Services of California, Inc.                                           AS
Hart, Cathy J.            Planergy Services of California, Inc.                                           S
Peterson, Carol J.        Planergy Services of California, Inc.                                           AS
Schell, Mary P.           Planergy Services of California, Inc.                                           AT
Schleifer, Paul           Planergy Services of California, Inc.                                           EVP
Sprangers, John C.        Planergy Services of California, Inc.                                           EVP
Vincent, Patricia K.      Planergy Services of California, Inc.                                           D, CB
Ziebell, Anne M.          Planergy Services of California, Inc.                                           AS
------------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Services of Houston, Inc.                                              D, P, CEO
Delaney, Judith A.        Planergy Services of Houston, Inc.                                              AT
Gersack, Michael C.       Planergy Services of Houston, Inc.                                              T
Gill, Natalie D.          Planergy Services of Houston, Inc.                                              VP, C
Haley, Nancy A.           Planergy Services of Houston, Inc.                                              AS

Hart, Cathy J.            Planergy Services of Houston, Inc.                                              S
Peterson, Carol J.        Planergy Services of Houston, Inc.                                              AS
Schell, Mary P.           Planergy Services of Houston, Inc.                                              AT
Schleifer, Paul           Planergy Services of Houston, Inc.                                              EVP
Sprangers, John C.        Planergy Services of Houston, Inc.                                              EVP
Vincent, Patricia K.      Planergy Services of Houston, Inc.                                              D, CB
Ziebell, Anne M.          Planergy Services of Houston, Inc.                                              AS
------------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Services of Texas, Inc.                                                D, P, CEO
Delaney, Judith A.        Planergy Services of Texas, Inc.                                                AT
Gersack, Michael C.       Planergy Services of Texas, Inc.                                                T
Gill, Natalie D.          Planergy Services of Texas, Inc.                                                VP, C
Haley, Nancy A.           Planergy Services of Texas, Inc.                                                AS
Hart, Cathy J.            Planergy Services of Texas, Inc.                                                S
Peterson, Carol J.        Planergy Services of Texas, Inc.                                                AS
Schell, Mary P.           Planergy Services of Texas, Inc.                                                AT
Schleifer, Paul           Planergy Services of Texas, Inc.                                                EVP
Sprangers, John C.        Planergy Services of Texas, Inc.                                                EVP
Vincent, Patricia K.      Planergy Services of Texas, Inc.                                                D, CB
Ziebell, Anne M.          Planergy Services of Texas, Inc.                                                AS
------------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Services, Inc.                                                         D, P, CEO
Delaney, Judith A.        Planergy Services, Inc.                                                         AT
Gersack, Michael C.       Planergy Services, Inc.                                                         T
Gill, Natalie D.          Planergy Services, Inc.                                                         VP, C
Haley, Nancy A.           Planergy Services, Inc.                                                         AS
Hart, Cathy J.            Planergy Services, Inc.                                                         S
Peterson, Carol J.        Planergy Services, Inc.                                                         AS
Schell, Mary P.           Planergy Services, Inc.                                                         AT
Schleifer, Paul           Planergy Services, Inc.                                                         EVP
Sprangers, John C.        Planergy Services, Inc.                                                         EVP
Vincent, Patricia K.      Planergy Services, Inc.                                                         D, CB
Ziebell, Anne M.          Planergy Services, Inc.                                                         AS
------------------------------------------------------------------------------------------------------------------------------------
Cann, Howard W.           Planergy Services USA, Inc.                                                     D, P, CEO
Delaney, Judith A.        Planergy Services USA, Inc.                                                     AT
Gersack, Michael C.       Planergy Services USA, Inc.                                                     T
Gill, Natalie D.          Planergy Services USA, Inc.                                                     VP, C
Haley, Nancy A.           Planergy Services USA, Inc.                                                     AS
Hart, Cathy J.            Planergy Services USA, Inc.                                                     S
Peterson, Carol J.        Planergy Services USA, Inc.                                                     AS
Schell, Mary P.           Planergy Services USA, Inc.                                                     AT
Schleifer, Paul           Planergy Services USA, Inc.                                                     EVP
Sprangers, John C.        Planergy Services USA, Inc.                                                     EVP
Vincent, Patricia K.      Planergy Services USA, Inc.                                                     D, CB
Ziebell, Anne M.          Planergy Services USA, Inc.                                                     AS
------------------------------------------------------------------------------------------------------------------------------------
Barron, Eddie T.          Precision Resource Company                                                      D

Brazille, Doris           Precision Resource Company                                                      D
Ewell, Kenneth            Precision Resource Company                                                      D
Gresham, Robert           Precision Resource Company                                                      D
McNabb, Barbara           Precision Resource Company                                                      S
Rugg, Raymond F.          Precision Resource Company                                                      D, CB, CEO
Splawn, Gwen              Precision Resource Company                                                      P, COO
Troublefield, Danny       Precision Resource Company                                                      VP, General Mgr
------------------------------------------------------------------------------------------------------------------------------------
Everett, Kenneth          Proto-Power Corporation                                                         AT
Ewell, Kenneth            Proto-Power Corporation                                                         D, CB, CEO, P, COO
Geaney, George            Proto-Power Corporation                                                         D, VP, S, T
Henderson, Billy B.       Proto-Power Corporation                                                         AS
Rugg, Raymond F.          Proto-Power Corporation                                                         D
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        PSR Investments, Inc.                                                           AT
Fowke, Ben G. III         PSR Investments, Inc.                                                           D, CB, P
Haley, Nancy A.           PSR Investments, Inc.                                                           AS
Hart, Cathy J.            PSR Investments, Inc.                                                           VP, S
Johnson, Gary R.          PSR Investments, Inc.                                                           D
Kelly, Richard C.         PSR Investments, Inc.                                                           D
Lewis, Nicolai A.         PSR Investments, Inc.                                                           VP
Peterson, Carol J.        PSR Investments, Inc.                                                           AS
Ripka, David E.           PSR Investments, Inc.                                                           D, VP, C
Schell, Mary P.           PSR Investments, Inc.                                                           VP, T
Ziebell, Anne M.          PSR Investments, Inc.                                                           AS
------------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Public Service Company of Colorado                                              VP
Brunetti, Wayne H.        Public Service Company of Colorado                                              D, CB, P, CEO
Delaney, Judith A.        Public Service Company of Colorado                                              AT
Evans, Cynthia A.         Public Service Company of Colorado                                              VP
Fowke, Ben G. III         Public Service Company of Colorado                                              VP, T
Gogel, Raymond E.         Public Service Company of Colorado                                              VP
Haley, Nancy A.           Public Service Company of Colorado                                              AS
Hart, Cathy J.            Public Service Company of Colorado                                              VP, S
Johnson, Gary R.          Public Service Company of Colorado                                              D, VP, GC
Kelly, Richard C.         Public Service Company of Colorado                                              D, VP, CFO
Lesher, Cynthia L.        Public Service Company of Colorado                                              VP
Martin, Cheryl A.         Public Service Company of Colorado                                              AS
Peterson, Carol J.        Public Service Company of Colorado                                              AS
Petillo, J. T.            Public Service Company of Colorado                                              VP
Ripka, David E.           Public Service Company of Colorado                                              VP, C
Schell, Mary P.           Public Service Company of Colorado                                              AT
Vincent, Patricia K.      Public Service Company of Colorado                                              VP
Wilks, David M.           Public Service Company of Colorado                                              VP
Ziebell, Anne M.          Public Service Company of Colorado                                              AS
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Quixx Borger Cogen, Inc.                                                        AT
Gross, Scott              Quixx Borger Cogen, Inc.                                                        D, S, T

Haley, Nancy A.           Quixx Borger Cogen, Inc.                                                        AS
McCausland, Robert Ross   Quixx Borger Cogen, Inc.                                                        D, VP
Murphy, Mel               Quixx Borger Cogen, Inc.                                                        D, VP
Peterson, Carol J.        Quixx Borger Cogen, Inc.                                                        AS
Rugg, Raymond F.          Quixx Borger Cogen, Inc.                                                        D, CB, P
------------------------------------------------------------------------------------------------------------------------------------
Gross, Scott              Quixx Carolina, Inc.                                                            S, T
Haley, Nancy A.           Quixx Carolina, Inc.                                                            AS
McCausland, Robert Ross   Quixx Carolina, Inc.                                                            D, VP
Peterson, Carol J.        Quixx Carolina, Inc.                                                            AS
Rugg, Raymond F.          Quixx Carolina, Inc.                                                            D
------------------------------------------------------------------------------------------------------------------------------------
Barron, Eddie T.          Quixx Corporation                                                               VP
Brunetti, Wayne H.        Quixx Corporation                                                               D
Corbell, Royce W.         Quixx Corporation                                                               C
Delaney, Judith A.        Quixx Corporation                                                               AT
Haley, Nancy A.           Quixx Corporation                                                               AS
Henderson, Billy B.       Quixx Corporation                                                               S, T
Johnson, Gary R.          Quixx Corporation                                                               D
Kelly, Richard C.         Quixx Corporation                                                               D, CB
McCausland, Robert Ross   Quixx Corporation                                                               VP
Peterson, Carol J.        Quixx Corporation                                                               AS
Rugg, Raymond F.          Quixx Corporation                                                               D, P, CEO
Schell, Mary P.           Quixx Corporation                                                               AT
------------------------------------------------------------------------------------------------------------------------------------
Gross, Scott              Quixx Jamaica, Inc.                                                             S, T
Haley, Nancy A.           Quixx Jamaica, Inc.                                                             AS
McCausland, Robert Ross   Quixx Jamaica, Inc.                                                             D, VP
Peterson, Carol J.        Quixx Jamaica, Inc.                                                             AS
Rugg, Raymond F.          Quixx Jamaica, Inc.                                                             D, CB, P
------------------------------------------------------------------------------------------------------------------------------------
Jones, Doug               Quixx Linden, LP                                                                Mgmt Committee Rep
McCausland, Robert Ross   Quixx Linden, LP                                                                Mgmt Committee Rep
Murphy, Mel               Quixx Linden, LP                                                                Mgmt Committee Rep
Steele, James J.          Quixx Linden, LP                                                                Mgmt Committee Rep
Zenner, Thomas H.         Quixx Linden, LP                                                                Mgmt Committee Rep
------------------------------------------------------------------------------------------------------------------------------------
Gross, Scott              Quixx Mountain Holdings, LLC                                                    S, T
McCausland, Robert Ross   Quixx Mountain Holdings, LLC                                                    VP, AS
Rugg, Raymond F.          Quixx Mountain Holdings, LLC                                                    P
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Quixx Mustang Station, Inc.                                                     AT
Gross, Scott              Quixx Mustang Station, Inc.                                                     D, S, T
Haley, Nancy A.           Quixx Mustang Station, Inc.                                                     AS
McCausland, Robert Ross   Quixx Mustang Station, Inc.                                                     D, VP
Murphy, Mel               Quixx Mustang Station, Inc.                                                     D, VP
Peterson, Carol J.        Quixx Mustang Station, Inc.                                                     AS
Rugg, Raymond F.          Quixx Mustang Station, Inc.                                                     D, CB, P
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Quixx Power Services, Inc.                                                      AT
Gross, Scott              Quixx Power Services, Inc.                                                      S, T

Haley, Nancy A.           Quixx Power Services, Inc.                                                      AS
Kelly, Richard C.         Quixx Power Services, Inc.                                                      D
McCausland, Robert Ross   Quixx Power Services, Inc.                                                      D, VP
Murphy, Mel               Quixx Power Services, Inc.                                                      VP
Peterson, Carol J.        Quixx Power Services, Inc.                                                      AS
Rugg, Raymond F.          Quixx Power Services, Inc.                                                      D, P, CEO, COO
------------------------------------------------------------------------------------------------------------------------------------
Gross, Scott              Quixx Resources, Inc.                                                           D, CB, P
McCausland, Robert Ross   Quixx Resources, Inc.                                                           VP
Miller, Monte L.          Quixx Resources, Inc.                                                           D, S, T
------------------------------------------------------------------------------------------------------------------------------------
Gross, Scott              Quixx WPP94, Inc.                                                               S, T
Haley, Nancy A.           Quixx WPP94, Inc.                                                               AS
McCausland, Robert Ross   Quixx WPP94, Inc.                                                               D, VP
Peterson, Carol J.        Quixx WPP94, Inc.                                                               AS
Rugg, Raymond F.          Quixx WPP94, Inc.                                                               D, CB, P
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Quixxlin Corporation                                                            AT
Gross, Scott              Quixxlin Corporation                                                            D, S, T
Haley, Nancy A.           Quixxlin Corporation                                                            AS
McCausland, Robert Ross   Quixxlin Corporation                                                            D, VP
Murphy, Mel               Quixxlin Corporation                                                            D, VP
Peterson, Carol J.        Quixxlin Corporation                                                            AS
Rugg, Raymond F.          Quixxlin Corporation                                                            D, CB, P
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Reddy Kilowatt Corporation                                                      AT
Gersack, Michael C.       Reddy Kilowatt Corporation                                                      VP, T
Haley, Nancy A.           Reddy Kilowatt Corporation                                                      AS
Hart, Cathy J.            Reddy Kilowatt Corporation                                                      VP, S
Peterson, Carol J.        Reddy Kilowatt Corporation                                                      AS
Schell, Mary P.           Reddy Kilowatt Corporation                                                      AT
Vincent, Patricia K.      Reddy Kilowatt Corporation                                                      D, CB, P
Ziebell, Anne M.          Reddy Kilowatt Corporation                                                      AS
------------------------------------------------------------------------------------------------------------------------------------
Ewanika, Robert H.        Safe Haven Homes, LLC                                                           Manager
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Seren Innovations, Inc.                                                         AT
Derechin, Laurie A.       Seren Innovations, Inc.                                                         VP
Fuchs, Nancy J.           Seren Innovations, Inc.                                                         VP, C
Gacle, Cresston W.        Seren Innovations, Inc.                                                         AS
Gamble, James H.          Seren Innovations, Inc.                                                         VP
Gersack, Michael C.       Seren Innovations, Inc.                                                         T, CFO
Glass, Peter M.           Seren Innovations, Inc.                                                         VP, GC
Haley, Nancy A.           Seren Innovations, Inc.                                                         AS
Hart, Cathy J.            Seren Innovations, Inc.                                                         VP, S
Johnson, Gary R.          Seren Innovations, Inc.                                                         D
Kaphing, William L. Jr.   Seren Innovations, Inc.                                                         VP
Kelly, Richard C.         Seren Innovations, Inc.                                                         D
Peterson, Carol J.        Seren Innovations, Inc.                                                         AS
Schell, Mary P.           Seren Innovations, Inc.                                                         AT

Vincent, Patricia K.      Seren Innovations, Inc.                                                         D, CB
Wietecki, Keith H.        Seren Innovations, Inc.                                                         D, P, CEO
Ziebell, Anne M.          Seren Innovations, Inc.                                                         AS
Zuehlke, Brad             Seren Innovations, Inc.                                                         VP
------------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Southwestern Public Service Company                                             VP
Brunetti, Wayne H.        Southwestern Public Service Company                                             D, CB
Delaney, Judith A.        Southwestern Public Service Company                                             AT
Fowke, Ben G. III         Southwestern Public Service Company                                             VP, T
Gibson, Gary L.           Southwestern Public Service Company                                             D, P, CEO
Gogel, Raymond E.         Southwestern Public Service Company                                             VP
Haley, Nancy A.           Southwestern Public Service Company                                             AS
Hart, Cathy J.            Southwestern Public Service Company                                             VP, S
Johnson, Gary R.          Southwestern Public Service Company                                             D, VP, GC
Kelly, Richard C.         Southwestern Public Service Company                                             D, VP, CFO
Marshall, JoEllen         Southwestern Public Service Company                                             AS
Peterson, Carol J.        Southwestern Public Service Company                                             AS
Petillo, J. T.            Southwestern Public Service Company                                             VP
Ripka, David E.           Southwestern Public Service Company                                             VP, C
Schell, Mary P.           Southwestern Public Service Company                                             AT
Vincent, Patricia K.      Southwestern Public Service Company                                             VP
Wilks, David M.           Southwestern Public Service Company                                             VP
Ziebell, Anne M.          Southwestern Public Service Company                                             AS
------------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Texas-Ohio Pipeline, Inc.                                                       D
Figoli, Darla             Texas-Ohio Pipeline, Inc.                                                       T
Fowke, Ben G. III         Texas-Ohio Pipeline, Inc.                                                       VP
Haley, Nancy A.           Texas-Ohio Pipeline, Inc.                                                       AS
Hart, Cathy J.            Texas-Ohio Pipeline, Inc.                                                       S
Kelly, Richard C.         Texas-Ohio Pipeline, Inc.                                                       D, CB
Krattenmaker, Kelly J.    Texas-Ohio Pipeline, Inc.                                                       D, P, CEO
Peterson, Carol J.        Texas-Ohio Pipeline, Inc.                                                       AS
Schell, Mary P.           Texas-Ohio Pipeline, Inc.                                                       AT
Ziebell, Anne M.          Texas-Ohio Pipeline, Inc.                                                       AS
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Ultra Power Technologies, Inc.                                                  AT
Haley, Nancy A.           Ultra Power Technologies, Inc.                                                  AS
Hart, Cathy J.            Ultra Power Technologies, Inc.                                                  VP, S
Peterson, Carol J.        Ultra Power Technologies, Inc.                                                  AS
Petillo, J. T.            Ultra Power Technologies, Inc.                                                  D, CB, P, CEO
Reecy, Jacqueline S.      Ultra Power Technologies, Inc.                                                  AT
Schell, Mary P.           Ultra Power Technologies, Inc.                                                  T, CFO
Zagzebski, Kenneth J.     Ultra Power Technologies, Inc.                                                  D
Ziebell, Anne M.          Ultra Power Technologies, Inc.                                                  AS
------------------------------------------------------------------------------------------------------------------------------------
Bulloch, Gina L.          United Power and Land Company                                                   D
Delaney, Judith A.        United Power and Land Company                                                   AT
Gray, Eric V.             United Power and Land Company                                                   AT

Haley, Nancy A.           United Power and Land Company                                                   AS
Hart, Cathy J.            United Power and Land Company                                                   VP, S
Lesher, Cynthia L.        United Power and Land Company                                                   D, CB, P
Peterson, Carol J.        United Power and Land Company                                                   AS
Schell, Mary P.           United Power and Land Company                                                   VP, T
Widdel, Susan G.          United Power and Land Company                                                   D, VP
Ziebell, Anne M.          United Power and Land Company                                                   AS
------------------------------------------------------------------------------------------------------------------------------------
Albiani, Scott            United Water Company                                                            D, S, T
Buczek, Sunny             United Water Company                                                            D, VP
Dugan, Jim                United Water Company                                                            D
Halffield, Donald R. Jr.  United Water Company                                                            D, P
Hickman, John             United Water Company                                                            D
------------------------------------------------------------------------------------------------------------------------------------
Barron, Eddie T.          Utility Engineering Corporation                                                 SVP
Brunetti, Wayne H.        Utility Engineering Corporation                                                 D
Corbell, Royce W.         Utility Engineering Corporation                                                 C
Delaney, Judith A.        Utility Engineering Corporation                                                 AT
Ewell, Kenneth            Utility Engineering Corporation                                                 SVP
Geaney, George            Utility Engineering Corporation                                                 VP
Gresham, Robert A.        Utility Engineering Corporation                                                 VP
Haley, Nancy A.           Utility Engineering Corporation                                                 AS
Hart, Cathy J.            Utility Engineering Corporation                                                 VP, S
Henderson, Billy B.       Utility Engineering Corporation                                                 CFO, T, SVP, AS
Henka, Daniel E.          Utility Engineering Corporation                                                 VP
Hessen, Corey N.          Utility Engineering Corporation                                                 VP
Johnson, Gary R.          Utility Engineering Corporation                                                 D
Kelly, Richard C.         Utility Engineering Corporation                                                 D, CB
Peterson, Carol J.        Utility Engineering Corporation                                                 AS
Rugg, Raymond F.          Utility Engineering Corporation                                                 D, P, CEO
Schappa, Pete             Utility Engineering Corporation                                                 VP
Schell, Mary P.           Utility Engineering Corporation                                                 AT
Williams, Jimmy D.        Utility Engineering Corporation                                                 VP
Ziebell, Anne M.          Utility Engineering Corporation                                                 AS
------------------------------------------------------------------------------------------------------------------------------------
Albright, James           Viking Gas Transmission Company                                                 S
Derks, Mary A.            Viking Gas Transmission Company                                                 VP
Gray, Eric V.             Viking Gas Transmission Company                                                 AT
Jablonske, Michael L.     Viking Gas Transmission Company                                                 VP
Johnson, Gary R.          Viking Gas Transmission Company                                                 D
Jones, Catherine A.       Viking Gas Transmission Company                                                 AS
Kelly, Richard C.         Viking Gas Transmission Company                                                 D, VP
Lesher, Cynthia L.        Viking Gas Transmission Company                                                 D, CB
Ross McCalib, Laureen L.  Viking Gas Transmission Company                                                 VP
Rushton, Richard T.       Viking Gas Transmission Company                                                 D, P
Sowada, Shari M.          Viking Gas Transmission Company                                                 AS
------------------------------------------------------------------------------------------------------------------------------------
Basler, Donald J.         Westgas Interstate, Inc.                                                        VP

Delaney, Judith A.        Westgas Interstate, Inc.                                                        AT
Evans, Cynthia A.         Westgas Interstate, Inc.                                                        D
Fowke, Ben G. III         Westgas Interstate, Inc.                                                        VP, T
Haeger, Kurtis J.         Westgas Interstate, Inc.                                                        VP
Haley, Nancy A.           Westgas Interstate, Inc.                                                        AS
Peterson, Carol J.        Westgas Interstate, Inc.                                                        AS
Petillo, J. T.            Westgas Interstate, Inc.                                                        D, CB, P, CEO
Schell, Mary P.           Westgas Interstate, Inc.                                                        AT
Ziebell, Anne M.          Westgas Interstate, Inc.                                                        AS
------------------------------------------------------------------------------------------------------------------------------------
Connelly, Michael C.      Xcel Energy Argentina, Inc.                                                     VP
Haley, Nancy A.           Xcel Energy Argentina, Inc.                                                     AS
Hart, Cathy J.            Xcel Energy Argentina, Inc.                                                     VP, S
Kelly, Richard C.         Xcel Energy Argentina, Inc.                                                     D, CB
Peterson, Carol J.        Xcel Energy Argentina, Inc.                                                     AS
Schiburr, Laura L.        Xcel Energy Argentina, Inc.                                                     D, VP
Shah, Paras M.            Xcel Energy Argentina, Inc.                                                     D, P
Stoering, Mark E.         Xcel Energy Argentina, Inc.                                                     D
Yazvec, Michael J.        Xcel Energy Argentina, Inc.                                                     VP, T
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Xcel Energy - Cadence, Inc.                                                     AT
Gersack, Michael C.       Xcel Energy - Cadence, Inc.                                                     VP, T
Haley, Nancy A.           Xcel Energy - Cadence, Inc.                                                     AS
Hart, Cathy J.            Xcel Energy - Cadence, Inc.                                                     VP, S
Jaeger, Douglas W.        Xcel Energy - Cadence, Inc.                                                     VP
Peterson, Carol J.        Xcel Energy - Cadence, Inc.                                                     AS
Ripka, David E.           Xcel Energy - Cadence, Inc.                                                     VP, C
Schell, Mary P.           Xcel Energy - Cadence, Inc.                                                     AT
Vincent, Patricia K.      Xcel Energy - Cadence, Inc.                                                     D, CB, P, CEO
Ziebell, Anne M.          Xcel Energy - Cadence, Inc.                                                     AS
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Xcel Energy - Centrus, Inc.                                                     AT
Gersack, Michael C.       Xcel Energy - Centrus, Inc.                                                     VP, T
Haley, Nancy A.           Xcel Energy - Centrus, Inc.                                                     AS
Hart, Cathy J.            Xcel Energy - Centrus, Inc.                                                     S
Peterson, Carol J.        Xcel Energy - Centrus, Inc.                                                     AS
Schell, Mary P.           Xcel Energy - Centrus, Inc.                                                     AT
Vincent, Patricia K.      Xcel Energy - Centrus, Inc.                                                     D, CB, P, CEO
Ziebell, Anne M.          Xcel Energy - Centrus, Inc.                                                     AS
------------------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        Xcel Energy Communications Group, Inc.                                          D
Delaney, Judith A.        Xcel Energy Communications Group, Inc.                                          AT
Gersack, Michael C.       Xcel Energy Communications Group, Inc.                                          VP, T
Gogel, Raymond E.         Xcel Energy Communications Group, Inc.                                          VP
Haley, Nancy A.           Xcel Energy Communications Group, Inc.                                          AS
Hart, Cathy J.            Xcel Energy Communications Group, Inc.                                          VP, S
Johnson, Gary R.          Xcel Energy Communications Group, Inc.                                          D
Kelly, Richard C.         Xcel Energy Communications Group, Inc.                                          D, P, CEO

Peterson, Carol J.        Xcel Energy Communications Group, Inc.                                          AS
Schell, Mary P.           Xcel Energy Communications Group, Inc.                                          AT
Vincent, Patricia K.      Xcel Energy Communications Group, Inc.                                          VP
Ziebell, Anne M.          Xcel Energy Communications Group, Inc.                                          AS
------------------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        Xcel Energy, Inc.                                                               D, CB, P, CEO
Burgess, C. Coney         Xcel Energy, Inc.                                                               D
Christensen, David A.     Xcel Energy, Inc.                                                               D
Delaney, Judith A.        Xcel Energy, Inc.                                                               AT
Fowke, Ben G. III         Xcel Energy, Inc.                                                               VP, T
Haley, Nancy A.           Xcel Energy, Inc.                                                               AS
Hart, Cathy J.            Xcel Energy, Inc.                                                               VP, S
Hemminghaus, Roger R.     Xcel Energy, Inc.                                                               D
Hirschfeld, A. Barry      Xcel Energy, Inc.                                                               D
Johnson, Gary R.          Xcel Energy, Inc.                                                               VP, GC
Jones, Catherine A.       Xcel Energy, Inc.                                                               AS
Kelly, Richard C.         Xcel Energy, Inc.                                                               VP, CFO
Leatherdale, Douglas W.   Xcel Energy, Inc.                                                               D
Moreno, Albert F.         Xcel Energy, Inc.                                                               D
Peterson, Carol J.        Xcel Energy, Inc.                                                               AS
Preska, Margaret R.       Xcel Energy, Inc.                                                               D
Ripka, David E.           Xcel Energy, Inc.                                                               VP, C
Sampson, A. Patricia      Xcel Energy, Inc.                                                               D
Schell, Mary P.           Xcel Energy, Inc.                                                               AT
Schuman, Allan L.         Xcel Energy, Inc.                                                               D
Slifer, Rodney E.         Xcel Energy, Inc.                                                               D
Stephens, W. Thomas       Xcel Energy, Inc.                                                               D
Ziebell, Anne M.          Xcel Energy, Inc.                                                               AS
------------------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        Xcel Energy Foundation                                                          D, P
Evans, Cynthia A.         Xcel Energy Foundation                                                          D, S
Kelly, Richard C.         Xcel Energy Foundation                                                          D, T
Lesher, Cynthia L.        Xcel Energy Foundation                                                          D
Willis, Beth              Xcel Energy Foundation                                                          D
------------------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        Xcel Energy International, Inc.                                                 D
Delaney, Judith A.        Xcel Energy International, Inc.                                                 AT
Fowke, Ben G. III         Xcel Energy International, Inc.                                                 VP, T
Haley, Nancy A.           Xcel Energy International, Inc.                                                 AS
Hart, Cathy J.            Xcel Energy International, Inc.                                                 VP, S
Johnson, Gary R.          Xcel Energy International, Inc.                                                 D
Kelly, Richard C.         Xcel Energy International, Inc.                                                 D, CB, P
Peterson, Carol J.        Xcel Energy International, Inc.                                                 AS
Schell, Mary P.           Xcel Energy International, Inc.                                                 AT
Ziebell, Anne M.          Xcel Energy International, Inc.                                                 AS
------------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Xcel Energy Markets Holdings, Inc.                                              D, P, CEO
Brunetti, Wayne H.        Xcel Energy Markets Holdings, Inc.                                              D

Delaney, Judith A.        Xcel Energy Markets Holdings, Inc.                                              AT
Fowke, Ben G. III         Xcel Energy Markets Holdings, Inc.                                              VP, T
Haley, Nancy A.           Xcel Energy Markets Holdings, Inc.                                              AS
Hart, Cathy J.            Xcel Energy Markets Holdings, Inc.                                              VP, S
Johnson, Gary R.          Xcel Energy Markets Holdings, Inc.                                              D
Kelly, Richard C.         Xcel Energy Markets Holdings, Inc.                                              D, VP
Krattenmaker, Kelly J.    Xcel Energy Markets Holdings, Inc.                                              VP
Peterson, Carol J.        Xcel Energy Markets Holdings, Inc.                                              AS
Schell, Mary P.           Xcel Energy Markets Holdings, Inc.                                              AT
Ziebell, Anne M.          Xcel Energy Markets Holdings, Inc.                                              AS
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Xcel Energy O&M Services, Inc.                                                  AT
Fowke, Ben G. III         Xcel Energy O&M Services, Inc.                                                  VP, T
Haley, Nancy A.           Xcel Energy O&M Services, Inc.                                                  AS
Hart, Cathy J.            Xcel Energy O&M Services, Inc.                                                  VP, S
Johnson, Gary R.          Xcel Energy O&M Services, Inc.                                                  D
Kelly, Richard C.         Xcel Energy O&M Services, Inc.                                                  D, VP
Peterson, Carol J.        Xcel Energy O&M Services, Inc.                                                  AS
Petillo, J. T.            Xcel Energy O&M Services, Inc.                                                  D, CB, P
Schell, Mary P.           Xcel Energy O&M Services, Inc.                                                  AT
Ziebell, Anne M.          Xcel Energy O&M Services, Inc.                                                  AS
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane,
                          Inc.; formerly Natrogas, Inc.)                                                  AT
Gersack, Michael C.       Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane,
                          Inc.; formerly Natrogas, Inc.)                                                  VP, T
Haley, Nancy A.           Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane,
                          Inc.; formerly Natrogas, Inc.)                                                  AS
Hart, Cathy J.            Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane,
                          Inc.; formerly Natrogas, Inc.)                                                  VP, S
Jaeger, Douglas W.        Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane,
                          Inc.; formerly Natrogas, Inc.)                                                  D, P
Peterson, Carol J.        Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane,
                          Inc.; formerly Natrogas, Inc.)                                                  AS
Schell, Mary P.           Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane,
                          Inc.; formerly Natrogas, Inc.)                                                  AT
Vincent, Patricia K.      Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane,
                          Inc.; formerly Natrogas, Inc.)                                                  D, CB
Ziebell, Anne M.          Xcel Energy Products and Services, Inc. (formerly Xcel Energy Retail Propane,
                          Inc.; formerly Natrogas, Inc.)                                                  AS
------------------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        Xcel Energy Retail Holdings, Inc.                                               D
Delaney, Judith A.        Xcel Energy Retail Holdings, Inc.                                               AT
Fowke, Ben G. III         Xcel Energy Retail Holdings, Inc.                                               VP, T
Haley, Nancy A.           Xcel Energy Retail Holdings, Inc.                                               AS
Hart, Cathy J.            Xcel Energy Retail Holdings, Inc.                                               VP, S
Johnson, Gary R.          Xcel Energy Retail Holdings, Inc.                                               D
Kawakami, Timothy         Xcel Energy Retail Holdings, Inc.                                               VP
Kelly, Richard C.         Xcel Energy Retail Holdings, Inc.                                               D
Peterson, Carol J.        Xcel Energy Retail Holdings, Inc.                                               AS
Schell, Mary P.           Xcel Energy Retail Holdings, Inc.                                               AT
Vincent, Patricia K.      Xcel Energy Retail Holdings, Inc.                                               D, P, CEO
Ziebell, Anne M.          Xcel Energy Retail Holdings, Inc.                                               AS
------------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Xcel Energy Services, Inc.                                                      VP
Brunetti, Wayne H.        Xcel Energy Services, Inc.                                                      D, CB, P, CEO
Delaney, Judith A.        Xcel Energy Services, Inc.                                                      AT

Fowke, Ben G. III         Xcel Energy Services, Inc.                                                      VP, T
Gogel, Raymond E.         Xcel Energy Services, Inc.                                                      VP
Haley, Nancy A.           Xcel Energy Services, Inc.                                                      AS
Hart, Cathy J.            Xcel Energy Services, Inc.                                                      VP, S
Johnson, Gary R.          Xcel Energy Services, Inc.                                                      D, VP, GC
Kelly, Richard C.         Xcel Energy Services, Inc.                                                      D, VP, CFO
Lesher, Cynthia L.        Xcel Energy Services, Inc.                                                      VP
Peterson, Carol J.        Xcel Energy Services, Inc.                                                      AS
Petillo, J. T.            Xcel Energy Services, Inc.                                                      VP
Ripka, David E.           Xcel Energy Services, Inc.                                                      VP, C
Schell, Mary P.           Xcel Energy Services, Inc.                                                      AT
Sparby, David M.          Xcel Energy Services, Inc.                                                      VP
Vincent, Patricia K.      Xcel Energy Services, Inc.                                                      VP
Wilks, David M.           Xcel Energy Services, Inc.                                                      VP
Ziebell, Anne M.          Xcel Energy Services, Inc.                                                      AS
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Xcel Energy Transco, Inc.                                                       AT
Haley, Nancy A.           Xcel Energy Transco, Inc.                                                       AS
Hart, Cathy J.            Xcel Energy Transco, Inc.                                                       VP, S
Johnson, Gary R.          Xcel Energy Transco, Inc.                                                       D
Johnson, James P.         Xcel Energy Transco, Inc.                                                       VP
Kelly, Richard C.         Xcel Energy Transco, Inc.                                                       D
Moeller, Claire           Xcel Energy Transco, Inc.                                                       VP
Peterson, Carol J.        Xcel Energy Transco, Inc.                                                       AS
Petillo, J. T.            Xcel Energy Transco, Inc.                                                       D
Schell, Mary P.           Xcel Energy Transco, Inc.                                                       AT
Ziebell, Anne M.          Xcel Energy Transco, Inc.                                                       AS
Ziebelman, Audrey A.      Xcel Energy Transco, Inc.                                                       P
------------------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        Xcel Energy Ventures, Inc.                                                      D
Delaney, Judith A.        Xcel Energy Ventures, Inc.                                                      AT
Fowke, Ben G. III         Xcel Energy Ventures, Inc.                                                      VP, T
Gogel, Raymond E.         Xcel Energy Ventures, Inc.                                                      VP
Haley, Nancy A.           Xcel Energy Ventures, Inc.                                                      AS
Hart, Cathy J.            Xcel Energy Ventures, Inc.                                                      VP, S
Johnson, Gary R.          Xcel Energy Ventures, Inc.                                                      D
Kelly, Richard C.         Xcel Energy Ventures, Inc.                                                      D, P, CEO
Peterson, Carol J.        Xcel Energy Ventures, Inc.                                                      AS
Petillo, J. T.            Xcel Energy Ventures, Inc.                                                      VP
Schell, Mary P.           Xcel Energy Ventures, Inc.                                                      AT
Ziebell, Anne M.          Xcel Energy Ventures, Inc.                                                      AS
------------------------------------------------------------------------------------------------------------------------------------
Brunetti, Wayne H.        Xcel Energy Wholesale Group, Inc.                                               D
Delaney, Judith A.        Xcel Energy Wholesale Group, Inc.                                               AT
Fowke, Ben G. III         Xcel Energy Wholesale Group, Inc.                                               VP, T
Gogel, Raymond E.         Xcel Energy Wholesale Group, Inc.                                               VP
Haley, Nancy A.           Xcel Energy Wholesale Group, Inc.                                               AS

Hart, Cathy J.            Xcel Energy Wholesale Group, Inc.                                               VP, S
Johnson, Gary R.          Xcel Energy Wholesale Group, Inc.                                               D
Kelly, Richard C.         Xcel Energy Wholesale Group, Inc.                                               D, P, CEO
Peterson, Carol J.        Xcel Energy Wholesale Group, Inc.                                               AS
Schell, Mary P.           Xcel Energy Wholesale Group, Inc.                                               AT
Vincent, Patricia K.      Xcel Energy Wholesale Group, Inc.                                               VP
Ziebell, Anne M.          Xcel Energy Wholesale Group, Inc.                                               AS
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)      AT
Gersack, Michael C.       Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)      VP, T
Haley, Nancy A.           Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)      AS
Hart, Cathy J.            Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)      VP, S
Kawakami, Timothy         Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)      D, P
Peterson, Carol J.        Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)      AS
Schell, Mary P.           Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)      AT
Vincent, Patricia K.      Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)      D, CB
Ziebell, Anne M.          Xcel Energy Wholesale Propane, Inc. (formerly North American Energy, Inc.)      AS
------------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Xcel Energy WYCO, Inc.                                                          D, VP
Delaney, Judith A.        Xcel Energy WYCO, Inc.                                                          AT
Fowke, Ben G. III         Xcel Energy WYCO, Inc.                                                          VP, T
Haley, Nancy A.           Xcel Energy WYCO, Inc.                                                          AS
Hart, Cathy J.            Xcel Energy WYCO, Inc.                                                          VP, S
Peterson, Carol J.        Xcel Energy WYCO, Inc.                                                          AS
Petillo, J. T.            Xcel Energy WYCO, Inc.                                                          D, CB, P, CEO
Ziebell, Anne M.          Xcel Energy WYCO, Inc.                                                          AS
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        XECC Group, Inc.                                                                AT
Gersack, Michael C.       XECC Group, Inc.                                                                VP
Haley, Nancy A.           XECC Group, Inc.                                                                AS
Hart, Cathy J.            XECC Group, Inc.                                                                VP, S
Peterson, Carol J.        XECC Group, Inc.                                                                AS
Schell, Mary P.           XECC Group, Inc.                                                                AT
Vincent, Patricia K.      XECC Group, Inc.                                                                D, P, CEO
Ziebell, Anne M.          XECC Group, Inc.                                                                AS
------------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          XEM, Inc.                                                                       D, CB, P, CEO
Delaney, Judith A.        XEM, Inc.                                                                       AT
Dybalski, Jack            XEM, Inc.                                                                       VP
Eves, David               XEM, Inc.                                                                       VP
Haley, Nancy A.           XEM, Inc.                                                                       AS
Hart, Cathy J.            XEM, Inc.                                                                       VP, S
Kelly, Richard C.         XEM, Inc.                                                                       D
Krattenmaker, Kelly J.    XEM, Inc.                                                                       VP
McDaniel, Marvin          XEM, Inc.                                                                       VP, T
Peterson, Carol J.        XEM, Inc.                                                                       AS
Schell, Mary P.           XEM, Inc.                                                                       AT
Wilks, David M.           XEM, Inc.                                                                       D

Ziebell, Anne M.          XEM, Inc.                                                                       AS
------------------------------------------------------------------------------------------------------------------------------------
Delaney, Judith A.        XERS, Inc.                                                                      AT
Gersack, Michael C.       XERS, Inc.                                                                      VP
Haley, Nancy A.           XERS, Inc.                                                                      AS
Hart, Cathy J.            XERS, Inc.                                                                      VP, S
Kawakami, Timothy         XERS, Inc.                                                                      VP
Peterson, Carol J.        XERS, Inc.                                                                      AS
Schell, Mary P.           XERS, Inc.                                                                      AT
Vincent, Patricia K.      XERS, Inc.                                                                      D, CB, P, CEO
Ziebell, Anne M.          XERS, Inc.                                                                      AS
------------------------------------------------------------------------------------------------------------------------------------
Fowke, Ben G. III         Young Gas Storage Company, ltd                                                  Mgmt Committee Rep
Krattenmaker, Kelly J.    Young Gas Storage Company, ltd                                                  Mgmt Committee Rep
Zinko, Donald J.          Young Gas Storage Company, ltd                                                  Mgmt Committee Rep
------------------------------------------------------------------------------------------------------------------------------------
Bonavia, Paul J.          Young Gas Storage Company                                                       D, CB
Delaney, Judith A.        Young Gas Storage Company                                                       AT
Fowke, Ben G. III         Young Gas Storage Company                                                       VP, T
Haley, Nancy A.           Young Gas Storage Company                                                       AS
Hart, Cathy J.            Young Gas Storage Company                                                       VP, S
Kelly, Richard C.         Young Gas Storage Company                                                       D
Krattenmaker, Kelly J.    Young Gas Storage Company                                                       P
Peterson, Carol J.        Young Gas Storage Company                                                       AS
Schell, Mary P.           Young Gas Storage Company                                                       AT
Wilks, David M.           Young Gas Storage Company                                                       D
Ziebell, Anne M.          Young Gas Storage Company                                                       AS
------------------------------------------------------------------------------------------------------------------------------------

As of December 31, 2002, the officers and directors of NRG companies are as follows:

        SUBSIDIARY NAME                         TITLE              LAST NAME    FIRST NAME
--------------------------------   -----------------------------   ----------   ----------
Arthur Kill Power LLC              Assistant Secretary             Davido       Scott
Arthur Kill Power LLC              Management Committee Member     Davido       Scott
Arthur Kill Power LLC              Vice President                  Davido       Scott
Arthur Kill Power LLC              Secretary                       Fisfis       David
Arthur Kill Power LLC              Management Committee Member     Kelly        Richard
Arthur Kill Power LLC              President                       Kelly        Richard
Arthur Kill Power LLC              Assistant Secretary             Osteraas     Kathryn
Arthur Kill Power LLC              Treasurer                       Schaefer     George
Arthur Kill Power LLC              Independent Member              Tillman      Carrie
Astoria Gas Turbine Power LLC      Assistant Secretary             Davido       Scott
Astoria Gas Turbine Power LLC      Management Committee Member     Davido       Scott
Astoria Gas Turbine Power LLC      Vice President                  Davido       Scott
Astoria Gas Turbine Power LLC      Secretary                       Fisfis       David
Astoria Gas Turbine Power LLC      Management Committee Member     Kelly        Richard
Astoria Gas Turbine Power LLC      President                       Kelly        Richard
Astoria Gas Turbine Power LLC      Assistant Secretary             Osteraas     Kathryn
Astoria Gas Turbine Power LLC      Treasurer                       Schaefer     George
Astoria Gas Turbine Power LLC      Independent Member              Tillman      Carrie
B.L. England Operations Inc.       Assistant Corporate Secretary   Osteraas     Kathryn
B.L. England Operations Inc.       Vice President                  Richardson   Thomas
Bayou Cove Peaking Power, LLC      Assistant Secretary             Davido       Scott
Bayou Cove Peaking Power, LLC      Management Board (sole)         Davido       Scott
Bayou Cove Peaking Power, LLC      Vice President                  Davido       Scott
Bayou Cove Peaking Power, LLC      President                       Kelly        Richard
Bayou Cove Peaking Power, LLC      Vice President                  Marks        Stanley
Bayou Cove Peaking Power, LLC      Secretary                       McInnis      A.
Bayou Cove Peaking Power, LLC      Assistant Secretary             Osteraas     Kathryn
Bayou Cove Peaking Power, LLC      Treasurer                       Schaefer     George
Berrians I Gas Turbine Power LLC   Assistant Secretary             Davido       Scott
Berrians I Gas Turbine Power LLC   Vice President                  Davido       Scott
Berrians I Gas Turbine Power LLC   Secretary                       Fisfis       David
Berrians I Gas Turbine Power LLC   President                       Kelly        Richard
Berrians I Gas Turbine Power LLC   Assistant Secretary             Osteraas     Kathryn
Berrians I Gas Turbine Power LLC   Treasurer                       Schaefer     George
Big Cajun I Peaking Power LLC      Assistant Secretary             Davido       Scott
Big Cajun I Peaking Power LLC      Management Committee Member     Davido       Scott
Big Cajun I Peaking Power LLC      Vice President                  Davido       Scott
Big Cajun I Peaking Power LLC      Management Committee Member     Kelly        Richard
Big Cajun I Peaking Power LLC      President                       Kelly        Richard
Big Cajun I Peaking Power LLC      Vice President                  Marks        Stanley
Big Cajun I Peaking Power LLC      Secretary                       McInnis      A.
Big Cajun I Peaking Power LLC      Assistant Secretary             Osteraas     Kathryn

       SUBSIDIARY NAME                         TITLE                  LAST NAME    FIRST NAME
-----------------------------   -----------------------------------   ----------   ----------
Big Cajun I Peaking Power LLC   Management Committee Member           Schaefer      George
Big Cajun I Peaking Power LLC   Treasurer                             Schaefer      George
Big Cajun II Unit 4 LLC         Assistant Secretary                   Davido        Scott
Big Cajun II Unit 4 LLC         Management Board (sole)               Davido        Scott
Big Cajun II Unit 4 LLC         Vice President                        Davido        Scott
Big Cajun II Unit 4 LLC         President                             Kelly         Richard
Big Cajun II Unit 4 LLC         Vice President                        Marks         Stanley
Big Cajun II Unit 4 LLC         Secretary                             McInnis       A.
Big Cajun II Unit 4 LLC         Assistant Secretary                   Osteraas      Kathryn
Big Cajun II Unit 4 LLC         Treasurer                             Schaefer      George
Bridgeport Harbor Power LLC     Secretary                             Fisfis        David
Bridgeport Harbor Power LLC     Assistant Secretary                   Osteraas      Kathryn
Brimsdown Power Limited         Director                              Campone       Thomas
Brimsdown Power Limited         Director                              Cwikla        John
Brimsdown Power Limited         Secretary                             DeNotto       Gerald
Brimsdown Power Limited         Director                              Forsythe      Gerald
Brimsdown Power Limited         Director                              Kelly         Richard
Cabrillo Power I LLC            Treasurer                             Doty, Jr.     Robert
Cabrillo Power I LLC            Vice President                        Hermann       Edward
Cabrillo Power I LLC            Assistant Secretary                   Johnson       Alisa
Cabrillo Power I LLC            President                             Kelly         Richard
Cabrillo Power I LLC            Executive Committee Member            Lednicky      Lynn
Cabrillo Power I LLC            President                             Lednicky      Lynn
Cabrillo Power I LLC            Secretary                             Lloyd         David
Cabrillo Power I LLC            Vice President                        Manalac       G.P.
Cabrillo Power I LLC            Executive Committee Member (1 of 3)   Marks         Stanley
Cabrillo Power I LLC            Vice President                        Marks         Stanley
Cabrillo Power I LLC            Assistant Secretary                   Osteraas      Kathryn
Cabrillo Power I LLC            Assistant Secretary                   Roth          David
Cabrillo Power I LLC            Executive Committee Member (1 of 3)   Williams      Kent
Cabrillo Power I LLC            Vice President                        Williams      J.
Cabrillo Power II LLC           Treasurer                             Doty, Jr.     Robert
Cabrillo Power II LLC           Vice President                        Hermann       Edward
Cabrillo Power II LLC           Assistant Secretary                   Johnson       Alisa
Cabrillo Power II LLC           President                             Kelly         Richard
Cabrillo Power II LLC           Executive Committee Member            Lednicky      Lynn
Cabrillo Power II LLC           President                             Lednicky      Lynn
Cabrillo Power II LLC           Secretary                             Lloyd         David
Cabrillo Power II LLC           Vice President                        Manalac       G.P.
Cabrillo Power II LLC           Vice President                        Marks         Stanley
Cabrillo Power II LLC           Assistant Secretary                   Osteraas      Kathryn
Cabrillo Power II LLC           Assistant Secretary                   Roth          David
Cabrillo Power II LLC           Executive Committee Member            Williams      J.
Cabrillo Power II LLC           Vice President                        Williams      J.

              SUBSIDIARY NAME                                TITLE                           LAST NAME      FIRST NAME
-------------------------------------------   --------------------------------------     -----------------  ----------
Cadillac Renewable Energy LLC                 Management Committee Member                Decker(1)
Cadillac Renewable Energy LLC                 Management Committee Member                Riley              Bryan
Camas Power Boiler, Inc.                      Director                                   Carroll            Michael
Camas Power Boiler, Inc.                      President                                  Carroll            Michael
Camas Power Boiler, Inc.                      Assistant Secretary                        Davido             Scott
Camas Power Boiler, Inc.                      Director                                   Davido             Scott
Camas Power Boiler, Inc.                      Vice President                             Davido             Scott
Camas Power Boiler, Inc.                      Vice President                             Kelly              Richard
Camas Power Boiler, Inc.                      Assistant Secretary                        Osteraas           Kathryn
Camas Power Boiler, Inc.                      Vice President                             Platteter          Dennis
Camas Power Boiler, Inc.                      Secretary                                  Ptacek             Tammie
Camas Power Boiler, Inc.                      Treasurer                                  Schaefer           George
Capistrano Cogeneration Company               Assistant Secretary                        Davido             Scott
Capistrano Cogeneration Company               Director (sole)                            Davido             Scott
Capistrano Cogeneration Company               Vice President                             Davido             Scott
Capistrano Cogeneration Company               Secretary                                  Fisfis             David
Capistrano Cogeneration Company               President                                  Kelly              Richard
Capistrano Cogeneration Company               Assistant Secretary                        Osteraas           Kathryn
Capistrano Cogeneration Company               Vice President                             Riley              Bryan
Capistrano Cogeneration Company               Treasurer                                  Schaefer           George
Carolina Energy, Limited Partnership          Management Committee member (alternate)    Carolina Energy
                                                                                           Corp.(1)
Carolina Energy, Limited Partnership          Management Committee member (alternate)    Marks              Stanley
Carolina Energy, Limited Partnership          Management Committee member (alternate)    Quixx Carolina(1)
Carquinez Strait Preservation Trust, Inc.     Vice President                             Fahden (Trust)     Nancy
Carquinez Strait Preservation Trust, Inc.     Secretary                                  Hight              Robert
Carquinez Strait Preservation Trust, Inc.     Executive Vice President                   Kondylis (Trust)   Barbara
Carquinez Strait Preservation Trust, Inc.     Director                                   Others(26)
Carquinez Strait Preservation Trust, Inc.     President                                  Somerset (Trust)   Harold
Central and Eastern Europe Power Fund, Ltd.   Director                                   Buehler, Jr.       John
Central and Eastern Europe Power Fund, Ltd.   Supervisory Council                        Covindassamy       Anada
Central and Eastern Europe Power Fund, Ltd.   Director                                   Magid              Herbert
Central and Eastern Europe Power Fund, Ltd.   Supervisory Council                        Rey                Martin
Central and Eastern Europe Power Fund, Ltd.   Supervisory Council (alternate)            Schieder           Wolfram
Central and Eastern Europe Power Fund, Ltd.   Director                                   Stanaro            Richard
Chickahominy River Energy Corp.               Assistant Secretary                        Davido             Scott
Chickahominy River Energy Corp.               Director (sole)                            Davido             Scott
Chickahominy River Energy Corp.               Vice President                             Davido             Scott
Chickahominy River Energy Corp.               Secretary                                  Fisfis             David
Chickahominy River Energy Corp.               President                                  Kelly              Richard
Chickahominy River Energy Corp.               Assistant Secretary                        Osteraas           Kathryn
Chickahominy River Energy Corp.               Vice President                             Riley              Bryan
Chickahominy River Energy Corp.               Treasurer                                  Schaefer           George

              SUBSIDIARY NAME                                TITLE                           LAST NAME      FIRST NAME
-------------------------------------------   --------------------------------------   -------------------  ----------
Clark Power LLC                               President                                Kelly                Richard
Clark Power LLC                               Secretary                                Lloyd                David
Clark Power LLC                               Assistant Secretary                      Osteraas             Kathryn
Cobee Energy Development LLC                  Assistant Secretary                      Davido               Scott
Cobee Energy Development LLC                  Executive Committee Member               Davido               Scott
Cobee Energy Development LLC                  Vice President                           Davido               Scott
Cobee Energy Development LLC                  Executive Committee Member               Kelly                Richard
Cobee Energy Development LLC                  President                                Kelly                Richard
Cobee Energy Development LLC                  Assistant Secretary                      Osteraas             Kathryn
Cobee Energy Development LLC                  Secretary                                Smith                Guy
Cobee Holdings LLC                            President                                Kelly                Richard
Cobee Holdings LLC                            Assistant Secretary                      Osteraas             Kathryn
Cobee Holdings LLC                            Treasurer                                Schaefer             George
Cobee Holdings LLC                            Secretary                                Smith                Guy
Cobee Holdings LLC.                           Vice President                           Davido               Scott
Commonwealth Atlantic Power LLC               Assistant Secretary                      Davido               Scott
Commonwealth Atlantic Power LLC               Vice President                           Davido               Scott
Commonwealth Atlantic Power LLC               Secretary                                Fisfis               David
Commonwealth Atlantic Power LLC               President                                Kelly                Richard
Commonwealth Atlantic Power LLC               Assistant Secretary                      Osteraas             Kathryn
Commonwealth Atlantic Power LLC               Vice President                           Riley                Bryan
Commonwealth Atlantic Power LLC               Treasurer                                Schaefer             George
Commonwealth Atlantic Power LLC               Independent Member                       Tillman              Carrie
Compania Boliviana de Energia Electrica S.A.  President and Chief Operating Officer    Contreras            Carlos
Compania Boliviana de Energia Electrica S.A.  Director                                 Contrerras           Carlos
Compania Boliviana de Energia Electrica S.A.  Chief Financial Officer                  Gibson (Cobee)       Roland
Compania Boliviana de Energia Electrica S.A.  Vice President - Finance                 Gibson (Cobee)       Roland
Compania Boliviana de Energia Electrica S.A.  General Manager                          LeMaitre             Julio
Conemaugh Power LLC                           Assistant Secretary                      Davido               Scott
Conemaugh Power LLC                           Management Committee Member              Davido               Scott
Conemaugh Power LLC                           Vice President                           Davido               Scott
Conemaugh Power LLC                           Secretary                                Fisfis               David
Conemaugh Power LLC                           Management Committee Member              Kelly                Richard
Conemaugh Power LLC                           President                                Kelly                Richard
Conemaugh Power LLC                           Assistant Secretary                      Osteraas             Kathryn
Conemaugh Power LLC                           Independent Member                       Panaccione           Deborah
Conemaugh Power LLC                           Vice President                           Riley                Bryan
Conemaugh Power LLC                           Management Committee Member              Schaefer             George
Conemaugh Power LLC                           Treasurer                                Schaefer             George
Coniti Holding B.V.                           Director                                 NRGenerating
                                                                                         Holdings (No. 21)
                                                                                         B.V.
Connecticut Jet Power LLC                     Vice President                           Brewster             John
Connecticut Jet Power LLC                     Assistant Secretary                      Davido               Scott
Connecticut Jet Power LLC                     Management Committee Member              Davido               Scott

              SUBSIDIARY NAME                                      TITLE                    LAST NAME       FIRST NAME
---------------------------------------------------   -----------------------------    -------------------  ----------
Connecticut Jet Power LLC                             Vice President                   Davido                Scott
Connecticut Jet Power LLC                             Secretary                        Fisfis                David
Connecticut Jet Power LLC                             Management Committee Member      Kelly                 Richard
Connecticut Jet Power LLC                             President                        Kelly                 Richard
Connecticut Jet Power LLC                             Assistant Secretary              Osteraas              Kathryn
Connecticut Jet Power LLC                             Treasurer                        Schaefer              George
Connecticut Jet Power LLC                             Independent Member               Tillman               Carrie
Croatia Power Group                                   Director                         Murley                Thomas
Croatia Power Group                                   Director                         Skupnjak              Tom
Croatia Power Group                                   Director                         Wolf                  Steven
Csepel Luxembourg (No. 1) S.a.r.l.                    Director                         NRGenerating
                                                                                         Luxembourg
                                                                                         (No. 1) S.a.r.l.
Deepwater Operations Inc.                             Assistant Corporate Secretary    Osteraas              Kathryn
Deepwater Operations Inc.                             Vice President                   Richardson            Thomas
Denver City Energy Associates, L.P.                   President                        Kelly                 Richard
Denver City Energy Associates, L.P.                   Secretary                        McInnis               A.
Denver City Energy Associates, L.P.                   Assistant Secretary              Osteraas              Kathryn
Denver City Energy Associates, L.P.                   Vice President                   Williams              Alan
Devon Power LLC                                       Vice President                   Brewster              John
Devon Power LLC                                       Assistant Secretary              Davido                Scott
Devon Power LLC                                       Management Committee Member      Davido                Scott
Devon Power LLC                                       Vice President                   Davido                Scott
Devon Power LLC                                       Secretary                        Fisfis                David
Devon Power LLC                                       Management Committee Member      Kelly                 Richard
Devon Power LLC                                       President                        Kelly                 Richard
Devon Power LLC                                       Assistant Secretary              Osteraas              Kathryn
Devon Power LLC                                       Treasurer                        Schaefer              George
Devon Power LLC                                       Independent Member               Tillman               Carrie
Dunkirk Power LLC                                     Assistant Secretary              Davido                Scott
Dunkirk Power LLC                                     Management Committee Member      Davido                Scott
Dunkirk Power LLC                                     Vice President                   Davido                Scott
Dunkirk Power LLC                                     Secretary                        Fisfis                David
Dunkirk Power LLC                                     Management Committee Member      Kelly                 Richard
Dunkirk Power LLC                                     President                        Kelly                 Richard
Dunkirk Power LLC                                     Assistant Secretary              Osteraas              Kathryn
Dunkirk Power LLC                                     Treasurer                        Schaefer              George
Dunkirk Power LLC                                     Independent Member               Tillman               Carrie
Eastern Generation Services (India) Private Limited   Director                         Richard               Kelly
Eastern Sierra Energy Company                         President                        Kelly                 Richard
Eastern Sierra Energy Company                         Secretary                        Lloyd                 David
Eastern Sierra Energy Company                         Vice President                   Marks                 Stanley
Eastern Sierra Energy Company                         Assistant Secretary              Osteraas              Kathryn
El Segundo Power II LLC                               President                        Kelly                 Richard
El Segundo Power II LLC                               Secretary                        Lloyd                 David

              SUBSIDIARY NAME                             TITLE                        LAST NAME         FIRST NAME
-----------------------------------------    ----------------------------------    ----------------      ----------
El Segundo Power II LLC                      Vice President                        Marks                  Stanley
El Segundo Power II LLC                      Assistant Secretary                   Osteraas               Kathryn
El Segundo Power, LLC                        Treasurer                             Doty, Jr.              Robert
El Segundo Power, LLC                        Assistant Secretary                   Johnson                Alisa
El Segundo Power, LLC                        President                             Kelly                  Richard
El Segundo Power, LLC                        Executive Committee Representative    Lednicky               Lynn
El Segundo Power, LLC                        President                             Lednicky               A.
El Segundo Power, LLC                        Secretary                             Lloyd                  David
El Segundo Power, LLC                        Executive Committee Representative    Manalac                G.P.
El Segundo Power, LLC                        Executive Committee Representative    Marks                  Stanley
El Segundo Power, LLC                        Vice President                        Marks                  Stanley
El Segundo Power, LLC                        Assistant Secretary                   Osteraas               Kathryn
El Segundo Power, LLC                        Assistant Secretary                   Roth                   David
El Segundo Power, LLC                        Executive Committee Member            Williams               J.
El Segundo Power, LLC                        Vice President                        Williams               J.
Elk River Resource Recovery, Inc.            President                             Carroll                Michael
Elk River Resource Recovery, Inc.            Assistant Secretary                   Davido                 Scott
Elk River Resource Recovery, Inc.            Director                              Davido                 Scott
Elk River Resource Recovery, Inc.            Vice President                        Davido                 Scott
Elk River Resource Recovery, Inc.            Director                              Kelly                  Richard
Elk River Resource Recovery, Inc.            Assistant Secretary                   Osteraas               Kathryn
Elk River Resource Recovery, Inc.            Secretary                             Ptacek                 Tammie
Elk River Resource Recovery, Inc.            Director                              Schaefer               George
Elk River Resource Recovery, Inc.            Treasurer                             Schaefer               George
Empresa de Generacion Electrica Cahua S.A.   Director                              Kelly                  Richard
Empresa de Generacion Electrica Cahua S.A.   Director                              Smith                  Guy
Energeticke Centrum Kladno, s.r.o.           Executive Director                    Krasny                 Josef
Energeticke Centrum Kladno, s.r.o.           Executive Director                    Prajzler               Milan
Energeticke Centrum Kladno, s.r.o.           Executive Director                    Spacek                 Ludek
Energia Pacasmayo S.A.                       Director                              Contreras              Carlos
Energy National, Inc.                        Assistant Secretary                   Davido                 Scott
Energy National, Inc.                        Director                              Davido                 Scott
Energy National, Inc.                        Vice President                        Davido                 Scott
Energy National, Inc.                        Director                              Kelly                  Richard
Energy National, Inc.                        President                             Kelly                  Richard
Energy National, Inc.                        Secretary                             Lloyd                  David
Energy National, Inc.                        Vice President                        Marks                  Stanley
Energy National, Inc.                        Assistant Secretary                   Osteraas               Kathryn
Energy National, Inc.                        Director                              Schaefer               George
Energy National, Inc.                        Treasurer                             Schaefer               George
Enfield Energy Centre Limited                Director                              Campone (Indeck)       Thomas
Enfield Energy Centre Limited                Director                              Cwikla (Indeck)        John
Enfield Energy Centre Limited                Director                              DeNotto (Indeck)       Gerald
Enfield Energy Centre Limited                Secretary                             DeNotto (Indeck)       Gerald

        SUBSIDIARY NAME                  TITLE              LAST NAME         FIRST NAME
-------------------------------   -------------------   ------------------    ----------
Enfield Energy Centre Limited     Director              Forsythe (Indeck)     Gerald
Enfield Energy Centre Limited     Director              Kelly                 Richard
Enfield Energy Centre Limited     Director              Lahiri (El Paso)      Robin
Enfield Holdings B.V.             Director              Croke (El Paso)       Mark
Enfield Holdings B.V.             Secretary             Holland Intertrust
                                                          Corp. B.V.
Enfield Holdings B.V.             Director              Kelly                 Richard
Enfield Holdings B.V.             Director              Pickard (El Paso)     Christopher
Enfield Operations (UK) Limited   Director              Campone (Indeck)      Thomas
Enfield Operations (UK) Limited   Director              Cwikla (Indeck)       John
Enfield Operations (UK) Limited   Secretary             DeNotto (Indeck)      Gerald
Enfield Operations (UK) Limited   Director              Smith                 Thomas
Enfield Operations (UK) Limited   Director              Smith                 Guy
Enfield Operations, L.L.C.        Manager               Campone               Thomas
Enfield Operations, L.L.C.        Manager               Cwikla (Indeck)       John
Enfield Operations, L.L.C.        Manager               DeNotto               Gerald
Enfield Operations, L.L.C.        Assistant Secretary   DeNotto (Indeck)      Gerald
Enfield Operations, L.L.C.        Manager               Forsythe              Gerald
Enfield Operations, L.L.C.        Manager               Smith                 Thomas
Enifund, Inc.                     Assistant Secretary   Davido                Scott
Enifund, Inc.                     Director              Davido                Scott
Enifund, Inc.                     Vice President        Davido                Scott
Enifund, Inc.                     Director              Kelly                 Richard
Enifund, Inc.                     President             Kelly                 Richard
Enifund, Inc.                     Secretary             Lloyd                 David
Enifund, Inc.                     Vice President        Marks                 Stanley
Enifund, Inc.                     Assistant Secretary   Osteraas              Kathryn
Enifund, Inc.                     Director              Schaefer              George
Enifund, Inc.                     Treasurer             Schaefer              George
Enigen, Inc.                      Vice President        Anderson              Mark
Enigen, Inc.                      President             Kelly                 Richard
Enigen, Inc.                      Secretary             Lloyd                 David
Enigen, Inc.                      Assistant Secretary   Osteraas              Kathryn
Entrade Holdings B.V.             Director              Kelly                 Richard
Entrade Holdings B.V.             Director              Temmes Management
                                                          Services B.V.
ESOCO Molokai, Inc.               Vice President        Brewster              John
Esoco Molokai, Inc.               Assistant Secretary   Davido                Scott
Esoco Molokai, Inc.               Director              Davido                Scott
Esoco Molokai, Inc.               Vice President        Davido                Scott
Esoco Molokai, Inc.               Director              Kelly                 Richard
Esoco Molokai, Inc.               President             Kelly                 Richard
Esoco Molokai, Inc.               Secretary             Lloyd                 David
Esoco Molokai, Inc.               Assistant Secretary   Osteraas              Kathryn
Esoco Molokai, Inc.               Director              Schaefer              George

       SUBSIDIARY NAME                TITLE          LAST NAME   FIRST NAME
----------------------------   -------------------   ---------   ----------
ESOCO Molokai, Inc.            Treasurer             Schaefer      George
Esoco Orrington, Inc.          Vice President        Brewster      John
Esoco Orrington, Inc.          Assistant Secretary   Davido        Scott
Esoco Orrington, Inc.          Director              Davido        Scott
Esoco Orrington, Inc.          Vice President        Davido        Scott
Esoco Orrington, Inc.          Director              Kelly         Richard
Esoco Orrington, Inc.          President             Kelly         Richard
Esoco Orrington, Inc.          Secretary             Lloyd         David
Esoco Orrington, Inc.          Assistant Secretary   Osteraas      Kathryn
Esoco Orrington, Inc.          Director              Schaefer      George
Esoco Orrington, Inc.          Treasurer             Schaefer      George
Esoco Soledad, Inc.            Vice President        Brewster      John
Esoco Soledad, Inc.            Assistant Secretary   Davido        Scott
Esoco Soledad, Inc.            Director              Davido        Scott
Esoco Soledad, Inc.            Vice President        Davido        Scott
Esoco Soledad, Inc.            Director              Kelly         Richard
Esoco Soledad, Inc.            President             Kelly         Richard
Esoco Soledad, Inc.            Secretary             Lloyd         David
Esoco Soledad, Inc.            Assistant Secretary   Osteraas      Kathryn
Esoco Soledad, Inc.            Director              Schaefer      George
Esoco Soledad, Inc.            Treasurer             Schaefer      George
Esoco, Inc.                    Vice President        Brewster      John
Esoco, Inc.                    Assistant Secretary   Davido        Scott
Esoco, Inc.                    Director              Davido        Scott
Esoco, Inc.                    Vice President        Davido        Scott
Esoco, Inc.                    Director              Kelly         Richard
Esoco, Inc.                    President             Kelly         Richard
Esoco, Inc.                    Secretary             Lloyd         David
Esoco, Inc.                    Assistant Secretary   Osteraas      Kathryn
Esoco, Inc.                    Director              Schaefer      George
Esoco, Inc.                    Treasurer             Schaefer      George
Flinders Coal Pty Ltd
Flinders Coal Pty Ltd          Director              Althoff       Robert
Flinders Coal Pty Ltd          Secretary             Messer        Shaun
Flinders Coal Pty Ltd          Secretary             Moschakis     Jack
Flinders Labuan (No. 1) Ltd.
Flinders Labuan (No. 1) Ltd.   Director              Kelly         Richard
Flinders Labuan (No. 1) Ltd.   Secretary             Messer        Shaun
Flinders Labuan (No. 2) Ltd.
Flinders Labuan (No. 2) Ltd.   Director              Kelly         Richard
Flinders Labuan (No. 2) Ltd.   Secretary             Messer        Shaun
Flinders NR(Gibraltar)         Director              Golt          Teresa

              SUBSIDIARY NAME                       TITLE                  LAST NAME        FIRST NAME
-------------------------------------    ---------------------------   ----------------     ----------
Flinders Osborne Trading Pty Ltd
Flinders Osborne Trading Pty Ltd         Director                      Althoff               Robert
Flinders Osborne Trading Pty Ltd         Secretary                     Messer                Shaun
Flinders Osborne Trading Pty Ltd         Secretary                     Moschakis             Jack
Flinders Power Finance Pty Ltd
Flinders Power Finance Pty Ltd           Director                      Althoff               Robert
Flinders Power Finance Pty Ltd           Secretary                     Messer                Shaun
Flinders Power Finance Pty Ltd           Secretary                     Moschakis             Jack
Four Hills, LLC                          Manager                       Erickson (Ziegler)    Stanley
Gladstone Power Station Joint Venture
  (unincorporated)
Gladstone Power Station Joint Venture
  (unincorporated)                       Management Committee Member   Others
GPP Investors I, LLC                     President                     Kelly                 Richard
GPP Investors I, LLC                     Secretary                     McInnis               A.
GPP Investors I, LLC                     Assistant Secretary           Osteraas              Kathryn
GPP Investors I, LLC                     Treasurer                     Schaefer              George
GPP Investors I, LLC                     Vice President                Williams              Alan
Granite II Holding, LLC                  Assistant Secretary           Davido                Scott
Granite II Holding, LLC                  Manager (sole)                Davido                Scott
Granite II Holding, LLC                  Vice President                Davido                Scott
Granite II Holding, LLC                  President                     Kelly                 Richard
Granite II Holding, LLC                  Vice President                Marks                 Stanley
Granite II Holding, LLC                  Secretary                     McInnis               A.
Granite II Holding, LLC                  Assistant Secretary           Osteraas              Kathryn
Granite II Holding, LLC                  Treasurer                     Schaefer              George
Gunwale B.V.                             Director                      Kelly                 Richard
Gunwale B.V.                             Director                      Temmes Management
                                                                         Services BV
Hanover Energy Company                   Assistant Secretary           Davido                Scott
Hanover Energy Company                   Director (sole)               Davido                Scott
Hanover Energy Company                   Vice President                Davido                Scott
Hanover Energy Company                   Secretary                     Fisfis                David
Hanover Energy Company                   President                     Kelly                 Richard
Hanover Energy Company                   Assistant Secretary           Osteraas              Kathryn
Hanover Energy Company                   Vice President                Riley                 Bryan
Hanover Energy Company                   Treasurer                     Schaefer              George
Hsin Yu Energy Development Co., Ltd.
Hsin Yu Energy Development Co., Ltd.     Director                      Davido                Scott
Hsin Yu Energy Development Co., Ltd.     Director                      Kelly                 Richard
Huntley Power LLC                        Assistant Secretary           Davido                Scott
Huntley Power LLC                        Management Committee Member   Davido                Scott
Huntley Power LLC                        Vice President                Davido                Scott

            SUBSIDIARY NAME                               TITLE                       LAST NAME       FIRST NAME
-------------------------------------    ----------------------------------------   -------------     ----------
Huntley Power LLC                        Secretary                                  Fisfis             David
Huntley Power LLC                        Management Committee Member                Kelly              Richard
Huntley Power LLC                        President                                  Kelly              Richard
Huntley Power LLC                        Assistant Secretary                        Osteraas           Kathryn
Huntley Power LLC                        Treasurer                                  Schaefer           George
Huntley Power LLC                        Independent Member                         Tillman            Carrie
Indian River Operations Inc.             Vice President                             Brewster           John
Indian River Operations Inc.             Assistant Secretary                        Davido             Scott
Indian River Operations Inc.             Director (sole)                            Davido             Scott
Indian River Operations Inc.             Vice President                             Davido             Scott
Indian River Operations Inc.             Secretary                                  Fisfis             David
Indian River Operations Inc.             President                                  Kelly              Richard
Indian River Operations Inc.             Assistant Secretary                        Osteraas           Kathryn
Indian River Operations Inc.             Vice President                             Rileyr             Bryan
Indian River Operations Inc.             Treasurer                                  Schaefer           George
Indian River Power LLC                   Assistant Secretary                        Davido             Scott
Indian River Power LLC                   Management Committee Member                Davido             Scott
Indian River Power LLC                   Vice President                             Davido             Scott
Indian River Power LLC                   Secretary                                  Fisfis             David
Indian River Power LLC                   Management Committee Member                Kelly              Richard
Indian River Power LLC                   President                                  Kelly              Richard
Indian River Power LLC                   Independent Member                         Morgan             Michael
Indian River Power LLC                   Assistant Secretary                        Osteraas           Kathryn
Indian River Power LLC                   Vice President                             Riley              Bryan
Indian River Power LLC                   Management Committee Member                Schaefer           George
Indian River Power LLC                   Treasurer                                  Schaefer           George
Itiquira Energetica S.A.                 Construction Committee Vice Chairman       Borba              Luis
Itiquira Energetica S.A.                 Director                                   Borba              Luis
Itiquira Energetica S.A.                 President                                  Borba              Luis
Itiquira Energetica S.A.                 Construction Committee Financial Manager   Casaes             Tarcisio
Itiquira Energetica S.A.                 Director                                   de Souza           Wilson
Itiquira Energetica S.A.                 Administrative & Finance Officer           Lafayette          Domocrito
Itiquira Energetica S.A.                 Construction Committee Contracts Manager   Oberg              Thomas
Itiquira Energetica S.A.                 Construction Committee Projects Manager    Thorsteinsson      Mark
Jackson Valley Energy Partners, L.P.     Management Committee Member                Coombs             Alan
Jackson Valley Energy Partners, L.P.     Management Committee Member                Marks              Stanley
Jackson Valley Energy Partners, L.P.     Management Committee member                Volkar             Patrick
James River Power LLC                    Assistant Secretary                        Davido             Scott
James River Power LLC                    Vice President                             Davido             Scott
James River Power LLC                    Secretary                                  Fisfis             David
James River Power LLC                    President                                  Kelly              Richard
James River Power LLC                    Assistant Secretary                        Osteraas           Kathryn
James River Power LLC                    Vice President                             Riley              Bryan
James River Power LLC                    Treasurer                                  Schaefer           George

              SUBSIDIARY NAME                                    TITLE                           LAST NAME            FIRST NAME
-------------------------------------------   ------------------------------------------      -----------------       ----------
Keystone Power LLC                            Assistant Secretary                             Davido                  Scott
Keystone Power LLC                            Management Committee Member                     Davido                  Scott
Keystone Power LLC                            Vice President                                  Davido                  Scott
Keystone Power LLC                            Secretary                                       Fisfis                  David
Keystone Power LLC                            Management Committee Member                     Kelly                   Richard
Keystone Power LLC                            President                                       Kelly                   Richard
Keystone Power LLC                            Assistant Secretary                             Osteraas                Kathryn
Keystone Power LLC                            Independent Member                              Premeaux                Teresa
Keystone Power LLC                            Vice President                                  Riley                   Bryan
Keystone Power LLC                            Management Committee Member                     Schaefer                George
Keystone Power LLC                            Treasurer                                       Schaefer                George
Kiksis B.V.                                   Director                                        Kelly                   Richard
Kiksis B.V.                                   Director                                        Temmes Management
                                                                                                Services BV
Killingholme Generation Limited               Secretary                                       Eitrheim                Marie
Killingholme Generation Limited               Director                                        Jackson                 Stuart
Killingholme Generation Limited               Director                                        Kelly                   Richard
Killingholme Holdings Limited                 Secretary                                       Eitrheim                Marie
Killingholme Holdings Limited                 Director                                        Jackson                 Stuart
Killingholme Holdings Limited                 Director                                        Kelly                   Richard
Killingholme Power Limited                    Secretary                                       Eitrheim                Marie
Killingholme Power Limited                    Director                                        Jackson                 Stuart
Killingholme Power Limited                    Director                                        Kelly                   Richard
Kladno Power (No. 1) B.V.                     Director                                        Kelly                   Richard
Kladno Power (No. 1) B.V.                     Director                                        Temmes Management
                                                                                                Services BV
Kladno Power (No. 2) B.V.                     Director                                        Kelly                   Richard
Kladno Power (No. 2) B.V.                     Director                                        Temmes Management
                                                                                                Services BV
Kraftwerk Schkopau Betriebsgesellschaft mbH   Operating and Maintenance Committee member      Boline                  Gary
Kraftwerk Schkopau Betriebsgesellschaft mbH   Operating and Maintenance Committee member      Haffner                 Paul
Kraftwerk Schkopau Betriebsgesellschaft mbH   Managing Director - Geschaftsfuhrer             Rinne                   Jochem
Kraftwerk Schkopau Betriebsgesellschaft mbH   Managing Director - Geschaftsfuhrer             Shelton-Smith           John
Kraftwerk Schkopau Betriebsgesellschaft mbH   Operating and Maintenance Committee member      VKR(1)
Kraftwerk Schkopau GbR                        Finance Committee member                        Beadle                  Richard
Kraftwerk Schkopau GbR                        Managing Partner                                E.On Kraftwerke
                                                                                                GmbH f/k/a Veba
                                                                                                Kraftwerk Ruhr AG
Kraftwerk Schkopau GbR                        Finance Committee member                        Manzey-Adelman          Lisa
Kraftwerk Schkopau GbR                        Construction Committee member                   Neel                    John
Kraftwerk Schkopau GbR                        Manager                                         Neel                    John
Kraftwerk Schkopau GbR                        Manager                                         PowerGen(1)
Kraftwerk Schkopau GbR                        Construction Committee member                   PowerGen(2)

        SUBSIDIARY NAME                         TITLE                          LAST NAME        FIRST NAME
--------------------------------   ----------------------------------      ------------------   ----------
Kraftwerk Schkopau GbR             Construction Committee member           VKR(2)
Kraftwerk Schkopau GbR             Finance Committee member                VKR(2)
Lakefield Junction LP              Assistant Secretary                     Osteraas              Kathryn
Lambique Beheer B.V.               Director                                Kelly                 Richard
Lambique Beheer B.V.               Director                                Temmes Management
                                                                             Services BV
Lanco Kondapalli Power Pvt Ltd.    Director                                Adams                 Clinton
Lanco Kondapalli Power Pvt Ltd.    Director                                Choudhuri             Gour
Lanco Kondapalli Power Pvt Ltd.    Director                                Enderby               Steven
Lanco Kondapalli Power Pvt Ltd.    Director                                Gupta                 S.
Lanco Kondapalli Power Pvt Ltd.    Director                                Kelly                 Richard
Lanco Kondapalli Power Pvt Ltd.    Director                                Kotaiah               Pamidi
Lanco Kondapalli Power Pvt Ltd.    Director                                Kunert                Paul
Lanco Kondapalli Power Pvt Ltd.    Director                                Kwon                  Chae
Lanco Kondapalli Power Pvt Ltd.    Director                                Prasad                Y. Harish
Lanco Kondapalli Power Pvt Ltd.    Director                                Rajagopal             L.
Lanco Kondapalli Power Pvt Ltd.    Director                                Rao                   Madhusudhan
Lanco Kondapalli Power Pvt Ltd.    Secretary                               Rao                   D.
Lanco Kondapalli Power Pvt Ltd.    Director                                Reddy                 K.
Lanco Kondapalli Power Pvt Ltd.    Director                                Venkatasubramanian    P.
Landfill Power LLC                 Operating Committee member              Erickson (Ziegler)    Stanley
Landfill Power LLC                 Operating Committee Member              Purves                Alan
Langage Energy Park Limited        Director                                Kelly                 Richard
Langage Energy Park Limited        Director                                Milkovich             James
Langage Energy Park Limited        Secretary                               Mincing Lane
                                                                             Corporate
                                                                             Services Limited
Long Beach Generation LLC          Vice President                          Beneditti             Jeanne
Long Beach Generation LLC          Vice President                          Bowen                 Rick
Long Beach Generation LLC          Treasurer                               Doty, Jr.             Robert
Long Beach Generation LLC          Assistant Secretary                     Johnson               Alisa
Long Beach Generation LLC          Executive Committee Representative      Lednicky              Lynn
Long Beach Generation LLC          President                               Lednicky              Lynn
Long Beach Generation LLC          Secretary                               Lloyd                 David
Long Beach Generation LLC          Executive Committee Representative      Manalac               G.P.
Long Beach Generation LLC          Executive Committee Representative      Marks                 Stanley
Long Beach Generation LLC          Vice President                          Marks                 Stanley
Long Beach Generation LLC          Executive Committee Member              Williams              J.
Long Beach Generation LLC          Vice President                          Williams              J.
Louisiana Generating LLC           Assistant Secretary                     Davido                Scott
Louisiana Generating LLC           Management Board Member (sole)          Davido                Scott
Louisiana Generating LLC           Vice President                          Davido                Scott
Louisiana Generating LLC           President                               Kelly                 Richard
Louisiana Generating LLC           Vice President                          Marks                 Stanley

             SUBSIDIARY NAME                          TITLE                 LAST NAME      FIRST NAME
----------------------------------------   ---------------------------   ----------------  ----------
Louisiana Generating LLC                   Secretary                     McInnis            A.
Louisiana Generating LLC                   Assistant Secretary           Osteraas           Kathryn
Loy Yang Power Management Pty Ltd          Director                      Kay (CMS)          Ian
Loy Yang Power Management Pty Ltd          Director                      Patterson
                                                                           (Macquarie)      Robert
Loy Yang Power Management Pty Ltd          Secretary                     Ryan (CMS)         Mark
Loy Yang Power Partners (unincorporated)   Management Committee Member   Others
Loy Yang Power Projects Pty Ltd            Director                      Kay                Ian
Loy Yang Power Projects Pty Ltd            Director                      Patterson          Robert
Loy Yang Power Projects Pty Ltd            Secretary                     Ryan               Mark
LS Power Management, LLC                   Assistant Secretary           Davido             Scott
LS Power Management, LLC                   Manager (sole)                Davido             Scott
LS Power Management, LLC                   Vice President                Davido             Scott
LS Power Management, LLC                   President                     Kelly              Richard
LS Power Management, LLC                   Vice President                Marks              Stanley
LS Power Management, LLC                   Secretary                     McInnis            A.
LS Power Management, LLC                   Assistant Secretary           Osteraas           Kathryn
LS Power Management, LLC                   Treasurer                     Schaefer           George
LSP Batesville Funding Corp,               Vice President                Williams           Alan
LSP Batesville Funding Corp.               Assistant Secretary           Davido             Scott
LSP Batesville Funding Corp.               Director                      Davido             Scott
LSP Batesville Funding Corp.               Vice President                Davido             Scott
LSP Batesville Funding Corp.               Director                      Kelly              Richard
LSP Batesville Funding Corp.               President                     Kelly              Richard
LSP Batesville Funding Corp.               Secretary                     McInnis            A.
LSP Batesville Funding Corp.               Assistant Secretary           Osteraas           Kathryn
LSP Batesville Funding Corp.               Treasurer                     Schaefer           George
LSP Batesville Funding Corp.               Director (independent)        Stidd              Andrew
LSP Batesville Holding, LLC                Assistant Secretary           Davido             Scott
LSP Batesville Holding, LLC                Vice President                Davido             Scott
LSP Batesville Holding, LLC                President                     Kelly              Richard
LSP Batesville Holding, LLC                Vice President                Marks              Stanley
LSP Batesville Holding, LLC                Secretary                     McInnis            A.
LSP Batesville Holding, LLC                Assistant Secretary           Osteraas           Kathryn
LSP Batesville Holding, LLC                Treasurer                     Schaefer           George
LSP Batesville Holding, LLC                Independent Member            Tussie             Cheryl
LSP Energy, Inc.                           Assistant Secretary           Davido             Scott
LSP Energy, Inc.                           Director                      Davido             Scott
LSP Energy, Inc.                           Vice President                Davido             Scott
LSP Energy, Inc.                           Director                      Kelly              Richard
LSP Energy, Inc.                           President                     Kelly              Richard
LSP Energy, Inc.                           Vice President                Marks              Stanley
LSP Energy, Inc.                           Secretary                     McInnis            A.
LSP Energy, Inc.                           Assistant Secretary           Osteraas           Kathryn

    SUBSIDIARY NAME                   TITLE             LAST NAME  FIRST NAME
-----------------------   ---------------------------   ---------  ----------
LSP Energy, Inc.          Treasurer                     Schaefer    George
LSP Energy, Inc.          Director (independent)        Stidd       Andrew
LSP Equipment, LLC        Assistant Secretary           Davido      Scott
LSP Equipment, LLC        Manager (sole)                Davido      Scott
LSP Equipment, LLC        Vice President                Davido      Scott
LSP Equipment, LLC        President                     Kelly       Richard
LSP Equipment, LLC        Vice President                Marks       Stanley
LSP Equipment, LLC        Secretary                     McInnis     A.
LSP Equipment, LLC        Assistant Secretary           Osteraas    Kathryn
LSP Equipment, LLC        Treasurer                     Schaefer    George
LSP-Denver City, Inc.     Secretary                     McInnis     A.
LSP-Denver City, Inc.     Assistant Secretary           Osteraas    Kathryn
LSP-Denver City, Inc.     Vice President                Williams    Alan
LSP-Hardee Energy, LLC    Assistant Secretary           Davido      Scott
LSP-Hardee Energy, LLC    Manager (sole)                Davido      Scott
LSP-Hardee Energy, LLC    Vice President                Davido      Scott
LSP-Hardee Energy, LLC    President                     Kelly       Richard
LSP-Hardee Energy, LLC    Vice President                Marks       Stanley
LSP-Hardee Energy, LLC    Secretary                     McInnis     A.
LSP-Hardee Energy, LLC    Assistant Secretary           Osteraas    Kathryn
LSP-Hardee Energy, LLC    Treasurer                     Schaefer    George
LSP-Kendall Energy, LLC   Assistant Secretary           Davido      Scott
LSP-Kendall Energy, LLC   Management Committee Member   Davido      Scott
LSP-Kendall Energy, LLC   Vice President                Davido      Scott
LSP-Kendall Energy, LLC   Independent Member            Eppes       Kristine
LSP-Kendall Energy, LLC   Management Committee Member   Kelly       Richard
LSP-Kendall Energy, LLC   President                     Kelly       Richard
LSP-Kendall Energy, LLC   Vice President                Marks       Stanley
LSP-Kendall Energy, LLC   Secretary                     O'Brien     Timothy
LSP-Kendall Energy, LLC   Assistant Secretary           Osteraas    Kathryn
LSP-Nelson Energy, LLC    Assistant Secretary           Davido      Scott
LSP-Nelson Energy, LLC    Management Committee Member   Davido      Scott
LSP-Nelson Energy, LLC    Vice President                Davido      Scott
LSP-Nelson Energy, LLC    Management Committee Member   Kelly       Richard
LSP-Nelson Energy, LLC    President                     Kelly       Richard
LSP-Nelson Energy, LLC    Vice President                Marks       Stanley
LSP-Nelson Energy, LLC    Secretary                     O'Brien     Timothy
LSP-Nelson Energy, LLC    Assistant Secretary           Osteraas    Kathryn
LSP-Nelson Energy, LLC    Independent Member            Peoples     Beth
LSP-Nelson Energy, LLC    Management Committee Member   Schaefer    George
LSP-Nelson Energy, LLC    Treasurer                     Schaefer    George
LSP-Pike Energy, LLC      Assistant Secretary           Davido      Scott
LSP-Pike Energy, LLC      Management Committee Member   Davido      Scott
LSP-Pike Energy, LLC      Vice President                Davido      Scott

         SUBSIDIARY NAME                           TITLE                    LAST NAME    FIRST NAME
----------------------------------   ----------------------------------   -------------  ----------
LSP-Pike Energy, LLC                 Independent Member                   Jasinski        Pamela
LSP-Pike Energy, LLC                 Management Committee Member          Kelly           Richard
LSP-Pike Energy, LLC                 President                            Kelly           Richard
LSP-Pike Energy, LLC                 Vice President                       Marks           Stanley
LSP-Pike Energy, LLC                 Secretary                            McInnis         A.
LSP-Pike Energy, LLC                 Assistant Secretary                  Osteraas        Kathryn
LSP-Pike Energy, LLC                 Management Committee Member          Schaefer        George
LSP-Pike Energy, LLC                 Treasurer                            Schaefer        George
Meriden Gas Turbines LLC             Assistant Secretary                  Davido          Scott
Meriden Gas Turbines LLC             Vice President                       Davido          Scott
Meriden Gas Turbines LLC             Secretary                            Fisfis          David
Meriden Gas Turbines LLC             President                            Kelly           Richard
Meriden Gas Turbines LLC             Assistant Secretary                  Osteraas        Kathryn
Meriden Gas Turbines LLC             Treasurer                            Schaefer        George
MESI Fuel Station #1 LLC             Manager                              Agrawal         Raj
MESI Fuel Station #1 LLC             Manager                              Chapman         Randall
MESI Fuel Station #1 LLC             Manager                              VanBenschoten   David
MIBRAG B.V.                          Supervisory Board Member             Brewster        John
MIBRAG B.V.                          Management Board Member (director)   Hartley         Robert
MIBRAG B.V.                          Supervisory Board Member             Juetten         George
MIBRAG B.V.                          Supervisory Board Member             Smith           Guy
MIBRAG B.V.                          Supervisory Board Member             Wilkes          Leroy
MidAtlantic Generation Holding LLC   Assistant Secretary                  Davido          Scott
MidAtlantic Generation Holding LLC   Management Committee Member          Davido          Scott
MidAtlantic Generation Holding LLC   Vice President                       Davido          Scott
MidAtlantic Generation Holding LLC   Secretary                            Fisfis          David
MidAtlantic Generation Holding LLC   Independent Member                   Foster          Lisa
MidAtlantic Generation Holding LLC   Management Committee Member          Kelly           Richard
MidAtlantic Generation Holding LLC   President                            Kelly           Richard
MidAtlantic Generation Holding LLC   Assistant Secretary                  Osteraas        Kathryn
MidAtlantic Generation Holding LLC   Vice President                       Riley           Bryan
MidAtlantic Generation Holding LLC   Management Committee Member          Schaefer        George
MidAtlantic Generation Holding LLC   Treasurer                            Schaefer        George
Mid-Continent Power Company, L.L.C   Manager                              Pomerleau       Jon
Mid-Continent Power Company, L.L.C   Manager                              Whiting, Jr.    McCauley
Middletown Power LLC                 Vice President                       Brewster        John
Middletown Power LLC                 Assistant Secretary                  Davido          Scott
Middletown Power LLC                 Management Committee Member          Davido          Scott
Middletown Power LLC                 Vice President                       Davido          Scott
Middletown Power LLC                 Secretary                            Fisfis          David
Middletown Power LLC                 Management Committee Member          Kelly           Richard
Middletown Power LLC                 President                            Kelly           Richard
Middletown Power LLC                 Assistant Secretary                  Osteraas        Kathryn
Middletown Power LLC                 Treasurer                            Schaefer        George

              SUBSIDIARY NAME                                  TITLE                    LAST NAME         FIRST NAME
------------------------------------------  --------------------------------------   ----------------     ----------
Middletown Power LLC                        Independent Member                       Tillman              Carrie
Minnesota Methane Holdings LLC              Operating Committee member (alternate)   Chapman              Randall
Minnesota Methane Holdings LLC              Operating Committee member               Erickson (Ziegler)   Stanley
Minnesota Methane Holdings LLC              Operating Committee member               Hoeft (Ziegler)      William
Minnesota Methane II LLC                    Director (Operating Committee member-
                                              alternate)                             Chapman              Randall
Minnesota Methane II LLC                    Director (Operating Committee member)    Erickson (Ziegler)   Stanley
Minnesota Methane II LLC                    Director (Operating Committee member-
                                              alternate)                             Hoeft (Ziegler)      William
Minnesota Methane LLC                       General Manager                          Aschehoug            Trond
Minnesota Methane LLC                       Executive Financial Officer              Contino              Scott
Minnesota Methane LLC                       Controller                               Eppler               Mark
Minnesota Methane LLC                       Executive Operating Officer              Peterson             Jerald
Minnesota Waste Processing Company, L.L.C.  Management Committee Member              LJP Enterprise(1)
Mitteldeutsche Braunkohlengesellschaft mbH  Managing Director                        DeMarcus             Bruce
Mitteldeutsche Braunkohlengesellschaft mbH  Managing Director                        Junge                Heinz
Mitteldeutsche Braunkohlengesellschaft mbH  Managing Director                        Krieg                Heiner
Mitteldeutsche Braunkohlengesellschaft mbH  Supervisory Board member                 Morrison Knudsen(1)
Mitteldeutsche Braunkohlengesellschaft mbH  Supervisory Board member                 Others
Mitteldeutsche Braunkohlengesellschaft mbH  Supervisory Board member                 PowerGen(1)
Mitteldeutsche Braunkohlengesellschaft mbH  Supervisory Board Member                 Raschke              Manfred, Dr.
Mitteldeutsche Braunkohlengesellschaft mbH
  (MIBRAG mbH)                              Chairman of Management                   MIBRAG
Mitteldeutsche Braunkohlengesellschaft mbH
  (MIBRAG mbH)                              Labor Director                           MIBRAG
Mitteldeutsche Braunkohlengesellschaft mbH
  (MIBRAG mbH)                              Supervisory Board member                 MIBRAG(8)
Mitteldeutsche Braunkohlengesellschaft mbH
  (MIBRAG mbH)                              Supervisory Board member                 PowerGen(1)
MM Albany Energy LLC                        Manager                                  Aschehoug            Trond
MM Biogas Power LLC                         Operating Committee member               Erickson (Ziegler)   Stanley
MM Biogas Power LLC                         Operating Committee member (alternate)   Hoeft (Ziegler)      William
MM Biogas Power LLC                         Manager                                  Peterson             Jerald
MM Burnsville Energy LLC                    Manager                                  Chapman              Randall
MM Burnsville Energy LLC                    Manager                                  Davido               Scott
MM Burnsville Energy LLC                    Manager                                  Heuiser              Benny
MM Corona Energy LLC                        Manager                                  Chapman              Randall
MM Corona Energy LLC                        Manager                                  Davido               Scott
MM Corona Energy LLC                        Manager                                  Heuiser              Benny
MM Cuyahoga Energy LLC                      Manager                                  Aschehoug            Trond
MM Hackensack Energy LLC                    Manager                                  Chapman              Randall
MM Hackensack Energy LLC                    Manager                                  Davido               Scott
MM Hackensack Energy LLC                    Manager                                  Heuiser              Benny
MM Hartford Energy LLC                      Manager                                  Aschehoug            Trond
MM Lopez Energy LLC                         Manager                                  Aschehoug            Trond
MM Lowell Energy LLC                        Manager                                  Aschehoug            Trond

        SUBSIDIARY NAME                          TITLE                         LAST NAME      FIRST NAME
------------------------------   ----------------------------------------   ----------------  ----------
MM Nashville Energy LLC          Manager                                    Chapman            Randall
MM Phoenix Energy LLC            Manager                                    Chapman            Randall
MM Phoenix Energy LLC            Manager                                    Davido             Scott
MM Phoenix Energy LLC            Manager                                    Heuiser            Benny
MM Prima Deshecha Energy LLC     Manager                                    Chapman            Randall
MM Prima Deshecha Energy LLC     Manager                                    Davido             Scott
MM Prima Deshecha Energy LLC     Manager                                    Heuiser            Benny
MM Prince William Energy LLC     Manager                                    Aschehoug          Trond
MM Riverside LLC                 Manager                                    Chapman            Randall
MM Riverside LLC                 Manager                                    Davido             Scott
MM Riverside LLC                 Manager                                    Heuiser            Benny
MM San Bernardino Energy LLC     Manager                                    NEO-Montauk Genco
                                                                              LLC
MM San Diego LLC                 Manager                                    Aschehoug          Trond
MM SKB Energy LLC                Manager                                    Chapman            Randall
MM SKB Energy LLC                Manager                                    Davido             Scott
MM SKB Energy LLC                Manager                                    Heuiser            Benny
MM Spokane Energy LLC            Manager                                    Aschehoug          Trond
MM Tacoma LLC                    Manager                                    Aschehoug          Trond
MM Tajiguas Energy LLC           Manager                                    Chapman            Randall
MM Tajiguas Energy LLC           Manager                                    Davido             Scott
MM Tajiguas Energy LLC           Manager                                    Heuiser            Benny
MM Taunton Energy LLC            Manager                                    Aschehoug          Trond
MM Tomoka Farms Energy LLC       Manager                                    Aschehoug          Trond
MM Tulare Energy LLC             Manager                                    Aschehoug          Trond
MM West Covina LLC               Manager                                    Aschehoug          Trond
MM Woodville Energy LLC          Manager                                    Chapman            Randall
MM Woodville Energy LLC          Manager                                    Davido             Scott
MM Woodville Energy LLC          Manager                                    Heuiser            Benny
MM Yolo Power LLC                Manager                                    Aschehoug          Trond
MN San Bernardino Gasco I LLC    Manager                                    Montauk-NEO Gasco
                                                                              LLC
MN San Bernardino Gasco II LLC   Mgr., Montauk-NEO Gasco LLC (sole member   LFG Management
                                  of MN San Bernardino Gasco II LLC)          Services LLC
Montauk-NEO Gasco LLC            Manager                                    LFG Management
                                                                              Services, LLC
Montville Power LLC              Vice President                             Brewster           John
Montville Power LLC              Assistant Secretary                        Davido             Scott
Montville Power LLC              Management Committee Member                Davido             Scott
Montville Power LLC              Vice President                             Davido             Scott
Montville Power LLC              Secretary                                  Fisfis             David
Montville Power LLC              Management Committee Member                Kelly              Richard
Montville Power LLC              President                                  Kelly              Richard
Montville Power LLC              Assistant Secretary                        Osteraas           Kathryn
Montville Power LLC              Treasurer                                  Schaefer           George
NECSF LLC                        President                                  Carroll            Michael

     SUBSIDIARY NAME                  TITLE              LAST NAME  FIRST NAME
------------------------   ---------------------------   ---------  ----------
NECSF LLC                  Vice President                Mayer       Richard
NECSF LLC                  Assistant Secretary           Osteraas    Kathryn
NECSF LLC                  Secretary                     Ptacek      Tammie
NEO Albany, L.L.C.         Manager                       Chapman     Randall
NEO Albany, L.L.C.         Manager                       Davido      Scott
NEO Albany, L.L.C.         Manager                       Heuiser     Benny
NEO Burnsville, LLC        Manager                       Chapman     Randall
NEO Burnsville, LLC        Manager                       Davido      Scott
NEO Burnsville, LLC        Manager                       Heuiser     Benny
NEO California Power LLC   Manager                       Chapman     Randall
NEO California Power LLC   Manager                       Davido      Scott
NEO California Power LLC   Manager                       Heuiser     Benny
NEO Chester-Gen LLC        Manager                       Chapman     Randall
NEO Chester-Gen LLC        Manager                       Davido      Scott
NEO Chester-Gen LLC        Manager                       Heuiser     Benny
NEO Corona LLC             Manager                       Chapman     Randall
NEO Corona LLC             Manager                       Davido      Scott
NEO Corona LLC             Manager                       Heuiser     Benny
NEO Corporation            Director                      Carroll     Michael
NEO Corporation            Vice President                Carroll     Michael
NEO Corporation            Vice President Operations     Chapman     Randall
NEO Corporation            Vice President, Operations    Chapman     Randall
NEO Corporation            Vice President, Engineering   Heuiser     Benny
NEO Corporation            Director                      Kelly       Richard
NEO Corporation            Secretary                     Ptacek      Tammie
NEO Cuyahoga, LLC          Manager                       Chapman     Randall
NEO Cuyahoga, LLC          Manager                       Davido      Scott
NEO Cuyahoga, LLC          Manager                       Heuiser     Benny
NEO Edgeboro, LLC          Manager                       Chapman     Randall
NEO Edgeboro, LLC          Manager                       Davido      Scott
NEO Edgeboro, LLC          Manager                       Heuiser     Benny
NEO Erie LLC               Manager                       Chapman     Randall
NEO Erie LLC               Manager                       Davido      Scott
NEO Erie LLC               Manager                       Heuiser     Benny
NEO Fitchburg LLC          Manager                       Chapman     Randall
NEO Fitchburg LLC          Manager                       Davido      Scott
NEO Fitchburg LLC          Manager                       Heuiser     Benny
NEO Freehold-Gen LLC       Manager                       Chapman     Randall
NEO Freehold-Gen LLC       Manager                       Davido      Scott
NEO Freehold-Gen LLC       Manager                       Heuiser     Benny
NEO Fresh Kills LLC        Manager                       Chapman     Randall
NEO Fresh Kills LLC        Manager                       Davido      Scott
NEO Fresh Kills LLC        Manager                       Heuiser     Benny
NEO Ft. Smith LLC          Manager                       Chapman     Randall

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NEO Ft. Smith LLC                               Manager                                Davido                  Scott
NEO Ft. Smith LLC                               Manager                                Heuiser                 Benny
NEO Hackensack, LLC                             Manager                                Chapman                 Randall
NEO Hackensack, LLC                             Manager                                Davido                  Scott
NEO Hackensack, LLC                             Manager                                Heuiser                 Benny
NEO Hartford, LLC                               Manager                                Chapman                 Randall
NEO Hartford, LLC                               Manager                                Davido                  Scott
NEO Hartford, LLC                               Manager                                Heuiser                 Benny
NEO Landfill Gas Holdings Inc.                  Director                               Carroll                 Michael
NEO Landfill Gas Holdings Inc.                  President                              Carroll                 Michael
NEO Landfill Gas Holdings Inc.                  Vice President                         Chapman                 Randall
NEO Landfill Gas Holdings Inc.                  Assistant Secretary                    Davido                  Scott
NEO Landfill Gas Holdings Inc.                  Vice President                         Davido                  Scott
NEO Landfill Gas Holdings Inc.                  Vice President                         Heuiser                 Benny
NEO Landfill Gas Holdings Inc.                  Director                               Kelly                   Richard
NEO Landfill Gas Holdings Inc.                  Assistant Secretary                    Osteraas                Kathryn
NEO Landfill Gas Holdings Inc.                  Secretary                              Ptacek                  Tammie
NEO Landfill Gas Holdings Inc.                  Treasurer                              Schaefer                George
NEO Landfill Gas Holdings Inc.                  Treasurer                              Schaefer                George
NEO Landfill Gas Inc.                           Director                               Carroll                 Michael
NEO Landfill Gas Inc.                           Executive Committee Member             Carroll                 Michael
NEO Landfill Gas Inc.                           President                              Carroll                 Michael
NEO Landfill Gas Inc.                           Vice President                         Chapman                 Randall
NEO Landfill Gas Inc.                           Assistant Secretary                    Davido                  Scott
NEO Landfill Gas Inc.                           Executive Committee Member             Davido                  Scott
NEO Landfill Gas Inc.                           Vice President                         Davido                  Scott
NEO Landfill Gas Inc.                           Vice President                         Heuiser                 Benny
NEO Landfill Gas Inc.                           Director                               Kelly                   Richard
NEO Landfill Gas Inc.                           Executive Committee Member             Kelly                   Richard
NEO Landfill Gas Inc.                           Assistant Secretary                    Osteraas                Kathryn
NEO Landfill Gas Inc.                           Secretary                              Ptacek                  Tammie
NEO Landfill Gas Inc.                           Treasurer                              Schaefer                George
NEO Landfill Gas Inc.                           Director                               Whitney (independent
                                                                                         director)             Thomas
NEO Lopez Canyon LLC                            Manager                                Chapman                 Randall
NEO Lopez Canyon LLC                            Manager                                Davido                  Scott
NEO Lopez Canyon LLC                            Manager                                Heuiser                 Benny
NEO Lowell LLC                                  Manager                                Chapman                 Randall
NEO Lowell LLC                                  Manager                                Davido                  Scott
NEO Lowell LLC                                  Manager                                Heuiser                 Benny
NEO MESI LLC                                    Manager                                Carroll                 Michael
NEO MESI LLC                                    Manager                                Davido                  Scott
NEO MESI LLC                                    Manager                                Heuiser                 Benny
NEO Nashville LLC                               Manager                                Chapman                 Randall
NEO Nashville LLC                               Manager                                Davido                  Scott

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NEO Nashville LLC                               Manager                                Heuise                  Benny
NEO Phoenix LLC                                 Manager                                Chapman                 Randall
NEO Phoenix LLC                                 Manager                                Davido                  Scott
NEO Phoenix LLC                                 Manager                                Heuiser                 Benny
NEO Power Services Inc.                         Director                               Carroll                 Michael
NEO Power Services Inc.                         President                              Carroll                 Michael
NEO Power Services Inc.                         Vice President                         Chapman                 Randall
NEO Power Services Inc.                         Assistant Secretary                    Davido                  Scott
NEO Power Services Inc.                         Vice President                         Davido                  Scott
NEO Power Services Inc.                         Vice President                         Heuiser                 Benny
NEO Power Services Inc.                         Director                               Kelly                   Richard
NEO Power Services Inc.                         Assistant Secretary                    Osteraas                Kathryn
NEO Power Services Inc.                         Secretary                              Ptacek                  Tammie
NEO Power Services Inc.                         Treasurer                              Schaefer                George
NEO Power Services Inc.                         Treasurer                              Schaefer                George
NEO Prima Deshecha LLC                          Manager                                Chapman                 Randall
NEO Prima Deshecha LLC                          Manager                                Davido                  Scott
NEO Prima Deshecha LLC                          Manager                                Heuiser                 Benny
NEO Prince William, LLC                         Manager                                Chapman                 Randall
NEO Prince William, LLC                         Manager                                Davido                  Scott
NEO Prince William, LLC                         Manager                                Heuiser                 Benny
NEO Riverside LLC                               Manager                                Chapman                 Randall
NEO Riverside LLC                               Manager                                Davido                  Scott
NEO Riverside LLC                               Manager                                Heuiser                 Benny
NEO San Diego LLC                               Manager                                Chapman                 Randall
NEO San Diego LLC                               Manager                                Davido                  Scott
NEO San Diego LLC                               Manager                                Heuiser                 Benny
NEO SKB LLC                                     Manager                                Chapman                 Randall
NEO SKB LLC                                     Manager                                Davido                  Scott
NEO SKB LLC                                     Manager                                Heuiser                 Benny
NEO Spokane LLC                                 Manager                                Chapman                 Randall
NEO Spokane LLC                                 Manager                                Davido                  Scott
NEO Spokane LLC                                 Manager                                Heuiser                 Benny
NEO Tacoma, L.L.C.                              Manager                                Chapman                 Randall
NEO Tacoma, L.L.C.                              Manager                                Davido                  Scott
NEO Tacoma, L.L.C.                              Manager                                Heuiser                 Benny
NEO Tajiguas LLC                                Manager                                Chapman                 Randall
NEO Tajiguas LLC                                Manager                                Davido                  Scott
NEO Tajiguas LLC                                Manager                                Heuiser                 Benny
NEO Taunton LLC                                 Manager                                Chapman                 Randall
NEO Taunton LLC                                 Manager                                Davido                  Scott
NEO Taunton LLC                                 Manager                                Heuiser                 Benny
NEO Toledo-Gen LLC                              Manager                                Chapman                 Randall
NEO Toledo-Gen LLC                              Manager                                Davido                  Scott

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NEO Toledo-Gen LLC                              Manager                                Heuiser                 Benny
NEO Tomoka Farms LLC                            Manager                                Chapman                 Randall
NEO Tomoka Farms LLC                            Manager                                Davido                  Scott
NEO Tomoka Farms LLC                            Manager                                Heuiser                 Benny
NEO Tulare LLC                                  Manager                                Chapman                 Randall
NEO Tulare LLC                                  Manager                                Davido                  Scott
NEO Tulare LLC                                  Manager                                Heuiser                 Benny
NEO West Covina LLC                             Manager                                Chapman                 Randall
NEO West Covina LLC                             Manager                                Davido                  Scott
NEO West Covina LLC                             Manager                                Heuiser                 Benny
NEO Woodville LLC                               Manager                                Chapman                 Randall
NEO Woodville LLC                               Manager                                Davido                  Scott
NEO Woodville LLC                               Manager                                Heuiser                 Benny
NEO Yolo LLC                                    Manager                                Chapman                 Randall
NEO Yolo LLC                                    Manager                                Davido                  Scott
NEO Yolo LLC                                    Manager                                Heuiser                 Benny
NEO-Montauk Genco LLC                           Manager                                NEO-Montauk Genco
                                                                                         Management LLC
NEO-Montauk Genco Management LLC                Manager                                Carroll                 Michael
NEO-Montauk Genco Management LLC                Manager                                Davido                  Scott
NEO-Montauk Genco Management LLC                Manager                                Heuiser                 Benny
Nevada Sun Peak Power LLC                       Secretary                              Fisfis                  David
Nevada Sun Peak Power LLC                       Vice President                         Marks                   Stanley
Nevada Sun Peak Power LLC                       Assistant Secretary                    Osteraas                Kathryn
New Haven Harbor Power LLC                      Secretary                              Fisfis                  David
New Haven Harbor Power LLC                      Assistant Secretary                    Osteraas                Kathryn
Nitrogen Limited                                Director                               National Power
NM Colton Genco LLC                             Manager                                NEO-Montauk Genco
                                                                                         Management LLC
NM Mid Valley Genco LLC                         Manager                                NEO-Montauk Genco
                                                                                         Management LLC
NM Milliken Genco LLC                           Manager                                NEO-Montauk Genco
                                                                                         Management LLC
NM San Timoteo Genco LLC                        Manager                                NEO-Montauk Genco
                                                                                         Management LLC
Northbrook Acquisition Corp.                    Assistant Secretary                    Omega Energy
Northbrook Acquisition Corp.                    Executive Vice President               Omega Energy
Northbrook Acquisition Corp.                    President                              Omega Energy
Northbrook Acquisition Corp.                    Secretary                              Omega Energy
Northbrook Acquisition Corp.                    Treasurer                              Omega Energy
Northbrook Acquisition Corp.                    Director                               Sinclair                Stephen
Northbrook Acquisition Corp.                    Director                               Sundquist               Mark
Northbrook Carolina Hydro II, LLC               Manager                                Northbrook
                                                                                         Energy L.L.C.

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
Northbrook Carolina Hydro II, LLC               Manager                                Omega Energy
                                                                                         L.L.C.
Northbrook Carolina Hydro, L.L.C.               Manager                                Sinclair                Stephen
Northbrook Carolina Hydro, L.L.C.               Operating Committee Member             Sinclair                Stephen
Northbrook Carolina Hydro, L.L.C.               Manager                                Sundquist               Mark
Northbrook Carolina Hydro, L.L.C.               Operating Committee Member             Sundquist               Mark
Northbrook Energy, L.L.C.                       Operating Committee member             Sinclair                Stephen
Northbrook Energy, L.L.C.                       Operating Committee member             Sundquist               Mark
Northbrook New York LLC                         Operating Committee Member             Sinclair                Stephen
Northbrook New York LLC                         Operating Committee Member             Sundquist               Mark
Northeast Generation Holding LLC                Assistant Secretary                    Davido                  Scott
Northeast Generation Holding LLC                Management Committee Member            Davido                  Scott
Northeast Generation Holding LLC                Vice President                         Davido                  Scott
Northeast Generation Holding LLC                Secretary                              Fisfis                  David
Northeast Generation Holding LLC                Management Committee Member            Kelly                   Richard
Northeast Generation Holding LLC                President                              Kelly                   Richard
Northeast Generation Holding LLC                Assistant Secretary                    Osteraas                Kathryn
Northeast Generation Holding LLC                Treasurer                              Schaefer                George
Norwalk Power LLC                               Vice President                         Brewster                John
Norwalk Power LLC                               Assistant Secretary                    Davido                  Scott
Norwalk Power LLC                               Management Committee Member            Davido                  Scott
Norwalk Power LLC                               Vice President                         Davido                  Scott
Norwalk Power LLC                               Secretary                              Fisfis                  David
Norwalk Power LLC                               Management Committee Member            Kelly                   Richard
Norwalk Power LLC                               President                              Kelly                   Richard
Norwalk Power LLC                               Assistant Secretary                    Osteraas                Kathryn
Norwalk Power LLC                               Treasurer                              Schaefer                George
Norwalk Power LLC                               Independent Member                     Tillman                 Carrie
NR(Gibraltar)                                   Director                               Golt                    Teresa
NRG Affiliate Services Inc.                     Assistant Secretary                    Davido                  Scott
NRG Affiliate Services Inc.                     Director (sole)                        Davido                  Scott
NRG Affiliate Services Inc.                     Vice President                         Davido                  Scott
NRG Affiliate Services Inc.                     President                              Kelly                   Richard
NRG Affiliate Services Inc.                     Secretary                              O'Brien                 Timothy
NRG Affiliate Services Inc.                     Assistant Secretary                    Osteraas                Kathryn
NRG Affiliate Services Inc.                     Treasurer                              Schaefer                George
NRG Andean Development Ltda.                    General Manager                        Contreras
                                                                                         del Solar             Carlos
NRG Artesia Operations Inc.                     Secretary                              Lloyd                   David
NRG Artesia Operations Inc.                     Assistant Secretary                    Osteraas                Kathryn
NRG Artesia Operations Inc.                     Vice President                         Smith                   Thomas
NRG Arthur Kill Operations Inc.                 Vice President                         Brewster                John
NRG Arthur Kill Operations Inc.                 Assistant Secretary                    Davido                  Scott
NRG Arthur Kill Operations Inc.                 Director (sole)                        Davido                  Scott
NRG Arthur Kill Operations Inc.                 Vice Pesident                          Davido                  Scott

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Arthur Kill Operations Inc.                 Secretary                              Fisfis                  David
NRG Arthur Kill Operations Inc.                 President                              Kelly                   Richard
NRG Arthur Kill Operations Inc.                 Assistant Secretary                    Osteraas                Kathryn
NRG Arthur Kill Operations Inc.                 Vice President                         Riley                   Bryan
NRG Arthur Kill Operations Inc.                 Treasurer                              Schaefer                George
NRG Ashtabula Generating LLC                    Assistant Secretary                    Davido                  Scott
NRG Ashtabula Generating LLC                    Member (sole)                          Davido                  Scott
NRG Ashtabula Generating LLC                    Vice President                         Davido                  Scott
NRG Ashtabula Generating LLC                    Secretary                              Fisfis                  David
NRG Ashtabula Generating LLC                    President                              Kelly                   Richard
NRG Ashtabula Generating LLC                    Assistant Secretary                    Osteraas                Kathryn
NRG Ashtabula Generating LLC                    Vice President                         Riley                   Bryan
NRG Ashtabula Generating LLC                    Treasurer                              Schaefer                George
NRG Ashtabula Operations Inc.                   Vice President                         Brewster                John
NRG Ashtabula Operations Inc.                   Assistant Secretary                    Davido                  Scott
NRG Ashtabula Operations Inc.                   Director (sole)                        Davido                  Scott
NRG Ashtabula Operations Inc.                   Vice President                         Davido                  Scott
NRG Ashtabula Operations Inc.                   Secretary                              Fisfis                  David
NRG Ashtabula Operations Inc.                   President                              Kelly                   Richard
NRG Ashtabula Operations Inc.                   Assistant Secretary                    Osteraas                Kathryn
NRG Ashtabula Operations Inc.                   Treasurer                              Schaefer                George
NRG Asia Corporate Services Pte Ltd.            Directors                              Adams                   Clint
NRG Asia Corporate Services Pte Ltd.            Directors                              Graham                  Robert
NRG Asia Corporate Services Pte Ltd.            Directors                              Messer                  Shaun
NRG Asia-Pacific, Ltd.                          Local Agent-Australia                  Cameron                 Rodney
NRG Asia-Pacific, Ltd.                          President                              Kelly                   Richard
NRG Asia-Pacific, Ltd.                          Secretary                              O'Brien                 Timothy
NRG Asia-Pacific, Ltd.                          Assistant Secretary                    Osteraas                Kathryn
NRG Astoria Gas Turbine Operations Inc.         Vice President                         Brewster                John
NRG Astoria Gas Turbine Operations Inc.         Assistant Secretary                    Davido                  Scott
NRG Astoria Gas Turbine Operations Inc.         Director (sole)                        Davido                  Scott
NRG Astoria Gas Turbine Operations Inc.         Vice President                         Davido                  Scott
NRG Astoria Gas Turbine Operations Inc.         Secretary                              Fisfis                  David
NRG Astoria Gas Turbine Operations Inc.         President                              Kelly                   Richard
NRG Astoria Gas Turbine Operations Inc.         Assistant Secretary                    Osteraas                Kathryn
NRG Astoria Gas Turbine Operations Inc.         Vice President                         Riley                   Bryan
NRG Astoria Gas Turbine Operations Inc.         Treasurer                              Schaefer                George
NRG Audrain Generating LLC                      Assistant Secretary                    Davido                  Scott
NRG Audrain Generating LLC                      Management Committee Member            Davido                  Scott
NRG Audrain Generating LLC                      Vice President                         Davido                  Scott
NRG Audrain Generating LLC                      Management Committee Member            Kelly                   Richard
NRG Audrain Generating LLC                      President                              Kelly                   Richard
NRG Audrain Generating LLC                      Vice President                         Marks                   Stanley
NRG Audrain Generating LLC                      Secretary                              O'Brien                 Timothy

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Audrain Generating LLC                      Assistant Secretary                    Osteraas                Kathryn
NRG Audrain Generating LLC                      Treasurer                              Schaefer                George
NRG Audrain Generating LLC                      Independent Member                     Stawikey                Mary
NRG Audrain Holding LLC                         Assistant Secretary                    Davido                  Scott
NRG Audrain Holding LLC                         Management Committee Member            Davido                  Scott
NRG Audrain Holding LLC                         Vice President                         Davido                  Scott
NRG Audrain Holding LLC                         Independent Member                     Eppes                   David
NRG Audrain Holding LLC                         Management Committee Member            Kelly                   Richard
NRG Audrain Holding LLC                         President                              Kelly                   Richard
NRG Audrain Holding LLC                         Vice President                         Marks                   Stanley
NRG Audrain Holding LLC                         Secretary                              O'Brien                 Timothy
NRG Audrain Holding LLC                         Assistant Secretary                    Osteraas                Kathryn
NRG Audrain Holding LLC                         Treasurer                              Schaefer                George
NRG Audrain Holding LLC                         Independent Member                     Stawikey                Mary
NRG Australia Holdings (No. 4) Pty Ltd.
NRG Australia Holdings (No. 4) Pty Ltd.         Secretary                              Messer                  Shaun
NRG Batesville LLC                              Assistant Secretary                    Davido                  Scott
NRG Batesville LLC                              Vice President                         Davido                  Scott
NRG Batesville LLC                              President                              Kelly                   Richard
NRG Batesville LLC                              Vice President                         Marks                   Stanley
NRG Batesville LLC                              Secretary                              McInnis                 A.
NRG Batesville LLC                              Assistant Secretary                    Osteraas                Kathryn
NRG Batesville LLC                              Treasurer                              Schaefer                George
NRG Bay Shore Operations Inc.                   Vice President                         Brewster                John
NRG Bay Shore Operations Inc.                   Assistant Secretary                    Davido                  Scott
NRG Bay Shore Operations Inc.                   Director (sole)                        Davido                  Scott
NRG Bay Shore Operations Inc.                   Vice President                         Davido                  Scott
NRG Bay Shore Operations Inc.                   Secretary                              Fisfis                  David
NRG Bay Shore Operations Inc.                   President                              Kelly                   Richard
NRG Bay Shore Operations Inc.                   Assistant Secretary                    Osteraas                Kathryn
NRG Bay Shore Operations Inc.                   Treasurer                              Schaefer                George
NRG Bayou Cove LLC                              Assistant Secretary                    Davido                  Scott
NRG Bayou Cove LLC                              Management Board (sole)                Davido                  Scott
NRG Bayou Cove LLC                              Vice President                         Davido                  Scott
NRG Bayou Cove LLC                              President                              Kelly                   Richard
NRG Bayou Cove LLC                              Vice President                         Marks                   Stanley
NRG Bayou Cove LLC                              Secretary                              McInnis                 A.
NRG Bayou Cove LLC                              Assistant Secretary                    Osteraas                Kathryn
NRG Bayou Cove LLC                              Treasurer                              Schaefer                George
NRG Bourbonnais Equipment LLC                   Assistant Secretary                    Davido                  Scott
NRG Bourbonnais Equipment LLC                   Management Committee
                                                  Member (sole)                        Davido                  Scott
NRG Bourbonnais Equipment LLC                   Vice President                         Davido                  Scott
NRG Bourbonnais Equipment LLC                   President                              Kelly                   Richard

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Bourbonnais Equipment LLC                   Vice President                         Marks                   Stanley
NRG Bourbonnais Equipment LLC                   Secretary                              O'Brien                 Timothy
NRG Bourbonnais Equipment LLC                   Assistant Secretary                    Osteraas                Kathryn
NRG Bourbonnais Equipment LLC                   Treasurer                              Schaefer                George
NRG Bourbonnais LLC                             Vice President                         Brewster                John
NRG Bourbonnais LLC                             Assistant Secretary                    Davido                  Scott
NRG Bourbonnais LLC                             Management Committee
                                                  Board (sole)                         Davido                  Scott
NRG Bourbonnais LLC                             Vice President                         Davido                  Scott
NRG Bourbonnais LLC                             President                              Kelly                   Richard
NRG Bourbonnais LLC                             Vice President                         Marks                   Stanley
NRG Bourbonnais LLC                             Secretary                              O'Brien                 Timothy
NRG Bourbonnais LLC                             Assistant Secretary                    Osteraas                Kathryn
NRG Bourbonnais LLC                             Treasurer                              Schaefer                George
NRG Brazos Valley GP LLC                        Assistant Secretary                    Davido                  Scott
NRG Brazos Valley GP LLC                        Vice President                         Davido                  Scott
NRG Brazos Valley GP LLC                        President                              Kelly                   Richard
NRG Brazos Valley GP LLC                        Vice President                         Marks                   Stanley
NRG Brazos Valley GP LLC                        Secretary                              O'Brien                 Timothy
NRG Brazos Valley GP LLC                        Assistant Secretary                    Osteraas                Kathryn
NRG Brazos Valley GP LLC                        Treasurer                              Schaefer                George
NRG Brazos Valley LP LLC                        Assistant Secretary                    Davido                  Scott
NRG Brazos Valley LP LLC                        Vice President                         Davido                  Scott
NRG Brazos Valley LP LLC                        President                              Kelly                   Richard
NRG Brazos Valley LP LLC                        Vice President                         Marks                   Stanley
NRG Brazos Valley LP LLC                        Secretary                              O'Brien                 Timothy
NRG Brazos Valley LP LLC                        Assistant Secretary                    Osteraas                Kathryn
NRG Brazos Valley LP LLC                        Treasurer                              Schaefer                George
NRG Brazos Valley Technology LP LLC             Assistant Secretary                    Davido                  Scott
NRG Brazos Valley Technology LP LLC             Vice President                         Davido                  Scott
NRG Brazos Valley Technology LP LLC             President                              Kelly                   Richard
NRG Brazos Valley Technology LP LLC             Vice President                         Marks                   Stanley
NRG Brazos Valley Technology LP LLC             Secretary                              O'Brien                 Timothy
NRG Brazos Valley Technology LP LLC             Assistant Secretary                    Osteraas                Kathryn
NRG Brazos Valley Technology LP LLC             Treasurer                              Schaefer                George
NRG Bridgeport Harbor Operations Inc.           Secretary                              Fisfis                  David
NRG Bridgeport Harbor Operations Inc.           Assistant Secretary                    Osteraas                Kathryn
NRG Cabrillo Power Operations Inc.              Vice President                         Brewster                John
NRG Cabrillo Power Operations Inc.              Assistant Secretary                    Davido                  Scott
NRG Cabrillo Power Operations Inc.              Director (sole)                        Davido                  Scott
NRG Cabrillo Power Operations Inc.              Vice President                         Davido                  Scott
NRG Cabrillo Power Operations Inc.              President                              Kelly                   Richard
NRG Cabrillo Power Operations Inc.              Secretary                              Lloyd                   David
NRG Cabrillo Power Operations Inc.              Assistant Secretary                    Osteraas                Kathryn
NRG Cabrillo Power Operations Inc.              Treasurer                              Schaefer                George

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Cadillac Inc.                               Director                               Kelly                   Richard
NRG Cadillac Inc.                               Secretary                              O'Brien                 Timothy
NRG Cadillac Inc.                               Assistant Secretary                    Osteraas                Kathryn
NRG Cadillac Operations Inc.                    Vice President                         Brewster                John
NRG Cadillac Operations Inc.                    Assistant Secretary                    Davido                  Scott
NRG Cadillac Operations Inc.                    Director (sole)                        Davido                  Scott
NRG Cadillac Operations Inc.                    Vice President                         Davido                  Scott
NRG Cadillac Operations Inc.                    President                              Kelly                   Richard
NRG Cadillac Operations Inc.                    Secretary                              O'Brien                 Timothy
NRG Cadillac Operations Inc.                    Assistant Secretary                    Osteraas                Kathryn
NRG Cadillac Operations Inc.                    Treasurer                              Schaefer                George
NRG Capital II LLC                              Assistant Secretary                    Davido                  Scott
NRG Capital II LLC                              Management Committee Member (sole)     Davido                  Scott
NRG Capital II LLC                              Vice President                         Davido                  Scott
NRG Capital II LLC                              President                              Kelly                   Richard
NRG Capital II LLC                              Vice President                         Marks                   Stanley
NRG Capital II LLC                              Assistant Secretary                    Osteraas                Kathryn
NRG Capital II LLC                              Secretary                              Quinby                  David
NRG Capital II LLC                              Treasurer                              Schaefer                George
NRG Capital LLC                                 Assistant Secretary                    Davido                  Scott
NRG Capital LLC                                 Management Committee Member            Davido                  Scott
NRG Capital LLC                                 Vice President                         Davido                  Scott
NRG Capital LLC                                 Management Committee Member            Kelly                   Richard
NRG Capital LLC                                 President                              Kelly                   Richard
NRG Capital LLC                                 Secretary                              O'Brien                 Timothy
NRG Capital LLC                                 Assistant Secretary                    Osteraas                Kathryn
NRG Capital LLC                                 Independent Member                     Panaccione              Andrew
NRG Capital LLC                                 Management Committee Member            Schaefer                George
NRG Capital LLC                                 Treasurer                              Schaefer                George
NRG Caymans Company                             Director                               Smith                   Guy
NRG Caymans Company                             Secretary                              Smith                   Guy
NRG Caymans-C                                   Secretary                              Smith                   Guy
NRG Caymans-P                                   Secretary                              Smith                   Guy
NRG Central U.S. LLC                            Assistant Secretary                    Davido                  Scott
NRG Central U.S. LLC                            Management Committee Member            Davido                  Scott
NRG Central U.S. LLC                            Vice President                         Davido                  Scott
NRG Central U.S. LLC                            Management Committee Member            Kelly                   Richard
NRG Central U.S. LLC                            President                              Kelly                   Richard
NRG Central U.S. LLC                            Vice President                         Marks                   Stanley
NRG Central U.S. LLC                            Secretary                              O'Brien                 Timothy
NRG Central U.S. LLC                            Assistant Secretary                    Osteraas                Kathryn
NRG Central U.S. LLC                            Treasurer                              Schaefer                George
NRG Collinsville Operating Services Pty Ltd     Director                               Capenter                Jerry
NRG Collinsville Operating Services Pty Ltd     Director                               Davido                  Scott

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Collinsville Operating Services Pty Ltd     Secretary                              Messer                  Shaun
NRG ComLease LLC                                Assistant Secretary                    Davido                  Scott
NRG ComLease LLC                                Vice President                         Davido                  Scott
NRG ComLease LLC                                President                              Kelly                   Richard
NRG ComLease LLC                                Secretary                              O'Brien                 Timothy
NRG ComLease LLC                                Assistant Secretary                    Osteraas                Kathryn
NRG ComLease LLC                                Treasurer                              Schaefer                George
NRG Connecticut Affiliate Services Inc.         Assistant Secretary                    Davido                  Scott
NRG Connecticut Affiliate Services Inc.         Director (sole)                        Davido                  Scott
NRG Connecticut Affiliate Services Inc.         Vice President                         Davido                  Scott
NRG Connecticut Affiliate Services Inc.         Secretary                              Fisfis                  David
NRG Connecticut Affiliate Services Inc.         President                              Kelly                   Richard
NRG Connecticut Affiliate Services Inc.         Assistant Secretary                    Osteraas                Kathryn
NRG Connecticut Affiliate Services Inc.         Vice President                         Riley                   Bryan
NRG Connecticut Ancillary Assets LLC            Secretary                              Fisfis                  David
NRG Connecticut Ancillary Assets LLC            Assistant Secretary                    Osteraas                Kathryn
NRG Connecticut Equipment LLC                   Assistant Secretary                    Davido                  Scott
NRG Connecticut Equipment LLC                   Management Board (sole)                Davido                  Scott
NRG Connecticut Equipment LLC                   Vice President                         Davido                  Scott
NRG Connecticut Equipment LLC                   Secretary                              Fisfis                  David
NRG Connecticut Equipment LLC                   President                              Kelly                   Richard
NRG Connecticut Equipment LLC                   Assistant Secretary                    Osteraas                Kathryn
NRG Connecticut Equipment LLC                   Vice President                         Riley                   Bryan
NRG Connecticut Equipment LLC                   Treasurer                              Schaefer                George
NRG Connecticut Generating LLC                  Vice President                         Brewster                John
NRG Connecticut Generating LLC                  Assistant Secretary                    Davido                  Scott
NRG Connecticut Generating LLC                  Management Committee Member            Davido                  Scott
NRG Connecticut Generating LLC                  Vice President                         Davido                  Scott
NRG Connecticut Generating LLC                  Secretary                              Fisfis                  David
NRG Connecticut Generating LLC                  Management Committee Member            Kelly                   Richard
NRG Connecticut Generating LLC                  President                              Kelly                   Richard
NRG Connecticut Generating LLC                  Assistant Secretary                    Osteraas                Kathryn
NRG Connecticut Generating LLC                  Treasurer                              Schaefer                George
NRG Connecticut Power Assets LLC                Secretary                              Fisfis                  David
NRG Connecticut Power Assets LLC                Assistant Secretary                    Osteraas                Kathryn
NRG del Coronado Inc.                           Director                               Carroll                 Michael
NRG del Coronado Inc.                           President                              Carroll                 Michael
NRG del Coronado Inc.                           Assistant Secretary                    Osteraas                Kathryn
NRG del Coronado Inc.                           Secretary                              Ptacek                  Tammie
NRG Development Company Inc.                    Vice President                         Carroll                 Michael
NRG Development Company Inc.                    Assistant Secretary                    Davido                  Scott
NRG Development Company Inc.                    Director (sole)                        Davido                  Scott
NRG Development Company Inc.                    Vice President                         Davido                  Scott
NRG Development Company Inc.                    President                              Kelly                   Richard

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Development Company Inc.                    Vice President                         Marks                   Stanley
NRG Development Company Inc.                    Secretary                              O'Brien                 Timothy
NRG Development Company Inc.                    Assistant Secretary                    Osteraas                Kathryn
NRG Development Company Inc.                    Treasurer                              Schaefer                George
NRG Development Company Inc.                    Vice President                         Schaefer                George
NRG Devon Operations Inc.                       Vice President                         Brewster                John
NRG Devon Operations Inc.                       Assistant Secretary                    Davido                  Scott
NRG Devon Operations Inc.                       Director (sole)                        Davido                  Scott
NRG Devon Operations Inc.                       Vice Pesident                          Davido                  Scott
NRG Devon Operations Inc.                       Secretary                              Fisfis                  David
NRG Devon Operations Inc.                       President                              Kelly                   Richard
NRG Devon Operations Inc.                       Assistant Secretary                    Osteraas                Kathryn
NRG Devon Operations Inc.                       Treasurer                              Schaefer                George
NRG do Brasil Ltda.                             Delegate Manager                       Borba                   Luis
NRG do Brasil Ltda.                             Delegate Manager                       Torres                  Gonzalo
NRG Dunkirk Operations Inc.                     Vice President                         Brewster                John
NRG Dunkirk Operations Inc.                     Assistant Secretary                    Davido                  Scott
NRG Dunkirk Operations Inc.                     Director (sole)                        Davido                  Scott
NRG Dunkirk Operations Inc.                     Vice President                         Davido                  Scott
NRG Dunkirk Operations Inc.                     Secretary                              Fisfis                  David
NRG Dunkirk Operations Inc.                     President                              Kelly                   Richard
NRG Dunkirk Operations Inc.                     Assistant Secretary                    Osteraas                Kathryn
NRG Dunkirk Operations Inc.                     Treasurer                              Schaefer                George
NRG Eastern LLC                                 Assistant Secretary                    Davido                  Scott
NRG Eastern LLC                                 Management Committee Member            Davido                  Scott
NRG Eastern LLC                                 Vice President                         Davido                  Scott
NRG Eastern LLC                                 Secretary                              Fisfis                  David
NRG Eastern LLC                                 Management Committee Member            Kelly                   Richard
NRG Eastern LLC                                 President                              Kelly                   Richard
NRG Eastern LLC                                 Assistant Secretary                    Osteraas                Kathryn
NRG Eastern LLC                                 Treasurer                              Schaefer                George
NRG Eastlake Operations Inc.                    Vice President                         Brewster                John
NRG Eastlake Operations Inc.                    Assistant Secretary                    Davido                  Scott
NRG Eastlake Operations Inc.                    Director (sole)                        Davido                  Scott
NRG Eastlake Operations Inc.                    Vice President                         Davido                  Scott
NRG Eastlake Operations Inc.                    Secretary                              Fisfis                  David
NRG Eastlake Operations Inc.                    President                              Kelly                   Richard
NRG Eastlake Operations Inc.                    Assistant Secretary                    Osteraas                Kathryn
NRG Eastlake Operations Inc.                    Treasurer                              Schaefer                George
NRG El Segundo Inc.                             Secretary                              Lloyd                   David
NRG El Segundo Inc.                             Vice President                         Marks                   Stanley
NRG El Segundo Inc.                             Assistant Secretary                    Osteraas                Kathryn
NRG El Segundo Operations Inc.                  Vice President                         Brewster                John
NRG El Segundo Operations Inc.                  Assistant Secretary                    Davido                  Scott

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG El Segundo Operations Inc.                  Director (sole)                        Davido                  Scott
NRG El Segundo Operations Inc.                  Vice President                         Davido                  Scott
NRG El Segundo Operations Inc.                  President                              Kelly                   Richard
NRG El Segundo Operations Inc.                  Secretary                              Lloyd                   David
NRG El Segundo Operations Inc.                  Assistant Secretary                    Osteraas                Kathryn
NRG El Segundo Operations Inc.                  Treasurer                              Schaefer                George
NRG Energeticky Provoz, s.r.o.                  Executive Director                     Klanduch                Stanislav
NRG Energeticky Provoz, s.r.o.                  Executive Director                     Prazjler                Milan
NRG Energy Center Dover LLC                     President                              Carroll                 Michael
NRG Energy Center Dover LLC                     Assistant Secretary                    Davido                  Scott
NRG Energy Center Dover LLC                     Vice President                         Davido                  Scott
NRG Energy Center Dover LLC                     Assistant Secretary                    Osteraas                Kathryn
NRG Energy Center Dover LLC                     Vice President                         Platteter               Dennis
NRG Energy Center Dover LLC                     Secretary                              Ptacek                  Tammie
NRG Energy Center Dover LLC                     Treasurer                              Schaefer                George
NRG Energy Center Harrisburg Inc.               Director                               Carroll                 Michael
NRG Energy Center Harrisburg Inc.               President                              Carroll                 Michael
NRG Energy Center Harrisburg Inc.               Assistant Secretary                    Davido                  Scott
NRG Energy Center Harrisburg Inc.               Vice President                         Davido                  Scott
NRG Energy Center Harrisburg Inc.               Vice President                         Goodwin                 William
NRG Energy Center Harrisburg Inc.               Director                               Kelly                   Richard
NRG Energy Center Harrisburg Inc.               Assistant Secretary                    Osteraas                Kathryn
NRG Energy Center Harrisburg Inc.               Secretary                              Ptacek                  Tammie
NRG Energy Center Minneapolis LLC               President                              Carroll                 Michael
NRG Energy Center Minneapolis LLC               Assistant Secretary                    Davido                  Scott
NRG Energy Center Minneapolis LLC               Vice President                         Davido                  Scott
NRG Energy Center Minneapolis LLC               Vice President                         Davison                 Thomas
NRG Energy Center Minneapolis LLC               Vice President                         Guglielmi               Thomas
NRG Energy Center Minneapolis LLC               Assistant Secretary                    Osteraas                Kathryn
NRG Energy Center Minneapolis LLC               Secretary                              Ptacek                  Tammie
NRG Energy Center Minneapolis LLC               Treasurer                              Schaefer                George
NRG Energy Center Paxton Inc.                   Director                               Carroll                 Michael
NRG Energy Center Paxton Inc.                   President                              Carroll                 Michael
NRG Energy Center Paxton Inc.                   Assistant Secretary                    Davido                  Scott
NRG Energy Center Paxton Inc.                   Vice President                         Davido                  Scott
NRG Energy Center Paxton Inc.                   Vice President                         Goodwin                 William
NRG Energy Center Paxton Inc.                   Director                               Kelly                   Richard
NRG Energy Center Paxton Inc.                   Assistant Secretary                    Osteraas                Kathryn
NRG Energy Center Paxton Inc.                   Secretary                              Ptacek                  Tammie
NRG Energy Center Paxton Inc.                   Treasurer                              Schaefer                George
NRG Energy Center Pittsburgh LLC                President                              Carroll                 Michael
NRG Energy Center Pittsburgh LLC                Assistant Secretary                    Davido                  Scott
NRG Energy Center Pittsburgh LLC                Vice President                         Davido                  Scott
NRG Energy Center Pittsburgh LLC                Vice President                         Goodwin                 William

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Energy Center Pittsburgh LLC                Assistant Secretary                    Osteraas                Kathryn
NRG Energy Center Pittsburgh LLC                Secretary                              Ptacek                  Tammie
NRG Energy Center Pittsburgh LLC                Treasurer                              Schaefer                George
NRG Energy Center Rock Tenn LLC                 President                              Carroll                 Michael
NRG Energy Center Rock Tenn LLC                 Assistant Secretary                    Davido                  Scott
NRG Energy Center Rock Tenn LLC                 Vice President                         Davido                  Scott
NRG Energy Center Rock Tenn LLC                 Assistant Secretary                    Osteraas                Kathryn
NRG Energy Center Rock Tenn LLC                 Vice President                         Platteter               Dennis
NRG Energy Center Rock Tenn LLC                 Secretary                              Ptacek                  Tammie
NRG Energy Center Rock Tenn LLC                 Treasurer                              Schaefer                George
NRG Energy Center San Diego LLC                 President                              Carroll                 Michael
NRG Energy Center San Diego LLC                 Assistant Secretary                    Davido                  Scott
NRG Energy Center San Diego LLC                 Vice President                         Davido                  Scott
NRG Energy Center San Diego LLC                 Vice President                         Hoffmann                Mark
NRG Energy Center San Diego LLC                 Assistant Secretary                    Osteraas                Kathryn
NRG Energy Center San Diego LLC                 Secretary                              Ptacek                  Tammie
NRG Energy Center San Diego LLC                 Treasurer                              Schaefer                George
NRG Energy Center San Francisco LLC             President                              Carroll                 Michael
NRG Energy Center San Francisco LLC             Assistant Secretary                    Davido                  Scott
NRG Energy Center San Francisco LLC             Vice President                         Davido                  Scott
NRG Energy Center San Francisco LLC             Vice President                         Mayer                   Richard
NRG Energy Center San Francisco LLC             Assistant Secretary                    Osteraas                Kathryn
NRG Energy Center San Francisco LLC             Secretary                              Ptacek                  Tammie
NRG Energy Center San Francisco LLC             Treasurer                              Schaefer                George
NRG Energy Center Smyrna LLC                    Management Committee Member            Carroll                 Michael
NRG Energy Center Smyrna LLC                    President                              Carroll                 Michael
NRG Energy Center Smyrna LLC                    Assistant Secretary                    Davido                  Scott
NRG Energy Center Smyrna LLC                    Management Committee Member            Davido                  Scott
NRG Energy Center Smyrna LLC                    Vice President                         Davido                  Scott
NRG Energy Center Smyrna LLC                    Assistant Secretary                    Osteraas                Kathryn
NRG Energy Center Smyrna LLC                    Vice President                         Platteter               Dennis
NRG Energy Center Smyrna LLC                    Secretary                              Ptacek                  Tammie
NRG Energy Center Smyrna LLC                    Treasurer                              Schaefer                George
NRG Energy Center Washco LLC                    President                              Carroll                 Michael
NRG Energy Center Washco LLC                    Assistant Secretary                    Davido                  Scott
NRG Energy Center Washco LLC                    Vice President                         Davido                  Scott
NRG Energy Center Washco LLC                    Assistant Secretary                    Osteraas                Kathryn
NRG Energy Center Washco LLC                    Vice President                         Platteter               Dennis
NRG Energy Center Washco LLC                    Secretary                              Ptacek                  Tammie
NRG Energy Center Washco LLC                    Treasurer                              Schaefer                George
NRG Energy Development B.V.                     Director                               Kelly                   Richard
NRG Energy Development B.V.                     Director                               Temmes Management
                                                                                         Services B.V.
NRG Energy Insurance, Ltd.                      Director                               Calvert                 Sandra

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Energy Jackson Valley I, Inc.               Assistant Secretary                    Davido                  Scott
NRG Energy Jackson Valley I, Inc.               Director                               Davido                  Scott
NRG Energy Jackson Valley I, Inc.               Vice President                         Davido                  Scott
NRG Energy Jackson Valley I, Inc.               Director                               Kelly                   Richard
NRG Energy Jackson Valley I, Inc.               President                              Kelly                   Richard
NRG Energy Jackson Valley I, Inc.               Secretary                              Lloyd                   David
NRG Energy Jackson Valley I, Inc.               Vice President                         Marks                   Stanley
NRG Energy Jackson Valley I, Inc.               Assistant Secretary                    Osteraas                Kathryn
NRG Energy Jackson Valley I, Inc.               Director                               Schaefer                George
NRG Energy Jackson Valley I, Inc.               Treasurer                              Schaefer                George
NRG Energy Jackson Valley II, Inc.              Assistant Secretary                    Davido                  Scott
NRG Energy Jackson Valley II, Inc.              Director                               Davido                  Scott
NRG Energy Jackson Valley II, Inc.              Vice President                         Davido                  Scott
NRG Energy Jackson Valley II, Inc.              Director                               Kelly                   Richard
NRG Energy Jackson Valley II, Inc.              Secretary                              Lloyd                   David
NRG Energy Jackson Valley II, Inc.              Vice President                         Marks                   Stanley
NRG Energy Jackson Valley II, Inc.              Assistant Secretary                    Osteraas                Kathryn
NRG Energy Jackson Valley II, Inc.              Director                               Schaefer                George
NRG Energy Jackson Valley II, Inc.              Treasurer                              Schaefer                George
NRG Energy Ltd.                                 Joint Secretary                        Birthisel               Stockton
NRG Energy Ltd.                                 Secretary                              Eitrheim                Marie
NRG Energy Ltd.                                 Director                               Kelly                   Richard
NRG Energy PL Sp. Z o.o.                        Management Board Member                Wolf                    Steven
NRG Energy, Inc.                                Vice President                         Bonavia                 Paul
NRG Energy, Inc.                                Vice President Worldwide
                                                  Operations                           Brewster                John
NRG Energy, Inc.                                Chairman and Chief
                                                  Executive Officer                    Brunetti                Wayne
NRG Energy, Inc.                                Director                               Brunetti                Wayne
NRG Energy, Inc.                                Corporate Secretary                    Davido                  Scott
NRG Energy, Inc.                                Senior Vice President,
                                                  General Counsel                      Davido                  Scott
NRG Energy, Inc.                                Director                               Johnson                 Gary
NRG Energy, Inc.                                Director                               Kelly                   Richard
NRG Energy, Inc.                                President and Chief
                                                  Operating Officer                    Kelly                   Richard
NRG Energy, Inc.                                Vice President & Controller            Pieper                  William
NRG Energy, Inc.                                Senior Vice President,
                                                  Commercial Operations                Redd, Jr.               Ershel
NRG Energy, Inc.                                Treasurer                              Schaefer                George
NRG Energy, Inc.                                Vice President                         Schaefer                George
NRG Energy, Inc.                                Vice President                         Wilks                   David
NRG Energy, Inc.                                Vice President
                                                  Administrative Services              Wilson                  Denise
NRG Equipment Company LLC                       Assistant Secretary                    Davido                  Scott
NRG Equipment Company LLC                       Manager (sole)                         Davido                  Scott
NRG Equipment Company LLC                       Vice President                         Davido                  Scott
NRG Equipment Company LLC                       President                              Kelly                   Richard
NRG Equipment Company LLC                       Vice President                         Marks                   Stanley
NRG Equipment Company LLC                       Secretary                              O'Brien                 Timothy

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Equipment Company LLC                       Assistant Secretary                    Osteraas                Kathryn
NRG Equipment Company LLC                       Treasurer                              Schaefer                George
NRG Finance Company I LLC                       Assistant Secretary                    Davido                  Scott
NRG Finance Company I LLC                       Management Committee Member            Davido                  Scott
NRG Finance Company I LLC                       Vice President                         Davido                  Scott
NRG Finance Company I LLC                       Independent Member                     Gears                   Deborah
NRG Finance Company I LLC                       Management Committee Member            Kelly                   Richard
NRG Finance Company I LLC                       President                              Kelly                   Richard
NRG Finance Company I LLC                       Secretary                              O'Brien                 Timothy
NRG Finance Company I LLC                       Assistant Secretary                    Osteraas                Kathryn
NRG Finance Company I LLC                       Management Committee Member            Schaefer                George
NRG Finance Company I LLC                       Treasurer                              Schaefer                George
NRG Flinders Operating Services Pty Ltd         Director                               Althoff                 Robert
NRG Flinders Operating Services Pty Ltd         Secretary                              Moschakis               Jack
NRG Gila Bend Holdings Inc.                     Assistant Secretary                    Davido                  Scott
NRG Gila Bend Holdings Inc.                     Director (sole)                        Davido                  Scott
NRG Gila Bend Holdings Inc.                     Vice President                         Davido                  Scott
NRG Gila Bend Holdings Inc.                     President                              Kelly                   Richard
NRG Gila Bend Holdings Inc.                     Secretary                              Lloyd                   David
NRG Gila Bend Holdings Inc.                     Vice President                         Marks                   Stanley
NRG Gila Bend Holdings Inc.                     Assistant Secretary                    Osteraas                Kathryn
NRG Gila Bend Holdings Inc.                     Treasurer                              Schaefer                George
NRG Gladstone Operating Services Pty Ltd
NRG Gladstone Operating Services Pty Ltd        Director                               Brewster                John
NRG Gladstone Operating Services Pty Ltd        Director                               Green                   Brian
NRG Gladstone Operating Services Pty Ltd        Secretary                              Mahoney                 Jeffrey
NRG Gladstone Operating Services Pty Ltd        Director                               Truscott                Robert
NRG Gladstone Superannuation Pty Ltd            Director                               Coucill                 David
NRG Gladstone Superannuation Pty Ltd            Director                               Irwin                   Vivian
NRG Gladstone Superannuation Pty Ltd            Secretary                              Irwin                   Vivian
NRG Gladstone Superannuation Pty Ltd            Director                               Kropp                   Darryl
NRG Gladstone Superannuation Pty Ltd            Director                               Leinster                Malcolm
NRG Gladstone Superannuation Pty Ltd            Director                               Parker                  Kylie
NRG Gladstone Superannuation Pty Ltd            Director                               Watts                   Graeme
NRG Granite Acquisition LLC                     Assistant Secretary                    Davido                  Scott
NRG Granite Acquisition LLC                     Vice President                         Davido                  Scott
NRG Granite Acquisition LLC                     President                              Kelly                   Richard
NRG Granite Acquisition LLC                     Vice President                         Marks                   Stanley
NRG Granite Acquisition LLC                     Secretary                              McInnis                 A.
NRG Granite Acquisition LLC                     Assistant Secretary                    Osteraas                Kathryn
NRG Granite Acquisition LLC                     Treasurer                              Schaefer                George
NRG Huntley Operations Inc.                     Vice President                         Brewster                John
NRG Huntley Operations Inc.                     Assistant Secretary                    Davido                  Scott

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Huntley Operations Inc.                     Director (sole)                        Davido                  Scott
NRG Huntley Operations Inc.                     Vice President                         Davido                  Scott
NRG Huntley Operations Inc.                     Secretary                              Fisfis                  David
NRG Huntley Operations Inc.                     President                              Kelly                   Richard
NRG Huntley Operations Inc.                     Assistant Secretary                    Osteraas                Kathryn
NRG Huntley Operations Inc.                     Treasurer                              Schaefer                George
NRG Ilion LP LLC                                Assistant Secretary                    Davido                  Scott
NRG Ilion LP LLC                                Vice President                         Davido                  Scott
NRG Ilion LP LLC                                Secretary                              Fisfis                  David
NRG Ilion LP LLC                                Independent Member                     Kalbach                 Harold
NRG Ilion LP LLC                                President                              Kelly                   Richard
NRG Ilion LP LLC                                Assistant Secretary                    Osteraas                Kathryn
NRG Ilion LP LLC                                Vice President                         Riley                   Bryan
NRG Ilion LP LLC                                Treasurer                              Schaefer                George
NRG International Development Inc.              Assistant Secretary                    Davido                  Scott
NRG International Development Inc.              Director (sole)                        Davido                  Scott
NRG International Development Inc.              Vice President                         Davido                  Scott
NRG International Development Inc.              President                              Kelly                   Richard
NRG International Development Inc.              Secretary                              O'Brien                 Timothy
NRG International Development Inc.              Assistant Secretary                    Osteraas                Kathryn
NRG International Development Inc.              Treasurer                              Schaefer                George
NRG International Development Inc.              Vice President                         Schaefer                George
NRG International Holdings (No. 2) GmbH         Authorized Signatory                   Cochran                 JoAnn
NRG International Holdings (No. 2) GmbH         Director                               Kelly                   Richard
NRG International Holdings (No. 2) GmbH         Manager                                Temmes Management
                                                                                         Services B.V.
NRG International Holdings (No. 2) GmbH         Director                               van Tol                 Petrus
NRG International Holdings GmbH                 Authorized Signatory                   Cochran                 JoAnn
NRG International Holdings GmbH                 Director                               Kelly                   Richard
NRG International Holdings GmbH                 Director                               van Tol                 Petrus
NRG International II Inc.                       Assistant Secretary                    Davido                  Scott
NRG International II Inc.                       Director                               Davido                  Scott
NRG International II Inc.                       Vice President                         Davido                  Scott
NRG International II Inc.                       Director                               Kelly                   Richard
NRG International II Inc.                       President                              Kelly                   Richard
NRG International II Inc.                       Secretary                              O'Brien                 Timothy
NRG International II Inc.                       Assistant Secretary                    Osteraas                Kathryn
NRG International II Inc.                       Director                               Schaefer                George
NRG International II Inc.                       Treasurer                              Schaefer                George
NRG International II Inc.                       Vice President                         Schaefer                George
NRG International III Inc.                      Assistant Secretary                    Davido                  Scott
NRG International III Inc.                      Director                               Davido                  Scott
NRG International III Inc.                      Vice President                         Davido                  Scott
NRG International III Inc.                      Director                               Kelly                   Richard

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG International III Inc.                      President                              Kelly                   Richard
NRG International III Inc.                      Secretary                              O'Brien                 Timothy
NRG International III Inc.                      Assistant Secretary                    Osteraas                Kathryn
NRG International III Inc.                      Director                               Schaefer                George
NRG International III Inc.                      Treasurer                              Schaefer                George
NRG International III Inc.                      Vice President                         Schaefer                George
NRG International Services Company              Assistant Secretary                    Davido                  Scott
NRG International Services Company              Director (sole)                        Davido                  Scott
NRG International Services Company              Vice President                         Davido                  Scott
NRG International Services Company              President                              Kelly                   Richard
NRG International Services Company              Secretary                              O'Brien                 Timothy
NRG International Services Company              Assistant Secretary                    Osteraas                Kathryn
NRG International Services Company              Treasurer                              Schaefer                George
NRG International, Inc.                         Assistant Secretary                    Davido                  Scott
NRG International, Inc.                         Vice President                         Davido                  Scott
NRG International, Inc.                         President                              Kelly                   Richard
NRG International, Inc.                         Secretary                              O'Brien                 Timothy
NRG International, Inc.                         Assistant Secretary                    Osteraas                Kathryn
NRG Kaufman LLC                                 Assistant Secretary                    Davido                  Scott
NRG Kaufman LLC                                 Vice President                         Davido                  Scott
NRG Kaufman LLC                                 President                              Kelly                   Richard
NRG Kaufman LLC                                 Vice President                         Marks                   Stanley
NRG Kaufman LLC                                 Secretary                              McInnis                 A.
NRG Kaufman LLC                                 Assistant Secretary                    Osteraas                Kathryn
NRG Kaufman LLC                                 Treasurer                              Schaefer                George
NRG Lakefield Inc.                              Assistant Secretary                    Davido                  Scott
NRG Lakefield Inc.                              Director (sole)                        Davido                  Scott
NRG Lakefield Inc.                              Vice President                         Davido                  Scott
NRG Lakefield Inc.                              President                              Kelly                   Richard
NRG Lakefield Inc.                              Secretary                              O'Brien                 Timothy
NRG Lakefield Inc.                              Assistant Secretary                    Osteraas                Kathryn
NRG Lakefield Inc.                              Treasurer                              Schaefer                George
NRG Lakeshore Generating LLC                    Assistant Secretary                    Davido                  Scott
NRG Lakeshore Generating LLC                    Management Board (sole)                Davido                  Scott
NRG Lakeshore Generating LLC                    Vice President                         Davido                  Scott
NRG Lakeshore Generating LLC                    Secretary                              Fisfis                  David
NRG Lakeshore Generating LLC                    President                              Kelly                   Richard
NRG Lakeshore Generating LLC                    Assistant Secretary                    Osteraas                Kathryn
NRG Lakeshore Generating LLC                    Treasurer                              Schaefer                George
NRG Lakeshore Operations Inc.                   Vice President                         Brewster                John
NRG Lakeshore Operations Inc.                   Assistant Secretary                    Davido                  Scott
NRG Lakeshore Operations Inc.                   Director (sole)                        Davido                  Scott
NRG Lakeshore Operations Inc.                   Vice President                         Davido                  Scott
NRG Lakeshore Operations Inc.                   Secretary                              Fisfis                  David

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Lakeshore Operations Inc.                   President                              Kelly                   Richard
NRG Lakeshore Operations Inc.                   Assistant Secretary                    Osteraas                Kathryn
NRG Lakeshore Operations Inc.                   Treasurer                              Schaefer                George
NRG Latin America Inc.                          Assistant Secretary                    Davido                  Scott
NRG Latin America Inc.                          Director                               Davido                  Scott
NRG Latin America Inc.                          Vice President                         Davido                  Scott
NRG Latin America Inc.                          Director                               Kelly                   Richard
NRG Latin America Inc.                          President                              Kelly                   Richard
NRG Latin America Inc.                          Secretary                              O'Brien                 Timothy
NRG Latin America Inc.                          Assistant Secretary                    Osteraas                Kathryn
NRG Latin America Inc.                          Director                               Schaefer                George
NRG Latin America Inc.                          Treasurer                              Schaefer                George
NRG Latin America Inc.                          Vice President                         Schaefer                George
NRG McClain LLC                                 Assistant Secretary                    Davido                  Scott
NRG McClain LLC                                 Vice President                         Davido                  Scott
NRG McClain LLC                                 President                              Kelly                   Richard
NRG McClain LLC                                 Secretary                              Lloyd                   David
NRG McClain LLC                                 Vice President                         Marks                   Stanley
NRG McClain LLC                                 Assistant Secretary                    Osteraas                Kathryn
NRG McClain LLC                                 Treasurer                              Schaefer                George
NRG Mesquite LLC                                Assistant Secretary                    Davido                  Scott
NRG Mesquite LLC                                Vice President                         Davido                  Scott
NRG Mesquite LLC                                President                              Kelly                   Richard
NRG Mesquite LLC                                Secretary                              Lloyd                   David
NRG Mesquite LLC                                Vice President                         Marks                   Stanley
NRG Mesquite LLC                                Assistant Secretary                    Osteraas                Kathryn
NRG Mesquite LLC                                Treasurer                              Schaefer                George
NRG Mextrans Inc.                               Assistant Secretary                    Davido                  Scott
NRG Mextrans Inc.                               Director (sole)                        Davido                  Scott
NRG Mextrans Inc.                               Vice President                         Davido                  Scott
NRG Mextrans Inc.                               President                              Kelly                   Richard
NRG Mextrans Inc.                               Secretary                              Lloyd                   David
NRG Mextrans Inc.                               Vice President                         Marks                   Stanley
NRG Mextrans Inc.                               Assistant Secretary                    Osteraas                Kathryn
NRG Mextrans Inc.                               Treasurer                              Schaefer                George
NRG MidAtlantic Affiliate Services Inc.         Assistant Secretary                    Davido                  Scott
NRG MidAtlantic Affiliate Services Inc.         Director (sole)                        Davido                  Scott
NRG MidAtlantic Affiliate Services Inc.         Vice President                         Davido                  Scott
NRG MidAtlantic Affiliate Services Inc.         Assistant Secretary                    Fisfis                  David
NRG MidAtlantic Affiliate Services Inc.         President                              Kelly                   Richard
NRG MidAtlantic Affiliate Services Inc.         Secretary                              O'Brien                 Timothy
NRG MidAtlantic Affiliate Services Inc.         Assistant Secretary                    Osteraas                Kathryn
NRG MidAtlantic Affiliate Services Inc.         Vice President                         Riley                   Bryan
NRG MidAtlantic Affiliate Services Inc.         Treasurer                              Schaefer                George

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG MidAtlantic Generating LLC                  Assistant Secretary                    Davido                  Scott
NRG MidAtlantic Generating LLC                  Management Committee
                                                  Member of both members               Davido                  Scott
NRG MidAtlantic Generating LLC                  Vice President                         Davido                  Scott
NRG MidAtlantic Generating LLC                  Secretary                              Fisfis                  David
NRG MidAtlantic Generating LLC                  Management Committee
                                                  Member of both members               Kelly                   Richard
NRG MidAtlantic Generating LLC                  President                              Kelly                   Richard
NRG MidAtlantic Generating LLC                  Assistant Secretary                    Osteraas                Kathryn
NRG MidAtlantic Generating LLC                  Vice President                         Riley                   Bryan
NRG MidAtlantic Generating LLC                  Management Committee Member            Schaefer                George
NRG MidAtlantic Generating LLC                  Treasurer                              Schaefer                George
NRG MidAtlantic LLC                             Independent Member                     Campbell                Robert
NRG MidAtlantic LLC                             Assistant Secretary                    Davido                  Scott
NRG MidAtlantic LLC                             Management Committee Member            Davido                  Scott
NRG MidAtlantic LLC                             Vice President                         Davido                  Scott
NRG MidAtlantic LLC                             Secretary                              Fisfis                  David
NRG MidAtlantic LLC                             Independent Member                     Johnson                 Kari
NRG MidAtlantic LLC                             Management Committee Member            Kelly                   Richard
NRG MidAtlantic LLC                             President                              Kelly                   Richard
NRG MidAtlantic LLC                             Assistant Secretary                    Osteraas                Kathryn
NRG MidAtlantic LLC                             Vice President                         Riley                   Bryan
NRG MidAtlantic LLC                             Management Committee Member            Schaefer                George
NRG MidAtlantic LLC                             Treasurer                              Schaefer                George
NRG Middletown Operations Inc.                  Vice President                         Brewster                John
NRG Middletown Operations Inc.                  Assistant Secretary                    Davido                  Scott
NRG Middletown Operations Inc.                  Director (sole)                        Davido                  Scott
NRG Middletown Operations Inc.                  Vice President                         Davido                  Scott
NRG Middletown Operations Inc.                  Secretary                              Fisfis                  David
NRG Middletown Operations Inc.                  President                              Kelly                   Richard
NRG Middletown Operations Inc.                  Assistant Secretary                    Osteraas                Kathryn
NRG Middletown Operations Inc.                  Treasurer                              Schaefer                George
NRG Montville Operations Inc.                   Vice President                         Brewster                John
NRG Montville Operations Inc.                   Assistant Secretary                    Davido                  Scott
NRG Montville Operations Inc.                   Director (sole)                        Davido                  Scott
NRG Montville Operations Inc.                   Vice President                         Davido                  Scott
NRG Montville Operations Inc.                   Secretary                              Fisfis                  David
NRG Montville Operations Inc.                   President                              Kelly                   Richard
NRG Montville Operations Inc.                   Assistant Secretary                    Osteraas                Kathryn
NRG Montville Operations Inc.                   Treasurer                              Schaefer                George
NRG Nelson Turbines LLC                         Independent Member                     Carney                  Linda
NRG Nelson Turbines LLC                         Assistant Secretary                    Davido                  Scott
NRG Nelson Turbines LLC                         Management Committee Member            Davido                  Scott
NRG Nelson Turbines LLC                         Vice President                         Davido                  Scott
NRG Nelson Turbines LLC                         Management Committee Member            Kelly                   Richard
NRG Nelson Turbines LLC                         President                              Kelly                   Richard

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Nelson Turbines LLC                         Vice President                         Marks                   Stanley
NRG Nelson Turbines LLC                         Secretary                              O'Brien                 Timothy
NRG Nelson Turbines LLC                         Assistant Secretary                    Osteraas                Kathryn
NRG Nelson Turbines LLC                         Management Committee Member            Schaefer                George
NRG Nelson Turbines LLC                         Treasurer                              Schaefer                George
NRG New England Affiliate Services Inc.         Secretary                              O'Brien                 Timothy
NRG New England Affiliate Services Inc.         Assistant Secretary                    Osteraas                Kathryn
NRG New Haven Harbor Operations Inc.            Secretary                              Fisfis                  David
NRG New Haven Harbor Operations Inc.            Assistant Secretary                    Osteraas                Kathryn
NRG New Jersey Energy Sales LLC                 Assistant Secretary                    Davido                  Scott
NRG New Jersey Energy Sales LLC                 Management Board (sole)                Davido                  Scott
NRG New Jersey Energy Sales LLC                 Vice President                         Davido                  Scott
NRG New Jersey Energy Sales LLC                 President                              Kelly                   Richard
NRG New Jersey Energy Sales LLC                 Secretary                              O'Brien                 Timothy
NRG New Jersey Energy Sales LLC                 Assistant Secretary                    Osteraas                Kathryn
NRG New Jersey Energy Sales LLC                 Treasurer                              Schaefer                George
NRG New Roads Holdings LLC                      Assistant Secretary                    Davido                  Scott
NRG New Roads Holdings LLC                      Management Committee Member            Davido                  Scott
NRG New Roads Holdings LLC                      Vice President                         Davido                  Scott
NRG New Roads Holdings LLC                      Management Committee Member            Kelly                   Richard
NRG New Roads Holdings LLC                      President                              Kelly                   Richard
NRG New Roads Holdings LLC                      Vice President                         Marks                   Stanley
NRG New Roads Holdings LLC                      Secretary                              McInnis                 A.
NRG New Roads Holdings LLC                      Independent Member                     Neel                    James
NRG New Roads Holdings LLC                      Assistant Secretary                    Osteraas                Kathryn
NRG New Roads Holdings LLC                      Treasurer                              Schaefer                George
NRG Newberry Generation LLC                     Assistant Secretary                    Davido                  Scott
NRG Newberry Generation LLC                     Management Board (sole)                Davido                  Scott
NRG Newberry Generation LLC                     Vice President                         Davido                  Scott
NRG Newberry Generation LLC                     Secretary                              Fisfis                  David
NRG Newberry Generation LLC                     President                              Kelly                   Richard
NRG Newberry Generation LLC                     Assistant Secretary                    Osteraas                Kathryn
NRG Newberry Generation LLC                     Vice President                         Riley                   Bryan
NRG Newberry Generation LLC                     Treasurer                              Schaefer                George
NRG North Central Operations Inc.               Vice President                         Brewster                John
NRG North Central Operations Inc.               Assistant Secretary                    Davido                  Scott
NRG North Central Operations Inc.               Director (sole)                        Davido                  Scott
NRG North Central Operations Inc.               Vice President                         Davido                  Scott
NRG North Central Operations Inc.               President                              Kelly                   Richard
NRG North Central Operations Inc.               Vice President                         Marks                   Stanley
NRG North Central Operations Inc.               Secretary                              O'Brien                 Timothy
NRG North Central Operations Inc.               Assistant Secretary                    Osteraas                Kathryn
NRG North Central Operations Inc.               Treasurer                              Schaefer                George
NRG Northeast Affiliate Services Inc.           Assistant Secretary                    Davido                  Scott

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Northeast Affiliate Services Inc.           Director (sole)                        Davido                  Scott
NRG Northeast Affiliate Services Inc.           Vice President                         Davido                  Scott
NRG Northeast Affiliate Services Inc.           Secretary                              Fisfis                  David
NRG Northeast Affiliate Services Inc.           President                              Kelly                   Richard
NRG Northeast Affiliate Services Inc.           Assistant Secretary                    Osteraas                Kathryn
NRG Northeast Affiliate Services Inc.           Vice President                         Riley                   Bryan
NRG Northeast Affiliate Services Inc.           Treasurer                              Schaefer                George
NRG Northeast Generating LLC                    Assistant Secretary                    Davido                  Scott
NRG Northeast Generating LLC                    Management Committee
                                                  Member of both members               Davido                  Scott
NRG Northeast Generating LLC                    Vice President                         Davido                  Scott
NRG Northeast Generating LLC                    Secretary                              Fisfis                  David
NRG Northeast Generating LLC                    Management Committee
                                                  Member of both members               Kelly                   Richard
NRG Northeast Generating LLC                    President                              Kelly                   Richard
NRG Northeast Generating LLC                    Assistant Secretary                    Osteraas                Kathryn
NRG Northeast Generating LLC                    Independent Member                     Rodriguez               Josephine
NRG Northeast Generating LLC                    Management Committee
                                                  Member of both members               Schaefer                George
NRG Northeast Generating LLC                    Treasurer                              Schaefer                George
NRG Northern Ohio Generating LLC                Assistant Secretary                    Davido                  Scott
NRG Northern Ohio Generating LLC                Management Board (sole)                Davido                  Scott
NRG Northern Ohio Generating LLC                Vice President                         Davido                  Scott
NRG Northern Ohio Generating LLC                Secretary                              Fisfis                  David
NRG Northern Ohio Generating LLC                President                              Kelly                   Richard
NRG Northern Ohio Generating LLC                Assistant Secretary                    Osteraas                Kathryn
NRG Northern Ohio Generating LLC                Treasurer                              Schaefer                George
NRG Norwalk Harbor Operations Inc.              Vice President                         Brewster                John
NRG Norwalk Harbor Operations Inc.              Assistant Secretary                    Davido                  Scott
NRG Norwalk Harbor Operations Inc.              Director (sole)                        Davido                  Scott
NRG Norwalk Harbor Operations Inc.              Vice President                         Davido                  Scott
NRG Norwalk Harbor Operations Inc.              Secretary                              Fisfis                  David
NRG Norwalk Harbor Operations Inc.              President                              Kelly                   Richard
NRG Norwalk Harbor Operations Inc.              Assistant Secretary                    Osteraas                Kathryn
NRG Norwalk Harbor Operations Inc.              Treasurer                              Schaefer                George
NRG Ohio Ash Disposal LLC                       Assistant Secretary                    Davido                  Scott
NRG Ohio Ash Disposal LLC                       Management Board (sole)                Davido                  Scott
NRG Ohio Ash Disposal LLC                       Vice President                         Davido                  Scott
NRG Ohio Ash Disposal LLC                       Secretary                              Fisfis                  David
NRG Ohio Ash Disposal LLC                       President                              Kelly                   Richard
NRG Ohio Ash Disposal LLC                       Assistant Secretary                    Osteraas                Kathryn
NRG Ohio Ash Disposal LLC                       Treasurer                              Schaefer                George
NRG Operating Services, Inc.                    Vice President                         Brewster                John
NRG Operating Services, Inc.                    Assistant Secreary                     Davido                  Scott
NRG Operating Services, Inc.                    Director (sole)                        Davido                  Scott
NRG Operating Services, Inc.                    Vice President                         Davido                  Scott
NRG Operating Services, Inc.                    President                              Kelly                   Richard

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Operating Services, Inc.                    Secretary                              O'Brien                 Timothy
NRG Operating Services, Inc.                    Assistant Secretary                    Osteraas                Kathryn
NRG Operating Services, Inc.                    Treasurer                              Schaefer                George
NRG Oswego Harbor Power Operations Inc.         Vice President                         Brewster                John
NRG Oswego Harbor Power Operations Inc.         Assistant Secretary                    Davido                  Scott
NRG Oswego Harbor Power Operations Inc.         Director (sole)                        Davido                  Scott
NRG Oswego Harbor Power Operations Inc.         Vice President                         Davido                  Scott
NRG Oswego Harbor Power Operations Inc.         Secretary                              Fisfis                  David
NRG Oswego Harbor Power Operations Inc.         President                              Kelly                   Richard
NRG Oswego Harbor Power Operations Inc.         Assistant Secretary                    Osteraas                Kathryn
NRG Oswego Harbor Power Operations Inc.         Treasurer                              Schaefer                George
NRG PacGen Inc.                                 Vice President                         Brewster                John
NRG PacGen Inc.                                 Assistant Secretary                    Davido                  Scott
NRG PacGen Inc.                                 Director (sole)                        Davido                  Scott
NRG PacGen Inc.                                 Vice President                         Davido                  Scott
NRG PacGen Inc.                                 President                              Kelly                   Richard
NRG PacGen Inc.                                 Secretary                              Lloyd                   David
NRG PacGen Inc.                                 Vice President                         Marks                   Stanley
NRG PacGen Inc.                                 Assistant Corporate Secretary          Osteraas                Kathryn
NRG PacGen Inc.                                 Treasurer                              Schaefer                George
NRG Pacific Corporate Services Pty Ltd
NRG Pacific Corporate Services Pty Ltd          Australian Taxation
                                                  Office Details                       Messer                  Shaun
NRG Pacific Corporate Services Pty Ltd          Director                               Messer                  Shaun
NRG Pacific Corporate Services Pty Ltd          Secretary                              Messer                  Shaun
NRG Peaker Finance Company LLC                  Assistant Secretary                    Davido                  Scott
NRG Peaker Finance Company LLC                  Management Committee Member            Davido                  Scott
NRG Peaker Finance Company LLC                  Vice President                         Davido                  Scott
NRG Peaker Finance Company LLC                  Management Committee Member            Kelly                   Richard
NRG Peaker Finance Company LLC                  President                              Kelly                   Richard
NRG Peaker Finance Company LLC                  Vice President                         Marks                   Stanley
NRG Peaker Finance Company LLC                  Assistant Secretary                    Osteraas                Kathryn
NRG Peaker Finance Company LLC                  Secretary                              Quinby                  David
NRG Peaker Finance Company LLC                  Treasurer                              Schaefer                George
NRG Peaker Finance Company LLC                  Independent Member                     Tillman                 Carrie
NRG Pensions Limited                            Secretary                              Birthisel               Stockton
NRG Pensions Limited                            Secretary                              Eitrheim                Marie
NRG Pensions Limited                            Director                               Jackson                 Stuart
NRG Pensions Limited                            Director                               Jones                   Martin
NRG Pensions Limited                            Director ("B")                         Krebs                   Gary
NRG Pensions Limited                            Director ("B")                         Power                   Richard
NRG Power Marketing Inc.                        Director (sole)                        Davido                  Scott
NRG Power Marketing Inc.                        Secretary                              Davido                  Scott
NRG Power Marketing Inc.                        Vice President                         Davido                  Scott

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Power Marketing Inc.                        Assistant Secretary                    Osteraas                Kathryn
NRG Power Marketing Inc.                        Chairman, President & CEO              Redd, Jr.               Ershel
NRG Power Marketing Inc.                        Treasurer (and VP
                                                  listed separately)                   Schaefer                George
NRG Power Marketing Inc.                        Vice President (& Treasurer
                                                  listed separately)                   Schaefer                George
NRG Power Options Inc.                          President                              Carroll                 Michael
NRG Power Options Inc.                          Assistant Secretary                    Davido                  Scott
NRG Power Options Inc.                          Director (sole)                        Davido                  Scott
NRG Power Options Inc.                          Vice President                         Davido                  Scott
NRG Power Options Inc.                          Assistant Secretary                    Osteraas                Kathryn
NRG Power Options Inc.                          Secretary                              Ptacek                  Tammie
NRG Processing Solutions LLC                    President                              Carroll                 Michael
NRG Processing Solutions LLC                    Assistant Secretary                    Davido                  Scott
NRG Processing Solutions LLC                    Vice President                         Davido                  Scott
NRG Processing Solutions LLC                    Assistant Secretary                    Osteraas                Kathryn
NRG Processing Solutions LLC                    Secretary                              Ptacek                  Tammie
NRG Processing Solutions LLC                    Treasurer                              Schaefer                George
NRG Processing Solutions LLC                    Vice President                         White                   Gary
NRG Rockford Acquisition LLC                    Assistant Secretary                    Davido                  Scott
NRG Rockford Acquisition LLC                    Vice President                         Davido                  Scott
NRG Rockford Acquisition LLC                    President                              Kelly                   Richard
NRG Rockford Acquisition LLC                    Vice President                         Marks                   Stanley
NRG Rockford Acquisition LLC                    Independent Member                     Moore                   Siouxzan
NRG Rockford Acquisition LLC                    Secretary                              O'Brien                 Timothy
NRG Rockford Acquisition LLC                    Assistant Secretary                    Osteraas                Kathryn
NRG Rockford Acquisition LLC                    Treasurer                              Schaefer                George
NRG Rockford Equipment II LLC                   Assistant Secretary                    Davido                  Scott
NRG Rockford Equipment II LLC                   Management Board (sole)                Davido                  Scott
NRG Rockford Equipment II LLC                   Vice President                         Davido                  Scott
NRG Rockford Equipment II LLC                   President                              Kelly                   Richard
NRG Rockford Equipment II LLC                   Vice President                         Marks                   Stanley
NRG Rockford Equipment II LLC                   Secretary                              O'Brien                 Timothy
NRG Rockford Equipment II LLC                   Assistant Secretary                    Osteraas                Kathryn
NRG Rockford Equipment II LLC                   Treasurer                              Schaefer                George
NRG Rockford Equipment II LLC                   Treasurer                              Schaefer                George
NRG Rockford Equipment LLC                      Assistant Secretary                    Davido                  Scott
NRG Rockford Equipment LLC                      Manager (sole)                         Davido                  Scott
NRG Rockford Equipment LLC                      Vice President                         Davido                  Scott
NRG Rockford Equipment LLC                      President                              Kelly                   Richard
NRG Rockford Equipment LLC                      Vice President                         Marks                   Stanley
NRG Rockford Equipment LLC                      Secretary                              O'Brien                 Timothy
NRG Rockford Equipment LLC                      Assistant Secretary                    Osteraas                Kathryn
NRG Rockford Equipment LLC                      Treasurer                              Schaefer                George
NRG Rockford II LLC                             Assistant Secretary                    Davido                  Scott
NRG Rockford II LLC                             Management Board (sole)                Davido                  Scott

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Rockford II LLC                             Vice President                         Davido                  Scott
NRG Rockford II LLC                             President                              Kelly                   Richard
NRG Rockford II LLC                             Vice President                         Marks                   Stanley
NRG Rockford II LLC                             Secretary                              O'Brien                 Timothy
NRG Rockford II LLC                             Assistant Secretary                    Osteraas                Kathryn
NRG Rockford II LLC                             Treasurer                              Schaefer                George
NRG Rockford LLC                                Assistant Secretary                    Davido                  Scott
NRG Rockford LLC                                Management Board (sole member)         Davido                  Scott
NRG Rockford LLC                                Vice President                         Davido                  Scott
NRG Rockford LLC                                President                              Kelly                   Richard
NRG Rockford LLC                                Vice President                         Marks                   Stanley
NRG Rockford LLC                                Secretary                              O'Brien                 Timothy
NRG Rockford LLC                                Assistant Secretary                    Osteraas                Kathryn
NRG Rockford LLC                                Treasurer                              Schaefer                George
NRG Rocky Road LLC                              Assistant Secretary                    Osteraas                Kathryn
NRG Sabine River Works GP LLC                   Secretary                              McInnis                 A.
NRG Sabine River Works GP LLC                   Assistant Secretary                    Osteraas                Kathryn
NRG Sabine River Works GP LLC                   Management Committee Member            Williams                Alan
NRG Sabine River Works GP LLC                   Vice President                         Williams                Alan
NRG Sabine River Works LP LLC                   Secretary                              McInnis                 A.
NRG Sabine River Works LP LLC                   Assistant Secretary                    Osteraas                Kathryn
NRG Sabine River Works LP LLC                   Management Committee Member            Williams                Alan
NRG Sabine River Works LP LLC                   Vice President                         Williams                Alan
NRG Saguaro Operations Inc.                     Vice President                         Brewster                John
NRG Saguaro Operations Inc.                     Assistant Secretary                    Davido                  Scott
NRG Saguaro Operations Inc.                     Director (sole)                        Davido                  Scott
NRG Saguaro Operations Inc.                     Vice President                         Davido                  Scott
NRG Saguaro Operations Inc.                     President                              Kelly                   Richard
NRG Saguaro Operations Inc.                     Secretary                              Lloyd                   David
NRG Saguaro Operations Inc.                     Assistant Secretary                    Osteraas                Kathryn
NRG Saguaro Operations Inc.                     Treasurer                              Schaefer                George
NRG San Diego Inc.                              Director                               Carroll                 Michael
NRG San Diego Inc.                              Vice President                         Carroll                 Michael
NRG San Diego Inc.                              Assistant Secretary                    Osteraas                Kathryn
NRG San Diego Inc.                              Secretary                              Ptacek                  Tammie
NRG Services Corporation                        Assistant Secretary                    Davido                  Scott
NRG Services Corporation                        Director (sole)                        Davido                  Scott
NRG Services Corporation                        Vice President                         Davido                  Scott
NRG Services Corporation                        President                              Kelly                   Richard
NRG Services Corporation                        Secretary                              O'Brien                 Timothy
NRG Services Corporation                        Assistant Secretary                    Osteraas                Kathryn
NRG Services Corporation                        Treasurer                              Schaefer                George
NRG South Central Affiliate Services Inc.       Assistant Secretary                    Davido                  Scott
NRG South Central Affiliate Services Inc.       Director (sole)                        Davido                  Scott

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG South Central Affiliate Services Inc.       Vice President                         Davido                  Scott
NRG South Central Affiliate Services Inc.       President                              Kelly                   Richard
NRG South Central Affiliate Services Inc.       Vice President                         Marks                   Stanley
NRG South Central Affiliate Services Inc.       Secretary                              O'Brien                 Timothy
NRG South Central Affiliate Services Inc.       Assistant Secretary                    Osteraas                Kathryn
NRG South Central Affiliate Services Inc.       Treasurer                              Schaefer                George
NRG South Central Generating LLC                Assistant Secretary                    Davido                  Scott
NRG South Central Generating LLC                Management Committee Member
                                                  (of both members)                    Davido                  Scott
NRG South Central Generating LLC                Vice President                         Davido                  Scott
NRG South Central Generating LLC                Management Committee Member
                                                  (of both members)                    Kelly                   Richard
NRG South Central Generating LLC                President                              Kelly                   Richard
NRG South Central Generating LLC                Vice President                         Marks                   Stanley
NRG South Central Generating LLC                Secretary                              McInnis                 A.
NRG South Central Generating LLC                Assistant Secretary                    Osteraas                Kathryn
NRG South Central Generating LLC                Independent Member                     Sagedy, Jr.             Robert
NRG South Central Operations Inc.               Vice President                         Brewster                John
NRG South Central Operations Inc.               Assistant Secretary                    Davido                  Scott
NRG South Central Operations Inc.               Director (sole)                        Davido                  Scott
NRG South Central Operations Inc.               Vice President                         Davido                  Scott
NRG South Central Operations Inc.               President                              Kelly                   Richard
NRG South Central Operations Inc.               Vice President                         Marks                   Stanley
NRG South Central Operations Inc.               Secretary                              McInnis                 A.
NRG South Central Operations Inc.               Assistant Secretary                    Osteraas                Kathryn
NRG South Central Operations Inc.               Treasurer                              Schaefer                George
NRG Sterlington Power LLC                       Assistant Secretary                    Davido                  Scott
NRG Sterlington Power LLC                       Management Board (sole)                Davido                  Scott
NRG Sterlington Power LLC                       Vice President                         Davido                  Scott
NRG Sterlington Power LLC                       President                              Kelly                   Richard
NRG Sterlington Power LLC                       Vice President                         Marks                   Stanley
NRG Sterlington Power LLC                       Secretary                              McInnis                 A.
NRG Sterlington Power LLC                       Assistant Secretary                    Osteraas                Kathryn
NRG Sterlington Power LLC                       Treasurer                              Schaefer                George
NRG Sunnyside Operations GP Inc.                Assistant Secretary                    Davido                  Scott
NRG Sunnyside Operations GP Inc.                Director (sole)                        Davido                  Scott
NRG Sunnyside Operations GP Inc.                Vice President                         Davido                  Scott
NRG Sunnyside Operations GP Inc.                President                              Kelly                   Richard
NRG Sunnyside Operations GP Inc.                Secretary                              O'Brien                 Timothy
NRG Sunnyside Operations GP Inc.                Assistant Secretary                    Osteraas                Kathryn
NRG Sunnyside Operations GP Inc.                Treasurer                              Schaefer                George
NRG Sunnyside Operations LP Inc.                Assistant Secretary                    Davido                  Scott
NRG Sunnyside Operations LP Inc.                Director (sole)                        Davido                  Scott
NRG Sunnyside Operations LP Inc.                Vice President                         Davido                  Scott
NRG Sunnyside Operations LP Inc.                President                              Kelly                   Richard
NRG Sunnyside Operations LP Inc.                Secretary                              O'Brien                 Timothy

          SUBSIDIARY NAME                                   TITLE                          LAST NAME           FIRST NAME
----------------------------------              -----------------------------          -----------------       ----------
NRG Sunnyside Operations LP Inc.                Assistant Secretary                    Osteraas                Kathryn
NRG Sunnyside Operations LP Inc.                Treasurer                              Schaefer                George
NRG Taiwan Holding Company Limited
NRG Taiwan Holding Company Limited              Director                               Johnson                 Gary
NRG Taiwan Holding Company Limited              Chairman of the Board                  Kelly                   Richard
NRG Taiwan Holding Company Limited              Director                               Kelly                   Richard
NRG Telogia Power LLC                           President                              Carroll                 Michael
NRG Telogia Power LLC                           Assistant Secretary                    Davido                  Scott
NRG Telogia Power LLC                           Vice President                         Davido                  Scott
NRG Telogia Power LLC                           Assistant Secretary                    Osteraas                Kathryn
NRG Telogia Power LLC                           Vice President                         Pittman                 Gerald
NRG Telogia Power LLC                           Secretary                              Ptacek                  Tammie
NRG Telogia Power LLC                           Treasurer                              Schaefer                George
NRG Thermal Corporation                         President                              Carroll                 Michael
NRG Thermal Corporation                         Assistant Secretary                    Davido                  Scott
NRG Thermal Corporation                         Vice President                         Davido                  Scott
NRG Thermal Corporation                         Chief Financial Officer                Guglielmi               Thomas
NRG Thermal Corporation                         Assistant Secretary                    Osteraas                Kathryn
NRG Thermal Corporation                         Vice President of Business
                                                  Development                          Pittman                 Gerald
NRG Thermal Corporation                         Secretary                              Ptacek                  Tammie
NRG Thermal Corporation                         Treasurer                              Schaefer                George
NRG Thermal Operating Services LLC              President                              Carroll                 Michael
NRG Thermal Operating Services LLC              Assistant Secretary                    Davido                  Scott
NRG Thermal Operating Services LLC              Vice President                         Davido                  Scott
NRG Thermal Operating Services LLC              Assistant Secretary                    Osteraas                Kathryn
NRG Thermal Operating Services LLC              Secretary                              Ptacek                  Tammie
NRG Thermal Operating Services LLC              Treasurer                              Schaefer                George
NRG Thermal Services Inc.                       President                              Carroll                 Michael
NRG Thermal Services Inc.                       Assistant Secretary                    Davido                  Scott
NRG Thermal Services Inc.                       Vice President                         Davido                  Scott
NRG Thermal Services Inc.                       Assistant Secretary                    Osteraas                Kathryn
NRG Thermal Services Inc.                       Secretary                              Ptacek                  Tammie
NRG Thermal Services Inc.                       Treasurer                              Schaefer                George
NRG Turbines LLC                                Assistant Secretary                    Davido                  Scott
NRG Turbines LLC                                Management Committee Member            Davido                  Scott
NRG Turbines LLC                                Vice President                         Davido                  Scott
NRG Turbines LLC                                Management Committee Member            Kelly                   Richard
NRG Turbines LLC                                President                              Kelly                   Richard
NRG Turbines LLC                                Secretary                              O'Brien                 Timothy
NRG Turbines LLC                                Assistant Secretary                    Osteraas                Kathryn
NRG Turbines LLC                                Management Committee Member            Schaefer                George
NRG Turbines LLC                                Treasurer                              Schaefer                George
NRG Turbines LLC                                Independent Member                     Sutton                  Debra

        SUBSIDIARY NAME                         TITLE          LAST NAME         FIRST NAME
--------------------------------      -----------------------  ---------         ----------
NRG Valmy Power LLC                   Assistant Secretary         Davido           Scott
NRG Valmy Power LLC                   Management Board (sole)     Davido           Scott
NRG Valmy Power LLC                   Vice President              Davido           Scott
NRG Valmy Power LLC                   President                   Kelly            Richard
NRG Valmy Power LLC                   Secretary                   Lloyd            David
NRG Valmy Power LLC                   Vice President              Marks            Stanley
NRG Valmy Power LLC                   Assistant Secretary         Osteraas         Kathryn
NRG Victoria I Pty Ltd
NRG Victoria I Pty Ltd                Director                    Messer           Shaun
NRG Victoria I Pty Ltd                Secretary                   Messer           Shaun
NRG Victoria II Pty Ltd
NRG Victoria II Pty Ltd               Director                    Messer           Shaun
NRG Victoria II Pty Ltd               Secretary                   Messer           Shaun
NRG Victoria III Pty Ltd
NRG Victoria III Pty Ltd              Director                    Messer           Shaun
NRG Victoria III Pty Ltd              Secretary                   Messer           Shaun
NRG West Coast Inc.                   Assistant Secretary         Davido           Scott
NRG West Coast Inc.                   Vice President              Davido           Scott
NRG West Coast Inc.                   President                   Kelly            Richard
NRG West Coast Inc.                   Secretary                   Lloyd            David
NRG West Coast Inc.                   Assistant Secretary         Osteraas         Kathryn
NRG West Coast Inc.                   Treasurer                   Schaefer         George
NRG Western Affiliate Services Inc.   Assistant Secretary         Davido           Scott
NRG Western Affiliate Services Inc.   Director (sole)             Davido           Scott
NRG Western Affiliate Services Inc.   Vice President              Davido           Scott
NRG Western Affiliate Services Inc.   President                   Kelly            Richard
NRG Western Affiliate Services Inc.   Secretary                   Lloyd            David
NRG Western Affiliate Services Inc.   Vice President              Marks            Stanley
NRG Western Affiliate Services Inc.   Assistant Secretary         Osteraas         Kathryn
NRG Western Affiliate Services Inc.   Treasurer                   Schaefer         George
NRG Woodland Operations LLC           President                   Carroll          Michael
NRG Woodland Operations LLC           Assistant Secretary         Davido           Scott
NRG Woodland Operations LLC           Management Board (sole)     Davido           Scott
NRG Woodland Operations LLC           Vice President              Davido           Scott
NRG Woodland Operations LLC           Vice President              Helliwell, Jr.   William
NRG Woodland Operations LLC           Assistant Secretary         Osteraas         Kathryn
NRG Woodland Operations LLC           Secretary                   Ptacek           Tammie
NRG Woodland Operations LLC           Treasurer                   Schaefer         George
NRGenerating (Gibraltar)              Director                    Golt             Teresa
NRGenerating Energy Trading Ltd.      Secretary                   Eitrheim         Marie
NRGenerating Energy Trading Ltd.      Director                    Kelly            Richard
NRGenerating Holdings (No. 11) B.V.   Director                    Kelly            Richard

        SUBSIDIARY NAME                         TITLE                    LAST NAME                   FIRST NAME
--------------------------------        ---------------------  -------------------------------       ----------
NRGenerating Holdings (No. 11) B.V.     Director               Temmes Management Services BV
NRGenerating Holdings (No. 13) B.V.     Director               Kelly                                   Richard
NRGenerating Holdings (No. 13) B.V.     Director               Temmes Management Services BV
NRGenerating Holdings (No. 14) B.V.     Director               Kelly                                   Richard
NRGenerating Holdings (No. 14) B.V.     Director               Temmes Management Services BV
NRGenerating Holdings (No. 15) B.V.     Director               Kelly                                   Richard
NRGenerating Holdings (No. 15) B.V.     Director               Temmes Management Services BV
NRGenerating Holdings (No. 16) B.V.     Director               Kelly                                   Richard
NRGenerating Holdings (No. 16) B.V.     Director               Temmes Management Services BV
NRGenerating Holdings (No. 18) B.V.     Director               Kelly                                   Richard
NRGenerating Holdings (No. 18) B.V.     Director               Temmes Management Services B.V.
NRGenerating Holdings (No. 19) B.V.
NRGenerating Holdings (No. 19) B.V.     Director               Kelly                                   Richard
NRGenerating Holdings (No. 2) GmbH
NRGenerating Holdings (No. 2) GmbH      Authorized Signatory   Cochran                                 JoAnn
NRGenerating Holdings (No. 2) GmbH      Director               Kelly                                   Richard
NRGenerating Holdings (No. 2) GmbH      Director               van Tol                                 Pieter
NRGenerating Holdings (No. 21) B.V.     Director               Kelly                                   Richard
NRGenerating Holdings (No. 21) B.V.     Director               Temmes Management Services B.V.
NRGenerating Holdings (No. 23) B.V.     Director               Kelly                                   Richard
NRGenerating Holdings (No. 23) B.V.     Director               Temmes Management Services B.V.
NRGenerating Holdings (No. 24) B.V.     Director               Kelly                                   Richard
NRGenerating Holdings (No. 3) B.V.      Director               Kelly                                   Richard
NRGenerating Holdings (No. 3) B.V.      Director               Temmes Management Services BV
NRGenerating Holdings (No. 3) GmbH      Authorized Signatory   Cochran                                 JoAnn
NRGenerating Holdings (No. 3) GmbH      Director               Kelly                                   Richard
NRGenerating Holdings (No. 3) GmbH      Director               van Tol                                 Petrus
NRGenerating Holdings (No. 4) B.V.      Director               Kelly                                   Richard
NRGenerating Holdings (No. 4) B.V.      Director               Temmes Management Services BV
NRGenerating Holdings (No. 4) GmbH      Authorized Signatory   Cochran                                 JoAnn
NRGenerating Holdings (No. 4) GmbH      Director               Kelly                                   Richard
NRGenerating Holdings (No. 4) GmbH      Director               van Tol                                 Petrus
NRGenerating Holdings (No. 5) B.V.      Director               Kelly                                   Richard
NRGenerating Holdings (No. 5) B.V.      Director               Temmes Management Services BV

             SUBSIDIARY NAME                      TITLE                         LAST NAME               FIRST NAME
----------------------------------------   --------------------   -----------------------------------   ----------
NRGenerating Holdings (No. 6) B.V.         Director               Kelly                                    Richard
NRGenerating Holdings (No. 6) B.V.         Director               Temmes Management Services BV
NRGenerating Holdings (No. 7) B.V.         Director               Kelly                                    Richard
NRGenerating Holdings (No. 7) B.V.         Director               Temmes Management Services BV
NRGenerating Holdings (No. 8) B.V.         Director               Kelly                                    Richard
NRGenerating Holdings (No. 8) B.V.         Director               Temmes Management Services BV
NRGenerating Holdings GmbH                 Authorized Signatory   Cochran                                  JoAnn
NRGenerating Holdings GmbH                 Director               Kelly                                    Richard
NRGenerating Holdings GmbH                 Director               van Tol                                  Pieter
NRGenerating II (Gibraltar)                Director               Golt                                     Teresa
NRGenerating III (Gibraltar)               Director               Golt                                     Teresa
NRGenerating International B.V.            Director               Kelly                                    Richard
NRGenerating International B.V.            Director               Temmes Management Services BV
NRGenerating IV (Gibraltar)                Director               NRG International Holdings GmbH
NRGenerating Luxembourg (No. 1) S.a.r.l.   Director               NRGenerating International B.V.
NRGenerating Luxembourg (No. 2) S.a.r.l.   Director               NRGenerating International B.V.
NRGenerating Luxembourg (No. 4) S.a.r.l.   Director               NRGenerating Holdings (No. 21) B.V.
NRGenerating Luxembourg (No. 4) S.a.r.l.   Director               NRGenerating Holdings (No. 21) B.V.
NRGenerating Luxembourg (No. 5) S.a.r.l.   Director               NRGenerating Holdings (No. 21) B.V.
NRGenerating Luxembourg (No. 6) S.a.r.l.   Manager                NRG International Holdings GmbH
NRGenerating Rupali B.V.                   Director               Kelly                                    Richard
NRGenerating Rupali B.V.                   Director               Temmes Management Services BV
NRGenerating, Ltd.                         Secretary              Eitrheim                                 Marie
NRGenerating, Ltd.                         Director               Kelly                                    Richard
O Brien Biogas (Mazzaro), Inc.             Director               Carroll                                  Michael
O Brien Biogas (Mazzaro), Inc.             President              Carroll                                  Michael
O Brien Biogas (Mazzaro), Inc.             Vice President         Chapman                                  Randall
O Brien Biogas (Mazzaro), Inc.             Assistant Secretary    Davido                                   Scott
O Brien Biogas (Mazzaro), Inc.             Vice President         Davido                                   Scott
O Brien Biogas (Mazzaro), Inc.             Vice President         Heuiser                                  Benny
O Brien Biogas (Mazzaro), Inc.             Director               Kelly                                    Richard
O Brien Biogas (Mazzaro), Inc.             Assistant Secretary    Osteraas                                 Kathryn
O Brien Biogas (Mazzaro), Inc.             Secretary              Ptacek                                   Tammie
O Brien Biogas (Mazzaro), Inc.             Treasurer              Schaefer                                 George
O Brien Biogas IV LLC                      Manager                Aschehoug                                Trond

        SUBSIDIARY NAME                         TITLE          LAST NAME     FIRST NAME
--------------------------------      -----------------------  ---------     ----------
O Brien Cogeneration, Inc. II         Assistant Secretary        Davido         Scott
O Brien Cogeneration, Inc. II         Director (sole)            Davido         Scott
O Brien Cogeneration, Inc. II         Vice President             Davido         Scott
O Brien Cogeneration, Inc. II         President                  Kelly          Richard
O Brien Cogeneration, Inc. II         Secretary                  Lloyd          David
O Brien Cogeneration, Inc. II         Assistant Secretary        Osteraas       Kathryn
O Brien Cogeneration, Inc. II         Vice President             Riley          Bryan
O Brien Cogeneration, Inc. II         Treasurer                  Schaefer       George
O Brien Standby Power Energy, Inc.    Director                   Carroll        Michael
O Brien Standby Power Energy, Inc.    President                  Carroll        Michael
O Brien Standby Power Energy, Inc.    Vice President             Chapman        Randall
O Brien Standby Power Energy, Inc.    Assistant Secretary        Davido         Scott
O Brien Standby Power Energy, Inc.    Vice President             Davido         Scott
O Brien Standby Power Energy, Inc.    Vice President             Heuiser        Benny
O Brien Standby Power Energy, Inc.    Director                   Kelly          Richard
O Brien Standby Power Energy, Inc.    Assistant Secretary        Osteraas       Kathryn
O Brien Standby Power Energy, Inc.    Secretary                  Ptacek         Tammie
Okeechobee Power I, Inc.              Assistant Secretary        Davido         Scott
Okeechobee Power I, Inc.              Director (sole)            Davido         Scott
Okeechobee Power I, Inc.              Vice President             Davido         Scott
Okeechobee Power I, Inc.              President                  Kelly          Richard
Okeechobee Power I, Inc.              Secretary                  O'Brien        Timothy
Okeechobee Power I, Inc.              Assistant Secretary        Osteraas       Kathryn
Okeechobee Power I, Inc.              Treasurer                  Schaefer       George
Okeechobee Power II, Inc.             Assistant Secretary        Davido         Scott
Okeechobee Power II, Inc.             Director (sole)            Davido         Scott
Okeechobee Power II, Inc.             Vice President             Davido         Scott
Okeechobee Power II, Inc.             President                  Kelly          Richard
Okeechobee Power II, Inc.             Secretary                  O'Brien        Timothy
Okeechobee Power II, Inc.             Assistant Secretary        Osteraas       Kathryn
Okeechobee Power II, Inc.             Treasurer                  Schaefer       George
Okeechobee Power III, Inc.            Assistant Secretary        Davido         Scott
Okeechobee Power III, Inc.            Director (sole)            Davido         Scott
Okeechobee Power III, Inc.            Vice President             Davido         Scott
Okeechobee Power III, Inc.            President                  Kelly          Richard
Okeechobee Power III, Inc.            Secretary                  O'Brien        Timothy
Okeechobee Power III, Inc.            Assistant Secretary        Osteraas       Kathryn
Okeechobee Power III, Inc.            Treasurer                  Schaefer       George
ONSITE Energy, Inc.                   Assistant Secretary        Davido         Scott
ONSITE Energy, Inc.                   Director                   Davido         Scott
ONSITE Energy, Inc.                   Vice President             Davido         Scott
ONSITE Energy, Inc.                   Director                   Kelly          Richard
ONSITE Energy, Inc.                   President                  Kelly          Richard
ONSITE Energy, Inc.                   Secretary                  Lloyd          David

        SUBSIDIARY NAME                         TITLE                   LAST NAME       FIRST NAME
--------------------------------      -----------------------         -----------       ----------
ONSITE Energy, Inc.                   Vice President                  Marks             Stanley
ONSITE Energy, Inc.                   Assistant Secretary             Osteraas          Kathryn
ONSITE Energy, Inc.                   Treasurer                       Schaefer          George
ONSITE Funding Corporation            Secretary                       Lloyd             David
ONSITE Funding Corporation            Vice President                  Marks             Stanley
ONSITE Funding Corporation            Assistant Secretary             Osteraas          Kathryn
ONSITE Marianas Corporation           Secretary                       Lloyd             David
ONSITE Marianas Corporation           Vice President                  Marks             Stanley
ONSITE Marianas Corporation           Assistant Secretary             Osteraas          Kathryn
Oswego Harbor Power LLC               Assistant Secretary             Davido            Scott
Oswego Harbor Power LLC               Management Committee Member     Davido            Scott
Oswego Harbor Power LLC               Vice President                  Davido            Scott
Oswego Harbor Power LLC               Secretary                       Fisfis            David
Oswego Harbor Power LLC               Management Committee Member     Kelly             Richard
Oswego Harbor Power LLC               President                       Kelly             Richard
Oswego Harbor Power LLC               Assistant Secretary             Osteraas          Kathryn
Oswego Harbor Power LLC               Treasurer                       Schaefer          George
Oswego Harbor Power LLC               Independent Member              Tillman           Carrie
OU Nrg Energy Est                     Management Board Member         Lauri             Hillar
OU Nrg Energy Est                     Management Board Member         Wolf              Steven
P.T. Dayalistrik Pratama              Commissioner                    Ansaldo(1)
P.T. Dayalistrik Pratama              Director                        Ansaldo(1)
P.T. Dayalistrik Pratama              Director                        Pesenti           Lorenzo
P.T. Dayalistrik Pratama              Commissioner                    PT Fenergi(1)
P.T. Dayalistrik Pratama              Director                        PT Fenergi(1)
P.T. Dayalistrik Pratama              Director                        Widjajanto        Utomo
Pacific Crockett Holdings, Inc.       Assistant Secretary             Davido            Scott
Pacific Crockett Holdings, Inc.       Director                        Davido            Richard
Pacific Crockett Holdings, Inc.       Vice President                  Davido            Scott
Pacific Crockett Holdings, Inc.       Director                        Kelly             Richard
Pacific Crockett Holdings, Inc.       President                       Kelly             Richard
Pacific Crockett Holdings, Inc.       Secretary                       Lloyd             David
Pacific Crockett Holdings, Inc.       Vice President                  Marks             Stanley
Pacific Crockett Holdings, Inc.       Assistant Secretary             Osteraas          Kathryn
Pacific Generation Company            Assistant Secretary             Davido            Scott
Pacific Generation Company            Director                        Davido            Scott
Pacific Generation Company            Vice President                  Davido            Scott
Pacific Generation Company            Director                        Kelly             Richard
Pacific Generation Company            President                       Kelly             Richard
Pacific Generation Company            Secretary                       Lloyd             David
Pacific Generation Company            Vice President                  Marks             Stanley
Pacific Generation Company            Assistant Secretary             Osteraas          Kathryn

           SUBSIDIARY NAME                      TITLE              LAST NAME         FIRST NAME
--------------------------------------   --------------------     -----------       ----------
Pacific Generation Company               Treasurer                  Schaefer          George
Pacific Generation Development Company   Assistant Secretary        Davido            Scott
Pacific Generation Development Company   Director                   Davido            Scott
Pacific Generation Development Company   Vice President             Davido            Scott
Pacific Generation Development Company   Director                   Kelly             Richard
Pacific Generation Development Company   President                  Kelly             Richard
Pacific Generation Development Company   Secretary                  Lloyd             David
Pacific Generation Development Company   Vice President             Marks             Stanley
Pacific Generation Development Company   Assistant Secretary        Osteraas          Kathryn
Pacific Generation Development Company   Director                   Schaefer          George
Pacific Generation Development Company   Treasurer                  Schaefer          George
Pacific Generation Holdings Company      Director                   Kelly             Richard
Pacific Generation Holdings Company      President                  Kelly             Richard
Pacific Generation Holdings Company      Director                   Lloyd             David
Pacific Generation Holdings Company      Secretary                  Lloyd             David
Pacific Generation Holdings Company      Director                   Marks             Stanley
Pacific Generation Holdings Company      Vice President             Marks             Stanley
Pacific Generation Holdings Company      Assistant Secretary        Osteraas          Kathryn
Pacific Generation Resources Company     Assistant Secretary        Davido            Scott
Pacific Generation Resources Company     Director                   Davido            Scott
Pacific Generation Resources Company     Vice President             Davido            Scott
Pacific Generation Resources Company     Director                   Kelly             Richard
Pacific Generation Resources Company     President                  Kelly             Richard
Pacific Generation Resources Company     Secretary                  Lloyd             David
Pacific Generation Resources Company     Vice President             Marks             Stanley
Pacific Generation Resources Company     Assistant Secretary        Osteraas          Kathryn
Pacific Generation Resources Company     Director                   Schaefer          George
Pacific Generation Resources Company     Treasurer                  Schaefer          George
Pacific Orrington Energy, Inc.           Assistant Secretary        Davido            Scott
Pacific Orrington Energy, Inc.           Director                   Davido            Scott
Pacific Orrington Energy, Inc.           Vice President             Davido            Scott
Pacific Orrington Energy, Inc.           Director                   Kelly             Richard
Pacific Orrington Energy, Inc.           President                  Kelly             Richard
Pacific Orrington Energy, Inc.           Secretary                  Lloyd             David
Pacific Orrington Energy, Inc.           Vice President             Marks             Stanley
Pacific Orrington Energy, Inc.           Assistant Secretary        Osteraas          Kathryn
Pacific Orrington Energy, Inc.           Director                   Schaefer          George
Pacific Orrington Energy, Inc.           Treasurer                  Schaefer          George
Pacific-Mt. Poso Corporation             Assistant Secretary        Davido            Scott
Pacific-Mt. Poso Corporation             Director                   Davido            Scott
Pacific-Mt. Poso Corporation             Vice President             Davido            Scott
Pacific-Mt. Poso Corporation             Director                   Kelly             Richard
Pacific-Mt. Poso Corporation             President                  Kelly             Richard
Pacific-Mt. Poso Corporation             Secretary                  Lloyd             David

        SUBSIDIARY NAME                                      TITLE                      LAST NAME         FIRST NAME
--------------------------------           ---------------------------------------- --------------------  ----------
Pacific-Mt. Poso Corporation               Vice President                             Marks                Stanley
Pacific-Mt. Poso Corporation               Assistant Secretary                        Osteraas             Kathryn
Pacific-Mt. Poso Corporation               Treasurer                                  Schaefer             George
Pittsburgh Thermal, Limited Partnership    Chairman                                   Avers (TVI)          Carl
Pittsburgh Thermal, Limited Partnership    Secretary                                  Avers (TVI)          Carl
Pittsburgh Thermal, Limited Partnership    Vice President                             Cummings (TVI)       James
Pittsburgh Thermal, Limited Partnership    Assistant Secretary                        Mahoney (TVI)        Lewis
Pittsburgh Thermal, Limited Partnership    President                                  Mahoney (TVI)        Lewis
Pittsburgh Thermal, Limited Partnership    Treasurer                                  Mahoney (TVI)        Lewis
Power Operations, Inc.                     Vice President                             Brewster             John
Power Operations, Inc.                     Assistant Secretary                        Davido               Scott
Power Operations, Inc.                     Director (sole)                            Davido               Scott
Power Operations, Inc.                     Vice President                             Davido               Scott
Power Operations, Inc.                     President                                  Kelly                Richard
Power Operations, Inc.                     Secretary                                  O'Brien              Timothy
Power Operations, Inc.                     Assistant Secretary                        Osteraas             Kathryn
Power Operations, Inc.                     Treasurer                                  Schaefer             George
Pyro-Pacific Operating Company             managed by General partner or Management
                                             Committee                                Pyropower Corp.(2)
Reid Gardner Power LLC                     President                                  Kelly                Richard
Reid Gardner Power LLC                     Secretary                                  Lloyd                David
Reid Gardner Power LLC                     Assistant Secretary                        Osteraas             Kathryn
Rocky Road Power, LLC                      Executive Committee Representative         Elmer                Vic
Rocky Road Power, LLC                      Executive Committee Representative         Lopez                Aldo
Rocky Road Power, LLC                      Executive Committee Representative         Manalac              G.P.
Rybnik (Gibraltar)                         Director                                   Golt                 Teresa
Rybnik Power B.V.                          Director                                   Kelly                Richard
Rybnik Power B.V.                          Director                                   Temmes Management
                                                                                        Services BV
Saale Energie GmbH                         Prokurist (joint representative with a
                                             managing director/by proxy)              Blake                Steven
Saale Energie GmbH                         Prokurist (joint representative with a
                                             managing director/by proxy)              Haffner              Paul
Saale Energie GmbH                         Managing Director - Geschaftsfuhrer        Taylor               Andrew
Saale Energie Services GmbH                Managing Director - Geschaftsfuhrer        Blake                Steven
Saale Energie Services GmbH                Managing Director - Geschaftsfuhrer        Scantlebury          Julian
Sachsen Holding B.V.                       Director                                   Kelly                Richard
Sachsen Holding B.V.                       Director                                   Temmes Management
                                                                                        Services BV
Saguaro Power LLC                          Assistant Secretary                        Davido               Scott
Saguaro Power LLC                          Vice President                             Davido               Scott
Saguaro Power LLC                          Secretary                                  Fisfis               David
Saguaro Power LLC                          Independent Member                         Grier                Robert
Saguaro Power LLC                          President                                  Kelly                Richard
Saguaro Power LLC                          Vice President                             Marks                Stanley
Saguaro Power LLC                          Assistant Secretary                        Osteraas             Kathryn
Saguaro Power LLC                          Treasurer                                  Schaefer             George

               SUBSIDIARY NAME                                  TITLE                            LAST NAME         FIRST NAME
---------------------------------------------      -------------------------------------    -------------------   -----------
San Bernardino Landfill Gas Limited                                                         MN San Bernardino
  Partnership, a California limited                Manager                                   Gasco I LLC (GP)
  partnership
San Joaquin Valley Energy I, Inc.                  Assistant Secretary                      Davido                  Scott
San Joaquin Valley Energy I, Inc.                  Director                                 Davido                  Scott
San Joaquin Valley Energy I, Inc.                  Vice President                           Davido                  Scott
San Joaquin Valley Energy I, Inc.                  Director                                 Kelly                   Richard
San Joaquin Valley Energy I, Inc.                  President                                Kelly                   Richard
San Joaquin Valley Energy I, Inc.                  Secretary                                Lloyd                   David
San Joaquin Valley Energy I, Inc.                  Vice President                           Marks                   Stanley
San Joaquin Valley Energy I, Inc.                  Assistant Secretary                      Osteraas                Kathryn
San Joaquin Valley Energy I, Inc.                  Director                                 Schaefer                George
San Joaquin Valley Energy I, Inc.                  Treasurer                                Schaefer                George
San Joaquin Valley Energy IV, Inc.                 Assistant Secretary                      Davido                  Scott
San Joaquin Valley Energy IV, Inc.                 Director                                 Davido                  Scott
San Joaquin Valley Energy IV, Inc.                 Vice President                           Davido                  Scott
San Joaquin Valley Energy IV, Inc.                 Director                                 Kelly                   Richard
San Joaquin Valley Energy IV, Inc.                 President                                Kelly                   Richard
San Joaquin Valley Energy IV, Inc.                 Secretary                                Lloyd                   David
San Joaquin Valley Energy IV, Inc.                 Vice President                           Marks                   Stanley
San Joaquin Valley Energy IV, Inc.                 Assistant Secretary                      Osteraas                Kathryn
San Joaquin Valley Energy IV, Inc.                 Director                                 Schaefer                George
San Joaquin Valley Energy IV, Inc.                 Treasurer                                Schaefer                George
San Joaquin Valley Energy Partners I, L.P.         Management Committee Member              Coombs                  Alan
San Joaquin Valley Energy Partners I, L.P.         Management Committee Member              Marks                   Stanley
San Joaquin Valley Energy Partners I, L.P.         Management Committee member              Volkar                  Patrick
San Joaquin Valley Energy Partners IV, L.P.        Management Committee Member              Coombs                  Alan
San Joaquin Valley Energy Partners IV, L.P.        Management Committee Member              Marks                   Stanley
San Joaquin Valley Energy Partners IV, L.P.        Management Committee Member              Volkar                  Patrick
Scoria Incorporated                                Assistant Secretary                      Osteraas                Kathryn
Scudder Latin American Power I-C L.D.C.            Project Committee Representative         CAF, CMS, IFC(1) each
Scudder Latin American Power I-C L.D.C.            Management Committee Representative      Carbonell               Carmen
Scudder Latin American Power I-C L.D.C.            Management Committee Representative      Elward                  Thomas
Scudder Latin American Power I-C L.D.C.            Project Committee Representative         Little                  Harold
Scudder Latin American Power I-C L.D.C.            Management Committee Representative      Paul                    Helmut
Scudder Latin American Power I-C L.D.C.            Project Committee Representative
                                                     (alternate)                            Smith                   Guy
Scudder Latin American Power II-C L.D.C.           Management Committee Representative      Birdsong                Lynn
Scudder Latin American Power II-C L.D.C.           Project Committee Representative         CAF, CMS, IFC(1) each
Scudder Latin American Power II-C L.D.C.           Management Committee Representative      Carbonell               Carmen
Scudder Latin American Power II-C L.D.C.           Management Committee Representative      Elward                  Thomas
Scudder Latin American Power II-C L.D.C.           Project Committee Representative         Little                  Harold
Scudder Latin American Power II-C L.D.C.           Management Committee Representative      Paul                    Helmut
Scudder Latin American Power II-C L.D.C.           Project Committee Representative
                                                     (alternate)                            Smith                   Guy
Scudder Latin American Power II-Corporation A      Management Committee Representative      Birdsong                Lynn

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

               SUBSIDIARY NAME                                  TITLE                             LAST NAME          FIRST NAME
---------------------------------------------      -------------------------------------    ---------------------    -----------
Scudder Latin American Power II-Corporation A      Project Committee Representative         CAF and CMS(1) each
Scudder Latin American Power II-Corporation A      Management Committee Representative      Carbonell                Carmen
Scudder Latin American Power II-Corporation A      Management Committee Representative      Elward                   Thomas
Scudder Latin American Power II-Corporation A      Management Committee Representative      Paul                     Helmut
Scudder Latin American Power II-Corporation B      Management Committee Representative      Birdsong                 Lynn
Scudder Latin American Power II-Corporation B      Project Committee Representative         CAF and CMS(1) each
Scudder Latin American Power II-Corporation B      Management Committee Representative      Carbonell                Carmen
Scudder Latin American Power II-Corporation B      Management Committee Representative      Elward                   Thomas
Scudder Latin American Power II-Corporation B      Management Committee Representative      Paul                     Helmut
Scudder Latin American Power II-P L.D.C.           Management Committee Representative      Birdsong                 Lynn
Scudder Latin American Power II-P L.D.C.           Project Committee Representative         CAF, CMS, IFC(1) each
Scudder Latin American Power II-P L.D.C.           Management Committee Representative      Carbonell                Carmen
Scudder Latin American Power II-P L.D.C.           Management Committee Representative      Elward                   Thomas
Scudder Latin American Power II-P L.D.C.           Management Committee Representative
                                                     (alternate)                            Little                   Harold
Scudder Latin American Power II-P L.D.C.           Management Committee Representative      Paul                     Helmut
Scudder Latin American Power II-P L.D.C.           Management Committee Representative      Smith                    Guy
Scudder Latin American Power I-P L.D.C.            Project Committee Representative         CAF, CMS, IFC(1) each
Scudder Latin American Power I-P L.D.C.            Management Committee Representative      Carbonell                Carmen
Scudder Latin American Power I-P L.D.C.            Management Committee Representative      Elward                   Thomas
Scudder Latin American Power I-P L.D.C.            Management Committee Representative
                                                     (alternate)                            Little                   Harold
Scudder Latin American Power I-P L.D.C.            Management Committee Representative      Paul                     Helmut
Scudder Latin American Power I-P L.D.C.            Management Committee Representative      Smith                    Guy
Somerset Operations Inc.                           Vice President                           Brewster                 John
Somerset Operations Inc.                           Assistant Secretary                      Davido                   Scott
Somerset Operations Inc.                           Director (sole)                          Davido                   Scott
Somerset Operations Inc.                           Vice President                           Davido                   Scott
Somerset Operations Inc.                           Secretary                                Fisfis                   David
Somerset Operations Inc.                           President                                Kelly                    Richard
Somerset Operations Inc.                           Assistant Secretary                      Osteraas                 Kathryn
Somerset Operations Inc.                           Treasurer                                Schaefer                 George
Somerset Power LLC                                 Assistant Secretary                      Davido                   Scott
Somerset Power LLC                                 Management Committee Member              Davido                   Scott
Somerset Power LLC                                 Vice President                           Davido                   Scott
Somerset Power LLC                                 Secretary                                Fisfis                   David
Somerset Power LLC                                 Management Committee Member              Kelly                    Richard
Somerset Power LLC                                 President                                Kelly                    Richard
Somerset Power LLC                                 Assistant Secretary                      Osteraas                 Kathryn
Somerset Power LLC                                 Treasurer                                Schaefer                 George
Somerset Power LLC                                 Independent Member                       Tillman                  Carrie
South Central Generation Holding LLC               Assistant Secretary                      Davido                   Scott
South Central Generation Holding LLC               Management Committee Member              Davido                   Scott
South Central Generation Holding LLC               Vice President                           Davido                   Scott

               SUBSIDIARY NAME                                  TITLE                            LAST NAME           FIRST NAME
---------------------------------------------      -------------------------------------    ---------------------    -----------
South Central Generation Holding LLC               Management Committee Member              Kelly                    Richard
South Central Generation Holding LLC               President                                Kelly                    Richard
South Central Generation Holding LLC               Vice President                           Marks                    Stanley
South Central Generation Holding LLC               Secretary                                McInnis                  A.
South Central Generation Holding LLC               Assistant Secretary                      Osteraas                 Kathryn
South Central Generation Holding LLC               Treasurer                                Schaefer                 George
Southwest Generation LLC                           President                                Kelly                    Richard
Southwest Generation LLC                           Secretary                                Lloyd                    David
Southwest Generation LLC                           Assistant Secretary                      Osteraas                 Kathryn
Southwest Power Holdings LLC                       Secretary                                Lloyd                    David
Southwest Power Holdings LLC                       Assistant Secretary                      Osteraas                 Kathryn
Statoil Energy Power/Pennsylvania, Inc.            Director                                 Carroll                  Michael
Statoil Energy Power/Pennsylvania, Inc.            President                                Carroll                  Michael
Statoil Energy Power/Pennsylvania, Inc.            Assistant Secretary                      Davido                   Scott
Statoil Energy Power/Pennsylvania, Inc.            Vice President                           Davido                   Scott
Statoil Energy Power/Pennsylvania, Inc.            Director                                 Kelly                    Richard
Statoil Energy Power/Pennsylvania, Inc.            Assistant Secretary                      Osteraas                 Kathryn
Statoil Energy Power/Pennsylvania, Inc.            Secretary                                Ptacek                   Tammie
Sterling (Gibraltar)                               Secretary                                Golt                     Teresa
Sterling (Gibraltar)                               Director                                 NRGenerating Holdings
                                                                                             (No. 15) B.V.
Sterling Luxembourg (No. 1) s.a.r.l.               Director                                 NRGenerating Holdings
                                                                                             (No. 15) B.V.
Sterling Luxembourg (No. 2) s.a.r.l.               Director                                 NRGenerating Holdings
                                                                                             (No. 15) B.V.
Sterling Luxembourg (No. 4) s.a.r.l.               Director                                 NRGenerating Holdings
                                                                                             (No. 15) B.V.
STS Heisler, Inc.                                  Assistant Secretary                      Omega Energy
STS Heisler, Inc.                                  Executive Vice President                 Omega Energy
STS Heisler, Inc.                                  President                                Omega Energy
STS Heisler, Inc.                                  Secretary                                Omega Energy
STS Heisler, Inc.                                  Treasurer                                Omega Energy
STS Heisler, Inc.                                  Director                                 Omega Energy(2)
STS Hydropower Ltd.                                Assistant Secretary                      Omega Energy
STS Hydropower Ltd.                                Executive Vice President                 Omega Energy
STS Hydropower Ltd.                                President                                Omega Energy
STS Hydropower Ltd.                                Secretary                                Omega Energy
STS Hydropower Ltd.                                Treasurer                                Omega Energy
STS Hydropower Ltd.                                Director                                 Omega Energy(2)
Suncook Energy LLC                                 Manager                                  Chapman                  Randall
Suncook Energy LLC                                 Manager                                  Davido                   Scott

               SUBSIDIARY NAME                                  TITLE                            LAST NAME           FIRST NAME
---------------------------------------------      -------------------------------------    ---------------------    -----------
Suncook Energy LLC                                 Manager                                  Heuiser                  Benny
Sunnyside Cogeneration Associates                  Management Committee Member              Anderson                 Mark
Sunnyside Cogeneration Associates                  Management Committee Member              Babcock & Wilcox(2)
Sunnyside Holdings I, Inc..                        Vice President                           Smith                    Thomas
Sunshine State Power (No. 2) B.V.
Sunshine State Power (No. 2) B.V.                  Director                                 Kelly                    Richard
Sunshine State Power (No. 2) B.V.                  Director                                 Temmes Management
                                                                                             Services BV
Sunshine State Power B.V.
Sunshine State Power B.V.                          Director                                 Kelly                    Richard
Sunshine State Power B.V.                          Director                                 Temmes Management
                                                                                             Services BV
Tacoma Energy Recovery Company                     President                                Carroll                  Michael
Tacoma Energy Recovery Company                     Assistant Secretary                      Davido                   Scott
Tacoma Energy Recovery Company                     Director (sole)                          Davido                   Scott
Tacoma Energy Recovery Company                     Vice President                           Davido                   Scott
Tacoma Energy Recovery Company                     Vice President                           Helliwell, Jr.           William
Tacoma Energy Recovery Company                     Assistant Secretary                      Osteraas                 Kathryn
Tacoma Energy Recovery Company                     Secretary                                Ptacek                   Tammie
Tacoma Energy Recovery Company                     Treasurer                                Schaefer                 George
Telogia Power Inc.                                 Director                                 Carroll                  Michael
Telogia Power Inc.                                 President                                Carroll                  Michael
Telogia Power Inc.                                 Secretary                                Ptacek                   Tammie
Telogia Power Inc.                                 Director                                 Tritz                    Kevin
Telogia Power Inc.                                 Vice President                           Tritz                    Kevin
Termo Santander Holding (Alpha), L.L.C.            Executive Committee Representative       Elmer                    Vic
Termo Santander Holding (Alpha), L.L.C.            Executive Committee Representative       Lopez                    Aldo
Termo Santander Holding (Alpha), L.L.C.            Executive Committee Representative       Manalac                  G.P.
Termo Santander Holding (Alpha), L.L.C.            Executive Committee Representative       Williams                 Alan
TermoRio S.A.                                      Director                                 Barbosa de Oliveira      Paulo
TermoRio S.A.                                      Director                                 Moreira da Silva         Luis
TermoRio S.A.                                      Director                                 Tavares                  Cezar
Timber Energy Resources, Inc.                      Assistant Secretary                      Osteraas                 Kathryn
Timber Energy Resources, Inc.                      Secretary                                Ptacek                   Tammie
Timber Energy Resources, Inc.                      Director (through the sole
                                                    shareholder, Telogia Power Inc.)        Tritz                    Kevin
Timber Energy Resources, Inc.                      Vice President                           Tritz                    Kevin
Tosli (Gibraltar) B.V.                             Managing Director ("Bestuurder")         Gonzalez                 Joaquin
Tosli Acquisition B.V.                             Director                                 NRGenerating Holdings
                                                                                             (No. 21) B.V.
Valmy Power LLC                                    Secretary                                Lloyd                    David
Vienna Operations Inc.                             Vice President                           Brewster                 John
Vienna Operations Inc.                             Assistant Secretary                      Davido                   Scott
Vienna Operations Inc.                             Director (sole)                          Davido                   Scott

               SUBSIDIARY NAME                                  TITLE                            LAST NAME           FIRST NAME
---------------------------------------------      -------------------------------------    ---------------------    -----------
Vienna Operations Inc.                             Vice President                           Davido                   Scott
Vienna Operations Inc.                             Secretary                                Fisfis                   David
Vienna Operations Inc.                             President                                Kelly                    Richard
Vienna Operations Inc.                             Assistant Secretary                      Osteraas                 Kathryn
Vienna Operations Inc.                             Vice President                           Riley                    Bryan
Vienna Operations Inc.                             Treasurer                                Schaefer                 George
Vienna Power LLC                                   Assistant Secretary                      Davido                   Scott
Vienna Power LLC                                   Management Committee Member              Davido                   Scott
Vienna Power LLC                                   Vice President                           Davido                   Scott
Vienna Power LLC                                   Secretary                                Fisfis                   David
Vienna Power LLC                                   Management Committee Member              Kelly                    Richard
Vienna Power LLC                                   President                                Kelly                    Richard
Vienna Power LLC                                   Assistant Secretary                      Osteraas                 Kathryn
Vienna Power LLC                                   Vice President                           Riley                    Bryan
Vienna Power LLC                                   Management Committee Member              Schaefer                 George
Vienna Power LLC                                   Treasurer                                Schaefer                 George
Wainstones Power Limited                           Director                                 Kelly                    Richard
Wainstones Power Limited                           Secretary                                Mincing Lane
                                                                                             Corporate Services
                                                                                             Limited
WCP (Generation) Holdings LLC                      Treasurer                                Doty                     Robert
WCP (Generation) Holdings LLC                      Assistant Secretary                      Johnson                  Alisa
WCP (Generation) Holdings LLC                      Executive Committee Member               Lednicky                 Lynn
WCP (Generation) Holdings LLC                      Vice President                           Lednicky                 Lynn
WCP (Generation) Holdings LLC                      Secretary                                Lloyd                    David
WCP (Generation) Holdings LLC                      Executive Committee Member               Manalac                  G.P.
WCP (Generation) Holdings LLC                      Vice President                           Manalac                  G.P.
WCP (Generation) Holdings LLC                      Executive Committee Member               Marks                    Stanley
WCP (Generation) Holdings LLC                      Vice President                           Marks                    Stanley
WCP (Generation) Holdings LLC                      President                                Nistetter                Dean
WCP (Generation) Holdings LLC                      Assistant Secretary                      Osteraas                 Kathryn
WCP (Generation) Holdings LLC                      Assistant Secretary                      Roth                     David
WEB Energy Ltd.
WEB Energy Ltd.                                    Director                                 Jhumka                   Salim
WEB Energy Ltd.                                    Director                                 Kelly                    Richard
WEB Energy Ltd.                                    Director                                 Kwong                    Michael
WEB Energy Ltd.                                    Secretary                                Port Louis Management
                                                                                             Services Ltd.
West Coast Power LLC                               Treasurer                                Doty                     Robert
West Coast Power LLC                               Assistant Secretary                      Johnson                  Alisa
West Coast Power LLC                               Executive Committee Member               Lednicky                 Lynn
West Coast Power LLC                               President                                Lednicky                 Lynn
West Coast Power LLC                               Vice President                           Lednicky                 Lynn
West Coast Power LLC                               Secretary                                Lloyd                    David
West Coast Power LLC                               Executive Committee Member               Manalac                  G.P.

               SUBSIDIARY NAME                                  TITLE                            LAST NAME           FIRST NAME
---------------------------------------------      -------------------------------------    ---------------------    -----------
West Coast Power LLC                               Vice President                           Manalac                  G.P.
West Coast Power LLC                               Executive Committee Member               Marks                    Stanley
West Coast Power LLC                               Vice President                           Marks                    Stanley
West Coast Power LLC                               Assistant Secretary                      Osteraas                 Kathryn
West Coast Power LLC                               Assistant Secretary                      Roth                     David
West Coast Power LLC                               Executive Committee Member               Williams                 J.

PART II

With respect to each officer and director with a financial connection within the provisions of Section 17(c) of the Act, show:

   NAME OF DIRECTOR              NAME AND LOCATION OF                 POSITION HELD IN             APPLICABLE
    OR OFFICER (1)             FINANCIAL INSTITUTION (2)          FINANCIAL INSTITUTION (3)    EXTENSION RULE (4)
----------------------    ------------------------------------    -------------------------    ------------------
C. Coney Burgess          Herring Bancorp Inc., Vernon, TX        Chairman                           70(a)
                          Herring National Bank, Clarendon, TX    Director
                          Herring National Bank, Vernon, TX       Director
                          Herring Bancshares Inc., Altus, OK      Chairman
                          Monarch Trust Co., Amarillo, TX         President & Director

Rodney E. Slifer          Alpine Banks of Colorado, Vail, CO      Director                           70(a)
W. Thomas Stephens        The Putnam Funds, Boston, MA            Director                           70(b)
David A. Christensen      Wells Fargo & Co., San Francisco, CA    Director                           70(b)
Douglas W. Leatherdale    The John Nuveen Co., Chicago, IL        Director                           70(b)

PART III

State the disclosures made in each system company's most recent proxy statement and annual report on Form 10-K with respect to:

(a) The compensation of directors and executive officers of system companies;

(b) Their interest in the securities of system companies including options or other rights to acquire securities;

(c) Their contracts and transactions with system companies;

(d) Their indebtedness to system companies;

(e) Their participation in bonus and profit-sharing arrangements and other benefits;

(f) Their rights to indemnity.

FROM THE PROXY STATEMENT OF XCEL ENERGY INC.:

DIRECTORS' COMPENSATION

The following table provides information on our compensation and reimbursement practices during 2002 for non-employee directors. The director who is employed by Xcel Energy, Mr. Wayne Brunetti, does not receive any compensation for his Board activities.

DIRECTORS' COMPENSATION FOR 2002

Annual Director Retainer                                                        $ 33,600
Board Meeting Attendance Fees (per meeting)                                     $  1,200
Telephonic Meeting Attendance Fees (per meeting)                                $    500
Committee Meeting Attendance Fees (per meeting)                                 $  1,200
Additional Retainer for Committee Chair (Compensation & Nominating Committee    $  3,000
  and Operations & Nuclear Committee)
Additional Retainer for Audit Committee (1)                                     $  4,250
Additional Retainer for Finance Committee (2)                                   $  3,834
Stock Equivalent Units                                                          $ 52,800

(1) Audit Committee chair's annual retainer was increased from $3,000 to $6,000 effective August 2002.

(2) Finance Committee chair's annual retainer was increased from $3,000 to $5,000 effective August 2002.

Xcel Energy has a Stock Equivalent Plan for Non-Employee Directors to more closely align directors' interests with those of our shareholders. Under this Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company's common stock upon a director's termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates.

Additional stock equivalent units are accumulated upon the payment of and at the same value as dividends declared on our common stock. On April 19, 2002, non-employee directors of Xcel Energy received an award of 2,039.40 stock equivalent units representing approximately $52,800 in cash value.

Additional stock equivalent units were accumulated during 2002 as dividends were paid on our common stock. The number of stock equivalents for each non-employee director is listed in the share ownership chart, which is set forth below.

Directors also may participate in a deferred compensation plan, which provides for deferral of director retainer and meeting fees until after retirement from the Board. A director may defer director retainer and meeting fees into the Stock Equivalent Plan. A director who elects to defer compensation under this plan receives a premium of 20% of the compensation that is deferred.

COMMON STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning beneficial ownership of our common stock as of March 3, 2003, for: (a) each director and the nominees for director; (b) named executive officers set forth in the Summary Compensation Table; and (c) the directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table. None of the individuals listed in the Beneficial Ownership Table below owned more than 0.22% of Xcel Energy's common stock. None of these individuals owns any shares of Xcel Energy's preferred stock.

BENEFICIAL OWNERSHIP TABLE

                                                                                     OPTIONS
                                                                                   EXERCISABLE
                    NAME AND PRINCIPAL                     COMMON       STOCK        WITHIN      RESTRICTED
               POSITION OF BENEFICIAL OWNER                 STOCK    EQUIVALENTS     60 DAYS        STOCK       TOTAL
--------------------------------------------------------   -------   -----------   -----------   ----------   ---------
Wayne H. Brunetti                                          105,025         9,184       692,850       24,348     831,407
Chairman of the Board, President and Chief Executive
Officer

C. Coney Burgess                                             8,576        12,174             0            0      20,750
Director

David A. Christensen                                         1,000        33,661             0            0      34,661
Director

Roger R. Hemminghaus                                         6,565        23,826             0            0      30,391
Director

A. Barry Hirschfield                                        13,251        12,930             0            0      26,181
Director

Douglas W. Leatherdale                                       1,100        32,755             0            0      33,855
Director

Albert F. Moreno                                             4,325        18,776             0            0      23,101
Director

Margaret R. Preska                                           1,300        26,497             0            0      27,797
Director

A. Patricia Sampson                                          1,266        22,593             0            0      23,859
Director

Allan L. Schuman                                               200        18,439             0            0      18,639
Director

Rodney E. Slifer                                            17,946        22,712             0            0      40,658
Director

W. Thomas Stephens                                          11,038        19,275             0            0      30,313
Director

Richard C. Kelly (1)                                        29,152         3,311       224,750        3,194     260,407
Chief Financial Officer

Gary R. Johnson                                             19,582             0       116,465            0     136,047
Vice President and General Counsel

Paul J. Bonavia                                              5,252         1,440       186,000            0     192,692
President, Energy Markets

Directors and Executive Officers as a Group (25 Persons)   390,488       265,068     1,934,400       41,657   2,631,613

(1) Mr. Kelly's wife owns 408 of these shares. Mr. Kelly disclaims beneficial ownership of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file with the Securities Exchange Commission reports regarding their ownership and changes in ownership of our stock. We are required to disclose whether we have knowledge that any person required to file such a report, may have failed to do so in a timely manner. Other than as described below, we believe that during 2002, all of our officers subject to such reporting obligations have satisfied all Section 16(a) filing requirements. The following directors filed Form 4 one day late: Roger R. Hemminghaus, Douglas W. Leatherdale, A. Patricia Sampson, C. Coney Burgess, A. Barry Hirschfeld, Albert
F. Moreno, Allan L. Schuman, David A. Christensen, Margaret R. Preska, Rodney E. Slifer, and W. Thomas Stephens. In making this statement, we have relied upon examination of the copies of Forms 3, 4, and 5 and the written representations of its directors and executive officers.

EXECUTIVE COMPENSATION

The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, 2002, for the Company's Chief Executive Officer and each of the five next most highly compensated executive officers serving as officers at December 31, 2002 (collectively, the "Named Executive Officers"). As set forth in the footnotes, the data presented in this table and the tables that follow include amounts paid to the Named Executive Officers in 2002 by Xcel Energy or any of its subsidiaries, as well as by NCE and NSP or any of their subsidiaries for the period prior to the Merger.

SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                  --------------------------------------  -------------------------------------------
                                                                                    AWARDS                PAYOUTS
                                                                          ---------------------------  --------------
           (a)              (b)       (c)         (d)           (e)          (f)             (g)            (h)            (i)
                                                                                          NUMBER OF
                                                                                          SECURITIES
                                                            OTHER ANNUAL   RESTRICTED     UNDERLYING                    ALL OTHER
         NAME AND                                           COMPENSATION      STOCK      OPTIONS AND        LTIP       COMPENSATION
    PRINCIPAL POSITION      YEAR  SALARY ($)  BONUS ($)(1)     ($)(2)     AWARDS ($)(3)  SAR'S (#)(4)  PAYOUTS ($)(5)     ($)(6)
--------------------------  ----  ----------  ------------  ------------  -------------  ------------  --------------  ------------
Wayne H. Brunetti           2002   1,065,000            --         9,836       --                  --              --        95,832
Chairman, President and     2001     895,000       953,873         9,267       --                  --         902,271        81,360
Chief Executive Officer     2000     756,667       852,244       167,265       --             756,000              --       314,436

Richard C. Kelly            2002     510,000            --         3,814       --                  --              --        45,917
Chief Financial Officer*    2001     425,417       338,588         1,208       --                  --         269,633        39,077
                            2000     375,917       279,446        55,855       --             228,000              --       130,124

Gary R. Johnson             2002     390,000            --         1,329       --                  --              --        26,656
General Counsel             2001     340,000       236,656         3,934       --                  --         175,206        27,640
                            2000     313,750       240,378         3,613       --             185,188              --        25,409

Paul J. Bonavia             2002     385,000            --         3,956       --                  --              --         9,278
President, Energy Markets   2001     350,000       262,920        15,416       --                  --         180,338        16,503
                            2000     325,000       218,074         2,182       --             153,000              --        14,258

James T. Petillo            2002     345,000            --         1,617       --                  --              --        15,157
President, Energy Delivery  2001     316,250       200,463        12,978       --                  --         149,408        15,562
                            2000     249,167       163,582         7,596       --             126,000              --        12,877

David M. Wilks              2002     345,000            --         2,041       --                  --              --        27,545
President, Energy Supply    2001     310,000       216,202         3,994       --                  --         159,727        26,448
                            2000     289,583       190,693         9,032       --             135,000              --        24,143

* Elected as Chief Financial Officer effective August 21, 2002.

(1) The amounts in this column for 2002 represent awards earned under the Xcel Energy Executive Annual Incentive Award program. For Mr. Brunetti, Mr. Kelly, Mr. Petillo and Mr. Wilks, the amounts for 2001 include the value of 25,068, 4,449, 10,536 and 5,682 shares, respectively, of restricted common stock they received in lieu of a portion of the cash payments to which they were otherwise entitled under the Xcel Energy Executive Annual Incentive Award program. For Mr. Bonavia, the amount for 2001 includes the pretax value of

3,023 shares of common stock he received in lieu of a portion of the cash payment to which he was otherwise entitled under the Xcel Energy Executive Annual Incentive Award program.

(2) The amounts shown for 2001 and 2002 include reimbursements for taxes on certain personal benefits, including perquisites received by the named executives. The 2000 amount for Messrs. Brunetti and Kelly also include taxes on relocation benefits of $162,745 and $55,855, respectively.

(3) At December 31, 2002, Messrs. Brunetti, Kelly, Petillo and Wilks held shares of restricted stock. As of December 31, 2002, Mr. Brunetti held 39,083, Mr. Kelly held 4,720, Mr. Petillo held 11,177, and Mr. Wilks held 7,442 shares of restricted stock with an aggregate value of $429,913.84, $51,916.99, $122,948.39 and $81,862.04, respectively. Restricted stock vests in three equal annual installments and the holders are entitled to receive dividends at the same rate as paid on all other shares of common stock.

(4) The amounts shown for 2000 include stock option awards made to the named executives under the NSP Long Term Incentive Plan for Mr. Johnson (38,188). The balance of the options for Mr. Johnson in 2000, and all of the options for Messrs. Brunetti, Kelly, Bonavia, Petillo and Wilks for 2000 were granted under the Xcel Energy Omnibus Incentive Plan. These grants were three-year front-loaded (i.e., they represented three years' worth of options) and additional options were not granted in 2001 and 2002.

(5) The amounts shown for 2001 include cash payments made under the Xcel Energy Long-Term Incentive Program. NSP had no LTIP payouts in 2000. No performance cash awards under the NCE Value Creation Plan for Messrs. Brunetti, Kelly, Bonavia, Petillo and Wilks were paid during 2000, 2001 or 2002.

(6) The amounts represented in the "All Other Compensation" column for the year 2002 for the Named Executive Officers include the following:


                                                            VALUE OF THE
                                                            REMAINDER OF
                                                         INSURANCE PREMIUMS                         EARNINGS
                                                         PAID BY THE COMPANY  IMPUTED INCOME AS     ACCRUED        BONUS
                       COMPANY      CONTRIBUTIONS TO THE  UNDER THE OFFICER    A RESULT OF THE   UNDER DEFERRED  RELATED TO
                    MATCHING 401K       NON-QUALIFIED      SURVIVOR BENEFIT  LIFE INSURANCE PAID  COMPENSATION   RELOCATION   TOTAL
      NAME        CONTRIBUTIONS ($)   SAVINGS PLAN ($)         PLAN ($)       BY THE COMPANY ($)    PLAN ($)    PAYMENTS ($)  ($)(1)
----------------- ----------------- -------------------- ------------------- ------------------- -------------- ------------  ------
Wayne H. Brunetti             8,000               34,780         n/a                       5,127              0       47,925  95,832

Richard C. Kelly              8,000               12,580         n/a                       2,387              0       22,950  45,917

Gary R. Johnson               1,400                    0         440                       1,936         22,880          n/a  26,656

Paul J. Bonavia               8,000                    0         n/a                       1,278              0          n/a   9,278

James T. Petillo              8,000                5,980         n/a                       1,177              0          n/a  15,157

David M. Wilks                8,000                5,980         n/a                       1,490              0       12,075  27,545

(1) The total of All Other Compensation does not include an additional allocation that will be made to all participants due to the early repayment of the outstanding loans under the Employee Stock Ownership Plan.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table indicates, for each of the named executives, the number and value of exercisable and unexercisable options and SARs as of December 31, 2002.

                                                  NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                 UNDERLYING UNEXERCISED            IN-THE-MONEY
                      SHARES                   OPTIONS/SARS AT FY-END (#)  OPTIONS/SARS AT FY-END ($)(1)
                   ACQUIRED ON      VALUE      --------------------------  -----------------------------
      NAME         EXERCISE (#)  REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE     UNEXERCISABLE
-----------------  ------------  ------------  -----------  -------------  -----------     -------------
Wayne H. Brunetti       --            --         692,850       756,000          --               --

Richard C. Kelly        --            --         224,750       228,000          --               --

Gary R. Johnson         --            --         116,465       147,000          --               --

Paul J. Bonavia         --            --         186,000       153,000          --               --

James T. Petillo        --            --         112,530       126,000          --               --

David M. Wilks          --            --         173,600       135,000          --               --

(1) Option values were calculated based on an $11.00 closing price of Xcel Energy common stock, as reported on the New York Stock Exchange at December 31, 2002.

LONG-TERM PERFORMANCE PLAN AWARDS IN LAST FISCAL YEAR (1)

The following table shows information on awards granted during 2002 under the Company's Omnibus Incentive Plan for each person in the Summary Compensation Table.

                                      PERFORMANCE OF       ESTIMATED FUTURE PAYOUTS UNDER
                       NUMBER OF       OTHER PERIOD          NON-STOCK PRICE-BASED PLANS
                   SHARES, UNITS OR  UNTIL MATURATION  ------------------------------------------
      NAME          OTHER RIGHTS(2)      OR PAYOUT     THRESHOLD ($)(3)  TARGET ($)  MAXIUMUM ($)
-----------------  ----------------  ----------------  ----------------  ----------  ------------
Wayne H. Brunetti           119,566   1/1/02-12/31/04           832,031   3,328,125     6,656,250

Richard C. Kelly             30,690   1/1/02-12/31/04           213,563     854,250     1,708,500

Gary R. Johnson              15,763   1/1/02-12/31/04           109,688     438,750       877,500

Paul J. Bonavia              15,560   1/1/02-12/31/04           108,281     433,125       866,250

James T. Petillo             13,944   1/1/02-12/31/04            97,031     388,125       776,250

David M. Wilks               13,944   1/1/02-12/31/04            97,031     388,125       776,250

(1) The amounts in this table for the year 2002 are for the performance period 01/01/02-12/31/04 and represent awards made under the performance unit component described under "Long-Term Incentives".

(2) Each unit represents the value of one share of Xcel Energy common stock.

(3) If the threshold for the performance unit component of the 35th percentile is achieved, the payout could range between 25% and 200%. The amounts are based on a stock price of $27.8350, which was the average high/low price on January 2, 2002.

PENSION PLAN TABLE

The following table shows estimated combined pension benefits payable to a covered participant from the qualified and non-qualified defined benefit plans maintained by Xcel Energy and its subsidiaries and the Xcel Energy Supplemental Executive Retirement Plan (the "SERP"). The Named Executive Officers are all participants in the SERP and the qualified and non-qualified defined benefit plans sponsored by the Company.

                         YEARS OF SERVICE
               --------------------------------------
REMUNERATION   10 YEARS   15 YEARS   20 OR MORE YEARS
------------   --------   --------   ----------------
     200,000     55,000     82,500            110,000
     225,000     61,875     92,813            123,750
     250,000     68,750    103,125            137,500
     275,000     75,625    113,438            151,250
     300,000     82,500    123,750            165,000
     350,000     96,250    144,375            192,500
     400,000    110,000    165,000            220,000
     450,000    123,750    185,625            247,500
     500,000    137,500    206,250            275,000
     600,000    165,000    247,500            330,000
     700,000    192,500    288,750            385,000
     800,000    220,000    330,000            440,000
     900,000    247,500    371,250            495,000
   1,000,000    275,000    412,500            550,000
   1,100,000    302,500    453,750            605,000
   1,200,000    330,000    495,000            660,000
   1,300,000    357,500    536,250            715,000
   1,400,000    385,000    577,500            770,000
   1,500,000    412,500    618,750            825,000
   1,600,000    440,000    660,000            880,000
   1,700,000    467,500    701,250            935,000
   1,800,000    495,000    742,500            990,000
   1,900,000    522,500    783,750          1,045,000
   2,000,000    550,000    825,000          1,100,000
   2,100,000    577,500    866,250          1,155,000
   2,200,000    605,000    907,500          1,210,000

The benefits listed in the Pension Plan Table are not subject to any deduction or offset. The compensation used to calculate the SERP benefits is base salary as of December 31 plus annual incentive. The Salary and Bonus columns of the Summary Compensation Table for 2002 reflect the covered compensation used to calculate SERP benefits.

The SERP benefit accrues ratably over 20 years and, when fully accrued, is equal to (a) 55% of the highest three years covered compensation of the five years preceding retirement or termination minus (b) any other qualified and non-qualified benefits. The SERP benefit is payable as an annuity for 20 years, or as a single lump-sum amount equal to the actuarial equivalent present value of the 20-year annuity.

Benefits are payable at age 62, or as early as age 55, but would be reduced 5% for each year that the benefit commencement date precedes age 62. The approximate credited years of service under the SERP as of December 31, 2002, were as follows:

Mr. Brunetti   15 years

Mr. Kelly      35 years

Mr. Johnson    24 years

Mr. Bonavia     5 years

Mr. Petillo     6 years

Mr. Wilks      25 years

Notwithstanding any special provisions related to pension benefits described under "Employment Agreements and Severance Arrangements," the Company has granted additional credited years of service to Mr. Brunetti for purposes of SERP accrual. The additional credited years of service (approximately seven) are included in the above table. Additionally, the Company has agreed to grant full accrual of SERP benefits to Mr. Brunetti at age 62 and to Mr. Bonavia at age 57 and 8 months, if they continue to be employed by the Company until such age.

REPORT OF THE COMPENSATION AND NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

The executive compensation and benefit programs of the Company are administered by the Compensation and Nominating Committee of the Board of Directors (the "Committee"). The Committee is composed of W. Thomas Stephens, Chair, C. Coney Burgess, David A. Christensen, A. Barry Hirschfeld, Douglas W. Leatherdale, and
A. Patricia Sampson, all of whom are independent, "non-employee directors" of the Company, as defined by Section 16(b) of the Securities Exchange Act of 1934 (the "1934 Act"), and "outside directors" as defined within the meaning of
Section 162(m) of the Internal Revenue Code of 1986. The Board has delegated to the Committee the responsibility of establishing the Company's compensation philosophy, as well as the compensation package for the Chairman, President and Chief Executive Officer and other named executives of the Company. This includes establishing and administering the Company's base salary program, executive annual and long-term incentive programs, and executive benefit programs. The Committee also recommends and administers compensation and benefit programs for all Company executives and key talent.

COMPENSATION PHILOSOPHY

The Committee's goal is to attract, retain, and motivate the outstanding executive talent needed to deliver superior returns to shareholders and provide the highest quality of service to customers. The Company's executive compensation philosophy uses a combination of salary and performance-based (incentive) compensation, delivered through annual and long-term incentives, to align management's interests with those of shareholders. This philosophy results in a compensation mix for senior officers in which annual and long-term incentives account for more than 50 percent of the executives' annual compensation. In addition, the Company's compensation program helps to reinforce management's link to shareholders by establishing plans that compensate executives based on corporate, business unit, and individual performance goals. Finally, significant use of equity-based incentives encourages management to respond to business challenges and opportunities as owners as well as employees.

In establishing a compensation strategy for the Company, the Committee worked with an independent, nationally recognized compensation and benefits consulting firm and took into account several factors:

     -    The desire to align management interests with those of shareholders.

     - The desire to strongly link management pay to both annual and long-term Company performance.

     - The need to attract talent from broader markets as the utility industry changes, to retain individuals of outstanding ability and to motivate such individuals to achieve superior performance.

As a result, the Committee has approved a compensation strategy designed to meet these objectives and encourage executives to achieve in a highly evolving competitive environment. Base salaries and annual and long-term incentive opportunities are set to the median of utility industry and, where appropriate, general industry levels to provide an incentive for executives to optimize the Company's performance. In addition, stock-based compensation has become a significant portion of overall executive pay. Base salaries are reviewed annually, with increases tied to such factors as individual performance, the executive's duties and responsibilities, financial results, and changes in the marketplace. Federal tax law limits the deductibility of executive compensation in excess of $1,000,000 unless certain exceptions are met. It is the Committee's intent to maintain the deductibility of executive compensation to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, a portion of Mr. Brunetti's salary exceeded $1,000,000 in 2002 and that portion that exceeded $1,000,000 was not deductible by the Company.

BASE SALARY

The Committee targeted base salaries to the 50th percentile of a combined group of utility and general industry companies (on a revenue adjusted basis) as described above. Under the terms of his employment agreement, Mr. Brunetti was entitled to a base salary not less than his salary immediately prior to the Merger, which was $685,000. In connection with the assumption of increased responsibilities following the Merger, effective August 2000, Mr. Brunetti received a salary adjustment to $895,000. This was intended to be his salary level for the balance of 2000 as well as all of 2001. Consequently, Mr. Brunetti did not receive any salary increase for 2001. Effective January 2002, Mr. Brunetti received a salary adjustment to $1,065,000. Similarly, the other Named Executive Officers received salary adjustments effective January 2002. These base salaries are included in the "Salary" column of the Summary Compensation Table.

ANNUAL INCENTIVE

Annual incentives are administered under the Xcel Energy Executive Annual Incentive Award Plan (the "Xcel Annual Incentive Plan"), which was approved by shareholders in 2000. Annual incentive awards are targeted to the 50th percentile of blended utility industry and general industry levels, as discussed above, and are based on achieving corporate financial and operational goals and business unit operational goals.

Target Annual Incentive Awards for 2002

Corporate goals include targeted earnings per share, a customer loyalty index (which includes customer service measurements), safety and reliability. Business Unit goals include customer service, reliability, safety and meeting budget, measured at a business unit level.

Target annual incentive awards (as a percent of base salary) are set for all Xcel Energy officers, ranging from 85% of salary for Mr. Brunetti to 55% of salary for the other Named Executive Officers. Maximum awards may be up to two times the target awards.

The annual incentive formula is calculated using predetermined performance measures. For Mr. Brunetti, the formula is weighted 100% to attaining corporate goals. For the other executive officers, including Named Executive Officers, the formula is weighted 67% to attaining corporate goals and 33% to attaining business unit operational goals.

In order to encourage increased share ownership by executive officers, the Xcel Annual Incentive Plan provides the option for executives to receive their payments in shares of common stock or shares of restricted common stock (which vests in equal annual installments over a three year period) in lieu of cash. A 5% premium is added to amounts paid in shares of common stock, and a 20% premium is added to amounts paid in shares of restricted common stock.

Calculation and Payment of 2002 Annual Incentive Awards

Based on corporate performance during 2002, no payouts of Annual Incentive Awards were made to the Named Executive Officers.

LONG-TERM INCENTIVES

Long-term incentives are administered under the Xcel Energy Omnibus Incentive Plan, approved by shareholders in 2000. This plan allows for several forms of incentive compensation from which the Committee may select in designing long-term incentives.

For 2002, the Xcel Energy long-term incentive plan had two components:

     -    stock options; and

     -    performance shares.

Long-term incentive opportunities range from 425% of base salary for Mr. Brunetti to 170% of base salary for the other Xcel Energy Named Executive Officers. Stock options are targeted to deliver 50% of each officer's long-term incentive opportunity, with the remaining 50% delivered through the performance share component.

Stock Option Component. In 2000, the Committee made one stock option grant to all of the Named Executive Officers. This grant was "front-loaded" and intended to cover a three-year period, during which the Committee intends to make no further grants to the Named Executive Officers. Accordingly, no additional option grants were made to the Named Executive Officers during 2001 or 2002.

The 2000 grant, which was reported in prior proxy statements, contains a "performance vesting" provision which provides that the options will become exercisable at the earlier of: the date Xcel Energy common stock closes at a price which equals or exceeds $32.890625; or August 21, 2005.

Once vested, the options may be exercised at any time on or before August 20, 2010.

Performance Share Component. The performance share component uses a single measure, Total Shareholder Return ("TSR"). Xcel Energy's TSR will be measured over a three-year period, using overlapping cycles. Xcel Energy's TSR is compared to the TSR of other companies in the EEI Electrics Index as a peer group. At the end of each three-year period, the performance unit component provides for payment at target for performance at the 50th percentile of the peer group and at 200% of target for performance at or above the 75th percentile of the peer group. The performance unit component provides smaller payments for performance below the 50th percentile. No payment would be made for performance below the 35th percentile.

Awards in the performance share component are made in shares, each of which represents the value of one share of Xcel Energy common stock. The number of shares awarded is calculated by dividing the executive's target award by the fair market value of Xcel Energy common stock on the date of the grant.

For the measurement cycle that ended in 2002, the TSR was at the 11th percentile resulting in no payout.

For the 2002 to 2004 measurement cycle, Mr. Brunetti was awarded 119,566 shares. Other Named Executive Officers were awarded from 30,690 to 13,944 shares. These awards are included in the Long-Term Incentive Plans Awards in Last Fiscal Year Table.

Other Perquisites and Benefits

Other perquisites and benefits provided to executives generally are not tied to the Company's financial performance, but are primarily designed to attract and retain executives. Among the perquisites and benefits provided by the Company in 2002 to its executives are Company-paid life insurance in an amount equal to four times base pay, and benefits provided under the Xcel Energy Inc. Nonqualified Deferred Compensation Plan and the Xcel Energy Supplemental Executive Retirement Plan that make up for retirement benefits that cannot be paid under the Company's qualified retirement plans due to Internal Revenue Code limitations and the exclusion of certain elements of pay from pension-covered earnings. The level of retirement benefits provided by these plans in the aggregate is reflected in the Pension Plan Table.

Certain executive officers, including four of the Named Executive Officers, may receive severance benefits in accordance with the Xcel Energy Senior Executive Severance Policy, which is described in more detail under the section below entitled "Employment Agreements and Severance Arrangements."

STOCK OWNERSHIP GUIDELINES

The Committee believes that it is essential to align management's interests with those of the shareholders. In order to emphasize this belief, Xcel Energy adopted stock ownership guidelines for the executives. The Committee believes that linking a significant portion of an executive's current and potential future net worth to Xcel Energy's success, as reflected in the stock price, ensures that executives have a stake similar to that of Xcel Energy shareholders. Such guidelines also encourage the long-term management of the Company for the benefit of the shareholders. The share ownership guideline for each executive is based on the executive's position. The guideline for the Chairman of the Board, President and Chief Executive Officer is five times base salary. The guideline for the Chief Financial Officer is four times base salary. Other Business Unit Heads have a guideline of three times base salary. All other Company officers have share ownership guidelines of two times base salary. Each executive is expected to achieve the applicable ownership guidelines by August 1, 2005, and each is expected to reach interim milestones at August 1, 2003 and August 1, 2004. All shares that the executive is entitled to vote count toward compliance with the ownership guidelines.

CHIEF EXECUTIVE OFFICER COMPENSATION

The compensation of Wayne H. Brunetti, Chairman of the Board, President and Chief Executive Officer, is determined by the process described in the short-term and long-term performance components above, namely base salary, annual incentive, performance unit, and stock options. Mr. Brunetti received a long-term incentive opportunity of 425% of base salary and an annual incentive award target of 85% of base salary. As discussed above, due to the front-end loaded option grant in 2000, he was not granted any additional options in 2002. However, he was awarded 119,566 performance shares.

Mr. Brunetti received a base salary adjustment for the year 2002 in the amount of $170,000. His base salary is included in the "Salary" column of the Summary Compensation Table above.

CONCLUSION

The Committee believes that Xcel Energy's executive compensation package effectively serves the interests of the Company and its shareholders. The balance of base pay and annual and long-term incentives provides increased motivation to executives to contribute to and participate in the Company's long-term success. The Committee is dedicated to ensuring that the Company's total compensation package continues to meet the needs of the Company and will monitor and revise compensation policies as necessary.

SUBMITTED BY THE COMPENSATION AND NOMINATING COMMITTEE OF THE XCEL ENERGY BOARD OF DIRECTORS

W. Thomas Stephens, Chair         A. Barry Hirschfield
C. Coney Burgess                  Douglas W. Leatherdale
David A. Christensen              A. Patricia Sampson

XCEL ENERGY STOCK PERFORMANCE GRAPH

The following compares our cumulative total shareholder return on common stock with the cumulative total return of the Standard & Poor's 500 Composite Stock Price Index, and the EEI Electrics Index over the last five fiscal years (assuming a $100 investment in each vehicle on December 31, 1997 and the reinvestment of all dividends).

The EEI Electrics Index currently includes 65 companies and is a broad measure of industry performance.

(Xcel Energy Comparative Total Return graph omitted).

                  1997    1998    1999    2000    2001    2002
                  -----   -----   -----   -----   -----   -----
Xcel Energy/NSP   $ 100   $ 100   $  75   $ 119   $ 120   $  51
EEI Electrics     $ 100   $ 114   $  93   $ 137   $ 125   $ 107
S&P 500           $ 100   $ 129   $ 156   $ 142   $ 125   $  97

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

Wayne H. Brunetti Employment Agreement

At the time of the merger agreement, NCE and NSP also entered into a new employment agreement with Mr. Brunetti, which replaced his existing employment agreement with NCE when the Merger was completed. The initial term of the new agreement is four years, with automatic one-year extensions beginning at the end of the second year and continuing each year thereafter unless notice is given by either party that the agreement will not be extended. Under the terms of the agreement, Mr. Brunetti served as Chief Executive Officer and President and a member of our Board of Directors for one year following the Merger, and commencing August 18, 2002 (one year after the Merger) began serving as Chief Executive Officer, President and Chairman of our Board of Directors of Xcel Energy. Mr. Brunetti is required to perform the majority of his duties at the headquarters of Xcel Energy in Minneapolis, Minnesota, and was required to relocate the residence at which he spends the majority of his time to the Twin Cities area. His agreement also provides that if Mr. Brunetti becomes entitled to receive severance benefits, he will be forbidden from competing with Xcel Energy and its affiliates for two years following the termination of his employment, and from disclosing confidential information of Xcel Energy and its affiliates.

Under his employment agreement, Mr. Brunetti will receive the following compensation and benefits:

     - a base salary not less than his base salary immediately before the Merger;

     - the opportunity to earn annual and long-term incentive compensation amounts not less than he was able to earn immediately before the Merger;

     - life insurance coverage and participation in a supplemental executive retirement plan; and

     - the same fringe benefits as he received under his NCE employment agreement, or, if greater, as those of the next higher executive officer of Xcel Energy.

If Mr. Brunetti's employment were to be terminated by Xcel Energy without cause or if he were to terminate his employment for good reason, he would be entitled to receive the compensation and benefits described above as if he had remained employed for the employment period remaining under his employment agreement and then retired, at which time he would be eligible for all retiree benefits provided to retired senior executives of Xcel Energy. In determining the level of his compensation following termination of employment, the amount of incentive compensation he would receive would be based upon the target level of incentive compensation he would have received in the year in which his termination occurred, and he would receive cash equal to the value of stock options, restricted stock and stock-based awards he would have received instead of receiving the awards. In addition, the restrictions on his restricted stock would lapse and his stock options would have become vested. Finally, Xcel Energy would be obligated to make Mr. Brunetti whole for any excise tax on severance payment that he incurs.

Mr. Brunetti also had a change-of-control employment agreement with NCE. The Merger did not cause a "change of control" under this agreement, so it did not become effective as a result of the Merger. However, in case his agreement becomes effective because of a later change of control, Mr. Brunetti has waived his right to receive any severance benefits under the change-of-control employment agreement to the extent they would duplicate severance benefits under his employment agreement.

Paul J. Bonavia Employment Agreement

In connection with and effective upon completion of the Merger, we and Paul J. Bonavia entered into an amendment to an employment agreement between Mr. Bonavia and NCE. Except as discussed below, the original agreement expired December 14, 2000. In connection with the Merger, Mr. Bonavia's position changed from Senior Vice President, General Counsel and President of NCE's International Business Unit to President of our Energy Markets Business Unit. In the amendment, Mr. Bonavia agreed not to assert before January 6, 2003 that his duties and responsibilities had been diminished, and thus he has waived the right to claim certain benefits under the Xcel Energy Senior Executive Severance Policy relating to this change in his status prior to that date. If certain conditions were met on January 6, 2003 or within seven business days thereafter, which conditions include the termination of Mr. Bonavia's employment, Mr. Bonavia would have been entitled to severance benefits comparable to those provided to the other senior executives under the Xcel Energy Senior Executive Severance Policy described below. Mr. Bonavia and we have recently entered into another amendment to this agreement. As part of this amendment, Mr. Bonavia agreed to continue his employment through August 31, 2003. Mr. Bonavia also agreed not to assert that his duties and responsibilities have been diminished. In return, we agreed that if we terminate Mr. Bonavia's employment for any reason other than cause, or if Mr. Bonaiva terminates his employment for any reason after August 31, 2003, then he will be entitled to severance benefits comparable to those provided to the other senior executives under the Xcel Energy Senior Executive Severance Policy.

Severance Policy

NSP and NCE each adopted a 1999 senior executive severance policy in March 1999. These policies were combined into a single Xcel Energy Senior Executive Severance Policy, which will continue until August 18, 2003 and may be extended beyond August 2003. All of our executive officers other than Mr. Brunetti participate in the policy.

Under the policy, a participant whose employment is terminated at any time before August 18, 2003, the third anniversary of the Merger, will receive severance benefits unless:

     -    the employer terminated the participant for cause;

     - the termination was because of the participant's death, disability or retirement;

     - the division or subsidiary in which the participant worked was sold and the buyer agreed to continue the participant's employment with specified protections for the participant; or

     -    the participant terminated voluntarily without good reason.

To receive the severance benefits, the participant must also sign an agreement releasing all claims against the employer and its affiliates, and agreeing not to compete with the employer and its affiliates and not to solicit their employees and customers.

The severance benefits for executive officers under the policy include the following:

     - a cash payment equal to 2.5 times the participant's annual base salary, annual bonus and annualized long-term incentive compensation, prorated incentive compensation for the year of termination and perquisite allowance;

     - a cash payment equal to the additional amounts that would have been credited to the executive under pension and retirement savings plans, if the participant had remained employed for another 2.5 years;

     -    continued welfare benefits for 2.5 years

     - financial planning benefit for two years, and outplacement services costing not more than $30,000; and

     - an additional cash payment to make the participant whole for any excise tax on excess severance payments that he or she may incur, with certain limitations specified in the policies.

Some of the executive officers of NCE who participate in the severance policy also had change-of-control employment agreements with NCE. The Merger was not considered a change of control under these agreements, so they did not become effective as a result of the Merger. However, if they become effective because of a later change of control, the severance benefits under the Xcel Energy Senior Executive Severance Policy will be reduced by any severance benefits that the participant receives under such an employment agreement.

                                                                                            NUMBER OF SECURITIES
                                                                                            REMAINING AVAILABLE
                                     NUMBER OF SECURITIES                                   FOR FUTURE ISSUANCE
                                       TO BE ISSUED UPON        WEIGHTED-AVERAGE                UNDER EQUITY
                                          EXERCISE OF           EXERCISE PRICE OF            COMPENSATION PLANS
                                     OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,         (EXCLUDING SECURITIES
          PLAN CATEGORY              WARRANTS AND RIGHTS       WARRANTS AND RIGHTS     REFLECTED IN THE FIRST COLUMN)
--------------------------------     --------------------     --------------------     ------------------------------
Equity compensation plans
approved by security holders (1)          16,981,107                 $ 26.29                     8,391,313

Equity compensation plans not
approved by security holders (2)              N/A                      N/A                          (2)

(1) See table below

                                                                                            NUMBER OF SECURITIES
                                                                                            REMAINING AVAILABLE
                                     NUMBER OF SECURITIES                                   FOR FUTURE ISSUANCE
                                       TO BE ISSUED UPON        WEIGHTED-AVERAGE                UNDER EQUITY
                                          EXERCISE OF           EXERCISE PRICE OF            COMPENSATION PLANS
                                     OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,         (EXCLUDING SECURITIES
          PLAN CATEGORY              WARRANTS AND RIGHTS      WARRANTS AND RIGHTS      REFLECTED IN THE FIRST COLUMN)
--------------------------------     --------------------     --------------------     ------------------------------
PSCo Omnibus Incentive Plan                       299,351     $              21.82                               ----

Xcel Energy Inc. Omnibus
  Incentive Plan                                7,168,634     $              26.56                          7,004,568

NRG Long-Term Incentive
  Compensation Plan                             2,766,551     $              29.61                               ----

NCE Omnibus Incentive Plan                      3,235,039     $              26.36                               ----

NSP Executive Long-Term
  Incentive Award Stock Plan                    3,511,532     $              23.44                               ----

Xcel Energy Inc. Executive Annual                    ----                     ----                          1,386,745
  Incentive Award Plan

(2) Xcel Energy has a Stock Equivalent Plan for Non-Employee Directors to more closely align directors' interests with those of our shareholders. Under this Stock Equivalent Plan, directors may receive an annual award of stock equivalent units with each unit having a value equal to one share of our common stock. Stock equivalent units do not entitle a director to vote and are only payable as a distribution of whole shares of the Company's common stock upon a director's termination of service. The stock equivalent units fluctuate in value as the value of our common stock fluctuates. The number of stock equivalent units that may be awarded under this Stock Equivalent Plan is not limited. The shares of the Company's common stock to be used for distribution under this Stock Equivalent Plan are purchased on the open market.

NRG ENERGY INC.'S PROXY STATEMENT:

Since NRG is wholly-owned by Xcel Energy at December 31, 2002, there is no proxy statement. However, information relating to officers and directors for NRG was published in NRG's Form 10-K for the year ended December 31, 2002, and is included below.

COMPENSATION OF EXECUTIVE OFFICERS

The following tables set forth cash and non-cash compensation for each of the last three fiscal years ended December 31, for the individuals who served as NRG Energy's Chief Executive Officer and Chief Operating Officer during 2002 and each of the four next most highly compensated executive officers (collectively, the "Named Executive Officers").

                                     ANNUAL COMPENSATION                       LONG-TERM COMPENSATION

                                                                               AWARDS                   PAYOUTS

           (a)                (b)      (c)         (d)         (e)               (f)          (g)          (h)         (i)

                                                                                          NUMBER OF
                                                                                         SECURITIES
                                                           OTHER ANNUAL      RESTRICTED   UNDERLYING                ALL OTHER
           NAME AND                                        COMPENSATION       STOCK      OPTIONS AND      LTIP     COMPENSATION
     PRINCIPAL POSITION       YEAR  SALARY ($)  BONUS ($)      ($)           AWARDS ($)  SAR'S (#)[6]  PAYOUTS ($)      ($)
Wayne H. Brunetti [1]         2002          --         --            --              --            --           --           --
Chairman, President and       2001          --         --            --              --            --           --           --
Chief Executive Officer       2000          --         --            --              --            --           --           --

David H. Peterson [2]         2002     208,334         --        38,647 [3]          --            --           --    1,754,424 [5]
Former Chairman, President &  2001     491,670    750,000        13,689              --       265,500           --        9,902
Chief Executive Officer       2000     397,340    474,000        28,678              --       120,000    1,212,067       22,923

John Brewster                 2002     189,503         --            --              --            --           --       11,253 [7]
Vice President - Worldwide    2001     155,317    102,552         5,000              --         7,000           --        4,660
Operations                    2000      91,741     24,343            --              --           800           --          157

William Pieper                2002     158,769         --            --              --            --           --        9,706 [10]
Vice President & Controller   2001     138,302    153,994            --              --        41,000           --           --
                              2000     127,554     74,612            --              --         1,414           --        2,976

Renee Sass [4]                2002     192,215         --        24,299              --            --           --       51,428 [8]
President, Energy Delivery    2001     175,004    203,500        27,270              --        35,000           --           --
                              2000     147,672     79,685            --              --         1,722           --        2,882

Craig Mataczynski [9]         2002     160,006         --        11,627 [11]         --            --           --       95,386 [12]
Former Senior Vice President  2001     316,680    321,038         7,752              --       105,000           --        8,125
North America                 2000     278,340    276,500         6,303              --        60,000      186,250        3,059

  [1] Mr. Brunetti is Chairman, President and Chief Executive Officer of Xcel Energy, NRG Energy's parent company. He is not compensated by NRG Energy for service in his capacity as Chairman and Chief Executive Officer.

  [2] Mr. Peterson's employment with NRG Energy terminated on May 31, 2002.


  [3] Includes fringe benefits and fringe benefit tax gross-up.

  [4] Mr. Sass's employment with NRG Energy terminated on December 18, 2002.

  [5] Includes paid time off (PTO) payout, 401(k) match, fringe benefit tax gross-up, severance payment for two months and pension make-up payment.

  [6] Represents options to purchase Xcel Energy Common Stock.

  [7] Includes 401(k) match.

  [8] Includes severance pay, 401(k) match and PTO payout.

   [9] Mr. Mataczynski's employment with NRG Energy terminated on June 28, 2002.

  [10] Represents 401(k) match.

  [11] Includes fringe benefits and fringe benefit tax gross-up.

  [12] Includes severance pay, 401(k) match and PTO payout.

OPTIONS AND STOCK APPRECIATION RIGHTS (SARS)

NRG Energy did not use stock options and SARs for executive compensation purposes in 2002.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table indicates for each of the Named Executive Officers the number and value of all exercisable and unexercisable options and SARs held by the Named Executive Officers as of December 31, 2002.

        (a)                    (b)               (c)                    (d)                              (e)
                                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                             SHARES                             UNDERLYING UNEXERCISED               IN-THE-MONEY
                           ACQUIRED ON          VALUE         OPTIONS/SARS AT FY-END (#)       OPTIONS/SARS AT FY-END ($)
        NAME            EXERCISE (#) (1)    REALIZED ($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE (2)
David H. Peterson                 94,798         789,451        180,389          227,915     (1,870,207)          (1,851,016)

Craig A. Mataczynski                  --              --         56,372           48,396       (686,336)          (1,043,922)

William T. Pieper                  2,674          28,738          6,307           17,375         (8,825)             (14,922)

Renee Sass                         3,684          50,192         17,086           17,702       (161,162)            (387,867)

John P. Brewster                      --              --            975            2,925         (1,900)              (5,700)

(1) Shares acquired on exercise are stated at the Xcel Energy conversion value.
(2) Option values were calculated based on an $11.00 closing price of Xcel Energy Common Stock at December 31, 2002.

PENSION PLAN TABLES

NRG Energy participates in Xcel Energy's noncontributory, defined benefit pension plan. Such plan covers substantially all of NRG Energy's employees. As of January 1, 1999, the pension benefit formula that applies to the Named Executive Officers was changed and each Named Executive Officer, together with all other affected nonbargaining employees, was given an opportunity to chosse between two retirement programs, the traditional program and the pension equity program. Messrs. Peterson and Mataczynski have selected the traditional program and Messrs. Pieper, Sass and Brewster have selected the pension equity program.

Under the traditional program applicable to certain of the Named Executive Officers, the pension benefit is computed by taking the highest average compensation below the integration level times 1.1333% plus the highest average compensation above the integration level times 1.6333%. The result is multiplied by credited service. The integration level is one-third of the social security wage base. The annual compensation used to calculate average compensation is base salary for the year plus bonus compensation paid in that same year. There is no maximum on the number of years of service used to determine the pension benefit. The benefit amounts under the pension equity program are computed in the form of a lump sum.

Both programs feature a retirement spending account, which credits $1,400 plus interest annually. The opening balance as of January 1, 1999 was $1,400 multiplied by years of service.

The following table illustrates the approximate retirement benefits payable to employees retiring at the normal retirement age of 65 years under the traditional program applicable to certain of the Named Executive Officers:

                          ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED YEARS OF SERVICE
AVERAGE COMPENSATION      -------------------------------------------------------------------------
   (LAST 4 YEARS)           5           10           15           20           25             30
--------------------      ------      -------      -------      -------      -------       --------
              50,000       4,500        9,000       13,500       19,000       25,000         31,500
             100,000       8,500       17,000       25,500       35,000       45,500         56,000
             150,000      12,500       25,000       38,000       51,500       66,000         80,500
             200,000      16,500       33,500       50,000       68,000       86,500        105,000
             250,000      21,000       41,500       62,500       84,000       10,700        129,500
             300,000      25,000       49,500       74,500      100,500      127,500        154,000
             350,000      29,000       58,000       87,000      117,000      147,500        178,500
             400,000      33,000       66,000       99,000      133,000      168,000        203,000
             450,000      37,000       74,000      111,500      149,500      188,500        227,500
             500,000      41,000       82,500      123,500      166,000      209,000        252,000
             550,000      45,500       90,500      136,000      182,000      229,500        276,500
             600,000      49,500       98,500      148,000      198,500      250,000        301,000
             650,000      53,500      107,000      160,500      215,000      270,000        325,500
             700,000      57,500      115,000      172,500      231,000      290,500        350,000
             750,000      61,500      123,000      185,000      247,500      311,000        374,500
             800,000      65,500      131,500      197,000      264,000      331,500        399,000
             850,000      70,000      139,500      209,500      280,000      352,000        423,500
             900,000      74,000      147,500      221,500      296,500      372,500        448,000
             950,000      78,000      156,000      234,000      313,000      392,500        472,500
           1,000,000      82,000      164,000      246,000      329,000      413,000        497,000
           1,050,000      86,000      172,000      258,500      345,500      433,500        521,500
           1,100,000      90,000      180,500      270,500      362,000      454,000        546,000
           1,150,000      94,500      188,500      283,000      378,000      474,500        570,500
           1,200,000      98,500      196,500      295,000      394,500      495,000        595,000

The following table illustrates the approximate retirement benefits payable to employees retiring at the normal retirement age of 65 years under the pension equity program applicable to certain of the Named Executive Officers if paid in the form of a straight-line annuity:

                          ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED YEARS OF SERVICE
AVERAGE COMPENSATION      -------------------------------------------------------------------------
  (LAST 4 YEARS)            5           10           15           20           25             30
--------------------      ------      -------      -------      -------      -------       --------
              50,000       3,500        7,000       11,000       15,500       20,500         26,500
             100,000       6,000       12,000       18,500       25,500       33,000         41,500
             150,000       8,500       17,000       26,000       35,500       46,000         57,000
             200,000      11,000       22,000       33,500       45,500       58,500         72,000
             250,000      13,500       27,000       41,500       56,000       71,000         87,000
             300,000      16,000       32,500       49,000       66,000       83,500        102,500
             350,000      18,500       37,500       56,500       76,000       96,500        117,500
             400,000      21,000       42,500       64,000       86,000      109,000        133,000
             450,000      23,500       47,500       71,500       96,500      121,500        148,000
             500,000      26,000       52,500       79,500      106,500      134,500        163,000
             550,000      28,500       57,500       87,000      116,500      147,000        178,500
             600,000      31,000       62,500       94,500      127,000      159,500        193,500
             650,000      33,500       67,500      102,000      137,000      172,500        208,500
             700,000      36,000       73,000      109,500      147,000      185,000        224,000
             750,000      39,000       78,000      117,000      157,000      197,500        239,000
             800,000      41,500       83,000      125,000      167,500      210,500        254,500
             850,000      44,000       88,000      132,500      177,500      223,000        269,500
             900,000      46,500       93,000      140,000      187,500      235,500        284,500
             950,000      49,000       98,000      147,500      197,500      248,500        300,000
           1,000,000      51,500      103,000      155,000      208,000      261,000        315,000
           1,050,000      54,000      108,000      163,000      218,000      273,500        330,500
           1,100,000      56,500      113,500      170,500      228,000      286,500        345,500
           1,150,000      59,000      118,500      178,000      238,000      299,000        360,500
           1,200,000      61,500      123,500      185,500      248,500      311,500        376,000

The approximate credited years of service as of December 31, 2001, for the Named Executive Officers were as follows:

Mr. Peterson              38.33

Mr. Mataczynski           20.00

Mr. Pieper                 7.67

Mrs. Sass                 11.50

Mr. Brewster               2.75

EMPLOYMENT AGREEMENTS

Scott J. Davido

Scott J. Davido is party to a Key Executive Retention, Restructuring Bonus and Severance Agreement with NRG Energy dated as of February 18, 2003. Under the agreement, Mr. Davido is entitled to: (i) a time-vested retention bonus of $150,000 (the "Retention Bonus") (ii) compensation for participation in the restructuring of NRG Energy (the "Restructuring Bonus") and (iii) certain severance benefits.

Mr. Davido has been given the entire Retention Bonus and will be entitled to keep the entire Retention Bonus provided he does not voluntarily terminate his employment before July 31, 2003. If Mr. Davido does voluntarily terminate his employment before July 31, 2003, he will be entitled to keep a prorata portion of his bonus based on the number of days remaining until July 31, 2003.

Mr. Davido is entitled to a Restructuring Bonus upon the (i) the consummation of a consensual out of court restructuring of all or substantially all of the debt of NRG Energy, (ii) the confirmation of a plan of reorganization for NRG Energy or (iii) the completion of a sale of all or substantially all of the assets of NRG Energy. Mr. Davido is not entitled to a Restructuring Bonus if he is terminated for cause, his employment ends due to disability or retirement or he voluntarily terminates his employment. The Restructuring Bonus is equal to two times the sum of (i) Mr. Davido's base salary and (ii) the greater of: (a) Mr. Davido's average bonus over the last two years or (b) Mr. Davido's target annual bonus established under a bonus plan for the year in which the restructuring occurs.

Mr. Davido is entitled to certain severance payments in particular situations where Mr. Davido's employment with NRG Energy is terminated. If Mr. Davido is terminated without cause or resigns for good reason he is entitled to all of the following: (i) two times the sum of (a) Mr. Davido's base salary and (b) the greater of: (x) Mr. Davido's average bonus over the last two years or (y) Mr. Davido's target annual bonus established under a bonus plan for the year in which the termination occurs; (ii) a prorata portion of Mr. Davido's unpaid target annual incentive; (iii) a payment equivalent to the COBRA premiums in effect as of the termination; and (iv) a cash payment of vacation and/or paid time off earned but not taken by Mr. Davido. If Mr. Davido's employment is terminated for disability, death or retirement, he (or his estate) is entitled to his base salary and vacation earned but untaken through the termination.

All of the obligations under Mr. Davido's Key Executive Retention, Restructuring Bonus and Severance Agreement are guaranteed by Xcel Energy. In addition, Mr. Davido has agreed not to compete with NRG Energy for a period of one year after the termination of his employment.

Ershel Redd

Ershel Redd is party to a severance agreement with NRG Energy dated as of January 30, 2003. Under the agreement, Mr. Redd is entitled to severance benefits equivalent to those under the Xcel Energy Business Unit Vice President Severance Plan. Specifically, if (i) Mr. Redd's employment is terminated without cause, (ii) his position is eliminated without a comparable position being offered, (iii) his salary is reduced by more than 10% (and he subsequently voluntarily terminates his employment) or (iv) he is required to relocate (and he subsequently voluntarily terminates his employment), then Mr. Redd is entitled to lump-sum and continuing severance benefits during the "severance period" (18 months after employment termination). Further, all of the obligations under Mr. Redd's severance plan are guaranteed by Xcel Energy.

The lump-sum severance benefit is equal to the aggregate of: (i) unpaid salary through the date of termination and a prorata share of Mr. Redd's target annual incentive; (ii) 1.5 times the sum of Mr. Redd's salary and target annual incentive; (iii) certain retirement benefits Mr. Redd would have earned had he been employed during the severance period; and (iv) certain contributions the NRG would have made to Mr. Redd's defined contribution and supplemental executive savings plans. The continuing benefits include: (i) medical, dental, vision and life insurance; (ii) outplacement services (up to $15,000); (iii) financial counseling; and (iv) the "flexible prerequisite allowance."

William Pieper

William Pieper is party to an NRG Executive Officer and Key Personnel Severance Plan with NRG Energy dated as of July 16, 2001 (as modified by a letter agreement between Mr. Pieper, NRG Energy and Xcel Energy dated as of July 16,
2002).

Under the agreement, if Mr. Pieper's employment is terminated by NRG Energy without cause or Mr. Pieper voluntarily terminates his employment within three months of a material change or reduction in his responsibilities at NRG Energy, then Mr. Pieper is entitled to certain severance benefits. Specifically, Mr. Pieper is entitled to (i) 1.5 times the sum of (a) his base salary and (b) the greater of (x) Mr. Pieper's average annual bonus over the two years preceding the termination or (y) Mr. Pieper's target annual bonus for the year of termination, (ii) the unpaid prorata portion of Mr. Pieper's targeted annual incentive, (iii) a net cash payment equivalent to the COBRA rates of the welfare benefits of medical, dental and term life insurance for twelve months, (iv) a cash payment for earned and untaken vacation time and (v) the continued vesting of options granted under the Long-Term Incentive and Compensation Plan for a period of two years.

In addition, under the agreement, if there is a change of control of NRG Energy and Mr. Pieper's employment is terminated within 6 months prior to such change of control or 12 months following such change of control, then Mr. Pieper is entitled to certain severance benefits. Specifically, Mr. Pieper is entitled to
(i) 2.5 times the sum of (a) his base salary and (b) the greater of (x) Mr. Pieper's average annual bonus over the two years preceding the termination or
(y) Mr. Pieper's target annual bonus for the year of termination, (ii) the unpaid prorata portion of Mr. Pieper's targeted annual incentive, (iii) a net cash payment equivalent to the COBRA rates of the welfare benefits of medical, dental and term life insurance for twelve months, (iv) a cash payment for earned and untaken vacation time and (v) all outstanding long-term incentive awards subject to the treatment provided under the long-term incentive plan of NRG Energy.

The letter agreement dated July 16, 2002 provides that rather than immediately terminating his employment and seeking severance benefits due to a material change or reduction in his responsibilities at NRG Energy (after NRG Energy became a wholly-owned subsidiary of Xcel Energy), NRG Energy has instead extended the time frame in which Mr. Pieper may terminate his employment and seek such severance benefits by 15 months, provided Mr. Pieper does not terminate his employment within 12 months of July 15, 2002.

George Schaefer

George Schaefer is party to a letter agreement with NRG Energy dated as of December 18, 2002, which provides Mr. Schaefer certain severance benefits in the event his employment with NRG Energy is terminated. Specifically, in the event Mr. Schaefer's employment is terminated without cause or Mr. Schaefer resigns for good reason, he is entitled to a lump sum payment equal to his base salary and a lump sum payment for all costs associated with health benefits under COBRA for a period of twelve months.

DIRECTOR COMPENSATION

Directors of NRG Energy do not receive compensation for service in such capacity.

ITEM 7.  CONTRIBUTIONS AND PUBLIC RELATIONS

  DATE    CONTRIBUTOR                            RECIPIENT                                         PURPOSE                AMOUNT
-------   -----------      -------------------------------------------------------------    ----------------------     ------------
                           COLORADO:
  2002    Xcel Energy      CLEER (Center for Legislative Energy & Environmental Research)   Annual                     $     5,000
                                                                                            Membership/Dues
  2002    Xcel Energy      West Associates                                                  Annual                     $     2,500
                                                                                            Membership/Dues
  2002    Xcel Energy      Western Business Roundtable                                      Annual                     $     5,000
                                                                                            Membership/Dues

                           MINNESOTA:
  2002    Xcel Energy      Agri-Growth Council                                              Annual                     $     1,500
                                                                                            Membership/Dues
  2002    Xcel Energy      Minnesota Chamber of Commerce                                    Annual                     $    20,000
                                                                                            Membership/Dues
  2002    Xcel Energy      Minnesota Business Partners                                      Annual                     $    25,000
                                                                                            Membership/Dues
  2002    Xcel Energy      MECLI (Minnesota Environmental Coalition of Labor & Industry)    Annual                     $     5,000
                                                                                            Membership/Dues
  2002    Xcel Energy      MGRC (Minnesota Government Relations Council)                    Annual                     $       600
                                                                                            Membership/Dues
  2002    Xcel Energy      Minnesota Taxpayers Association                                  Annual                     $       300
                                                                                            Membership/Dues
  2002    Xcel Energy      US Chamber of Commerce                                           Annual                     $    50,000
                                                                                            Membership/Dues
  2002    Xcel Energy      USGO (Utility State Government Organization)                     Annual                     $       150
                                                                                            Membership/Dues
  2002    Xcel Energy      WUPAG (Western Utility Public Affairs Growth)                    Annual                     $     1,000
                                                                                            Membership/Dues

                           NEW MEXICO:
  2002    Xcel Energy      New Mexico Association of Electric Companies                     Annual                     $    10,000
                                                                                            Membership/Dues
  2002    Xcel Energy      Broadcasters Association of New Mexico                           Annual                     $     1,500
                                                                                            Membership/Dues
  2002    Xcel Energy      Retail Association of New Mexico                                 Annual                     $     2,000
                                                                                            Membership/Dues

                           TEXAS:
  2002    Xcel Energy      AECT (Association of Electric Companies)                         Annual                     $    60,000
                                                                                            Membership/Dues
  2002    Xcel Energy      CAP-PSI (Public Relations Consultant for AECT)                   Annual                     $   140,000
                                                                                            Membership/Dues

02-2002   NSP-Wisconsin    Eisenhower Building Fund                                         Corporate Contribution     $     5,000
04-2002   NSP-Wisconsin    Eisenhower Building Fund                                         Corporate Contribution     $     5,000

  2002    Xcel Energy      Federal PAC Operated by Xcel Energy Services, Inc.               Events                     $     9,523
          Services
  2002    Xcel Energy      Federal PAC Operated by Xcel Energy Services, Inc.               Software                   $    18,290
          Services
  2002    Xcel Energy      PAC primarily associated with Texas, New Mexico,                           (1)                 (1)
          Services         Oklahoma, Kansas
  2002    Xcel Energy      PAC organized under laws of states of Colorado and Wyoming                 (2)                 (2)
          Services
  2002    Xcel Energy      PAC organized under laws of state of Wisconsin                             (3)                 (3)
          Services
  2002    Xcel Energy      PAC organized under laws of state of South Dakota                          (4)                 (4)
          Services
  2002    Xcel Energy      PAC organized under laws of state of North Dakota                          (5)                 (5)
          Services
  2002    Xcel Energy      PAC organized under laws of state of Minnesota                             (6)                 (6)
          Services

(1) Specific costs are not captured, so actual costs are unavailable; these costs are minimal.

(2) No corporate assets are used in support of this PAC.

(3) Specific costs are not itemized, so actual costs are unavailable.

(4) No corporate assets are used in support of this PAC.

(5) Specific costs are not captured, so actual costs are unavailable; these costs are minimal.

(6) No corporate assets are used in support of this PAC.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

PART I

Contracts for services, including engineering or construction services, or goods supplied or sold by a system company to another system company, and the date of the contract and whether it remained in effect at year end are as follows:

                                                        SERVING                            RECEIVING
               TRANSACTION                              COMPANY                             COMPANY                  COMPENSATION
------------------------------------------   -----------------------------     -----------------------------------  --------------
Administrative Services                      NSP-Minnesota                     NRG                                  $11.3 million
Coal                                         NSP-Minnesota                     NRG                                             (1)
Compressor Use                               PSCo                              e prime                              $ 0.1 million
Construction Support                         PSCo                              Cheyenne                                        (1)
Engineering Services                         Utility Engineering               PSCo                                 $70.8 million
Engineering Services                         Utility Engineering               SPS                                  $13.5 million
Engineering Services                         Utility Engineering               Xcel Energy Services                 $ 1.3 million
Engineering Services                         Utility Engineering               NSP-Minnesota                        $ 7.0 million
Engineering Services                         Utility Engineering               Xcel International                   $ 0.2 million
Engineering Services                         Utility Engineering               NRG                                  $ 1.4 million
Engineering Services                         PSCo                              Cheyenne                                        (1)
Engineering Services                         Cheyenne                          PSCo                                            (1)
Field Engineering Services                   NSP-Wisconsin                     NSP Lands                                       (1)
Gas Purchasing Services                      SPS                               PSCo                                            (1)
Gas Storage Services                         Young Gas Storage Co, Ltd         PSCo                                            (1)
Incentive to use Refuse Derived Fuel         NSP-Minnesota                     NRG                                  $ 3.3 million
Incidental Services                          Operating Companies               Operating Companies                             (1)
Lease Assets and Facilities                  PSCo                              Xcel Energy Services                            (1)
Lease Facilities                             1480 Welton, WYCO Development     PSCo                                            (1)
Lease Fiber Optic Network                    NCE Communications                PSCo                                            (1)
Lease Land to Operate Solid Waste Trsfr      NSP                               NRG                                             (1)
Stn
Lease Rail Cars                              NSP-Minnesota                     PSCo                                            (1)
Management of Water Rights for Hydro         Chippewa & Flambeau               NSP-Wisconsin                                   (1)
Facility
Natural Gas                                  e prime                           SPS                                  $15.2 million
Natural Gas                                  e prime                           NSP-Minnesota                        $ 2.7 million
Natural Gas                                  e prime                           NRG                                  $19.2 million
Natural Gas                                  e prime                           Utility Engineering                  $ 0.1 million
Nuclear Power Plant Operating Services       NMC                               NSP                                             (1)
Operate & Maintain Process Steam Operation   NSP                               NRG                                             (1)
Operations & Maintenance Service             PSCo                              SPS, Cheyenne, WestGas, 1480                    (1)
                                                                               Welton, Utility Engineering, Xcel
                                                                               Energy Services

Operations & Maintenance Service             SPS, NSP-Minnesota                PSCo                                            (1)
Partnership Agreement                        Quixx Corp                        Quixx Linden                         $ 0.1 million
Pole Attachments
Power Plant Management                       Quixx Power Services              Quixx Linden                         $ 1.4 million
Purchase Demand Side Management Resources    e prime                           PSCo                                            (1)
Purchase Refuse Derived Fuel                 NRG                               NSP-Minnesota                        $ 1.2 million
Steam Purchase (2 agreements)                NSP                               NRG                                  $ 8.2 million
Supply Chain Services, Materials and         PSCo                              SPS, Cheyenne, 1480 Welton, Utility             (1)
Supplies                                                                       Engineering, Xcel Energy Services
Transport Natural Gas                        Viking Gas                        NSP-Minnesota                        $ 4.6 million
Transport Natural Gas                        Viking Gas                        NSP-Wisconsin                        $ 1.6 million
Transport Natural Gas                        PSCo                              e prime                              $ 0.2 million
Transport Natural Gas                        NSP-Minnesota                     e prime                              $ 0.1 million

Transactions with Affiliates Annual Reporting
NSP-Minnesota

                                                                                             Total Expenses
              Regulated Operating Companies                      NSP-Minnesota Revenue      NSP-Minnesota (5)
-------------------------------------------------------------    ---------------------      -----------------
Administrative Agreement with Xcel Operating Subsidiaries (1)
  NSP-Wisconsin                                                      $    445,967               $   123,340
  PSCo                                                                  1,561,865 (6)               191,040
  SPS                                                                      54,912                     4,447
  Cheyenne                                                                      -                         -
  Black Mountain Gas                                                       52,941                         -
                                                                     ------------               -----------
Subtotal Regulated Operating Companies                               $  2,115,684               $   318,827

NSP-Minnesota Agreements from Prior to Xcel Merger (2)
  NSP-Wisconsin Interchange Agreement (3)                             220,689,226                80,199,542
  NSP-Wisconsin SCADA Agreement (4)                                       168,698                         -
                                                                     ------------               -----------
Total Previously Existing Agreement Transactions                     $220,857,924               $80,199,542

Total Regulated Operating Companies                                  $222,973,608               $80,518,369
                                                                     ------------               -----------

NOTES:

(1) This section includes transactions directed by E002/AI-01-493 Compliance Filing only.

(2) This section includes transactions which fall under agreements between NSP-Minnesota and NSP-Wisconsin that NSP-Minnesota was allowed to continue to operate under after the formation of Xcel Energy in August 2000.

(3) In accordance with FERC Docket No. ER02-808-000, NSP-Minnesota and NSP-Wisconsin Interchange Agreement, the cost of sharing electric transmission and production costs for 2002.

(4) NSP-Minnesota and NSP-Wisconsin SCADA and gas dispatch Agreement, Docket G-002/AI-94-831, regarding sharing of SCADA costs.

(5) "Total Expenses" represents revenues to the affiliate paid by NSP-Minnesota for service provided by the affiliate for the benefit of NSP-Minnesota.

(6) The amount includes NSP-Minnesota charged PSCo for the used of the leased rail coal cars. This amount includes maintenance on the rail cars.

Transactions with Affiliates Annual Reporting
NSP-Minnesota

                                                                              Total Expenses
                                               NSP-Minnesota Revenue         NSP-Minnesota (2)
                                               ---------------------         -----------------
Regulated Affiliates
  Viking Gas Transmission                          $     266,360               $   4,622,142
  Xcel Energy Service Company                                  -                 176,468,643
                                                   -------------               -------------
  Total Regulated Affiliates                       $     266,360               $ 181,090,785

Nonregulated Affiliates
  Energy Masters International                                 -                           -
  Eloigne                                                  1,405                           -
  e prime                                                194,408                   1,533,000
  Natrogas                                                12,430                           -
  NRG                                                  6,278,825                  (3,102,795)
  Nuclear Management Company                                   -                 186,620,265
  Reddy Kilowatt                                               -                           -
  Seren Innovations                                       63,458                           -
  Utility Engineering                                     93,822                   5,550,675
  United Power & Land                                    382,849                   2,759,117
                                                   -------------               -------------
  Total Nonregulated Affiliates                    $   7,027,197               $ 193,360,262

Nonregulated Activity
  Homesmart                                               13,283                           -
  Nonregulated Street Lighting Maintenance               567,907                           -
  Natural Gas Services                                   421,448                           -
  Propane Gas                                            281,369                      18,715
  Sherco Steam to LPI                                    736,119                           -
                                                   -------------               -------------
  Total Nonregulated Activity                      $   2,020,126               $      18,715

NOTES:

(1) As of 1/1/01 the non-union employees of Prairie Island and Monticello Nuclear plants became employees of the Nuclear Management Company. The Nuclear Management Company manages the operation of these 2 plants and bills NSP-Minnesota in accordance with E002/AI-99-1652 and E002/AI-99-1618.

(2) "Total Expenses" represents revenues to the affiliate/Nonregulated activity paid by NSP-Minnesota Company to the affiliate/Nonregulated business for the benefit of NSP-Minnesota utility operating company.

(3) The revenue paid by NSP-Minnesota to NSP-Minnesota's affiliate NRG is the net of fuel and miscellaneous service expenses paid to NRG of $1,244,966 and incentives paid by NRG Resource Recovery to NSP-Minnesota for burning RDF at NSP-Minnesota's Red Wing and Wilmarth generating plants, $4,347,762.

(4) Reflects propane provided by NSP-Minnesota to non-jurisdictional customers. Included are $2,520 of sales of propane to NSP-Minnesota's affiliate, Natrogas. All of these propane revenues are included in FERC account 495, Other Gas Revenues. These revenues are included as an offset to retail revenues requirements in the state of Minnesota Gas Utility cost of service study.

PART II

No system company has a contract to purchase services or goods from any affiliate (other than a system company), or from a company in which any officer or director of the receiving company is a partner or owns 5% or more of any class of equity securities.

PART III

No system company employs any other person for the performance on a continuing basis of management, supervisory or financial advisory services.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

PART I

(a) Identify the company, its location and its business address. Describe the facilities used for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas. Identify each system company that holds an interest in the company and describe the interest held.

(b) State the type and amount of capital invested in the company by the registered holding company, directly or indirectly. Identify any debt or other financial obligation for which there is recourse, directly or indirectly, to the registered holding company or another system company, other than an EWG or foreign utility company. Identify separately any direct or indirect guarantee of a security of the EWG or foreign utility company by the registered holding company. Identify any transfer of assets from any system company (other than an exempt wholesale generator or foreign utility company) to an affiliate exempt wholesale generator or foreign utility company. State the market value at the time of transfer, the book value and the sale price of the transferred asset.

(c) State the ratio of debt to common equity of the company and earnings of the company as of the end of the reporting period.

(d) Identify any service, sales or construction contract(s) between the company and a system company, and describe the services to be rendered or goods sold and the fees or revenues under such agreement(s).

INTEREST OF NRG IN EWGS AND FUCOS:

1. (a) NRG Northeast Generating LLC, in which NRG owns a 100 percent interest through two wholly-owned limited liability companies (each of which owns a 50 percent interest in NRG Northeast Generating LLC), Northeast Generation Holding LLC and NRG Eastern LLC, owns 100 percent of the following
EWGs: (i) Dunkirk Power LLC, owner of a 600 megawatt coal-fired facility located in Dunkirk, New York; (ii) Huntley Power LLC, owner of a 760 megawatt coal-fired facility located near Buffalo, New York; (iii) Astoria Gas Turbine Power LLC, owner of 11 gas-fired combustion turbines with a total capacity of 614 megawatts located on the same site in Queens, New York, (iv) Arthur Kill Power LLC, owner of an 842 megawatt gas/oil-fired facility located on Staten Island, New York;
(v) Somerset Power LLC, owner of the 229 megawatt (160 megawatts of which is operational) oil/coal-fired facility located in Somerset, Massachusetts, (vi) Oswego Harbor Power LLC, owner of a 1700 megawatt gas/oil-fired facility located in Oswego, New York; (vii) Connecticut Jet Power LLC, owner of six oil-fired combustion turbines with a total capacity of 127 megawatts located at 4 different sites in Connecticut; (viii) Devon Power LLC, owner of a 401 megawatt gas/oil-fired facility located in Milford, Connecticut; (ix) Middletown Power LLC, owner of an 856 megawatt gas/oil-fired facility located in Middleton, Connecticut; (x) Montville Power LLC, owner of a 498 megawatt gas/oil-fired facility located in Uncasville, Connecticut; and (xi) Norwalk Power LLC, owner of a 353 megawatt oil-fired facility located in Norwalk, Connecticut.

         (b) See Footnote 1.(1)

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                        Debt-Equity Ratio                Net Income (in thousands)
                                        -----------------                -------------------------
Dunkirk Power LLC                              0.59                             $  34,196
Huntley Power LLC                              0.49                                19,634
Astoria Gas Turbine Power LLC                  0.41                                41,963
Arthur Kill Power LLC                          0.77                                34,240
Somerset Power LLC                             1.74                               (64,335)
Somerset Operations, Inc.                      No debt                                218
Oswego Harbor Power LLC                        0.58                                16,827
Connecticut Jet Power LLC                      -                                     (232)

-------------
(1) For purposes of the Rule 53 calculation, Xcel Energy has included its entire investment in NRG Energy, $781.9 million, as its aggregate investment in the EWGs and FUCOs owned by NRG. Xcel Energy has not directly or indirectly guaranteed any of the investments by NRG in FUCOs or EWGs. All investments by NRG in FUCOs and EWGs have been funded through capital contributions by Xcel Energy to NRG, financings at the NRG level without recourse to Xcel Energy and financings at the project level without recourse to NRG or Xcel Energy. There have been no transfers of assets from any Xcel Energy company (other than an EWG or FUCO) to an affiliate EWG or FUCO.

Devon Power LLC                                0.32                               (18,238)
Middleton Power LLC                            0.37                               (34,958)
Montville Power LLC                            0.42                               (18,836)
Norwalk Power LLC                              1.21                               (18,926)

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Northeast Generating's subsidiaries (the Company) have entered into power sales and agency agreements with NRG Power Marketing Inc., a wholly-owned subsidiary of NRG. The agreements are effective until Dec. 31, 2030. Under the agreements, NRG Power Marketing Inc. will (i) have the exclusive right to manage, market and sell all power not otherwise sold or committed to or by such subsidiaries, (ii) procure and provide to such subsidiaries all fuel required to operate their respective facilities and (iii) market, sell and purchase all emission credits owned, earned or acquired by such subsidiaries. In addition, NRG Power Marketing will have the exclusive right and obligation to effect the direction of the power output from the facilities.

Under the agreements, NRG Power Marketing pays to the subsidiaries gross receipts generated through sales, less costs incurred by NRG Power Marketing relative to its providing services (e.g., transmission and delivery costs, fuel cost, taxes, employee labor, contract services, etc.). The Company incurs no fees related to these power sales and agency agreements with NRG Power Marketing.

The Company has no employees and has entered into operation and maintenance agreements with subsidiaries of NRG Operating Services Inc. a wholly-owned subsidiary of NRG (NRG Operating Services). The agreements are effective for five years, with options to extend beyond five years. Under the agreements, the NRG Operating Services company operator operates and maintains its respective facility, including (i) coordinating fuel delivery, unloading and inventory,
(ii) managing facility spare parts, (iii) meeting external performance standards for transmission of electricity, (iv) providing operating and maintenance consulting and (v) cooperating with and assisting the Company in performing the Company's obligations under agreements related to its facilities.

Under the agreements, the operator charges an annual fee, and in addition, will be reimbursed for usual and customary costs related to providing the services including plant labor and other operating costs. A demobilization payment will be made if the subsidiary elects not to renew the agreement. There are also incentive fees and penalties based on performance under the approved operating budget, the heat rate and safety.

During 2002 and 2001, the Company incurred annual operating and maintenance costs billed from NRG Operating Services totaling $4.4 million. In addition the Company incurred $110.0 million and $172.4 million, respectively, for usual and customary costs related to providing the services including plant labor and other operating costs.

The Company's subsidiaries have entered into agreements with NRG for corporate support and services. The agreements are perpetual in term, unless terminated in writing by a subsidiary. Under the agreements, NRG will provide services, as requested, in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. Under the agreements, NRG is paid for personnel time as well as out-of-pocket costs. During 2002 and 2001, the Company paid NRG approximately $.9 million and $5.1 million, respectively, for corporate support and services.

2. (a) NRG South Central Generating LLC, in which NRG owns a 100 percent interest through two wholly-owned limited liability companies (each of which owns a 50 percent interest in NRG South Central Generating LLC), South Central Generation Holding LLC and NRG Central U.S. LLC, owns 100 percent of the following: (i) Louisiana Generating LLC, an EWG that owns a 220 megawatt gas-fired facility located in New Roads, Louisiana, and a 100 percent interest in two coal-fired units and a 58 percent interest in a third coal-fired until located in a separate facility also in New Roads, Louisiana; (ii) NRG New Roads Holdings LLC, owner of various equipment and of several parcels of land in Louisiana, some of which is leased to third parties for farming; (iii) Big Cajun I Peaking Power LLC, an EWG which was formed to develop, own and operate the Cajun expansion project in Louisiana; (iv) NRG Sterlington Power LLC, an EWG, which was formed to own a 200 megawatt simply cycle gas peaking facility in Sterlington, Louisiana; and (v) NRG Bayou Cove LLC, which owns 100% of Bayou Cove Peaking Power, LLC, an EWG, which owns a 360 megawatt peaking facility in Jennings, Louisiana.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Louisiana Generating LLC as of Dec. 31, 2002 are as follows:

                                         Debt-Equity Ratio               Net Income (in thousands)
                                         -----------------               ------------------------
Louisiana Generating LLC                       2.43                             $  12,664
Bayou Cove Peaking Power LLC                   1.79                            ($ 133,285)

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

Louisiana Generating entered into a power sale and agency agreement with NRG Power Marketing Inc., a wholly owned subsidiary of NRG Energy. The agreement is effective until Dec. 31, 2030. Under the agreement, NRG Power Marketing Inc. will (i) have the exclusive right to manage, market and sell all power not otherwise sold or committed to or by Louisiana Generating, (ii) procure and provide to Louisiana Generating all fuel required to operate its respective facilities and (iii) market, sell and purchase all emission credits owned, earned or acquired by Louisiana Generating. In addition, NRG Power Marketing Inc. will have the exclusive right and obligation to direct the power output from the facilities.

Under the agreement, NRG Power Marketing, Inc. pays to Louisiana Generating gross receipts generated through sales, less costs incurred by NRG Power Marketing, Inc. relative to its providing services (e.g., transmission and delivery costs, fuel cost, taxes, employee labor, contract services, etc.). The Company incurs no fees related to these power sales and agency agreements with NRG Power Marketing.

Louisiana Generating entered into an operation and maintenance agreement with NRG Operating Services, Inc., (NRG Operating Services) a wholly-owned subsidiary of NRG Energy. The agreement is perpetual in term until terminated in writing by Louisiana Generating or until earlier terminated upon an event of default. Under the agreement, at the request of Louisiana Generating, NRG Operating Services manages, oversees and supplements the operation and maintenance of the Cajun facilities.

During the year ended Dec. 31, 2002 and 2001, Louisiana Generating and Bayou Cove Peaking Power LLC incurred no operating and maintenance costs from NRG Operating Services.

Louisiana Generating and NRG South Central each entered into an agreement with NRG Energy for corporate support and services. The agreement is perpetual in term until terminated in writing by Louisiana Generating or NRG South Central or until earlier terminated upon an event of default. Under the agreement, NRG Energy will provide services, as requested, in areas such as human resources, accounting, finance, treasury, tax, office administration, information technology, engineering, construction management, environmental, legal and safety. Under the agreement, NRG Energy is paid for personnel time as well as out-of-pocket costs.

During the year ended Dec. 31, 2002 and 2001, Louisiana Generating and NRG South Central incurred approximately $0.8 million and $0.6 million, respectively, for corporate support and services.

As of Dec. 31, 2002 and 2001, NRG South Central has an accounts payable affiliates balance of approximately $126.5 million and $27.2 million, respectively, which consisted primarily of a payable to NRG Energy for capitalized development costs incurred prior to the acquisition of the Cajun facilities and other expenses paid on its behalf.

3. (a) West Coast Power LLC, in which NRG owns a 50 percent interest through NRG's wholly-owned subsidiary NRG West Coast LLC, (which owns 50 percent interest in WCP (Generation) Holdings LLC of which West Coast Power LLC is a wholly-owned subsidiary), owns 100 percent of the following EWGs: (i) Long Beach Generation LLC (LBG), owner of a 530 megawatt gas-fired facility located in Long Beach, Calif., (ii) El Segundo Power LLC (ESP), owner of a 1020 megawatt gas-fired facility located in El Segundo, Calif., (iii) Cabrillo Power I LLC (Cabrillo I), owner of a 954 megawatt gas-fired facility located in Encina, Calif. And (iv) Cabrillo Power II LLC (Cabrillo II), owner of seventeen gas-fired generation turbines in San Diego County, Calif., with a combined capacity of 256 megawatts. Saguaro Power LLC is a wholly owned limited liability company of NRG West Coast LLC, which owns 100 percent interest in Eastern Sierra Energy Company, which owns a 50 percent interest in Saguaro Power Company, a limited partnership, an EWG, for a project in Henderson, Nevada with a combined capacity of 100 megawatts.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                 Debt-Equity Ratio                      Net Income (in thousands)
                                 -----------------                      ------------------------
Long Beach Generation LLC                -                                      $  (1,293)
El Segundo Power LLC                     -                                         23,864

Cabrillo Power I LLC                     -                                            980
Cabrillo Power II LLC                    -                                         (7,804)
Saguaro Power LLC                        -                                          2,903

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

West Coast Power LLC (WCP) purchases fuel for its plants under natural gas supply agreements (GSAs) with Dynegy Marketing and Trade (DMT), an affiliate of WCP. Charges for fuel are based upon similar terms and conditions as could be obtained from third parties.

WCP contracted with Dynegy Power Marketing, Inc. (DYPM), an affiliate of WCP, to provide all power scheduling, power marketing and risk management for WCP under an energy management agreement (EMA). Additionally, WCP contracted with DMT to provide all scheduling and marketing of fuel supply for WCP under the EMA.

WCP's subsidiaries, Cabrillo I and Cabrillo II, have entered into O&M agreements with NRG Cabrillo Power Operations, Inc., an affiliate of WCP. WCP's subsidiaries ESP and LBG have entered into O&M agreements with NRG El Segundo Operations, Inc., an affiliate of WCP. Fees for services primarily include recovery of the costs of operating the plant as approved in the annual budget and a base monthly fee. WCP has also contracted with NRG Development Company, Inc., an affiliate of WCP, to provide services under the Administrative Management Agreement (the AMA). Services provided under the AMA include local services not covered under the O&M agreements, including environmental, engineering, legal and public relations services. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable approved budget.

WCP entered into an administrative services management agreement (the ASMA) with Dynegy Power Management Services, LP, an affiliate of WCP, which provides administrative services such as business management and accounting to WCP. Fees for such services are subject to executive committee approval if the amounts exceed a certain percentage of the applicable annual approved budget.

Affiliates of WCP provide various services for WCP. Charges for these services are included in WCP's operating and general and administrative expenses and consisted of the following for 2002, 2001 and 2000:

(in thousands)                           2002            2001                2000
-----------------------------------------------------------------------------------
Operating expenses
-----------------------------------------------------------------------------------
Fuel                                   $644,968       $1,054,269           $482,937
-----------------------------------------------------------------------------------
EMA charges                              10,410           17,017              9,092
-----------------------------------------------------------------------------------
OMSA, O&M and AMA charges                31,772           51,936             15,374
-----------------------------------------------------------------------------------
Total                                   687,150        1,123,222            507,403
-----------------------------------------------------------------------------------
ASMA fees included in G&A                   841            1,374                776
-----------------------------------------------------------------------------------

Saguaro Power Company - Under the terms of an O&M agreement, employees of NRG Saguaro Operations Inc., a wholly owned subsidiary of NRG, perform all necessary functions to operate and maintain Saguaro Power Company's facilities. Saguaro Power Company pays for direct costs of the services. NRG Saguaro Operations may also earn certain incentive compensation as defined in the agreement. Pursuant to this arrangement the Partnership incurred costs of $1.9 million and $2.1 million which included $250,000 and $120,051 of incentive compensation earned by NRG Saguaro Operations in 2002 and 2001, respectively.

4. (a) Cogeneration Corporation of America, in which NRG owns a 20 percent interest, owns the following through wholly-owned subsidiaries (i) a 100 percent interest in a 122 megawatt gas-fired cogeneration facility in Parlin New Jersey that is an EWG; and (ii) an 83 percent interest in two standby peak sharing facilities with an aggregate capacity of 22 megawatts located in Philadelphia, Pennsylvania, both of which are EWGs.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Cogeneration Corporation of America as of Dec. 31, 2002 are as follows:

                                             Debt-Equity Ratio         Net Income (in thousands)
                                             -----------------         ------------------------
Cogeneration Corporation of America            Not available                    $1,184

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

         NONE

5.       (a)      NRG Rocky Road LLC, in which NRG owns a 100 percent interest, owns 50 percent of Rocky Road Power LLC, an EWG that owns a 350 megawatt gas-fired facility located in East Dundee, Illinois.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Rocky Road Power LLC as of Dec. 31, 2001 are as follows:

                                      Debt-Equity Ratio                Net Income (in thousands)
                                      -----------------                -------------------------
Rocky Road Power LLC                          -                                  $6,868

         (d) A description of the service, sales or construction contracts between Rocky Road Power LLC and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

                 NONE

6.       (a)      NRGenerating Ltd. - which is 100 percent owned by Sterling
Luxembourg (No.1) s.a.r.l., which is 100 percent owned by NRGenerating Holdings (No. 15) B.V., which is 100 percent owned by NRGenerating International BV ("NRGIBV") - owns 100 percent of Killingholme Holdings Limited, which owns 100 percent of Killingholme Generation Limited, an EWG which owns 100 percent of Killingholme Power Limited, an EWG which owns a 680 megawatt gas-fired facility located in North Lincolnshire, England.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                             Debt-Equity Ratio                    Net Income (in thousands)
                                             -----------------                    -------------------------
Killingholme Generation Limited                        -                                 $(30,157)
Killingholme Power Limited                          3.97                                 (468,514)

         (d) A description of the service, sales or construction contracts between the Killingholme EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

7.       (a)      Enfield Holdings B.V. which is 50 percent owned by NRGIBV, owns 50 percent of Enfield Energy Centre Limited, an EWG which owns a 396 megawatt gas-fired power station in Enfield, England. Enfield Operations LLC, which is owned 50 percent by Enfield Energy Centre Limited and 16.3 percent by NRG International, Inc. ("NRGI"), is an EWG which operates the Enfield power station, and also owns 100 percent of Enfield Operations UK Ltd, which employs the employees of the Enfield power station.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                             Debt-Equity Ratio                   Net Income (in thousands)
                                             -----------------                   -------------------------
Enfield Energy Centre Limited                        -                                   ($1,181)
Enfield Operations LLC                               -                                        63

         (d) A description of the service, sales or construction contracts between the Enfield EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

8.       (a)      NRGenerating Holdings (No.4) B.V., which is 100 percent
owned by NRGIBV, is an EWG which owns (i) a 25.37 percent partnership interest in Loy Yang Power Partners, the owner of the 2,000 megawatt coal-fired Loy Yang power station and adjacent brown coal mine in the State of Victoria, Australia;
(ii) 25.37 percent of Loy Yang Power Projects Pty Ltd., which provides technical services to the Loy Yang project; and (iii) 25.37 percent of Loy Yang Power Management Pty Ltd., which operates the Loy Yang project. NRGenerating Holdings (No.4) B.V. also owns 100 percent of Gunwale B.V., a vehicle for investing shareholder loans and equity into the Loy Yang project which has no assets or employees and is inactive.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NRGenerating Holdings (No.4) B.V. as of Dec. 31, 2002 are as follows:

                                              Debt-Equity Ratio              Net Income (in thousands)
                                              -----------------              -------------------------
NRGenerating Holdings (No. 4) B.V.                     -                              ($45,209)

         (d) A description of the service, sales or construction contracts between NRGenerating Holdings (No.4) B.V. and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

9.       (a)      Sunshine State Power (No.2) B.V. and Sunshine State Power
B.V., which are EWGs and which are both 100 percent owned by NRGIBV, own 17.5 percent and 20 percent, respectively, of the unincorporated joint venture that owns the 1680 megawatt coal-fired Gladstone power station in Queensland, Australia. NRG Gladstone Operating Services Pty Ltd, which is 1 percent owned by NRGI and 99 percent owned by NRG Operating Services, Inc. (both of which are 100 percent owned by NRG), is an EWG which operates the Gladstone facility, and owns 100 percent of NRG Gladstone Superannuation Pty Ltd., which holds pension assets for the employees of the Gladstone project.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                               Debt-Equity Ratio                 Net Income (in thousands)
                                               -----------------                 -------------------------
Sunshine State Power (No.2) B.V.                       -                                 $ 3,377
Sunshine State Power B.V.                              -                                   3,860
NRG Gladstone Operating Services Pty Ltd.              -                                   1,219

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

10.      (a)      Saale Energie Gmbh, which is 100 percent owned by NRGIBV,
owns the following interests in the following entities: (i) 41.1 percent of Kraftwerke Schkopau GbR, an EWG that owns the 960 megawatt Schkopau coal-fired power station in Germany; (ii) 44.4 percent of Kraftwerke Schkopau Betriebsgesellshcaft mbH, an EWG that operates the Schkopau power station; and
(iii) 98 percent of Saale Energie Services Gmbh, which provides management services to the Schkopau plant (NRGIBVI also owns a direct 1 percent interest in this entity).

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                                      Debt-Equity Ratio           Net Income (in thousands)
                                                      -----------------           -------------------------
Kraftwerke Schkopau GbR                                 Not available                   Not available
Kraftwerke Schkopau Betriebsgesellshcaft mbH            Not available                   Not available

The results of Kraftwerke Schkopau GbR and Kraftwerke Schkopau
Betriebsgesellshcaft mbH are not available. However, the results of Saale Energie Gmbh are and the Debt-Equity ratio is 2.56 and Net Income (in thousands) is $28,082.

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

11.      (a)      NRGIBV owns 50 percent of MIBRAG mbH, through a holding
structure whereby NRGIBV owns 100 percent of Lambique Beheer BV; Lambique Beheer BV owns 50 percent of MIBRAG BV and 1 percent of MIBRAG mbH; and MIBRAG BV owns 99 percent of MIBRAG mbH. MIBRAG Gmbh, by itself and through its wholly-owned subsidiary MIBRAG Industriekraftwerke Vermoegensverwaltungs und Beteiligungs Gmbh, owns 1 percent of MIBRAG Industriekraftwerke Gmbh & Co KG, an EWG that owns three coal-fired power plants in Germany. MIBRAG Gmbh owns 99 percent, and MIBRAG B.V. owns 1 percent of MIBRAG Industriekraftwerke Betriebs Gmbh, an EWG which operates and maintains the power stations.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                                 Debt-Equity Ratio             Net Income (in thousands)
                                                 -----------------             -------------------------
MIBRAG Industriekraftwerke Gmbh & Co KG                1.61                              $28,082
MIBRAG Industriekraftwerke Betriebs Gmbh                  -                                    -

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

12.      (a)      Kladno Power (No.2) BV, which is 100 percent owned by
NRGIBV, owns 50 percent of Matra Powerplant Holding BV, which owns 89 percent of ECK Generating s.r.o., a FUCO which owns a 373 megawatt coal-fired power station in Kladno, Czech Republic, and related businesses. Kladno Power (No.1) BV, which is 100 percent owned by NRGIBV, owns 44.5 percent of Energeticke

Centrum Kladno, s.r.o., is a FUCO which holds title to certain assets of the Kladno power station. NRGenerating Holdings (No.5) BV, which is 100 percent owned by NRG Energeticke Provoz, s.r.o., is a FUCO which operates the Kladno power station.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                              Debt-Equity Ratio                 Net Income (in thousands)
                                              -----------------                 -------------------------
ECK Generating s.r.o                                  -                                 $4,105
Energeticke Centrum Kladno, s.r.o.                  2.0                                     16
NRGenerating Holdings (No.5) BV                       -                                     (3)

         (d) A description of the service, sales or construction contracts between these FUCOs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

13.      (a)      NRGenerating Holdings (No. 21) B.V., in which NRG has a 50 percent interest through Cobee Holdings Inc., a wholly-owned subsidiary of NRG International Inc. (see Paragraph 14.C.20), and a 50 percent interest through NRGenerating Luxembourg (No. 6) S.a.r.l., a wholly owned subsidiary of NRGenerating Luxembourg (No. 1) S.a.r.l., which is a wholly owned subsidiary of NRGenerating International B.V. is an EWG which currently owns 100 percent of Compania Boliviana de Energia Electrica S.A. - Bolivian Power Company Ltd., an EWG which owns and/or operates 15 power plants in Bolivia. NRGenerating Holdings (No. 21) B.V. owns a 100 percent interest in Tosli Acquisition B.V., which owns
99.4 percent of Itiquira Energtica S.A., an EWG, for the 156 megawatt hydroelectric power generation facility under construction in Mato Grosso, Brazil.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings as of Dec. 31, 2002 are as follows:

                                                  Debt-Equity Ratio               Net Income (in thousands)
                                                  -----------------               -------------------------
NRGenerating Holdings (No. 21) B.V.                       -                                     -
Compania Boliviana de Energia Electrica S.A.-          0.53                                $5,130
Bolivian Power Company Ltd.
Itiquira Energtica S.A.                                0.23                                  (381)

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

14.      (a)      Scudder Latin American Power I and Scudder Latin American
Power II are private equity funds in which NRG owns a 25 percent interest and
4.45860 percent interest, respectively, through NRG Caymans-C and NRG Caymans-P which are 100 percent owned by NRGenerating Holdings GmbH. These funds invest in power generation projects in Latin America. All of the power generation projects in which these funds have invested are, or are expected to become, EWGs or FUCOs.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NRGenerating Holdings GmbH as of Dec. 31, 2002 are as follows:

                                Debt-Equity Ratio              Net Income (in thousands)
                                -----------------              -------------------------
NRG Caymans-C                          -                                    (1)
NRG Caymans-P                          -                                 1,043

         (d) A description of the service, sales or construction contracts between NRGenerating Holdings and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

                  NONE.

15.      (a)      Energy Investors Fund, L.P., in which NRG owns a 3.10
percent limited partnership interest through Energy National, Inc. (an indirect wholly-owned subsidiary of NRG), invests in power generation projects within the United States which are either EWGs or QFs.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Energy Investors Fund LP as of Dec. 31, 2002 are as follows:

                                                  Debt-Equity Ratio            Net Income (in thousands)
                                                  -----------------            -------------------------
Energy Investors Fund, L.P.                               -                              $111

         (d) A description of the service, sales or construction contracts between Energy Investors Fund LP and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

                  NONE

16.      (a)      Project Finance Fund III, L.P., in which NRG owns a 6.87
percent interest through Pacific Generation Holdings Company (an indirect wholly-owned subsidiary of NRG), invests in power generation projects within and outside of the United States which are either EWGs or QFs.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Project Finance Fund III, LP as of Dec. 31, 2002 are as follows:

                                                 Debt-Equity Ratio             Net Income (in thousands)
                                                 -----------------             -------------------------
Project Finance Fund III, L.P.                            -                              $441

         (d) A description of the service, sales or construction contracts between Project Finance Fund III, LP and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

                  NONE

17.      (a)      NRGenerating Luxembourg (No. 1) S.a.r.l., which is 100
percent owned by NRGIBV, owns 100 percent of NRGenerating Holdings (No. 2) GmbH, which owns 100 percent of Flinders Labuan (No. 1); 100 percent Flinders Labuan (No. 2); and 50 percent Flinders Power Partnership. The remaining 50 percent of Flinders Power Partnership is owned 25 percent by Flinders Labuan (No. 1) and 25 percent by Flinders Labuan (No. 2). Flinders Power Partnership owns 100 percent of Flinders Coal Pty Ltd., a 190 megawatt Osborne Power Station in South Australia and 100 percent of Flinders Osborne Trading Pty Ltd., a trading entity for gas supply to, and electricity take from, the 190 megawatt Osborne Power Station in South Australia which are both FUCOs.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of these EWG/FUCOs as of Dec. 31, 2002 are as follows:

                                                        Debt-Equity Ratio         Net Income (in thousands)
                                                        -----------------         -------------------------
Flinders Power Partnership                                     4.5                       ($10,545)
Flinders Coal Pty Ltd.                                           -                              -
Flinders Osborne Trading Pty Ltd.                                -                            (91)
NRG Flinders Operating Services Pty Ltd.                         -                            470

         (d) A description of the service, sales or construction contracts between these EWG/FUCOs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

18.      (a)      NRG International II Inc. which is owned 100 percent by
NRG, owns 50 percent of European Generating S.a.r.l., which owns 100 percent of Rybnik Power B.V., a FUCO which was formed as a holding company for a 1,760 megawatt power station in Poland which is currently inactive.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NRG International II as of Dec. 31, 2002 are as follows:

                                   Debt-Equity Ratio         Net Income
                                   -----------------         ----------
Rybnik Power B.V.                         -                       -

         (d) A description of the service, sales or construction contracts between NRG International II and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

19.      (a)      NEO Corporation, which is owned 100 percent by NRG owns
100 percent of NEO Calif. Power LLC, an EWG, which is an owner and operator of distributed generation facilities in California.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NEO California Power as of Dec. 31, 2002 are as follows:

                                       Debt-Equity Ratio                Net Income (in thousands)
                                       -----------------                -------------------------
NEO California Power                           -                                 $12,619

         (d) A description of the service, sales or construction contracts between NEO California and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

20.      (a)      Brazos Valley Energy LP, in which NRG owns a 100 percent
interest through two wholly owned limited liability companies 99 percent by NRG Brazos Valley LP LLC and 1 percent by NRG Brazos Valley GP LLC which in turn owns 100 percent of NRG Brazos Valley Technology LP LLC. NRG Brazos Valley Technology LP LLC owns 99 percent and Brazos Valley Energy LP owns 1 percent of Brazos Valley Technology LP, an EWG, which is developing a 633 megawatt project in Houston, Tex.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Brazos Valley Energy LP as of Dec. 31, 2002 are as follows:

                                         Debt-Equity Ratio       Net Income (in thousands)
                                         -----------------       -------------------------
Brazos Valley Energy LP                Not meaningful (100                ($131)
                                       percent debt financed)

         (d) A description of the service, sales or construction contracts between Brazos Valley Energy LP and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

21.      (a)      NRG Rockford Acquisition, wholly owned by NRG, holds a 100 percent interest in NRG Bourbonnais Equipment LLC, NRG Bourbonnais LLC, NRG Equipment Company LLC, NRG Rockford II Equipment LLC, an EWG and NRG Rockford II LLC an EWG. NRG Rockford Acquisition also owns a 1 percent interest in NRG Ilion Limited Partnership, and NRG Ilion LP LLC, a wholly owned company of NRG, owns the remaining 99 percent. NRG Ilion Limited Partnership, an EWG, owns 100 percent of NRG Rockford LLC and NRG Rockford Equipment LLC, an EWG, for projects in Illinois with a total of 513 megawatts.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of these EWGs as of Dec. 31, 2002 are as follows:

                                                         Debt-Equity Ratio       Net Income (in thousands)
                                                         -----------------       -------------------------
NRG Rockford II LLC                                            5.60                      ($8,702)
NRG Ilion Limited Partnership                                     -                       16,759
NRG Rockford Equipment II LLC                                     -                            -
NRG Rockford Equipment LLC                                        -                            -

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

22.      (a)      NRG Granite Acquisition LLC, a wholly owned NRG company,
owns 21 percent interest in Granite Power Partners II LP and NRG owns 79 percent limited partnership interest in the same. Granite Power Partners II LP owns 100 percent of the following: (1) LSP Hardee Energy, LLC; (2) LSP Pike Energy LLC, a 1,192 megawatt project under construction in Holmesville, Miss. And (3) LSP Nelson Energy, LLC, an EWG, a 1,168 megawatt project located in Nelson Township, Illinois. Granite II Holdings LLC is a wholly owned company of Granite Power Partners II LP, which owns 100 percent of LSP Denver City, Inc. and GPP Investors, LLC. LSP Denver City Inc. in turn owns a .5 percent interest and GPP Investors I LLC owns a 49.5 percent interest in Denver City Energy Associates, L.P. an EWG for a 487 megawatt project located in Denver City, Tex. Granite II Holding LLC also owns 100 percent interest of the following (1) LSP

Kendall Energy LLC, an EWG for a 1,168 megawatt project located in Minooka, Ill;
(2) LSP Equipment LLC; (3) LSP Batesville Holding LLC which in turn owns 100 percent interest in LSP Batesville Funding Corporation and LSP Energy Inc. LSP Batesville Holding LLC owns 99 percent limited partnership and LSP Energy, Inc. a 1 percent general partner interest in LSP Energy Limited Partnership, an EWG for a 837 megawatt project located in Batesville, Miss., which owns a 100 percent ownership interest in NRG Batesville LLC.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of these EWGs as of Dec. 31, 2002 are as follows:

                                         Debt-Equity Ratio                Net Income (in thousands)
                                         -----------------                -------------------------
LSP Nelson Energy, LLC                         1.88                              ($601,283)
Denver City Energy Associates, L.P.               -                                      9
LSP Kendall Energy LLC                            -                                (59,153)
LSP Energy LP (Batesville project)             7.64                                 (6,499)

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

23.      (a)      NRGenerating Luxembourg (No. 1) S.a.r.l. a wholly owned
company of NRG owns 100 percent interest in Eastern Generation Services (India) Private Limited and WEB Energy Ltd. WEB Energy Ltd. Owns a 30 percent ownership interest in Lanco Kondapalli Power Pvt Ltd. A FUCO, for a 355 megawatt project in Andhra Pradesh, India.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Lanco Kondapalli as of Dec. 31, 2002 are as follows:

                                             Debt-Equity Ratio         Net Income (in thousands)
                                             -----------------         -------------------------
Lanco Kondapalli Power Pvt Ltd.                Not Available                    $(7,046)

         (d) A description of the service, sales or construction contracts between Lanco Kondapalli and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

24.      (a)      NRGenerating Holdings (No. 19) B.V. a wholly owned company of NRG owns 100 percent interest in NRG Taiwan Holding Company Ltd. Which in turn owns a 60 percent interest in Hsin Yu Energy Development Co. Ltd, a FUCO, for a 170 megawatt project in Taiwan.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Hsin Yu Energy Development Ltd as of Dec. 31, 2002 are as follows:

                                       Debt-Equity Ratio                Net Income (in thousands)
                                       -----------------                -------------------------
Hsin Yu Energy Development Co. Ltd.            -                                ($105,465)

         (d) A description of the service, sales or construction contracts between Hsin Yu Energy Development Ltd and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

25.      (a)      NRGenerating Luxembourg (No. 1) S.a.r.l. a wholly owned
company of NRG owns a 99.64 percent ownership interest in Empresa de Generacion Electrica Cahua S.A., an EWG for a 45 megawatt project in Peru. NRGenerating Luxembourg (No. 1) S.a.r.l. also owns a 25 percent interest and NRGenerating Luxembourg (No. 2) S.a.r.l. owns a 75 percent interest in Energia Pacasmayo S.A. an EWG for several projects in Peru.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of these EWGs as of Dec. 31, 2002 are as follows:

                                            Debt-Equity Ratio               Net Income (in thousands)
                                            -----------------               -------------------------
Empresa de Generacion Electrica Cahua S.A.        1.09                              $1,148
Energia Pacasmayo S.A.                            1.41                               1,629

         (d) A description of the service, sales or construction contracts between these EWGs and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

26.      (a)      NRG Audrain Holding LLC is a wholly owned company of NRG
which owns 100 percent of NRG Audrain Bondco LLC which owns 100 percent of NRG Audrain Generating LLC, an EWG, for a 640 megawatt project in Audrain County, Missouri.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of NRG Audrain Generating as of Dec. 31, 2002 are as follows:

                                                 Debt-Equity Ratio         Net Income (in thousands)
                                                 -----------------         -------------------------
NRG Audrain Generating LLC (formerly Duke   Not meaningful (100 percent           ($119,211)
Energy Audrain, LLC)                        financed)

         (d) A description of the service, sales or construction contracts between NRG Audrain Generating and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

27.      (a)      Chickahominy River Energy Co. (Chickahominy), in which NRG owns a 100 percent interest through its wholly-owned subsidiary Commonwealth Atlantic Power LLC (which owns 100 percent of Hanover Energy Company, which in turn owns 100 percent of Chickahominy), owns a 50 percent interest in Commonwealth Atlantic Limited Partnership, an EWG that owns a 375 megawatt gas-fired facility in Chesapeake, Virginia.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Commonwealth Atlantic Power LLC as of Dec. 31, 2002 are as follows:

                                                Debt-Equity Ratio                Net Income (in thousands)
                                                -----------------                -------------------------
Commonwealth Atlantic Power LLC                         -                                  $834

         (d) A description of the service, sales or construction contracts between Commonwealth Atlantic Power and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

         28. (a) NRG International III Inc. a wholly owned company of NRG, owns 100 percent of NRG International Holdings (No. 2) GmbH which owns a 50 percent interest in TermoRio S.A., an EWG, for a 1040 megawatt project under construction in Rio de Janeiro, Brazil.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of TermoRio as of Dec. 31, 2002 are as follows

                                            Debt-Equity Ratio                 Net Income (in thousands)
                                            -----------------                 -------------------------
NRG International Holdings (No. 2) GmbH             -                                   N/A
TermoRio S.A.                                       -                                   N/A

         (d) A description of the service, sales or construction contracts between TermoRio and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

29.      (a)      NRG Telogia Power LLC, a wholly owned company of NRG, owns
67 percent of Telogia Power Inc. which owns 100 percent of Timber Energy Resource Inc. which is a QF and an EWG for a project located in Telogia, Fla. Totaling 13.8 megawatts.

         (b)      See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of Timber Energy Resources as of Dec. 31, 2002 are as follows:

                                             Debt-Equity Ratio                 Net Income (in thousands)
                                             -----------------                 -------------------------
Timber Energy Resource Inc.                         -                                   ($3,783)

         (d) A description of the service, sales or construction contracts between Timber Energy Resources and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

30. (a) NRG Thermal LLC, a wholly owned company of NRG, owns 100 percent of NRG Energy Center Dover LLC and NRG Energy Center Paxton, Inc. both of which are Rule 58(b)(1)(vi) and EWGs for thermal projects in the US.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of these EWG's as of Dec. 31, 2002 are as follows:

                                          Debt-Equity Ratio             Net Income (in thousands)
                                          -----------------             -------------------------
NRG Energy Center Dover LLC                       -                             $   2,983
NRG Energy Center Paxton, Inc.                    -                                    71

         (d) A description of the service, sales or construction contracts between NRG Energy Center Dover LLC, NRG Energy Center Paxton, Inc. and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

31. (a) NRG McClain LLC, in which NRG owns a 100 percent interest, is an EWG that owns a 77 percent undivided interest in the 400 megawatt McClain facility in Newcastle, Oklahoma.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of this EWG as of Dec. 31, 2002 are as follows:

                                 Debt-Equity Ratio                     Net Income (in thousands)
                                 -----------------                     -------------------------
McClain facility                       1.57                                     ($23,950)

         (d) A description of the service, sales or construction contracts between NRG McClain LLC and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

32. (a) NEO California Power LLC, in which NRG owns a 100 percent interest through its wholly-owned subsidiary NEO Corporation, is an EWG that owns two 45 megawatt facilities in Red Bluff, California and Chowchilla, California.

         (b) See Footnote 1.

         (c) The ratio of debt to common equity and the earnings of these EWG's as of Dec. 31, 2002 are as follows:

                                       Debt-Equity Ratio          Net Income (in thousands)
                                       -----------------          -------------------------
Red Bluff facility                     No debt                            $ 5,414
Chowchilla facility                    No debt                             11,439

         (d) A description of the service, sales or construction contracts between the Red Bluff facility and the Chowchilla facility and an Xcel Energy company, and the fees or revenues under such contracts, is as follows:

NRG Energy has numerous service agreements that exist between its wholly owned subsidiaries and affiliates. A comprehensive listing of such agreements is not readily available. These contracts generally fall into three types of agreements, a power sales and agency agreement, an operation and maintenance agreement and a corporate services agreement. These agreements are generally long term in nature and provide for all services necessary for the marketing, operational, maintenance and administrative needs of such entities. The amounts and details surrounding each contract is not readily available and would be unduly burdensome to produce.

INTEREST OF XCEL ENERGY INTERNATIONAL, INC. IN EWGS:

33. (a) Xcel Energy International, Inc. ("Xcel Intl") was formed to hold certain foreign investments. Specifically, it owns a 100 percent interest in Xcel Energy Argentina, a U.S. company that is in the business of developing, owning, and operating foreign generating plants. In addition, Xcel Energy Argentina owns interests in two EWGs, namely Central Piedra Buena & Central S.A. Libertador (CPB) and Corporacion Independiente de Energia S.A. (CIESA). It also owns a 100 percent interest in Independent Power International Ltd., a holding company for Independent Power UK Ltd.

         (b) The total amount invested by Xcel Energy in Xcel Energy Argentina was approximately $120.7 million and the total amount invested by Xcel Energy in Independent Power International Ltd was approximately $5.7 million.

         (c) The ratio of debt to common equity and the earnings of Xcel Energy Argentina as of Dec. 31, 2002 was:

                                                    Debt-Equity Ratio         Net Income (in millions)
                                                    -----------------         ------------------------
Xcel Energy Argentina                                       -                           $(9.5)
Independent Power International                             -                           $(2.7)

         (d)      There were no service contracts

INTEREST OF QUIXX IN AN EWG:

34. (a) Quixx Mustang Station, Inc., a wholly-owned subsidiary of Quixx, was created to hold Quixx's 0.5 percent, general partnership interest in Denver City Energy Associates, L.P., a partnership which owns a 50 percent interest in Mustang Station, a 488 megawatt combined cycle generating facility. Quixx also holds a 49.5 percent limited partnership interest in Denver City Energy Associates, L.P., through Quixx Resources, Inc. a wholly-owned subsidiary of Quixx.

         (b) The total amount invested by Xcel Energy in Quixx Mustang Station Inc. was approximately $7.5 million.

         (c) The ratio of debt to common equity and the earnings of Quixx Mustang Station, Inc. as of Dec. 31, 2002 are as follows:

                            Debt-Equity Ratio:     -
                            Net Income:  $3.4 million

         (d)      Detail of service contracts is not available.

PART II

The relationship of each EWG and FUCO to other system companies is shown in Item 1.

PART III

Xcel Energy's aggregate investment in EWGs and foreign utility companies at December 31, 2002 was $2,366.5 million. The ratio of aggregate investment in EWGs and foreign utility companies to the aggregate capital investment in domestic public utility subsidiary companies was 46 percent.

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

XCEL ENERGY INC. AND SUBSIDIARIES
DECEMBER 31, 2002

CONSOLIDATING BALANCE SHEET
(THOUSANDS OF DOLLARS)

                                                 XCEL ENERGY           NSP-         NSP-
                                                    INC.            MINNESOTA     WISCONSIN         PSCO           SPS
                                                 CONSOLIDATED     CONSOLIDATED   CONSOLIDATED   CONSOLIDATED   CONSOLIDATED
ASSETS
Current Assets                                   $  3,737,168     $    902,904    $   101,201   $    614,790   $    226,997
Net Property, Plant and Equipment                $ 18,815,794     $  3,719,947    $   815,619   $  5,024,067   $  1,803,538
Total Other Assets                               $  4,704,880     $  1,188,174    $   104,063   $    286,069   $    234,809

                                                 ------------     ------------   ------------   ------------   ------------
Total Assets                                     $ 27,257,842     $  5,811,025    $ 1,020,883   $  5,924,926   $  2,265,344
                                                 ------------     ------------   ------------   ------------   ------------
LIABILITIES AND EQUITY
Current Liabilities                              $ 12,348,836     $    842,029    $   109,770   $    974,536   $    175,987
Deferred Credits and Other Liabilities           $  3,059,692     $  1,398,030    $   219,267   $    995,800   $    434,985
Minority Interest                                $     34,762     $          -    $         -   $          -   $          -

CAPITALIZATION
Long-Term Debt                                   $  6,550,248     $  1,569,938    $   273,108   $  1,782,128   $    725,662
Mandatorily Redeemable Preferred Securities      $    494,000     $    200,000    $         -   $    194,000   $    100,000
Preferred Stock                                  $    105,320     $          -    $         -   $          -   $          -
Common Stockholders' Equity                      $  4,664,984     $  1,801,028    $   418,738   $  1,978,462   $    828,710

                                                 ------------     ------------   ------------   ------------   ------------
Total Liabilities and Equity                     $ 27,257,842     $  5,811,025    $ 1,020,883   $  5,924,926   $  2,265,344
                                                 ------------     ------------   ------------   ------------   ------------

                                                                    OTHER AND
                                                                   ELIMINATIONS
                                                     NRG             (FILED
                                                 CONSOLIDATED     CONFIDENTIALLY)
ASSETS
Current Assets                                   $  1,486,244     $       405,032
Net Property, Plant and Equipment                $  6,797,922     $       654,701
Total Other Assets                               $  2,599,522     $       292,243

                                                 ------------     ---------------
Total Assets                                     $ 10,883,688     $     1,351,976
                                                 ------------     ---------------
LIABILITIES AND EQUITY
Current Liabilities                              $  9,796,835     $       449,679
Deferred Credits and Other Liabilities           $    560,581     $      (548,971)
Minority Interest                                $     29,841     $         4,921

CAPITALIZATION
Long-Term Debt                                   $  1,192,630     $     1,006,782
Mandatorily Redeemable Preferred Securities      $          -     $             -
Preferred Stock                                  $          -     $       105,320
Common Stockholders' Equity                      $   (696,199)    $       334,245

                                                 ------------     ---------------
Total Liabilities and Equity                     $ 10,883,688     $     1,351,976
                                                 ------------     ---------------

XCEL ENERGY INC. AND SUBSIDIARIES
YEAR ENDED DECEMBER 31, 2002

CONSOLIDATING STATEMENT OF OPERATIONS
(THOUSANDS OF DOLLARS)

                                                       XCEL ENERGY        NSP-            NSP-
                                                           INC.        MINNESOTA       WISCONSIN          PSCO
                                                      CONSOLIDATED   CONSOLIDATED     CONSOLIDATED    CONSOLIDATED
OPERATING REVENUES                                $      9,524,372   $   2,883,119    $     561,641   $  2,651,913

OPERATING EXPENSES                                $     10,956,705   $   2,485,135    $     448,143   $  2,111,675

Operating Income                                  $     (1,432,333)  $     397,984    $     113,498   $    540,238

Less: Minority Interest                           $        (17,071)  $           -    $           -   $          -
Other Income (Expense)                            $         43,987   $      25,069    $         917   $     (4,641)
                                                  ----------------   -------------     ------------   ------------
   Total Other Income (Expense)                   $         61,058   $      25,069    $         917   $     (4,641)
                                                  ----------------   -------------     ------------   ------------

Interest on Long-Term Debt                        $        879,736   $      98,940    $      23,117   $    127,487
Distribution on Redeemable Preferred Securities   $         38,344   $      15,750    $           -   $     14,744
                                                  ----------------   -------------     ------------   ------------
   Total Interest Charges and Financing Costs     $        918,080   $     114,690    $      23,117   $    142,231
                                                  ----------------   -------------     ------------   ------------

Discontinued Operations                           $       (556,621)  $           -    $           -   $          -

Extraordinary Items                               $              -   $           -    $           -   $          -

Income Taxes                                      $       (627,985)  $     108,141    $      36,925   $    128,686

                                                  ----------------   -------------     ------------   ------------
Net Income (Loss)                                 $     (2,217,991)  $     200,222    $      54,373   $    264,680
                                                  ----------------   -------------     ------------   ------------

Dividend Requirements and Redemption Premiums
 on Preferred Stock                               $          4,241   $           -    $           -   $          -
                                                  ----------------   -------------     ------------   ------------
Earnings Available for Common Shareholders        $     (2,222,232)  $     200,222    $      54,373   $    264,680
                                                  ----------------   -------------     ------------   ------------

                                                                                      OTHER AND
                                                                                    ELIMINATIONS
                                                      SPS              NRG             (FILED
                                                  CONSOLIDATED    CONSOLIDATED     CONFIDENTIALLY)
OPERATING REVENUES                                $  1,025,178   $    2,281,149    $       121,372

OPERATING EXPENSES                                $    860,060   $    4,869,165    $       182,527

Operating Income                                  $    165,118   $   (2,588,016)   $       (61,155)

Less: Minority Interest                           $          -   $       (4,759)   $       (12,312)
Other Income (Expense)                            $      6,025   $        4,170    $        12,447
                                                  ------------   --------------    ---------------
   Total Other Income (Expense)                   $      6,025   $        8,929    $        24,759
                                                  ------------   --------------    ---------------

Interest on Long-Term Debt                        $     46,048   $      493,956    $        90,188
Distribution on Redeemable Preferred Securities   $      7,850   $            -    $             -
                                                  ------------   --------------    ---------------
   Total Interest Charges and Financing Costs     $     53,898   $      493,956    $        90,188
                                                  ------------   --------------    ---------------

Discontinued Operations                           $          -   $     (556,621)   $             -

Extraordinary Items                               $          -   $            -    $             -

Income Taxes                                      $     43,363   $     (165,382)   $      (779,718)

                                                  ------------   --------------    ---------------
Net Income (Loss)                                 $     73,882   $   (3,464,282)   $       653,134
                                                  ------------   --------------    ---------------

Dividend Requirements and Redemption Premiums     $          -                -    $         4,241
 on Preferred Stock
                                                  ------------   --------------    ---------------
Earnings Available for Common Shareholders        $     73,882   $   (3,464,282)   $       648,893
                                                  ------------   --------------    ---------------

XCEL ENERGY INC. AND SUBSIDIARIES
YEAR ENDED DECEMBER 31, 2002

CONSOLIDATING STATEMENT OF CASH FLOWS
(THOUSANDS OF DOLLARS)

                                                      XCEL ENERGY            NSP-             NSP-
                                                          INC.           MINNESOTA         WISCONSIN
                                                     CONSOLIDATED       CONSOLIDATED     CONSOLIDATED
TOTAL OPERATING                                    $      1,715,111    $      651,087    $     108,963

TOTAL INVESTING                                    $     (2,717,774)   $     (452,983)   $     (37,533)

TOTAL FINANCING                                    $      1,580,087    $       95,065    $     (71,362)

Effect of Exchange Rate Changes on Cash            $          6,448    $            -    $           -
Change in Cash - Discontinued Operations           $         56,096    $            -    $           -
                                                   ----------------    --------------    -------------

CHANGE IN CASH                                     $        639,968    $      293,169    $          68

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                $        261,305    $       17,169    $          30

CASH AND CASH EQUIVALENTS AT                       ----------------    --------------    -------------
  END OF YEAR                                      $        901,273    $      310,338    $          98
                                                   ----------------    --------------    -------------

                                                                                                      OTHER AND
                                                                                                     ELIMINATIONS
                                                        PSCO            SPS            NRG             (FILED
                                                    CONSOLIDATED    CONSOLIDATED   CONSOLIDATED    CONFIDENTIALLY)
TOTAL OPERATING                                    $      513,246   $    137,533   $    430,043    $     (125,761)

TOTAL INVESTING                                    $     (428,085)  $    (54,760)  $ (1,681,467)   $      (62,946)

TOTAL FINANCING                                    $      (81,903)  $    (87,572)  $  1,449,330    $      276,529

Effect of Exchange Rate Changes on Cash            $            -   $          -   $     24,950    $      (18,502)
Change in Cash - Discontinued Operations           $            -   $          -   $     56,097    $           (1)
                                                   --------------   ------------   ------------    --------------

CHANGE IN CASH                                     $        3,258   $     (4,799)  $    278,953    $       69,319

CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR                                $       22,666   $     65,499   $    106,102    $       49,839

CASH AND CASH EQUIVALENTS AT                       --------------   ------------   ------------    --------------
  END OF YEAR                                      $       25,924   $     60,700   $    385,055    $      119,158
                                                   --------------   ------------   ------------    --------------

XCEL ENERGY INC. AND SUBSIDIARIES
FOR THE YEAR ENDED DECEMBER 31, 2002

CONSOLIDATING STATEMENT OF RETAINED EARNINGS
(THOUSANDS OF DOLLARS)

                                                                     XCEL ENERGY        NSP-           NSP-
                                                                         INC.       MINNESOTA       WISCONSIN           PSCO
                                                                    CONSOLIDATED   CONSOLIDATED    CONSOLIDATED     CONSOLIDATED
Retained Earnings at Beginning of Year                                 2,558,403        990,435         256,475          404,347
Net Income (Loss) Available for Common Shareholders                   (2,217,991)       200,222          54,373          264,680
Common Stock Dividends                                                  (437,113)      (203,499)        (48,391)        (238,030)
Preferred Stock Dividends                                                 (4,241)
                                                                    ------------   ------------    ------------     ------------
Retained Earnings at End of Year                                        (100,942)       987,158         262,457          430,997
                                                                    ------------   ------------    ------------     ------------

                                                                                                 OTHER AND
                                                                                               ELIMINATIONS
                                                                    SPS            NRG            (FILED
                                                               CONSOLIDATED   CONSOLIDATED    CONFIDENTIALLY)
Retained Earnings at Beginning of Year                              444,917        635,349          (173,120)
Net Income (Loss) Available for Common Shareholders                  73,882     (3,464,282)          653,134
Common Stock Dividends                                              (96,823)                         149,630
Preferred Stock Dividends                                                                             (4,241)
                                                               ------------   ------------    --------------
Retained Earnings at End of Year                                    421,976     (2,828,933)          625,403
                                                               ------------   ------------    --------------

EXHIBITS

Copies of the documents listed below which are identified with an asterisk (*) have heretofore been filed with the SEC and are incorporated herein by reference and a part hereof. Exhibits not so identified are filed herewith, unless otherwise stated.

EXHIBIT A*

Annual reports of Xcel Energy (File No. 1-3034), NSP-Minnesota (File No. 0-31709), NSP-Wisconsin (File No. 1-3140), PSCo (File No. 1-3280), SPS (File No. 1-3789), and NRG Energy, Inc. (File No. 000-25569) are incorporated herein by reference to their Annual Reports on Form 10-K for the year ended December 31, 2002.

EXHIBIT B

                                   Xcel Energy
B-1.1* Agreement and Plan of Merger, dated as of March 24, 1999, by and between Northern States Power Co. and New Century Energies, Inc. (Filed as Exhibit 2.1 to the Report on Form 8-K (File No. 1-12907) of New Century Energies, Inc. dated March 24, 1999.)

B-1.2*   Articles of Incorporation and Amendments of the Company (Filed as
         Exhibit 4.01 to the Report on Form 8-K (File No. 1-1034) filed on August 21, 2000.)

B-1.3* By-Laws of the Company (Filed as Exhibit 4.3 to the Company's Registration Statement on Form S-8 (File No. 333-48590) filed on October 25, 2000.)

                               NSP-Minnesota
B-2.1*   Articles of Incorporation and Amendments of the Company.

B-2.2*   By-Laws of the Company.

                                 NSP-Wisconsin
B-3.1*   Restated Articles of Incorporation as of December 23, 1987 (Filed as
         Exhibit 3.01 to the Report on Form 10-K (File No. 1-3140) for the year 1987.)

B-3.2*   Copy of the By-Laws as amended February 2, 2000.

                                    PSCo
B-4.1* Amended and Restated Articles of Incorporation dated July 10, 1998 (Filed as Exhibit 3(a)1 to the Report on Form 10-K (File No. 1-3280) for the year ended December 31, 1998.)

B-4.2* By-Laws dated November 20, 1997 (Filed as Exhibit 3(b)1 to the Report on Form 10-K (File No. 1-3280) for the year ended December 31, 1997.)

                                      SPS
B-5.1* Amernded and Restated Articles of Incorporation dated September 30, 1997 (Filed as Exhibit 3(a)2 to the Report on Form 10-K (File No. 1-3789) for the year ended December 31, 1997.)

B-5.2* By-Laws dated September 29, 1997 (Filed as Exhibit 3(b)2 to the Report on Form 10-K (File No. 1-3789) for the year ended December 31, 1997.)

                                  Other Subsidiaries
B-6.1* Articles of Incorporation and By-Laws for other subsidiary companies (Filed as Exhibit D on Form U-5-S (File No. 001-03034) for the year ended December 31, 2001.)

B-6.2*                       Certificate of Incorporation and Bylaws of Xcel Energy Argentina, Inc
B-6.3*                       Organizational documents of IPC
B-6.4*                       Organizational documents of Hidroelectrica Ameghino
B-6.5*                       Organizational documents of Hidroelectrica del Sur and Energia del Sur
B-6.6*                       Organizational documents of Electrica del Sur
B-6.7*                       Organizational documents of CIESA
B-6.8*                       Organizational documents of CPB
B-6.9*                       Certificate of Incorporation and Bylaws for EMI Performance Contracting
B-6.10*                      Organizational documents of Berrians I Gas Turbine Power
B-6.11*                      Organizational documents of Big Cajun II Unit 4
B-6.12*                      Organizational documents of Brazos Valley Energy
B-6.13*                      Organizational documents of Brazos Valley Technology
B-6.14*                      Organizational documents of Cementos Norte Pacasmayo Energia
B-6.15*                      Organizational documents of Commonwealth Atlantic Power
B-6.16*                      Organizational documents of Csepel Luxembourg (No. 1)
B-6.17*                      Organizational documents of Csepeli Aramtermelo
B-6.18*                      Organizational documents of Csepeli Eromu
B-6.19*                      Organizational documents of Denver City Energy Associates
B-6.20*                      Organizational documents of Eastern Sierra Energy Co.
B-6.21*                      Organizational documents of Empressa de Generacion Electrica Cahua SA
B-6.22*                      Organizational documents of Entrade
B-6.23*                      Organizational documents of GPP Investors I
B-6.24*                      Organizational documents of Granite II Holding
B-6.25*                      Organizational documents of Granite Power Partners II
B-6.26*                      Organizational documents of James River Power LLC
B-6.27*                      Organizational documents of Lanco Kondapalli
B-6.28*                      Organizational documents of LSP Power Management
B-6.29*                      Organizational documents of LSP Batesville Funding Corp.
B-6.30*                      Organizational documents of LSP Batesville Holding
B-6.31*                      Organizational documents of LSP Energy Limited Partnership
B-6.32*                      Organizational documents of LSP Energy Inc.
B-6.33*                      Organizational documents of LSP Equipment LLC
B-6.34*                      Organizational documents of LSP-Denver City Inc.
B-6.35*                      Organizational documents of LSP-Hardee Energy LLC
B-6.36*                      Organizational documents of LSP-Kendall Energy LLC
B-6.37*                      Organizational documents of LSP-Nelson Energy LLC
B-6.38*                      Organizational documents of LSP-Pike Energy LLC
B-6.39*                      Organizational documents of MN San Bernardino Gasco II LLC
B-6.40*                      Organizational documents of Montauk-NEO Gasco II LLC
B-6.41*                      Organizational documents of NEO Fresh Kills LLC
B-6.42*                      Organizational documents of NEO-Montauk Genco LLC
B-6.43*                      Organizational documents of NEO-Montauk Genco Management LLC
B-6.44*                      Organizational documents of NRG Asia Corporate Services Pte Ltd
B-6.45*                      Organizational documents of NRG Audrain Generating LLC
B-6.46*                      Organizational documents of NRG Audrain Holding LLC
B-6.47*                      Organizational documents of NRG Batesville LLC
B-6.48*                      Organizational documents of NRG Bayou Cove LLC
B-6.49*                      Organizational documents of NRG Bourbonnais Equipment LLC
B-6.50*                      Organizational documents of NRG Bourbonnais LLC
B-6.51*                      Organizational documents of NRG Brazos Valley GP LLC
B-6.52*                      Organizational documents of NRG Brazos Valley LP
B-6.53*                      Organizational documents of NRG Brazos Valley Technology LP LLC
B-6.54*                      Organizational documents of NRG Capital LLC
B-6.55*                      Organizational documents of NRG Energy Center Round Mountain LLC
B-6.56*                      Organizational documents of NRG Energy Center Smyrna LLC
B-6.57*                      Organizational documents of NRG Energy Insurance Ltd
B-6.58*                      Organizational documents of NRG do Brasil Ltda
B-6.59*                      Organizational documents of NRG Finance Co. I LLC
B-6.60*                      Organizational documents of NRG Gila Bend Holdings Inc.
B-6.61*                      Organizational documents of NRG Ilion Limited Partnership

B-6.62*                      Organizational documents of NRG Ilion LP LLC
B-6.63*                      Organizational documents of NRG International Acquisition Partnership
B-6.64*                      Organizational documents of NRG International Holdings (No. 2) GmbH
B-6.65*                      Organizational documents of NRG International Holdings GmbH
B-6.66*                      Organizational documents of NRG McClain LLC
B-6.67*                      Organizational documents of NRG MidAtlantic Affiliate Services Inc.
B-6.68*                      Organizational documents of NRG Newberry Generation LLC
B-6.69*                      Organizational documents of NRG North Central Operations Inc.
B-6.70*                      Organizational documents of NRG Northern Ohio Generating LLC
B-6.71*                      Organizational documents of NRG Pacific Corporate Services Pty Ltd
B-6.72*                      Organizational documents of NRG Rockford Acquisition LLC
B-6.73*                      Organizational documents of NRG Rockford Equipment II LLC
B-6.74*                      Organizational documents of NRG Rockford Equipment LLC
B-6.75*                      Organizational documents of NRG Rockford II LLC
B-6.76*                      Organizational documents of NRG Rockford LLC
B-6.77*                      Organizational documents of NRG Saguaro Operations Inc.
B-6.78*                      Organizational documents of NRG South Central Affiliate Services Inc.
B-6.79*                      Organizational documents of NRG Taiwan Holding Co. Ltd
B-6.80*                      Organizational documents of NRG Pensions Ltd
B-6.81*                      Organizational documents of NRG Telogia Power LLC
B-6.82*                      Organizational documents of NRG Turbines LLC
B-6.83*                      Organizational documents of NRG Web Mauritius Ltd
B-6.84*                      Organizational documents of NRGenerating Holdings (No. 24) BV
B-6.85*                      Organizational documents of NRGenerating Holdings (No. 3) GmbH
B-6.86*                      Organizational documents of NRGenerating Holdings (No. 4) GmbH
B-6.87*                      Organizational documents of NRGenerating IV (Gibraltar)
B-6.88*                      Organizational documents of NRGenerating Luxembourg (No. 6) S.a.r.l.
B-6.89*                      Organizational documents of Saguaro Power LLC
B-6.90*                      Organizational documents of Telogia Power Inc.
B-6.91*                      Organizational documents of TermoRio SA
B-6.92*                      Organizational documents of Timber Energy Resources Inc.
B-6.93*                      Organizational documents of NRG South Central Operations Inc.
B-6.94*                      Organizational documents of NRG Equipment Co. LLC
B-6.95*                      Organizational documents of NRG Csepeli Energia Kft
B-6.96*                      Organizational documents of Xcel Energy Foundation
B-6.97*                      Organizational documents of NRG Andean Development Ltd.
B-6.98*                      Organizational documents of NRG Ohio Ash Disposal LLC
B-6.99*                      Organizational documents of NRG Lakeshore Generating LLC
B-7.1*                       Organizational documents of NRG Ashtabula Generating LLC
B-7.2*                       Organizational documents of NRG Power Options Inc.
B-7.3*                       Organizational documents of NRG Nelson Turbines LLC
B-7.4*                       Organizational documents of NM Colton Genco LLC
B-7.5*                       Organizational documents of NM Mid Valley Genco LLC
B-7.6*                       Organizational documents of NM San Timoteo Genco LLC
B-7.7*                       Organizational documents of NM Milliken Genco LLC
B-7.8*                       Organizational documents of NRG Woodland Operations LLC
B-7.9*                       Organizational documents of Entrade Poland Sp. z.o.o.
B-7.10*                      Organizational documents of NRG New Jersey Energy Sales LLC
B-7.11*                      Organizational documents of NRG Peaker Finance Company LLC
B-7.12*                      Organizational documents of NRG Eastlake Operations Inc.
B-7.13*                      Organizational documents of NRG Lakeshore Operations Inc.
B-7.14*                      Organizational documents of NRG Ashtabula Operations Inc.
B-7.15*                      Organizational documents of NRG Bay Shore Operations Inc.
B-7.16*                      Organizational documents of Capital II LLC
B-7.17*                      Organizational documents of Connecticut Equipment LLC
B-7.18*                      Organizational documents of Cobee Holdings LLC
B-7.19*                      Organizational documents of NRG International LLC

B-7.20*                       Organizational documents of NRG Thermal LLC
B-7.21*                       Organizational documents of Thermal Services LLC
B-7.22*                       Organizational documents of NRG West Coast LLC

EXHIBIT C*

Instruments defining the rights of security holders, including indentures, have been previously filed with the SEC and are identified in the exhibit index in the Form 10-K's for the year ended December 31, 2002.

EXHIBIT D*

Xcel Energy and subsidiary companies agreement for filing consolidated Federal income tax return and for allocation of consolidated Federal income tax return and for allocation of consolidated Federal income tax liabilities and benefits. (Filed as Exhibit D to the Form U-5-S (File No. 001-03034) for the year ended December 31, 2000.)

EXHIBIT E

None

EXHIBIT F

F-1.1*                       Financial information for NRG Energy, Inc. (File No. 0-25569) is incorporated herein by reference to its Annual Report on Form 10-K for the year ended Dec. 31, 2002.

F-1.2                        Consolidating balance sheets and statements of income and cash flows, to the extent available for subsidiaries other than those of NRG that are not considered a majority-owned associate company are filed confidentially pursuant to Rule 104(b) of the PUHCA.

F-1.2a                       Consolidating balance sheets and statements of income and cash flows, to the extent available for subsidiaries of NRG that are not considered a majority-owned associate company are filed confidentially pursuant to Rule 104(b) of the PUHCA.

EXHIBIT G

The relationship of each EWG in which the system holds an interest to other system companies is reflected in Item 1.

EXHIBIT H

Balance sheets and statements of income and cash flows, to the extent available, for EWGs and foreign utility companies are filed as part of Exhibits F-1.2 and F-1.2a, and are filed confidentially pursuant to Rule 104(b) of the PUHCA.

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

SIGNATURE

Each undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

                Xcel Energy Inc.

        ------------------------------
        (Name of Reporting Company)

By           /s/ David E. Ripka
        ------------------------------
         (Signature of Signing Officer)

         David E. Ripka, Vice President and Controller
        ---------------------------------------------------
          (Printed Name and Title of Signing Officer)

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